Exhibit 10.14

Execution Version

AMENDMENT NO. 3, dated as of February 25, 2020 (this “Amendment”), among (i) Ithacalux S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and governed under the laws of Luxembourg, having its registered office at 488 route de Longwy, L-1940 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés de Luxembourg) under the number B 196.262 (“Holdings”); (ii) Informatica LLC, a Delaware limited liability company (the “Borrower”); (iii) the Subsidiary Guarantors party hereto; (iv) Guernsey Holdco; (v) Bank of America, N.A. (“Bank of America”), as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender (the “Resigning Agent”); (vi) Nomura Corporate Funding Americas, LLC (“Nomura”), as successor Administrative Agent, Collateral Agent and Swingline Lender (the “Administrative Agent” or the “Successor Agent”); (vii) the person identified on the signature pages hereto as the “Initial Dollar 2020 Term Loan Lender”; (viii) the person identified on the signature pages hereto as the “Initial Euro 2020 Term Loan Lender”; (x) the person identified on the signature pages hereto as the “Incremental Dollar 2020 Term Loan Lender”; and (xi) the person identified on the signature pages hereto as the “Incremental Euro 2020 Term Loan Lender”. Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Amended Credit Agreement (as defined below).

WHEREAS, reference is hereby made to the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended by Amendment No. 1, dated as of January 18, 2018, as amended by Amendment No. 2, dated as of April 17, 2019, and as further amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and, as amended by this Amendment, the “Credit Agreement”), among the Borrower, Holdings, the other guarantors party thereto, the Administrative Agent and the lenders party thereto;

WHEREAS, Section 2.18 of the Existing Credit Agreement provides that the Borrower may obtain, pursuant to a Refinancing Amendment (as defined in the Existing Credit Agreement), Credit Agreement Refinancing Debt (as defined in the Existing Credit Agreement) in respect of all or any portion of any Tranche (as defined in the Existing Credit Agreement) of Term Loans (as defined in the Existing Credit Agreement) then outstanding under the Existing Credit Agreement;

WHEREAS, the Borrower has requested Credit Agreement Refinancing Debt in an aggregate amount sufficient to replace all of the outstanding Dollar Term B-1 Loans (as defined in the Existing Credit Agreement, the “Existing Dollar Term B-1 Loans”) and Euro Term B-1 Loans (as defined in the Existing Credit Agreement, the “Existing Euro Term B-1 Loans” and, together with the Existing Dollar Term B-1 Loans, the “Existing Term B-1 Loans”);

WHEREAS, the Initial Dollar 2020 Term Loan Lender has agreed to make Dollar 2020 Term Loans in an aggregate principal amount equal to $1,514,641,035.17 (the “Initial Dollar 2020 Term Loans”);

WHEREAS, the Initial Euro 2020 Term Loan Lender has agreed to make Euro 2020 Term Loans in an aggregate principal amount equal to €431,540,429.66 (the “Initial Euro 2020 Term Loans” and, together with the Initial Dollar 2020 Term Loans, the “Initial 2020 Term Loans”);

WHEREAS, effective as of the Refinancing Amendment Effective Time (as defined below), (i) the proceeds of the Initial Dollar 2020 Term Loans will be used by the Borrower to repay in full all Existing Dollar Term B-1 Loans then outstanding, (ii) the proceeds of the Initial Euro 2020 Term Loans will be used by the Borrower to repay in full all Existing Euro Term B-1 Loans then outstanding and (iii) all Existing Term B-1 Loans so prepaid shall thereafter be deemed to be no longer outstanding (the “Refinancing Amendment Transactions”);

WHEREAS, the Resigning Agent desires to resign as Administrative Agent, Collateral Agent and Swingline Lender under the Existing Credit Agreement effective as of the Agency Replacement Time (as defined below), and the Required Lenders desire to appoint Nomura as successor Administrative Agent, Collateral Agent and Swingline Lender under the Amended Credit Agreement and the other Loan Documents effective as of the Agency Replacement Time (the “Agency Replacement”);

WHEREAS, pursuant to Section 13.12 of the Credit Agreement, Holdings, the Borrower, the Initial Dollar 2020 Term Loan Lender and the Initial Euro 2020 Term Loan Lender may, and hereby express their desire to, amend the Existing Credit Agreement for certain additional purposes;

WHEREAS, pursuant to Section 2.15 of the Existing Credit Agreement, the Borrower has requested (i) $275,358,964.83 of additional term loans in Dollars having the same terms as the Initial Dollar 2020 Term Loans (the “Incremental Dollar 2020 Term Loans”) and (ii) €48,459,570.34 of additional term loans in Euros having the same terms as the Initial Euro 2020 Term Loans (the “Incremental Euro 2020 Term Loans” and, together with the Incremental Dollar 2020 Term Loans, the “Incremental 2020 Term Loans”, it being understood that the Initial Dollar 2020 Term Loans and the Incremental Dollar 2020 Term Loans are hereinafter referred to collectively as the “Dollar 2020 Term Loans”; the Initial Euro 2020 Term Loans and the Incremental Euro 2020 Term Loans are hereinafter referred to collectively as the “Euro 2020 Term Loans”; and the Dollar 2020 Term Loans and the Euro 2020 Term Loans are hereinafter referred to collectively as the “2020 Term Loans”);

WHEREAS, (i) the Incremental Dollar 2020 Term Loan Lender has agreed, upon the terms and subject to the conditions set forth herein, that it will make the Incremental Dollar 2020 Term Loans to the Borrower as of the Incremental Amendment Effective Time (as defined below) and (ii) the Incremental Euro 2020 Term Loan Lender has agreed, upon the terms and subject to the conditions set forth herein, that it will make the Incremental Euro 2020 Term Loans to the Borrower as of the Incremental Amendment Effective Time;

WHEREAS, in the opinion of the Administrative Agent and the Borrower, the amendments to the Credit Agreement set forth in Section 3(c) of this Amendment are necessary and appropriate to effect the provisions of Section 2.15 of the Credit Agreement;

WHEREAS, upon the date (such date, the “Amendment No. 3 Effective Date”) of the effectiveness of this Amendment (including, for the avoidance of doubt, the effectiveness of the Agency Replacement, the effectiveness of the Term Refinancing Amendment, the effectiveness of the Additional Amendments, the effectiveness of the Incremental Amendments and the establishment and funding of the Dollar 2020 Term Loans and the Euro 2020 Term Loans), the proceeds of the Initial 2020 Term Loans and the Incremental 2020 Term Loans, together with the proceeds of the Second Lien Facility, will be used (i) to finance the Refinancing Amendment Transactions, (ii) to redeem in full the aggregate principal amount of the Senior Notes outstanding on the Amendment No. 3 Effective Date and to discharge the indenture governing the Senior Notes, (iii) to pay fees and expenses in connection with the foregoing, and (iv) for other general corporate purposes (the “Amendment No. 3 Transactions”);

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Sequencing of the Effectiveness of the Amendments.

(a) The Term Refinancing Amendment shall become effective immediately prior to each of the Agency Replacement Time and the effectiveness of each of the Additional Amendments and the Incremental Amendments.

(b) The Agency Replacement shall become effective immediately following the effectiveness of the Term Refinancing Amendment, but immediately prior to the effectiveness of each of the Additional Amendments and the Incremental Amendments.

(c) The Additional Amendments shall become effective immediately following the Agency Replacement Time and the effectiveness of the Term Refinancing Amendment, but immediately prior to the effectiveness of the Incremental Amendments.

(d) The Incremental Amendments shall become effective immediately following the Agency Replacement Time and the effectiveness of each of the Term Refinancing Amendment and the Additional Amendments.

Section 2. Resignation and Appointment of Administrative Agent, Collateral Agent and Swingline Lender. Subject to the effectiveness of the Agency Assignment Agreement (as defined below):

(a) Resignation. Pursuant to Sections 12.9 and 13.4 of the Existing Credit Agreement, the Resigning Agent hereby resigns as Administrative Agent, Collateral Agent and Swingline Lender under the Existing Credit Agreement and the other Loan Documents, effective at the Agency Replacement Time. Effective as of the Agency Replacement Time, the Resigning Agent’s powers, rights, privileges and duties (other than such rights and duties otherwise agreed to in writing and other than such rights that survive pursuant to the terms of the Loan Documents) as Administrative Agent, Collateral Agent and Swingline Lender shall be terminated, without any further act or deed on the part of the Resigning Agent or any of the parties to the Existing Credit Agreement or the Lenders. Each of the Borrower and the Lenders and the Issuing Lender hereby waives the notice requirement set forth in Section 12.9 of the Existing Credit Agreement in respect of such resignation as Administrative Agent and Collateral Agent and agrees that the resignation of Bank of America as the Administrative Agent and the Collateral Agent under the Loan Documents shall become effective as of the Agency Replacement Time. Each of the parties hereto waives any requirements set forth in Section 12.9 of the Existing Credit Agreement in respect of such resignation as Swingline Lender and agrees that the resignation of Bank of America as Swingline Lender under the Loan Documents shall become effective as of the Agency Replacement Time. For the avoidance of doubt, Bank of America shall not resign as Issuing Lender.

(b) Appointment. Effective as of the Agency Replacement Time, (i) the Required Lenders hereby appoint, in accordance with Section 12.9 of the Existing Credit Agreement, the Successor Agent as the Administrative Agent and Collateral Agent under the Amended Credit Agreement and the other Loan Documents, (ii) the Successor Agent hereby accepts its appointment as the Administrative Agent, Collateral Agent and Swingline Lender under the Amended Credit Agreement and any other Loan Documents, (iii) the Borrower hereby consents to the appointment of the Successor Agent and (iv) the Successor Agent, as the Administrative Agent, Collateral Agent and Swingline Lender, shall succeed to, and be vested with, all of the powers, rights, privileges and duties of the Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender under the Amended Credit Agreement and any other Loan Documents. Each of the parties hereto hereby waives the requirement set forth in Section 12.9 of the Existing Credit Agreement that the Required Lenders shall appoint a successor administrative agent who shall be a commercial bank or trust company.

(c) Agency Resignation Appointment and Assumption Agreement. Each of the Lenders hereby authorizes the Loan Parties, the Resigning Agent and the Successor Agent to enter into an agency transfer agreement (the “Agency Assignment Agreement”) in form and substance reasonably satisfactory to the Loan Parties, the Resigning Agent and the Successor Agent to be effective as of the Amendment No. 3 Effective Date. In addition, each of the Lenders hereby authorizes the Loans Parties, the Resigning Agent and the Successor Agent to make any filings and enter into any documentation or amendments to existing Loan Documents with respect to the Agency Replacement and the transactions contemplated by this Amendment and the Credit Agreement deemed reasonably necessary or desirable by the Loan Parties, the Successor Agent and/or the Resigning Agent without the consent of any Lender. The parties hereto agree that neither Bank of America, in its individual capacity or in its capacity as the Resigning Agent, nor any of its Affiliates, shall bear any responsibility or liability for any actions taken or omitted to be taken by the Successor Agent under the Agency Assignment Agreement, the Credit Agreement, this Amendment (with respect to actions taken or omitted to be taken after giving effect to the Agency Transfer) or any of the other Loan Documents or the transactions contemplated any of the foregoing. The parties hereto agree that neither Nomura, in its individual capacity or in its capacity as the Successor Agent, nor any of its Affiliates, shall bear any responsibility or liability for any actions taken or omitted to be taken by Bank of America in its capacity as the Resigning Agent under the Agency Assignment Agreement, the Credit Agreement, and the other Loan Documents or the transactions contemplated thereby.

Section 3. Amendments.

(a) Effective as of the Refinancing Amendment Effective Time (as defined below), (i) the Initial Dollar 2020 Term Loans are hereby established and replace in full all Existing Dollar Term B-1 Loans then outstanding, (ii) the Initial Euro 2020 Term Loans are hereby established and replace in full all Existing Euro Term B-1 Loans then outstanding and (iii) the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add ~~the~~ double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit and Guaranty Agreement attached as Annex A hereto (the “Amended Credit Agreement”) as is reasonably necessary or desirable to effectuate clauses (i) and (ii) of this Section 3(a) (collectively, the “Term Refinancing Amendment”).

(b) Effective as of the Additional Amendments Effective Time (as defined below), (i) the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement, other than the Term Refinancing Amendment (such amendments, the “Additional Amendments”) and (ii) pursuant to Section 7.1(a) of the Amended Credit Agreement, the applicable Security Documents are hereby amended on the terms set forth therein.

(c) Effective as of the Incremental Amendment Effective Time (as defined below), the Loan Parties, the Incremental Dollar 2020 Term Lender and the Incremental Euro 2020 Term Lender hereby agree that the following amendments (such amendments, the “Incremental Amendments”) will be made to the Credit Agreement:

(i) Section 1.1 of the Credit Agreement is hereby amended by replacing the definition of “Dollar 2020 Term Loan” in the Credit Agreement with the definition set forth below:

“Dollar 2020 Term Loan” shall mean, collectively, (i) each Initial Dollar 2020 Term Loan (as defined in Amendment No. 3) and (ii) each Incremental Dollar 2020 Term Loan (as defined in Amendment No. 3).

(ii) Section 1.1 of the Credit Agreement is hereby amended by replacing the definition of “Euro 2020 Term Loan” in the Credit Agreement with the definition set forth below:

“Euro 2020 Term Loan” shall mean, collectively, (i) each Initial Euro 2020 Term Loan (as defined in Amendment No. 3) and (ii) each Incremental Euro 2020 Term Loan (as defined in Amendment No. 3).

Section 4. Incremental 2020 Term Loans.

(a) Subject to the occurrence of the Incremental Amendment Effective Time and on the other terms and conditions set forth herein, the Incremental Dollar 2020 Term Loan Lender hereby (i) commits to provide Incremental Dollar 2020 Term Loans to the Borrower in an aggregate principal amount equal to $275,358,964.83 and (ii) agrees, at the Incremental Amendment Effective Time, to fund such Incremental Dollar 2020 Term Loans to the Borrower, after which such commitment shall terminate immediately and without further action. Subject to the occurrence of the Incremental Amendment Effective Time and on the other terms and conditions set forth herein, the Incremental Euro 2020 Term Loan Lender hereby (i) commits to provide Incremental Euro 2020 Term Loans to the Borrower in an aggregate principal amount equal to €48,459,570.34 and (ii) agrees, at the Incremental Amendment Effective Time, to fund such Incremental Euro 2020 Term Loans to the Borrower, after which such commitment shall terminate immediately and without further action.

(b) The Incremental Dollar 2020 Term Loans shall be “Dollar 2020 Term Loans,” “2020 Term Loans” and “Term Loans” under the Credit Agreement and shall have the same terms as the Dollar 2020 Term Loans under the Credit Agreement and the other Loan Documents. The Incremental Dollar 2020 Term Loans shall have the same Interest Period as, and shall otherwise be fungible with (including, for the avoidance of doubt, for U.S. federal income tax purposes), the Initial Dollar 2020 Term Loans. The Incremental Euro 2020 Term Loans shall be “Euro 2020 Term Loans,” “2020 Term Loans” and “Term Loans” under the Credit Agreement and shall have the same terms as the Euro 2020 Term Loans under the Credit Agreement and the other Loan Documents. The Incremental Euro 2020 Term Loans shall have the same Interest Period as, and shall otherwise be fungible with (including, for the avoidance of doubt, for U.S. federal income tax purposes), the Initial Euro 2020 Term Loans. The Successor Agent shall record the Incremental Dollar 2020 Term Loans and the Incremental Euro 2020 Term Loans in the Register.

(c) The Borrower and the Incremental Dollar 2020 Term Loan Lender hereby agree that the Incremental Dollar 2020 Term Loans will be issued at a price equal to 99.50% of the aggregate principal amount of such Incremental Dollar 2020 Term Loans. The Borrower and the Incremental Euro 2020 Term Loan Lender hereby agree that the Incremental Euro 2020 Term Loans will be issued at a price equal to 100.00% of the aggregate principal amount of such Incremental Euro 2020 Term Loans.

Section 5. Representations and Warranties. Each of the Loan Parties represents and warrants to the Resigning Agent, the Successor Agent and each Lender (immediately before and after giving effect to the consummation of the Amendment No. 3 Transactions taking place on or prior to the Amendment No. 3 Effective Date) that:

(a) This Amendment has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

(b) The execution, delivery and performance by such Loan Party of this Amendment and the consummation of the Amendment No. 3 Transactions taking place on or prior to the Amendment No. 3 Effective Date are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (i) contravene the terms of any of such Person’s Organizational Documents, or (ii) violate any Law; except with respect to any violation referred to in this clause (b) to the extent that such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) All representations and warranties of the Borrower and each other Loan Party contained in Section 6 of the Credit Agreement or any other Loan Document are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment No. 3 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that, the representations and warranties contained in Section 6.1(c) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 8.1(a) and (b), respectively, prior to the Amendment No. 3 Effective Date.

(d) No Default or Event of Default exists or has occurred and is continuing immediately prior to or immediately after giving effect to the Amendment No. 3 Effective Date.

(e) As of the Amendment No. 3 Effective Date, Holdings and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Amendment No. 3 Transactions taking place on or prior to the Amendment No. 3 Effective Date will be, Solvent.

(f) The execution, delivery, performance or effectiveness of this Amendment will not (i) impair the validity, effectiveness, perfection or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred or (ii) except as set forth on Schedule 6.19 of the Amended Credit Agreement, require that any new filings be made or other action taken to perfect or to maintain the perfection of such Lien.

Section 6. Conditions to the Effectiveness of the Amendment.

(a) The effectiveness of the Term Refinancing Amendment shall be subject to the satisfaction of the following conditions precedent (the time at which the Term Refinancing Amendment becomes effective, the “Refinancing Amendment Effective Time”):

(i) each of the Successor Agent and the Resigning Agent shall have received executed counterparts of this Amendment that, when taken together, bear the signatures of Holdings, the Borrower, the Subsidiary Guarantors party hereto, Guernsey Holdco, the Successor Agent, the Resigning Agent, the Initial Dollar 2020 Term Loan Lender and the Initial Euro 2020 Term Loan Lender;

(ii) each of the Resigning Agent, the Successor Agent, the Initial Dollar 2020 Term Loan Lender and the Initial Euro 2020 Term Loan Lender shall have received a Notice of Borrowing (as defined in the Existing Credit Agreement) relating to the Initial Dollar 2020 Term Loans and the Initial Euro 2020 Term Loans;

(iii) the Successor Agent shall have received a certificate of an Authorized Officer to the effect that each of the representations and warranties set forth in Section 5 are true and correct; and

(iv) each of the conditions to the initial extension of credit on the Amendment No. 3 Effective Date set forth in Section 7.1 of the Credit Agreement shall have been satisfied.

(b) The effectiveness of the Agency Replacement shall be subject to the satisfaction of the following conditions precedent (the time at which the Agency Replacement becomes effective, the “Agency Replacement Time”):

(i) the Refinancing Amendment Effective Time shall have occurred; and

(ii) each of the Successor Agent and the Resigning Agent shall have received executed counterparts of this Amendment that, when taken together, bear the signatures of Holdings, the Borrower, the Subsidiary Guarantors party hereto, the Successor Agent, the Resigning Agent and the Lenders constituting the Required Lenders (after giving effect to the Refinancing Amendment Effective Time).

(c) The effectiveness of the Additional Amendments shall be subject to the satisfaction of the following conditions precedent (the time at which the Additional Amendments become effective, the “Additional Amendments Effective Time”):

(i) the Refinancing Amendment Effective Time shall have occurred; and

(ii) the Successor Agent shall have received executed counterparts of this Amendment that, when taken together, bear the signatures of the Lenders constituting the Required Lenders (after giving effect to the occurrence of the Refinancing Amendment Effective Time, but prior to giving effect to the Incremental Amendment Effective Time).

(d) The effectiveness of the Incremental Amendments and the availability of the Incremental Dollar 2020 Term Loans and the Incremental Euro 2020 Term Loans shall be subject to the satisfaction of the following conditions precedent (the time at which the Incremental Amendments become effective, the “Incremental Amendment Effective Time”):

(i) the Additional Amendments Effective Time shall have occurred;

(ii) the Successor Agent shall have received executed counterparts of this Amendment that, when taken together, bear the signatures of the Incremental Dollar 2020 Term Loan Lender and the Incremental Euro 2020 Term Loan Lender; and

(iii) each of the Successor Agent, the Incremental Dollar 2020 Term Loan lender and the Incremental Euro 2020 Term Loan Lender shall have received a Notice of Borrowing relating to the Incremental Dollar 2020 Term Loans and the Incremental Euro 2020 Term Loans (it being understood and agreed that this clause (iii) may be satisfied in the same Notice of Borrowing required pursuant to Section 6.2(a)(ii) hereof).

Section 7. Fees and Expenses. Subject to the occurrence of the Amendment No. 3 Effective Date and as and to the extent provided in Section 13.1 of the Credit Agreement, the Borrower agrees to reimburse the Successor Agent for its and the Amendment No. 3 Lead Arranger’s reasonable out-of-pocket expenses incurred by them in connection with this Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Successor Agent, Linklaters LLP, Luxembourg counsel to the Successor Agent, Arthur Cox, Irish counsel for the Successor Agent, and Ogier (Guernsey) LLP, Guernsey counsel for the Successor Agent.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or by email in Adobe “.pdf” format shall be effective as delivery of a manually executed counterpart hereof.

Section 9. GOVERNING LAW. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN TORT OR CONTRACT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 10. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 11. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. As of the Amendment No. 3 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. This Amendment shall constitute a Loan Document. The parties hereto hereby consent to the incurrence of the Dollar 2020 Term Loans and the Euro 2020 Term Loans upon the terms and subject to the conditions set forth herein. Upon the Amendment No. 3 Effective Date, (i) all conditions and requirements set forth in the Credit Agreement or the other Loan Documents relating to the effectiveness of this Amendment shall be deemed satisfied, (ii) all conditions and requirements set forth in the Credit Agreement or the other Loan Documents relating to the incurrence of the Dollar 2020 Term Loans and the Euro 2020 Term Loans shall be deemed satisfied and (iii) the incurrence of the Dollar 2020 Term Loans and the Euro 2020 Term Loans shall be deemed arranged and consummated in accordance with the terms of the Credit Agreement and the other Loan Documents.

Section 12. Acknowledgement and Affirmation; No Novation. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended pursuant to this Amendment, so as to preserve the validity, perfection and priority of all Liens securing the Obligations and that, after giving effect to this Amendment, all Obligations (including the Dollar 2020 Term Loans and the Euro 2020 Term Loans) shall be secured by the security interests and Liens granted under the Security Documents and that this Amendment does not constitute a novation or termination of the Existing Credit Agreement or the other Loan Documents. In furtherance of the foregoing, each Loan Party party hereto hereby expressly acknowledges, as of the Amendment No. 3 Effective Date, and agrees that (i) all of its obligations under the Guarantee, the Security Documents and the other Loan Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis after giving effect to this Amendment and the Amendment No. 3 Transactions, (ii) its prior grants of security interests and Liens pursuant to the Security Documents are reaffirmed and all such security interests and Liens remain in full force and effect after giving effect to this Amendment and the Amendment No. 3 Transactions, (iii) the Obligations include, among other things and without limitation, the due and punctual payment of the principal of, interest on, and premium (if any) on, the Dollar 2020 Term Loans and the Euro 2020 Term Loans and (iv) except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Resigning Agent, the Successor Agent or the Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

Section 13. Roles. It is agreed that Nomura Securities International, Inc. will act as sole lead arranger and sole bookrunner for the Dollar 2020 Term Loans and the Euro 2020 Term Loans (the “Amendment No. 3 Lead Arranger”). Anything herein to the contrary notwithstanding, the Amendment No. 3 Lead Arranger shall not have any powers, duties or responsibilities under this Amendment, except in its capacity, as applicable, as the Successor Agent or a Lender hereunder.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	INFORMATICA LLC

	By:	/s/ Bradford Lewis
	Name:	Bradford Lewis
Title: Senior Vice President, Chief Legal Officer and Secretary

GUARANTORS:	ITHACALUX S.À R.L.

	By:	/s/ Jean-Christophe Gladek
	Name:	Jean-Christophe Gladek
	Title:	manager A and authorized signatory

	By:	/s/ Cedric Pedoni
	Name:	Cedric Pedoni
	Title:	manager B and authorized signatory

INFORMATICA HOLDCO INC.

	By:	/s/ Bradford Lewis
	Name:	Bradford Lewis
Title: Senior Vice President, Chief Legal Officer and Secretary

INFORMATICA HOLDCO 2 LLC

	By:	/s/ Bradford Lewis
	Name:	Bradford Lewis
Title: Senior Vice President, Chief Legal Officer and Secretary

INFORMATICA IRELAND EMEA UNLIMITED COMPANY

	By:	/s/ Mark Pellowski
	Name:	Mark Pellowski
	Title:	Director

INFA GUERNSEY LP INC., acting by its general partner, INFORMATICA HOLDCO INC.

By:	/s/ Bradford Lewis
Name:	Bradford Lewis
Title: Senior Vice President, Chief Legal Officer and Secretary

ITHACA G.P. LIMITED

By:	/s/ Ryan Lanpher
Name:	Ryan Lanpher
Title:	Director

NOMURA CORPORATE FUNDING AMERICAS, LLC,
as Successor Agent

By:	/s/ Garrett P. Carpenter
Name:	Garrett P. Carpenter
Title:	Managing Director

BANK OF AMERICA, N.A., as Resigning Agent

By:	/s/ Melissa Mullis
Name: Melissa Mullis
Title: Assistant Vice President

NOMURA CORPORATE FUNDING AMERICAS, LLC,
as Initial Dollar 2020 Term Loan Lender

By:	/s/ Garrett P. Carpenter
Name:	Garrett P. Carpenter
Title:	Managing Director

NOMURA CORPORATE FUNDING AMERICAS, LLC,as Initial Euro 2020 Term Loan Lender

By:	/s/ Garrett P. Carpenter
Name:	Garrett P. Carpenter
Title:	Managing Director

NOMURA CORPORATE FUNDING AMERICAS, LLC,as Incremental Dollar 2020 Term Loan Lender

By:	/s/ Garrett P. Carpenter
Name:	Garrett P. Carpenter
Title:	Managing Director

NOMURA CORPORATE FUNDING AMERICAS, LLC,as Incremental Euro 2020 Term Loan Lender

By:	/s/ Garrett P. Carpenter
Name:	Garrett P. Carpenter
Title:	Managing Director

ANNEX A

~~EXECUTION VERSION~~Execution Version

~~ANNEX A~~

Financial Published Deal CUSIP: 45673~~DAC6~~YAA4

Revolving Loan CUSIP: 45673DAD4

Dollar 2020 Term ~~B-1~~ Loan CUSIP: 45673~~DAG7~~YAB2

Euro 2020 Term ~~B-1~~ Loan CUSIP: 45673~~DAH5~~YAC0

$~~1,423,000,000~~1,790,000,000 Dollar 2020 Term ~~B-1~~ Loan Facility

€~~442,650,000~~480,000,000 Euro 2020 Term ~~B-1~~ Loan Facility

$150,000,000 Revolving Facility

AMENDED CREDIT AND GUARANTY AGREEMENT

among

Ithacalux S.à r.l.,

as Holdings,

Informatica LLC,

as the Borrower,

The Other Loan Parties from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

and

~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC, as Administrative Agent

Dated as of August 6, 2015

As amended by Amendment No. 1, dated as of January 18, 2018,

As further amended by Amendment No. 2, dated as of April 17, 2019,

As further amended by Amendment No. 3, dated as of February 25, 2020

Bank of America, N.A.,

Goldman Sachs Bank USA,

Credit Suisse Securities (USA) LLC,

Macquarie Capital (USA) Inc.,

Morgan Stanley Senior Funding, Inc.,

Nomura Securities International, Inc.,

RBC Capital Markets,

and

Deutsche Bank Securities Inc.,

as Joint Lead Arrangers and Joint Bookrunners and

Amendment No. 1 Joint

Lead Arrangers and Joint Bookrunners

and

Nomura Securities International, Inc.,

as Amendment No. 3 Lead Arranger and Bookrunner

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS		1

1.1.	Defined Terms	1
1.2.	Other Interpretive Provisions	~~77~~95
1.3.	Rates	~~78~~96
1.4.	Limited Condition Transactions	~~78~~96
1.5.	Calculations; Computations; Latest Maturity Date	~~79~~97
1.6.	Letter of Credit Amounts	~~81~~99
1.7.	Divisions	99

SECTION 2. AMOUNT AND TERMS OF CREDIT		~~81~~100

2.1.	The Commitments	~~81~~100
2.2.	Minimum Amount of Each Borrowing	~~84~~102
2.3.	Notice of Borrowing	~~84~~102
2.4.	Repayment of Loans	~~85~~103
2.5.	Payments Generally; Administrative Agent’s Clawback	~~85~~104
2.6.	Notes	~~87~~106
2.7.	Conversions/Continuations	~~88~~106
2.8.	Pro Rata Borrowings	~~89~~107
2.9.	Interest	~~89~~107
2.10.	Interest Periods	~~90~~108
2.11.	Increased Costs, Illegality, etc.	~~90~~109
2.12.	Compensation	~~94~~112
2.13.	Matters Applicable to All Requests for Compensation	~~94~~113
2.14.	Replacement of Lenders	~~94~~113
2.15.	Incremental Credit Extensions	~~96~~115
2.16.	Loan Modification Offers	~~99~~119
2.17.	Defaulting Lender	~~100~~120
2.18.	Refinancing Amendment	~~103~~123

SECTION 3. LETTERS OF CREDIT		~~104~~124

3.1.	Letters of Credit	~~104~~124
3.2.	Maximum Letter of Credit Outstandings; Final Maturities	~~105~~125
3.3.	Letter of Credit Requests; Minimum Stated Amount.	~~106~~126
3.4.	Letter of Credit Participations	~~107~~127
3.5.	Agreement to Repay Letter of Credit Drawings	~~108~~128
3.6.	Increased Costs	~~110~~130
3.7.	Applicability of ISP and UCP	~~111~~130

SECTION 4. COMMITMENT FEES; FEES; REDUCTIONS OF COMMITMENTS		~~111~~131

4.1.	Fees	~~111~~131
4.2.	Voluntary Termination of Unutilized Revolving Loan Commitments	~~112~~132
4.3.	Mandatory Reduction of Commitments	~~113~~132

SECTION 5. PREPAYMENTS; PAYMENTS; TAXES		~~113~~133

5.1.	Voluntary Prepayments	~~113~~133

-i-

Page
5.2.	Mandatory Repayments	~~114~~134
5.3.	Repayment of Revolving Excess, etc.	~~117~~139
5.4.	Method and Place of Payment	~~117~~139
5.5.	Net Payments	~~117~~139

SECTION 6. REPRESENTATIONS AND WARRANTIES		~~120~~142

6.1.	Financial Condition	~~120~~142
6.2.	No Change	~~121~~143
6.3.	Existence; Compliance with Law	~~121~~143
6.4.	Power; Authorization; Enforceable Obligations	~~121~~143
6.5.	Consents	~~122~~144
6.6.	No Legal Bar	~~122~~144
6.7.	Litigation	~~122~~144
6.8.	No Default	~~122~~144
6.9.	Ownership of Property; Liens	~~122~~144
6.10.	Intellectual Property	~~122~~144
6.11.	Taxes	~~123~~145
6.12.	Federal Regulations	~~123~~145
6.13.	Labor Matters	~~123~~145
6.14.	ERISA	~~123~~145
6.15.	Investment Company Act; Other Regulations	~~125~~147
6.16.	Subsidiaries	~~125~~147
6.17.	Environmental Matters	~~125~~147
6.18.	Accuracy of Information, etc.	~~125~~147
6.19.	Security Documents	~~126~~148
6.20.	Solvency	~~127~~149
6.21.	Patriot Act; FCPA; OFAC; Anti-Corruption Laws and Sanctions	~~127~~149
6.22.	Status as Senior Indebtedness	~~128~~150
6.23.	Centre of Main Interests and Establishments	~~128~~150
6.24.	Amendment No. 3 Released Subsidiaries	150

SECTION 7. CONDITIONS PRECEDENT		~~128~~150

7.1.	Conditions to Initial Extension of Credit	~~128~~150
7.2.	Conditions to Each Extension of Credit	~~131~~153

SECTION 8. AFFIRMATIVE COVENANTS		~~132~~154

8.1.	Financial Statements	~~132~~154
8.2.	Certificates; Other Information	~~133~~155
8.3.	Payment of Taxes	~~135~~157
8.4.	Maintenance of Existence; Compliance	~~135~~158
8.5.	Maintenance of Property; Insurance	~~135~~158
8.6.	Inspection of Property; Books and Records; Discussions	~~136~~158
8.7.	Notices	~~136~~159
8.8.	Additional Collateral, etc.	~~137~~160
8.9.	Credit Ratings	~~139~~162
8.10.	Further Assurances	~~139~~162
8.11.	Designation of Unrestricted Subsidiaries	~~139~~162
8.12.	Post-Closing Matters	~~140~~163
8.13.	ERISA	~~140~~163

-ii-

Page
8.14.	Use of Proceeds	~~140~~163
8.15.	Centre of Main Interest and Establishments	~~140~~163
~~8.16.~~	~~Specified Finance Companies~~	~~164~~
8.16.	Transactions with Affiliates	164
8.17.	Anti-Corruption	166

SECTION 9. NEGATIVE COVENANTS		~~140~~167

9.1.	Financial Covenant	~~141~~167
9.2.	Limitations on Restricted Payments	~~141~~167
9.3.	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	~~149~~177
9.4.	Limitations on the Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock	~~152~~179
9.5.	Asset Sales	~~160~~191
9.6.	~~Transactions with Affiliates~~[Reserved]	~~160~~192
9.7.	Liens	~~163~~194
9.8.	Fundamental Changes~~; Specified Finance Companies~~	~~163~~194
9.9.	Modifications of Certain Documents	~~166~~198
9.10.	Sale Leaseback Transactions	~~167~~198
9.11.	Changes in Fiscal Periods	~~167~~198
9.12.	Negative Pledge Clauses	~~167~~198
9.13.	Lines of Business	~~167~~199
~~9.14.~~	~~Anti-Corruption~~	~~199~~

SECTION 10. GUARANTEE		~~168~~200

10.1.	The Guarantee	~~168~~200
10.2.	Obligations Unconditional	~~168~~200
10.3.	Reinstatement	~~170~~201
10.4.	No Subrogation	~~170~~201
10.5.	Remedies	~~170~~201
10.6.	Continuing Guarantee	~~170~~201
10.7.	General Limitation on Guaranteed Obligations	~~170~~202
10.8.	Release of Guarantors and Pledges	~~170~~202
10.9.	Right of Contribution	~~171~~202
10.10.	Keepwell	~~171~~203
10.11.	Specific Limitations for Luxembourg Guarantor	~~171~~203

SECTION 11. EVENTS OF DEFAULT		~~172~~204

11.1.	Events of Default	~~172~~204
11.2.	Action in Event of Default	~~175~~206
11.3.	Right to Cure	~~176~~207
11.4.	Application of Proceeds	~~176~~208

SECTION 12. ADMINISTRATIVE AGENT		~~178~~209

12.1.	Appointment; Nature of Duties	~~178~~209
12.2.	Exculpatory Provisions	~~179~~211
12.3.	Lack of Reliance on the Administrative Agent	~~180~~212
12.4.	Certain Rights of the Administrative Agent	~~180~~212

-iii-

Page
12.5.	Reliance	~~180~~212
12.6.	Indemnification	~~181~~213
12.7.	The Administrative Agent in Its Individual Capacity	~~181~~213
12.8.	Holders	~~181~~213
12.9.	Resignation by the Administrative Agent	~~181~~213
12.10.	Collateral Matters	~~184~~216
12.11.	Covenant to Pay the Collateral Agent	~~186~~218
12.12.	Delivery of Information	~~187~~219
12.13.	Withholding Taxes	~~187~~219
12.14.	Intercreditor Agreement	~~187~~219
12.15.	Administrative Agent May File Proofs of Claim; Credit Bidding	~~188~~220
12.16.	Certain ERISA Matters.	221

SECTION 13. MISCELLANEOUS		~~191~~223

13.1.	Payment of Expenses, etc.	~~191~~223
13.2.	Right of Setoff	~~193~~225
13.3.	Notices	~~194~~226
13.4.	Benefit of Agreement; Assignments; Participations	~~196~~228
13.5.	No Waiver; Remedies Cumulative	~~201~~234
13.6.	Payments Pro Rata	~~201~~234
13.7.	~~Reserved202~~Acknowledgement Regarding any Supported QFCs	235
13.8.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	~~202~~235
13.9.	Counterparts	~~204~~237
13.10.	Effectiveness	~~204~~237
13.11.	Headings Descriptive	~~204~~237
13.12.	Amendment or Waiver; etc.	~~204~~237
13.13.	Survival	~~207~~241
13.14.	Domicile of Loans	~~207~~241
13.15.	Register	~~207~~241
13.16.	Confidentiality	~~208~~242
13.17.	Patriot Act	~~209~~243
13.18.	Interest Rate Limitation	~~209~~243
13.19.	Judgment Currency	~~209~~243
13.20.	Luxembourg Matters	~~210~~244
13.21.	Electronic Execution	~~210~~244
13.22.	No Advisory or Fiduciary Responsibility	~~210~~245
13.23.	Severability	~~211~~245
13.24.	Integration	~~211~~245
13.25.	Financing Statement Authorization	~~211~~245
13.26.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	246
13.27.	Co-Borrowers.	246
13.28.	Guernsey Matters	248
13.29.	Luxembourg Matters	248
13.30.	Amendment No. 3 Effective Date Releases	249

-iv-

SCHEDULES:

Schedule I	Lenders and Commitments
Schedule II	Notice Addresses
Schedule 1.1	Disqualified Lenders
Schedule 1.1(f)	Existing Investments
Schedule 1.1(g)	Existing Liens
Schedule 6.16	Subsidiaries
Schedule 6.19~~(a)~~	Security Documents
Schedule ~~6.19(b)~~	~~Owned Real Property~~6.24 Amendment No. 3 Released Subsidiaries
Schedule 7.1(e)	Other Loan Party Requirements
Schedule 7.1(f)	Local Counsel Opinions
Schedule 7.1(g)	Other Pledged Stock
Schedule 8.12	Post-Closing Matters
Schedule 9.1	Financial Covenant Definitions
Schedule 9.4	Existing Indebtedness
Schedule 9.6	Existing Affiliate Transactions
Schedule 9.12	Existing Restrictive Agreements

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Financial Statements Certificate
Exhibit C-1	Amendment No. 3 Effective Date Intercreditor Agreement ~~Term Sheets (Second Lien Loans/Second Lien Notes)~~
Exhibit C-2	Intercreditor Agreement (First Lien Pari Passu Debt) Term Sheet
Exhibit C-3	Form of Global Intercompany ~~Debt Subordination Terms~~Note
Exhibit D	Form of Guarantor Joinder Agreement
Exhibit E-1	Form of U.S. Security Agreement
Exhibit E-2	Form of U.S. ~~Holdings~~ Pledge Agreement
Exhibit F	Form of Notice of Borrowing
Exhibit G-1	Form of Dollar 2020 Term Note
Exhibit G-2	Form of Euro 2020 Term Note
Exhibit H	Form of Revolving Note
Exhibit I	Form of Swingline Note
Exhibit J	Form of Notice of Conversion/Continuation
Exhibit K	Form of Letter of Credit Request
Exhibit L-1	Form of Non-Bank Certificate
Exhibit L-2	Form of Non-Bank Certificate
Exhibit L-3	Form of Non-Bank Certificate
Exhibit L-4	Form of Non-Bank Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N	Security and Guarantee Principles
Exhibit O	Form of Administrative Questionnaire
Exhibit P	Form of Co-Borrower Request and Assumption Agreement
Exhibit Q	Form of Co-Borrower Notice

-v-

AMENDED CREDIT AND GUARANTY AGREEMENT, dated as of ~~August 6~~February 25, ~~2015~~2020 , among Ithacalux S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated ~~and governed~~ under the laws of Luxembourg, having its registered office at 488 route de Longwy, L-1940 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés de Luxembourg) under the number B 196.262 (“Holdings”), Informatica LLC, a Delaware limited liability company (the “~~Company~~Borrower ”), the Subsidiary Guarantors, (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time party hereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time parties to this Agreement as lenders or holders of the Loans and issuers of Letters of Credit, and ~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC, as Administrative Agent.

W I T N E S S E T H:

~~WHEREAS, on the Closing Date, the Lenders lent to the Borrower (i) $1,710,000,000 in the form of term loans (the “Initial Dollar Term Loans”) and (ii) €250,000,000 in the form of term loans (the “Initial Euro Term Loans” and, together with the Initial Dollar Term Loans, the “Initial Term Loans”).~~

WHEREAS, the Borrower has requested that, immediately upon the satisfaction in full of the conditions precedent set forth in ~~Amendment No. 1~~Section 7.1, the ~~Term~~ Lenders ~~party to Amendment No. 1~~ lend to the Borrower ~~(i)~~  $~~1,423,000,000~~ 1,790,000,000 in the form of Dollar 2020 Term ~~B-1~~ Loans and ~~(ii)~~ €~~442,650,000~~480,000,000 in the form of Euro 2020 Term ~~B-1 Loans~~Loans and continue to make available to the Borrower a $150,000,000 revolving credit facility for the making of 2019 Revolving Loans and the issuance of Letters of Credit from time to time.

WHEREAS, the ~~proceeds of the Term B-1 Loans~~Borrower will also enter into the Second Lien Credit Agreement (as defined below) ~~shall be used by~~pursuant to which the Second Lien Lenders (as defined below) will lend to the Borrower ~~to repay the~~$425,000,000 in the form of Initial Second Lien Term Loans ~~and consummate the other Amendment No. 1 Transactions~~(as defined below).

WHEREAS, the ~~Revolving Facility will remain available pursuant to the terms of this Agreement~~proceeds from the 2020 Term Loans (as defined below) will be used, together with the proceeds of the Initial Second Lien Term Loans, directly or indirectly, to finance the Transactions and for other general corporate purposes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.

DEFINITIONS

1.1. Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2019 Revolving Loans” shall mean the Revolving Loans made pursuant to Section 2.01(c) pursuant to the 2019 Revolving Loan Commitments.

“2019 Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule 1 of Amendment No. 2 directly below the column entitled “2019 Revolving Loan Commitment,” as the same may be increased or reduced pursuant to the terms and conditions hereof.

“2020 Term Loans” shall mean the Dollar 2020 Term Loans and the Euro 2020 Term Loans.

“2020 Term Loan Commitments” shall mean the Dollar 2020 Term Loan Commitments and the Euro 2020 Term Loan Commitments.

“Acceptable Price” shall have the meaning set forth in the definition of “Dutch Auction.”

“Accepting Lenders” shall have the meaning set forth in Section 2.16(a).

“Accounting Changes” shall have the meaning set forth in Section 1.5(a).

“Acquisition Debt ” shall mean~~, the acquisition by U.S. MidCo, indirectly through Merger Sub, of all of the capital stock of the Company and its subsidiaries~~ Indebtedness Incurred pursuant to ~~the Merger Agreement~~Section 9.4(b)(xvii).

~~“Additional Dollar Term Commitment” means, with respect to the Additional Dollar Term Lender, its commitment to make a Dollar Term B-1 Loan on the Amendment No. 1 Effective Date in an amount equal to $59,334,040.48.~~

~~“Additional Euro Term Commitment” means, with respect to the Additional Euro Term Lender, its commitment to make a Euro Term B-1 Loan on the Amendment No. 1 Effective Date in an amount equal to €207,739,092.36.~~

~~“Additional Dollar Term Lender” means the Person identified as such on the signature page to Amendment No. 1.~~

~~“Additional Euro Term Lender” means the Person identified as such on the signature page to Amendment No. 1.~~

“Additional Borrower Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which a Wholly Owned Restricted Subsidiary shall become a Co-Borrower in accordance with Section 13.27.

“Additional Lender” shall mean, at any time, any bank or other financial institution that agrees to provide any portion of any (a) New Revolving Loan Commitment, Revolving Loan Commitment Increase or Incremental Term Loans in accordance with Section 2.15 or (b) Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.18; provided that (i) the Administrative Agent and, in respect of any New Revolving Loan Commitment, Revolving Loan Commitment Increase or Other Revolving Loan, the Issuing Lender and the Swingline Lender shall have consented (such consent not to be unreasonably withheld or delayed) to such Additional Lender if such consent would be required under Section 13.4 for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Additional Lender, (ii) the Borrower shall have consented to such Additional Lender and (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 13.4(a)(iv).

“Additional Security Documents” shall mean the documents granting to the Collateral Agent for the benefit of the Secured Parties security interests ~~and Mortgages~~ in such assets ~~and Real Property of Holdings~~of the Borrower and ~~such~~the other Loan ~~Party~~Parties as are not covered by the Security Documents delivered on the ~~Closing~~Amendment No. 3 Effective Date pursuant to Section 7.1 or after the ~~Closing~~Amendment No. 3 Effective Date pursuant to Section 8.12, in each case, subject to and consistent with the Security and Guarantee Principles.

“Adjustable Applicable Margins” shall have the meaning provided in the definition of “Applicable Margin.”

“Administrative Agent” shall mean ~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC or any other affiliate or branch of ~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC designated by ~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC to act in such capacity, in its capacity as Administrative Agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.9.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit O or any other form approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Investment Fund” shall mean, with respect to any Sponsor, any Affiliate of Holdings (other than Holdings, the Borrower or any of their respective Subsidiaries or any natural person) that is a bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the investors in such fund independent of, or in addition to, the duties to such Sponsor.

“Affiliated Lender” shall mean, at any time, any Lender that is a Sponsor or an Affiliate of a Sponsor (other than Holdings, the Borrower or any of their respective Subsidiaries or any natural person) at such time.

“After -Acquired U.S. Corporate Subsidiary” shall mean a U.S. Corporate Entity that (i) becomes a Subsidiary of Holdings after the ~~Closing~~Amendment No. 3 Effective Date, and (ii) is not (and was not previously) a Subsidiary of the Top U.S. Corporate Holdco.

“Agent Parties” shall have the meaning assigned to such term in Section 13.3(b)(iii).

“Agreement” shall have the meaning set forth in the recitals hereto, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate margins, original issue discount, upfront fees or interest rate floors (it being understood that to the extent any Indebtedness has an interest rate floor in excess of that of other Indebtedness, such excess shall be equated to interest rate for purposes of determining any increase to the Applicable Margin required by Section 2.15(a)(x) or clause (c) of the definition of “Applicable Requirements”,~~”~~ as applicable), but only to the extent an increase in the interest rate floor in the existing Indebtedness would cause an increase in the interest rate then in effect thereunder, and in such case either the interest rate floor ~~(but not~~or the interest rate margin~~)~~ applicable to the subject Indebtedness, as elected by the Borrower in its sole discretion, shall be increased to the extent of such differential between interest rate floors; provided that original issue discount and upfront fees shall be equated to interest rate assuming the shorter of actual maturity and a 4-year life to maturity; provided, further, that the All-In Yield shall not include any arrangement ~~fees~~, structuring, syndication, commitment, underwriting, placement, success, advisory, ticking and unused line fees, consent or ~~other~~amendment fees ~~payable in connection therewith that are not shared with~~and any similar fees (regardless of whether shared or paid, in whole or in part, with or to any or all lenders of such Indebtedness) and any other fees not generally paid by the Borrower ratably to all lenders of such Indebtedness; provided, further, that any Indebtedness that is fixed rate debt shall be swapped to a floating rate on a customary matched maturity basis for the purposes of calculating the All-In Yield.

“Alternate Currency” shall mean (i) in respect of Revolving Loans, Euros, Pounds Sterling and any other freely transferable currency reasonably acceptable to the Revolving Lenders and the Administrative Agent and (ii) in respect of Letters of Credit, Euros, Pounds Sterling, Australian Dollars, Indian Rupees, Malaysian Ringgits, Israeli New Sheqels, Swedish Krona, Canadian Dollars, Chinese Yuan, Indonesian Rupiah, Russian Rubles, Singapore Dollars, Thai Baht, Turkish Lira, South African Rand and any other freely transferable currency reasonably acceptable to the Revolving Lenders, the Administrative Agent and the Issuing Lender.

“Alternate Currency Equivalent” shall mean, at any time for the determination thereof, the amount of the applicable Alternate Currency as determined by the Administrative Agent (or the Issuing Lender, as the case may be) based on the Spot Currency Exchange Rate (determined in respect of the most recent Revaluation Date).

“Alternate Currency Letter of Credit Outstandings” shall mean all Letter of Credit Outstandings in respect of Letters of Credit denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean a Loan denominated in an Alternate Currency, which shall include each Revolving Alternate Currency Loan and each Euro 2020 Term ~~B-1~~ Loan.

“Alternate Currency Rate” shall mean (a) in respect of Euro Denominated Loans, Euro LIBOR, (b) in respect of Loans denominated in Pounds Sterling, the Sterling Rate and (c) in respect of Loans denominated in an Alternate Currency other than Dollars, Euros and Pounds Sterling, a rate agreed to by the Borrower, the Administrative Agent and the Revolving Lenders at the time that such Alternate Currency is approved in accordance with the definition thereof.

“Amendment No. 1” shall mean Amendment No. 1, dated as of the Amendment No. 1 Effective Date, by and among Holdings, Guernsey Holdco, the Borrower, the Subsidiary Guarantors party thereto, the Administrative Agent and the Lenders party thereto.

“Amendment No. 1 Effective Date” shall mean January 18, 2018.

~~“Amendment No. 1 Engagement Letter” shall mean the engagement letter, dated as of January 10, 2018, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA and the Borrower.~~

“Amendment No. 1 Lead Arrangers” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc., Morgan Stanley Senior Funding, Inc., Nomura Securities International, Inc., RBC Capital Markets and Deutsche Bank Securities Inc., with respect to the commitments and loans established on the Amendment No. 1 Effective Date.

“Amendment No. 1 Transactions” shall mean (i) the incurrence of the ~~Term B-1 Loans~~term loans thereunder, (ii) the other amendments under Amendment No. 1 and (iii) the payment of fees and expenses in connection therewith and related transactions.

“Amendment No. 2” shall mean Amendment No. 2, dated as of the Amendment No. 2 Effective Date, by and among Holdings, the Borrower, Guernsey Holdco, the Subsidiary Guarantors party thereto, the Administrative Agent and the Lenders party thereto.

“Amendment No. 2 Effective Date” shall mean April 17, 2019.

“Amendment No. 3” shall mean Amendment No. 3, dated as of the Amendment No. 3 Effective Date, by and among Holdings, Guernsey Holdco, the Borrower, the Subsidiary Guarantors party thereto, the Administrative Agent and the Lenders party thereto.

“Amendment No. 3 Effective Date” shall mean February 25, 2020.

“Amendment No. 3 Effective Date Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Amendment No. 3 Effective Date, substantially in the form of Exhibit C-1 hereto, among the Administrative Agent, the Second Lien Administrative Agent, the Borrower, the other Guarantors party thereto and the other parties party thereto from time to time.

“Amendment No. 3 Lead Arranger” shall mean Nomura Securities International, Inc., in its capacity as lead arranger and bookrunner in respect of the 2020 Term Loans.

“Amendment No. 3 Refinancing” shall mean, collectively, (i) the refinancing of the Term B-1 Loans under the Existing Credit Agreement and (ii) the refinancing, defeasance, redemption or repayment in full of the Borrower’s existing Senior Notes and the discharge of the indenture governing the Senior Notes.

“Amendment No. 3 Released Subsidiaries” shall mean each Subsidiary listed on Schedule 6.24.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Holdings and its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Discount” shall have the meaning set forth in the definition of “Dutch Auction.”

“Applicable Margin” shall mean, subject to the next ~~five~~four (~~5~~4) succeeding paragraphs of this definition, (I) initially, a percentage per annum equal to (i) in the case of Dollar 2020 Term ~~B-1~~ Loans maintained as (A) Base Rate Loans, 2.25% and (B) Fixed Rate Loans, 3.25%, (ii) in the case of Euro 2020 Term ~~B-1~~ Loans, 3.50%, (iii) in the case of ~~Initial~~2019 Revolving Loans maintained as (A) Base Rate Loans, 2.25% and (B) Fixed Rate Loans, 3.25% and (iv) in the case of Swingline Loans, 2.25%, (II) with respect to Incremental Term Loans ~~and/~~or Incremental Revolving Loans, the rate per annum specified in the Incremental Amendment establishing Incremental Term Loan Commitments ~~and/~~or Incremental Revolving Loan Commitments in respect of such Incremental Term Loans ~~and/~~or Incremental Revolving Loans, as the case may be, (III) with respect to Other Term Loans or Other Revolving Loans, the rate per annum specified in the Refinancing Amendment establishing such Loans and (IV) with respect to any Term Loan or Revolving Loan modified pursuant to a Loan Modification Agreement, as set forth in the Loan Modification Agreement relating to such Loan.

~~After the~~From and after each day of delivery of any Pricing Certificate (as defined below) delivered after Amendment No.  ~~1~~3 Effective Date, the Applicable Margin for ~~Dollar Term B-1 Loans and~~2020 Euro Term ~~B-1~~ Loans shall be ~~based upon the Debt Rating as~~those set forth below opposite the Total Net Leverage Ratio indicated to have been achieved in any certificate delivered as provided below:

~~Debt Ratings Moody’s & S&P~~ Total Net Leverage Ratio	~~Dollar Term B-1 Loans Fixed Rate Loans~~		~~Dollar Term B- 1 Loans Base Rate Loans~~		Euro 2020 Term ~~B-1~~ Loans ~~Fixed Rate Loans~~ Margin
~~worse~~Greater than ~~B2 & B~~6.00 to 1.00	~~3.25~~	%	~~2.25~~	%	3.50%
Less than or equal to 6.00 to 1.00 ~~B2 & B or better~~	~~3.00~~	%	~~2.00~~	%	3.25%

~~As used in this definition, “Debt Rating” means, as of any date of determination, the Borrower’s public corporate rating as determined by S&P and the Borrower’s public corporate family rating as determined by Moody’s (collectively, the “Debt Ratings”). For purposes of the foregoing, (a) the Borrower must have Debt Ratings of both B2 (or better) from Moody’s and B (or better) from S&P in order for the lower pricing level to apply, (b) if the Borrower has only one Debt Rating, the higher pricing level shall apply; and (c) if the Borrower does not have any Debt Rating, the higher pricing level shall apply. Each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition (which amendment, notwithstanding anything to the contrary in this Agreement, shall require only the consent of the Required Term Lenders) to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.~~

From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin than that described in the immediately preceding sentence for ~~Initial~~2019 Revolving Loans (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for ~~Initial~~2019 Revolving Loans (~~hereinafter~~together with the Applicable Margin for the Euro 2020 Term Loans as set forth in the immediately preceding paragraph, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Total Net First Lien Leverage Ratio indicated to have been achieved in any certificate delivered as provided below:

Total Net First Lien Leverage Ratio	~~Initial~~2019 Revolving Loans: Fixed Rate Margin	~~Initial~~2019 Revolving Loans: Base Rate Margin
Greater than 4.50 to 1.00	3.25%	2.25%
Less than or equal to 4.50 to 1.00	3.00%	2.00%

The Total Net Leverage Ratio and/or the Total Net First Lien Leverage Ratio, as applicable, used in a determination of Adjustable Applicable Margins (commencing with the first fiscal quarter ending after the Closing Date) shall be determined based on the delivery of a certificate of the Borrower (each, a “Pricing Certificate”) by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to be made available to each Lender by the Administrative Agent), not later than sixty (60) days after the last day of any fiscal quarter, for the first three fiscal quarters ending after the Closing Date, and within forty-five (45) days after the end of the fiscal quarter for each fiscal quarter ending thereafter, which certificate shall set forth the calculation of the Total Net Leverage Ratio and the Total Net First Lien Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Adjustable Applicable Margins that shall be thereafter applicable (until the same are changed or cease to apply in accordance with the following sentences); provided that at the time of the consummation of any Permitted Acquisition or Asset Sale, an Authorized Officer of the Borrower shall deliver to the Administrative Agent a certificate (a “Transaction Certificate”) setting forth the calculation of the Total Net Leverage Ratio and the Total Net First Lien Leverage Ratio on a Pro Forma Basis (to give effect to such Permitted Acquisition or Asset Sale (as applicable) consummated on or prior to the date of the delivery of such certificate and any Indebtedness incurred or assumed in connection therewith) as of the last day of the last Test Period ended prior to the date on which such Permitted Acquisition or Asset Sale is consummated for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.1(a) or (b), as the case may be, and the date of such consummation shall be deemed to be a Start Date and the Adjustable Applicable Margins that shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences) shall be based upon the Total Net Leverage Ratio and/or the Total Net First Lien Leverage Ratio, as applicable, as so calculated. The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (i) the date on which the next Pricing Certificate or Transaction Certificate is delivered to the Administrative Agent or (ii) the date that is not later than sixty (60) days after the end of the fiscal quarter, for the first three fiscal quarters ending after the Closing Date, and forty-five (45) days after the end of the fiscal quarter, for each fiscal quarter ending thereafter (such earliest date, the “End Date”), at which time, if no Pricing Certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”). Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins at all times during the continuance of any Significant Event of Default.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that any Leverage Ratio set forth in any Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is or are less than that which would have been applicable had such Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.9(a), (b) and (c) and 4.1(b) as a result of the miscalculation of such Leverage Ratio shall be deemed to be due and payable under the relevant provisions of Section 2.9(a), (b) or (c) or Section 4.1(b), as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Sections on the same basis as if such Leverage Ratio had been accurately set forth in such Pricing Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.9(d), in accordance with the terms of this Agreement) and shall be due and payable on the date of such subsequent determination.

“Applicable Requirements” shall mean in respect of any Indebtedness, Disqualified Stock or Preferred Stock, that such Indebtedness, Disqualified Stock or Preferred Stock satisfies the following requirements:

(a) other than ~~customary bridge facilities (so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (a) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges), (i) if such Indebtedness is secured on a pari passu basis by the Collateral, such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the then Latest Maturity Date at the time such Indebtedness is incurred and (ii) if such Indebtedness is unsecured or secured by the Collateral on a junior-lien basis or is in the form of Disqualified Stock or Preferred Stock, such Indebtedness, Disqualified Stock or Preferred Stock does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date at the time such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued~~Customary Bridge Facilities, (i) such Indebtedness or Disqualified Stock (other than revolving credit facilities) does not mature earlier than the Latest Maturity Date and does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Latest Maturity Date (except by virtue of amortization of or prepayment of the 2020 Term Loans prior to such date of determination) and (ii) such Indebtedness constituting revolving credit facilities does not mature earlier than the Revolving Loan Maturity Date and does not have a Weighted Average Life to Maturity shorter than the 2019 Revolving Loans;

(b) if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement (or ~~any~~an Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Borrower and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior-lien basis, as applicable);

(c) ~~[Reserved]~~if such Indebtedness is a broadly syndicated “term loan B” facility that is denominated in Dollars or Euros and secured by the Collateral on a pari passu basis with the 2020 Term Loans, if the All-In Yield in respect of such Indebtedness exceeds the All-In Yield in respect of any then existing 2020 Term Loans denominated in the same currency as such Indebtedness by more than 0.50%, the Applicable Margin of such then existing 2020 Term Loans denominated in such currency shall be adjusted such that the All-In Yield of such then existing 2020 Term Loans denominated in such currency equals the All-In Yield of such Indebtedness minus 0.50%; provided that any amendments to the Applicable Margin in respect of any then existing 2020 Term Loans that become effective subsequent to the Amendment No. 3 Effective Date but prior to the time such Indebtedness is Incurred or borrowed shall also be included in such calculations, effective upon the making of loans under such Indebtedness; provided, further, that this clause (c) shall not apply to the MFN Exceptions;

(d) to the extent such Indebtedness is secured, it is not secured by any property or assets ~~of Holdings, the Borrower or any Restricted Subsidiary~~ other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be ~~incurred~~Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors ~~pursuant to Section 9.4~~under the Non-Guarantor Debt Cap may be secured by assets of such Restricted Subsidiaries;

(e) such Indebtedness shall not be guaranteed by any Person other than any Loan Party and shall not have any obligors other than any Loan Party, other than to the extent such Indebtedness ~~may be incurred by a Person other than a Loan Party pursuant to Section 9.4~~is Incurred under the Non-Guarantor Debt Cap; and

(f) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums~~,~~ and optional prepayment or optional redemption provisions) are (i) not materially less favorable (when taken as a whole) to Holdings and its Restricted Subsidiaries than those set forth in the Loan Documents (when taken as a whole) ~~or~~(as determined by the Borrower in good faith), (ii) ~~on customary~~reflect market terms ~~for “high yield” notes of the type being incurred at the time of incurrence (it being agreed that such Indebtedness may be in the form~~and conditions (as determined by the Borrower in good faith) at the time of Incurrence thereof (or obtaining of ~~notes or~~ a ~~loan)~~commitment with respect thereto), or (iii) reasonably satisfactory to the Administrative Agent, except in each case for covenants or other provisions contained in such Indebtedness (x) that are applicable only after the then Latest Maturity Date~~;~~

~~provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness or issuance of Disqualified Stock or Preferred Stock, together with a reasonably detailed description of the material terms and conditions of such Indebtedness, Disqualified Stock or Preferred Stock or drafts of the documentation relating thereto, stating~~ of the 2020 Term Loans or the 2019 Revolving Loan Commitments, as applicable, or (y) that are also made for the ~~Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees~~benefit of the Lenders under the 2020 Term Loans or the 2019 Revolving Loan Commitments (including in respect of any financial covenant applicable to any revolving commitments), as applicable (which will be documented in an amendment to this Agreement requiring only the consent of the Borrower and the Administrative Agent).

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including pursuant to a Division) outside the ordinary course of business (including by way of a Sale Leaseback Transaction) of Holdings or any of its Restricted Subsidiaries (each referred to in this definition as a “Disposition”); or

(b) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of Holdings, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries of Holdings issued in compliance with Section 9.2); in each case other than:

(i) any Disposition of Cash Equivalents or obsolete, damaged, unnecessary, unsuitable or worn out equipment or of assets no longer used in the business or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of products, services or inventory held for sale in the ordinary course of business;

(ii) the Disposition of all or substantially all of the assets of Holdings or the Borrower in a manner permitted pursuant to Section 9.8;

(iii) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 9.2;

(iv) ~~any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $15,000,000~~other Dispositions in an aggregate amount taken together with all other Dispositions made pursuant to this clause (iv) not to exceed the greater of $15,000,000 and 5.0% of LTM EBITDA (calculated at the time of determination);

(v) any Disposition of property or assets or issuance of securities by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to another Restricted Subsidiary of Holdings; ~~provided that if the transferor or issuer is a Loan Party (x) the transferee or purchaser must be a Loan Party or (y) to the extent constituting a Disposition or an issuance to a Restricted Subsidiary that is not a Loan Party, such disposition or issuance is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 9.2 and no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom;~~

(vi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(viii) foreclosures, condemnations, nationalizations or any similar actions on assets;

(ix) Designated Sale Leaseback Transactions;

(x) grants, licenses or sublicenses of software, technology, patents, trademarks, copyrights, know-how, trade secrets, content, data and databases and any other ~~intellectual property~~Intellectual Property or other intangibles in the ordinary course of business;

(xi) the creation of any Lien permitted under the Loan Documents;

(xii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xiii) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(xiv) ~~Dispositions~~sales, transfers, dispositions and discounts of accounts receivable ~~and related assets~~ in connection with a Permitted Receivables Financing or the compromise, settlement or collection thereof in the ordinary course of business, including dispositions of accounts receivable in factoring or similar transactions on a non-recourse basis, other than limited recourse customary in such transactions;

(xv) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other assets held for sale in the ordinary course of business, the settlement or write-off of accounts receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xvi) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset;

(xvii) the abandonment or cancellation of Intellectual Property that Holdings or the Borrower in its reasonable business judgment, deems no longer useful to maintain;

(xviii) the unwinding of any Swap Agreements;

(xix) Dispositions of Investments in joint ventures that are permitted under Section 9.2 or the definition of “Permitted Investments” to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xx) Dispositions of property, plant and equipment to the extent that ~~(i)~~ such property is exchanged for credit against the purchase price of similar replacement property ~~or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property~~; ~~and~~

~~(xxi) consummation of the Transactions.~~

~~In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Borrower, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a permitted Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments~~

(xxi) [reserved];

(xxii)(A) the termination of leases in the ordinary course of business and (B) the expiration of any option agreement in respect of real or personal property;

(xxiii) Dispositions of assets in Holdings and its Restricted Subsidiaries, which consist of leasehold interests in the premises of any office of Holdings or such Restricted Subsidiary, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office;

(xxiv) the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(xxv) Dispositions of letters of credit or bank guarantees (or the rights thereunder) consisting of the cancellation thereof in the ordinary course of business in exchange for cash or Cash Equivalents.

“Assignee” shall have the meaning set forth in Section 13.4(a)(i).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit A, or such other form as accepted by the Administrative Agent.

“Auction Purchase” shall mean a purchase of Term Loans pursuant to a Dutch Auction (x) in the case of a Permitted Eligible Assignee, in accordance with the provisions of Section 13.4(a)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 13.4(a)(iv).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the directors of the Borrower to deliver such notices pursuant to this Agreement so designated in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent, (ii) delivering financial information and manager’s or officer’s certificates pursuant to this Agreement (including Section 8.7), the chief financial officer, the treasurer or the principal accounting officer or, if such position does not exist, a manager or director (as applicable) of the Borrower, and (iii) any other matter in connection with this Agreement or any other Loan Document, any officer (or a person or persons so designated by any such officer) of the Borrower.

“Available Amount” shall have the meaning set forth in Section 9.2(a)(v)(C).

“Available Currency” shall mean (i) with respect to Dollar 2020 Term ~~B-1~~ Loans and Swingline Loans, Dollars, (ii) with respect to Euro 2020 Term ~~B-1~~ Loans, Euros, (iii) with respect to Revolving Loans and Letters of Credit, Dollars and any Alternate Currency and (iv) with respect to Incremental Term Loans and Incremental Revolving Loan Commitments, Dollars, any Alternate Currency as specified in the respective Incremental Amendment, and any other currency as may be agreed upon by the Borrower and the Lenders providing such Incremental Term Loans or Incremental Revolving Loan Commitments, as applicable (provided that such other currency shall be reasonably acceptable to the Administrative Agent).

“Back-Stop Arrangements” shall mean, collectively, Letter of Credit Back-Stop Arrangements and Swingline Back-Stop Arrangements.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” shall mean~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by ~~Bank of America, N.A.~~the Wall Street Journal as its “prime rate,” and (c) the LIBOR Rate plus 1.00%; provided that solely in the case of ~~Dollar~~2020 Term ~~B-1~~ Loans (if applicable), the Base Rate shall not be less than ~~1.00~~0.00% per annum. ~~The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.~~ Any change in such prime rate ~~announced by Bank of America, N.A.~~ shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Dollar Denominated Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Ownership Certification” shall mean a certification in the form published by the Loan Syndications and Trading Association regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230 (as amended from time to time).

“Beneficially Own” shall have the meaning assigned to such term in Rule 13d-3 (other than sub-section (b) of Rule 13d-3) and Rule 13d 5 under the Securities Exchange Act. The terms “Beneficially Owned,” “Beneficial Ownership” and similar derivations shall have a corresponding meaning.

“Benefit Plan” ~~means~~shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall ~~mean (i) prior to the consummation of the Acquisition, Merger Sub and (ii) after the consummation of the Acquisition, the Company~~have the meaning set forth in the preamble hereto.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having, in the case of Fixed Rate Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.11(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day except Saturday, Sunday and any day which shall be in New York, New York or London, England, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in U.S. dollar deposits in the interbank LIBOR market and (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Denominated Loans and Sterling Denominated Loans, any day that is a Business Day described in clauses (i) and (ii) and that is also (a) a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England and (b) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer 2 (TARGET 2) System is open.

“Cancellation” or “Cancelled” shall mean the cancellation, termination and forgiveness by Permitted Eligible Assignee of all Term Loans acquired in connection with an Auction Purchase or other acquisition of Term Loans, which cancellation shall be consummated as described in Section 13.4(a)(iii)(C) and the definition of “Eligible Assignee.”

“Capital Lease Obligations” shall mean at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (as in effect on December 31, 2017) (it being understood that any changes to GAAP after ~~the Closing Date~~December 31, 2017 shall be disregarded in making this determination and that any obligation that would not be characterized as a capital lease obligation but for such changes, shall for all purposes of this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capital Lease Obligations or Indebtedness).

“Capital Stock” shall mean:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” shall have the meaning set forth in the definition of “Collateralize.”

“Cash Equivalents” shall mean:

(a) Dollars;

(b)(i) Euros, or any national currency of any participating member of the EMU, (ii) Pounds Sterling or (iii) in the case of any Restricted Subsidiary organized outside of the United States or Europe, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(d) marketable direct EEA Government Obligations with maturities of twenty-four (24) months or less from the date of acquisition;

(e) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000;

(f) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (e) above entered into with any financial institution meeting the qualifications specified in clause (e) above;

(g) commercial paper rated at least P-2 by Moody’s or at least A-2- by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof;

(h) marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within twenty-four (24) months after the date of creation thereof;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(j) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank, in each case, satisfying the requirements of clause (e) of this definition;

(k) investment funds investing ~~95~~at least 95.00% of their assets in securities of the types described in clauses (a) through (j) above; and

(l) in the case of any Restricted Subsidiary organized or having its principal place of business outside of the United States, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (k) customarily utilized in countries in which such Restricted Subsidiary operates.

“Cash Management Obligations” shall mean all obligations, including guarantees thereof, of Holdings or any of its Restricted Subsidiaries to any Person that (x) at the time it enters into providing Cash Management Obligations to Holdings or any of its Restricted Subsidiaries or (y) on the Closing Date or the Amendment No. 3 Effective Date, is either an Administrative Agent, a Lender or an Affiliate of an Administrative Agent or Lender, in each case, in its capacity as a ~~party to~~provider of Cash Management Obligations to Holdings or any of its Restricted Subsidiaries and any Qualified Cash Management Provider, in each case, that has provided notice to the Administrative Agent that it is providing Cash Management Obligations to Holdings or any of its Restricted Subsidiaries which constitute obligations (including guarantees thereof) in respect of (i) overdrafts and related liabilities owed to any such bank or financial institution arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, (ii) foreign exchange and currency management services or (iii) purchase cards, credit cards or similar services, in each case, arising from transactions in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, to the extent such obligations are primary obligations of a Loan Party or a Restricted Subsidiary or are guaranteed by a Loan Party or a Restricted Subsidiary.

“CEA” shall mean the Commodity Exchange Act, as amended.

“Certificated Securities” shall have the meaning set forth in Section 6.19~~(a)~~.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean a Subsidiary of Top U.S. Corporate Holdco~~, whether disregarded or regarded for U.S. federal income tax purposes,~~ that has no material assets other than ~~capital stock~~direct or indirect Equity Interests (or Equity Interests and Indebtedness) of one or more direct or indirect Foreign Subsidiaries of the Top U.S. Corporate Holdco that are CFCs.

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.

“Change of Control” shall ~~mean that~~occur if, at any time, (a) (I) prior to a Qualified Public Offering, (i) one or more of the ~~Investors~~Permitted Holders, individually or cumulatively, shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of Holdings or Guernsey Holdco and (ii) one or more of the ~~Investors~~Permitted Holders, individually or cumulatively, shall fail to ~~beneficially own~~Beneficially Own Capital Stock of Holdings or Guernsey Holdco representing a majority of the voting power of Holdings or Guernsey Holdco~~,~~ and (~~b~~II) after a Qualified Public Offering, any “person” or “group,” (within the meaning of Rule 13d-3 (other than sub-section (b) of Rule 13d-3) and Rule 13d-5 under the Securities Exchange Act) other than one or more of the ~~Investors~~Permitted Holders, individually or cumulatively, ~~beneficially own~~shall Beneficially Own Capital Stock of Holdings representing more than

~~35.0~~35.00 % of the aggregate ordinary voting power of Holdings and the percentage of the aggregate ordinary voting power represented by such Capital Stock ~~beneficially owned~~Beneficially Owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Capital Stock of Holdings then ~~beneficially owned~~Beneficially Own by one or more of the ~~Investors~~Permitted Holders, unless (i) one or more of the ~~Investors have~~Permitted Holders have, individually or collectively, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of Holdings or (ii) during any period of twelve (12) consecutive months immediately prior to such time, a majority of the seats (other than vacant seats) on the board of directors (or ~~similar~~equivalent governing body) of Holdings ~~are~~shall not be occupied ~~at such time~~ by ~~persons~~Persons who were (~~w~~x) members of the board of directors (or ~~similar~~equivalent governing body) of Holdings on the first day of such period, (~~x~~y) members of the board of directors (or ~~similar~~equivalent governing body) of Holdings on the ~~Closing~~Amendment No. 3 Effective Date or nominated by one or more ~~Investors~~Permitted Holders or Persons nominated by one or more ~~Investors~~Permitted Holders, in each case, individually or collectively, or (~~y~~z) appointed by directors so nominated, (~~c~~b) Holdings shall cease to ~~beneficially own~~Beneficially Own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Borrower (other than any Specified Equity Interests) or (~~d~~c) a ~~Change~~“change of ~~Control or similar event occurs~~control” shall occur under the ~~Senior Notes Indenture or~~documentation governing any ~~other~~ Indebtedness ~~of Holdings or its Restricted Subsidiaries the outstanding principal amount of which exceeds~~ in excess of the ~~aggregate $50,000,000~~Threshold Amount.

“Charges” shall mean any charges, fees, expenses, costs, losses, accruals or reserves of any kind.

“Class” shall mean (a) when used with respect to Lenders, whether such Lenders are Revolving Lenders or Term Lenders, (b) when used with respect to Commitments, whether such Commitments are ~~Initial~~2019 Revolving Loan Commitments, ~~Additional Dollar~~2020 Term ~~Commitments, Additional Euro Term~~Loan Commitments, Incremental Revolving Loan Commitments, Incremental Term Loan Commitments, Other Revolving Commitments or Other Term Commitments and (c) when used with respect to Loans or a Borrowing, whether such Loans, or the Loans comprising such Borrowing, are ~~Initial~~2019 Revolving Loans, 2020 Term ~~B-1~~ Loans, Incremental Revolving Loans, Other Term Loans or Other Revolving Loans. Incremental Revolving Loans, Incremental Term Loans, Other Revolving Loans, Other Term Loans, Incremental Revolving Loan Commitments, Incremental Term Loan Commitments, Other Revolving Commitments and Other Term Commitments (and, in each case, the Lenders holding such Loans or Commitments) made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall mean August 6, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property and assets ~~(whether real or personal)~~ with respect to which any security interests have been granted (or purported to have been granted) pursuant to any Security Document to secure the Obligations; provided that the Collateral shall not include any Excluded Assets.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Collateralize” shall mean to (i) pledge and deposit with or deliver to the Collateral Agent or the Issuing Lenders, for the benefit of the Issuing Lenders and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent or (ii) issue back to back letters of credit for the benefit of the Issuing Lender in a form and substance (including as to the identity of the issuer thereof) reasonably satisfactory to the Collateral Agent and the Issuing Lenders, in each case in an amount not less than 103% of the outstanding L/C Obligations.

“Commitment” shall mean any of the commitments of any Lender, i.e., a Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Fees” shall have the meaning set forth in Section 4.1(a).

~~“Commitment Letter” shall mean that certain Amended and Restated Commitment Letter, dated April 21, 2015, among the Joint Lead Arrangers (and their respective Affiliates), Merger Sub and U.S. MidCo.~~

“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Section 414 of the Code.

~~“Company” shall have the meaning set forth in the preamble hereto.~~

~~“Company Material Adverse Effect” shall mean any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) general economic or political conditions in the United States or any other country or region in the world; (ii) conditions in the industries in which the Company or any of its Subsidiaries conduct business; (iii) changes in Applicable Law or GAAP or the interpretations thereof after Closing Date; (iv) acts of war, terrorism or sabotage; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the public announcement or pendency of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement; (vii) any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”); (viii) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”); (ix) any action taken that is required by the terms of the Merger Agreement; (x) with the prior written consent of the Joint Lead Arrangers, any action taken at the written request of Newco or with the prior written consent or approval of Newco; (xi) the availability or cost of equity, debt or other financing to Newco, Merger Sub or the Surviving Corporation; and (xii) any legal proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement; provided, that any Effect set forth in the foregoing clauses (i), (ii), (iii), (iv) and (v) may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate. Capitalized terms used but not defined in this definition of “Company Material Adverse Effect” shall have the meaning assigned to them in the Merger Agreement.~~

~~“Company Representations” shall mean the representations and warranties relating to the Company, its Subsidiaries and their respective businesses made by the Company in the Merger Agreement as are material to the interests of the Lenders in their capacities as such, but only to the extent that U.S. MidCo or Merger Sub has the right to terminate its obligations (or decline to consummate the Acquisition) under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement.~~

“Compliance Date” shall mean any date on which the aggregate principal amount of all Revolving Loans, Swingline Loans and L/C Obligations (in excess of $10,000,000) exceeds 30.0% of the aggregate amount of the Revolving Loan Commitments at such time.

“Consolidated Capital Expenditures” shall mean, as of any date for the applicable Test Period, all capital expenditures of Holdings and its Restricted Subsidiaries on a consolidated basis for such Test Period, as determined in accordance with GAAP.

“Consolidated Current Assets” shall mean, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding amounts related to derivative financial instruments and assets held for sale.

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt ~~of Holdings and its Restricted Subsidiaries~~, (b) the current portion of accrued interest except to the extent such accrued interest is past due and unpaid, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) any Revolving Extensions of Credit or any other liabilities in respect of Revolving Loans, Swingline Loans or letter of credit obligations under any revolving credit facility, (g) the current portion of any Capital Lease Obligation, (h) the current portion of any other long-term liabilities, (i) liabilities in respect of unpaid earn-outs, and (j) amounts related to derivative financial instruments and assets held for sale.

“Consolidated Depreciation and Amortization Expense” (x) with respect to the Financial Covenant, the Applicable Margin in respect of the 2019 Revolving Loans and the Commitment Fee in respect of the 2019 Revolving Loan Commitments, shall have the same definition as set forth in the Existing Credit Agreement as set forth hereto on Schedule 9.1 and (y) in all other respects, shall mean, with respect to Holdings and its Restricted Subsidiaries for any Test Period, the total amount of depreciation and amortization ~~expense~~Charge, including the amortization of deferred financing fees, debt issuance costs, and commissions, fees and expenses, and goodwill and other intangibles, for such Test Period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” (x) with respect to the Financial Covenant, the Applicable Margin in respect of the 2019 Revolving Loans and the Commitment Fee in respect of the 2019 Revolving Loan Commitment, shall have the same definition as set forth in the Existing Credit Agreement as set forth hereto on Schedule 9.1 and (y) in all other respects, shall mean, for any Test Period, an amount determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to Consolidated Net Income, for such Test Period:

(a) increased by (without duplication) in each case only to the extent the same was deducted (and not added back) in determining such Consolidated Net Income (other than with respect to clause (xi), (xv) and (xviii) below) and without duplication:

(i)(x) provision for taxes based on income or profits or capital gains, including state, franchise and similar taxes and foreign withholding taxes and any stamp duty taxes of such Person paid or accrued during such Test Period, ~~(y) the tax effect with respect to the items excluded from the calculation of Consolidated Net Income pursuant to clauses (a), (c), (d) and (l) of the definition thereof and (z~~and (y) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 9.2(b)(xi)(A), which shall be included as though such amounts had been paid as income taxes directly by such Person; plus

(ii) Fixed Charges of such Person for such Test Period; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such Test Period; plus

(iv) ~~any expenses or charges or any amortization related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions), disposition, recapitalization or the incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness permitted by this Agreement (whether or not successful) for such Test Period, including (A) such fees, expenses or charges related to the offering of the Senior Notes and the Facilities and (B) any amendment or other modification to the terms of any such transactions; plus~~

~~(v) the amount of any restructuring charge, business optimization expenses, or reserve or carve-out related items incurred during such Test Period, including any one time costs (including costs and expenses in connection with the Transactions), costs related to the closure, consolidation and integration of facilities, IT infrastructure and legal entities, severance costs, relocation expenses and retention bonuses~~the amount of any Charges attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary; plus

(v) Charges paid in cash during such Test Period to the extent such Charges are reimbursed during such Test Period in cash by third-party Persons not affiliated with Holdings or any of its Restricted Subsidiaries; plus

(vi) any ~~other~~ non-cash ~~losses, charges and expenses~~Charges reducing Consolidated Net Income for such Test Period; provided, that if any such non-cash ~~charges~~Charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash ~~charge~~Charge in the current period and (B) to the extent the Borrower elects to add back such non-cash ~~charge~~Charge , the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent; plus

(vii) any ~~costs or expense~~Charges incurred by Holdings or a Restricted Subsidiary of Holdings during such Test Period pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or Net Cash Proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock); plus

(viii) any non-cash compensation ~~expense~~Charges recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights during such Test Period; plus

(ix) the amount of management, monitoring, consulting and advisory fees and related ~~expenses~~and similar Charges incurred during such Test Period to the Investors and the amount of any directors’ fees, indemnities or reimbursements (including pursuant to any management agreement), to the extent permitted under Section 9.2(b)(xiii); plus

(x) earn-out ~~expenses~~Charges incurred during such Test Period resulting from Permitted Acquisitions or Permitted Investments in which Holdings ~~and/~~or any Restricted Subsidiary is required to treat such earn-out expenses as compensation costs; plus

(xi) the amount of expected cost savings, operating expense reductions, ~~restructuring charges and~~ expenses and cost-saving synergies projected by Holdings in good faith to be realized as a result of actions taken or expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, ~~restructuring charges and~~ expenses and cost-saving synergies had been realized on the first day of such Test Period) related to the Transactions, acquisitions, divestitures, restructurings and cost saving initiatives which are factually supportable, net of the amount of actual benefits realized during such Test Period from such actions; provided that (x) such cost savings, operating expense reductions, ~~restructuring charges and expense~~expenses and cost~~-~~ saving synergies are expected to be realized within ~~eighteen~~twenty-four (~~18~~24 ) months after the last day of such Test Period (in the good faith determination of the Borrower)~~,~~ and (y) no cost savings, operating expense reductions, ~~restructuring charges and expense~~expenses and cost-saving synergies may be added pursuant to this clause (xi) to the extent duplicative of ~~any expenses or charges~~Charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such Test Period ~~and (z) the aggregate add-backs pursuant to this clause (xi) (plus any adjustments made in respect of anticipated synergies and cost savings pursuant to clause (ii)(y) of the definition of “Pro Forma Basis”) shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated on a Pro Forma Basis but prior to giving effect to any add back under this clause (xi))~~; plus

(xii) ~~actual expenses~~Charges incurred in such Test Period in connection with obtaining and maintaining credit ratings; plus

(xiii) adjustments and add-backs specifically identified in the Sponsor Model; plus

(xiv) ~~expenses~~Charges relating to changes in GAAP; plus

(xv) the net amount, if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries increased during such period; plus

(xvi) ~~costs and expenses~~Charges in connection with any stock options, restricted stock units and performance based restricted stock units, including but not limited to the RSU Payments; plus

(xvii) any Charges of the Borrower or its direct or indirect parent company in connection with the Sarbanes Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, initial, non-recurring or infrequent Charges relating to investor relations and other executive costs, legal and other initial or non-recurring professional Charges, and listing Charges, in each case to the extent arising solely by virtue of the listing of the Borrower’s (or the Borrower’s direct or indirect holding company’s) equity securities on a national securities exchange; plus

(xviii) adjustments and add-backs specifically identified in any quality of earnings report prepared by independent certified public accountants of internationally recognized standing delivered to the Administrative Agent in connection with any Permitted Acquisition or Investment permitted hereunder; plus

(xix) Charges associated with pension curtailment or modification to pension or post-retirement plans;

(b) decreased by (without duplication) (i) non-cash gains increasing Consolidated Net Income of Holdings and its Restricted Subsidiaries for such Test Period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period ~~and~~, (ii) the net amount, if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries decreased during such period and (iii) the amount of any gains attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such Test Period from obligations under Swap Agreements, plus or minus, as applicable;

(ii) any net gain or loss resulting in such Test Period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Agreements for currency exchange risk), plus or minus, as applicable; and

(iii) any net after-tax income (loss) from the early extinguishment of Indebtedness or obligations under Swap Agreements or other derivative, plus or minus, as applicable; ~~and~~

~~(iv) extraordinary, non-recurring or unusual losses, charges or expenses;~~

all as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest ~~Expense” shall mean, with respect to Holdings and its Restricted Subsidiaries for any Test Period, the sum of:~~

~~(a) consolidated~~” shall mean Consolidated Interest Expense, excluding (a) any prepayment premium or penalty, (b) annual agency fees paid to the administrative agents, collateral agents and trustees under any credit facilities or other debt instruments or document, (c) costs associated with entering into Swap Agreements and breakage costs in respect of Swap Agreements related to interest rates, (d) penalties and interest relating to Taxes and any other fees related to the Transactions or any acquisitions (or purchases of assets) before or after the Amendment No. 3 Effective Date and any upfront fees payable in connection with the Transactions or any other incurrence of Indebtedness, (e) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (f) any expensing of bridge, commitment and other financing fees, (g) any interest that is paid in kind and (h) any other non-cash interest expense, including interest expense attributable to the movement in the mark to market valuation of Swap Agreements or other derivative instruments pursuant to GAAP.

“Consolidated Interest Expense” (x) with respect to the Financial Covenant, the Applicable Margin in respect of the 2019 Revolving Loans and the Commitment Fee in respect of the 2019 Revolving Loan Commitment, shall have the same definition as set forth in the Existing Credit Agreement as set forth hereto on Schedule 9.1 and (y) in all other respects, shall mean, with reference to any Test Period, total interest expense of Holdings and its Restricted Subsidiaries for such Test Period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including ~~(i~~with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (~~ii~~b) all commissions, discounts and other fees and charges owed with respect to letters of credit or ~~banker~~bankers ’~~s~~ acceptances, (~~iii~~c) non-cash interest payments, (~~iv~~d ) the interest component of Capital Lease Obligations, ~~and~~ (~~v~~e ) net ~~cash~~ payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap ~~Agreements~~Contracts with respect to Indebtedness, ~~and excluding (x~~(f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (~~y~~g) any expensing of bridge, commitment and other financing fees) and ~~(z) any non-cash~~, to the extent not reflected in such total interest expense ~~attributable to the movement in the mark to market valuation of Swap Agreements~~, any losses on hedging obligations or other derivative instruments ~~pursuant to GAAP; plus~~entered into for the purpose of hedging interest rate or currency risk, net of interest income and gains on such hedging obligations and (~~b~~h) ~~consolidated capitalized~~ the interest ~~of~~component of Permitted Receivables Financings), calculated for Holdings and its Restricted Subsidiaries on a consolidated basis for such Test Period~~, whether paid or accrued~~ in accordance with GAAP.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” (x) with respect to the Financial Covenant, the Applicable Margin in respect of the 2019 Revolving Loans and the Commitment Fee in respect of the 2019 Revolving Loan Commitment, shall have the same definition as set forth in the Existing Credit Agreement as set forth hereto on Schedule 9.1 and (y) in all other respects, shall mean with respect to Holdings and its Restricted Subsidiaries for any Test Period, the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such Test Period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that without duplication:

(a) Restructuring Charges and, for all purposes other than the calculation of Excess Cash Flow, ~~any after-tax effect of~~ extraordinary, infrequent, non-recurring or unusual gains ~~or losses, including business optimization charges and restructuring charges and carve-out related items~~and Charges shall be excluded;

(b) the cumulative effect of a change in accounting principles during such Test Period shall be excluded;

(c) any ~~after-tax effect of~~ income (loss) attributable to disposed, abandoned, transferred closed or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(d) any ~~after-tax effect of~~ gains or ~~losses~~Charges (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(e) the Net Income ~~(but not loss)~~ for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such Test Period by such Person and shall be decreased by the amount of any ~~losses~~Charges that have been funded with cash from Holdings or a Restricted Subsidiary during such period;

(f) solely for the purpose of the definition of Excess Cash Flow and determining the amount available for Restricted Payments under Section 9.2(a)(v)(C)(1), the Net Income (but not loss) for such ~~period~~Test Period of any Restricted Subsidiary (other than any Loan Party) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such Test Period, to the extent not already included therein;

(g) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue, debt line items, current assets and current liabilities in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions ~~and/~~or any consummated acquisition or any disposition and any increase in amortization or depreciation or other non-cash ~~charges~~Charges resulting therefrom and any write-off of any amounts thereof, net of ~~taxes~~Taxes, shall be excluded;

(h) any impairment ~~charge~~Charge or asset write off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(i) any non-cash items (including mark-to-market items and timing discrepancies between the time when an item is incurred and when it is recorded under GAAP, due to fluctuations in currency values) shall be excluded;

(j) any ~~fees, charges, costs and expenses~~Charges incurred in connection with the Transactions and the ~~Amendment No. 1~~Historical Transactions shall be excluded;

(k) any ~~Net Income (but not loss) resulting from any Permitted Sale Leaseback Transaction shall be excluded;~~

~~(l) any net after-tax~~ gains or ~~losses (including the effect of all fees and expenses or charges relating thereto)~~Charges attributable to the early extinguishment of Indebtedness or Swap Agreements or other derivative agreements (including deferred financing costs written off and premiums paid and any net gain (or loss) from any write-off or forgiveness of Indebtedness) shall be excluded;

(~~m~~l) unrealized gains and ~~losses~~Charges relating to hedging transactions, foreign exchange transactions (but excluding intercompany transactions) and other investments, fluctuations in currency values in accordance with GAAP and mark-to-market of Indebtedness resulting from the application of GAAP shall be excluded;

(~~n~~m) for all purposes other than the calculation of Excess Cash Flow, any ~~expenses or charges~~Charges or any amortization thereof related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions) or disposition, recapitalization or the incurrence or refinancing of Indebtedness incurred prior to the Amendment No. 3 Effective Date or permitted to be incurred by this Agreement on or after the Amendment No. 3 Effective Date including a refinancing thereof (in each case, whether or not successful) for such period, including (i) such ~~fees, expenses or charges~~Charges related to the offering of the Senior Notes and the Facilities and (ii) any amendment or other modification to the terms of any such transactions shall, in each case, be excluded;

(~~o~~n)(i) any non-cash compensation ~~expense~~Charge realized from employee benefit plans or other post-employment benefit plans or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting and (ii) non-cash income (~~loss~~or Charges) attributable to deferred compensation plans or trusts, shall be excluded;

(~~p~~o) for all purposes other than the calculation of Excess Cash Flow, any (x) ~~expenses, charges or losses~~Charges that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, or (y) ~~expenses charged or losses~~Charges with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (i) not denied by the applicable indemnifying party, obligor or insurer in writing within 365 days after such determination and (ii) in fact indemnified or reimbursed within 365 days after such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded;

(~~q~~p) any amounts ~~paid~~ that are used to fund payments pursuant to Section 9.2(b)(xi) that, if paid by Holdings would have reduced Consolidated Net Income, shall be included to reduce Consolidated Net Income; and

(~~r~~q) accruals and reserves that are established or adjusted within 12 months after the ~~Closing~~Amendment No. 3 Effective Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded.

Solely for purposes of calculating Consolidated EBITDA, the Net Income of Holdings and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary that is a Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

In addition, notwithstanding the foregoing, for the purpose of Section 9.2 only (other than clauses (a)(v)(C)(4) and (a)(v)(C)(5)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Sections 9.2(a)(v)(C)(4) and (a)(v)(C)(5).

“Consolidated Total Cash” (x) with respect to the Financial Covenant, the Applicable Margin in respect of the 2019 Revolving Loans and the Commitment Fee in respect of the 2019 Revolving Loan Commitment, shall have the same definition as set forth in the Existing Credit Agreement as set forth hereto on Schedule 9.1 and (y) in all other respects, shall mean an amount equal to (x) the Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date and cash and Cash Equivalents Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness secured by a pari passu or junior Lien on the Collateral along with the Facilities, so long as the Lien of such other Indebtedness on such cash or Cash Equivalents does not benefit from a control agreement or other steps to perfect on such cash or Cash Equivalents that the Administrative Agent has not taken on behalf of the Lenders), in each case with such Unrestricted cash and Restricted cash and Cash Equivalents to be determined in accordance with GAAP~~; provided, that such Unrestricted cash and Restricted cash and Cash Equivalents shall not exceed $150,000,000 solely for the purposes of calculating the Total Net First Lien Leverage Ratio under the Financial Covenant and the definition of “ECF Percentage”~~ minus (y) 50% of the Net Cash Proceeds received in respect of Designated Sale Leaseback Transactions, except to the extent any such Net Cash Proceeds are applied to make a Designated Restricted Payment ~~pursuant to Section 9.2(b)(xv)~~.

“Consolidated Total Debt” shall mean, at any date, an amount equal to the aggregate principal amount (or, if higher, the par value or stated face amount (other than with respect to zero coupon Indebtedness, which shall be the accreted value)) of all Indebtedness for borrowed money of Holdings and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding, for the avoidance of doubt, (i) any liabilities referred to in clauses (a)(ii) and (a)(iv) of the definition of “Indebtedness” solely in respect of undrawn letters of credit and obligations in respect of Swap Agreements that have not been terminated and any Guarantee Obligations in respect of any such liabilities and (ii) Capital Lease Obligations in connection with any Permitted Sale Leaseback Transaction.

“Consolidated Working Capital” shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Consolidated Working Capital Adjustment” shall mean, for any Test Period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such Test Period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such Test Period.

“Contingent Obligation” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (such obligations, “Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a) to purchase any such Primary Obligation or any property constituting direct or indirect security therefore,

(b) to advance or supply funds

(i) for the purchase or payment of any such Primary Obligation, or

(ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation against loss in respect of such Primary Obligation.

provided that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Amendment No. 3 Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related Primary Obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by an Authorized Officer.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“~~Converting Consenting Dollar Term Lender” means each Term Lender that has elected to be a “Converting Consenting Dollar Term Lender” on its signature page to Amendment No. 1.~~

~~“Converting Consenting Euro Term Lender” means each Term Lender that has elected to be a “Converting Consenting Euro Term Lender” on its signature page to Amendment No. 1~~Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Debt” shall mean (a) First Priority Credit Agreement Refinancing Debt, (b) Junior Priority Credit Agreement Refinancing Debt, (c) Unsecured Credit Agreement Refinancing Debt or (d) Indebtedness incurred or Other Revolving Commitments obtained pursuant to a Refinancing Amendment that complies with the Credit Agreement Refinancing Requirements, in each case issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Loan Commitments hereunder (including any successive Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or refinanced Term Loans, Revolving Loans or Revolving Loan Commitments, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt (and, in the case of Refinanced Credit Agreement Debt consisting, in whole or in part, of unused Revolving Loan Commitments or Other Revolving Commitments, the amount thereof) plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount), (ii) in the case of Other Revolving Commitments and Other Revolving Loans, there shall be no required repayment thereof (other than in connection with a voluntary reduction of commitments or availability thereunder) prior to the maturity thereof and (iii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Debt is issued, incurred or obtained; provided that, to the extent that such Refinanced Credit Agreement Debt consists, in whole or in part, of Revolving Loan Commitments or Other Revolving Commitments (or Revolving Loans or Other Revolving Loans incurred pursuant to any Revolving Loan Commitments or Other Revolving Commitments), such Revolving Loan Commitments or Other Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Debt is issued, incurred or obtained.

“Credit Agreement Refinancing Requirements” shall mean, with respect to any Indebtedness incurred by the Borrower to Refinance, in whole or part, any other tranche of Indebtedness (such other Indebtedness, “Refinanced Debt”):

(a) with respect to all such Indebtedness:

(i) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the providers of such Indebtedness (in each case, as determined by the Borrower in good faith) than~~,~~ those applicable to the Refinanced Debt (except for any financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Borrower and the providers of such Indebtedness), which amendment shall only require the consent of the Borrower and the Administrative Agent) or the applicable Lenders also receive the benefit of such other terms and conditions (without any consent being required hereunder~~); provided that, at the option of the Borrower in its sole discretion, a certificate of an Authorized Officer delivered to the~~

~~Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees~~);

(ii) if such Indebtedness is guaranteed, it is not guaranteed by any Subsidiary of Holdings other than the Subsidiary Guarantors (and such Indebtedness shall not otherwise have any obligors that are not obligors with respect to the Facilities); and

(iii) the proceeds of such Indebtedness are applied, substantially concurrently with the incurrence thereof, to the prepayment of the outstanding amount (and, if such Indebtedness constitutes Refinancing Revolving Debt, reductions of the Revolving Loan Commitments) of the Refinanced Debt;

(b) if such Indebtedness constitutes Refinancing Revolving Debt:

(i) such Indebtedness does not mature (or require mandatory prepayment, commitment reductions or amortization) prior to the final stated maturity date of the Refinanced Debt; and

(ii) such Indebtedness includes provisions providing for the pro rata treatment of payment, repayment, borrowings, participations and commitment reductions of the Revolving Facility and such Indebtedness reasonably acceptable to the Administrative Agent and the Borrower;

(c) if such Indebtedness constitutes Refinancing Term Debt:

(i)(~~x~~A) if such Indebtedness is secured on a pari passu basis by the Collateral, such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the then Latest Maturity Date at the time such Indebtedness is incurred ~~and~~, (~~ii~~B) if such Indebtedness is unsecured or secured by the Collateral on a junior-lien basis, such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date at the time such Indebtedness is incurred~~;~~

and (~~ii~~C ) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the Refinanced Debt; ~~and~~

(~~iii~~ii) such Indebtedness shares not greater than ratably in (or, if such Indebtedness constitutes Unsecured Refinancing Term Debt or Junior Priority Refinancing Term Debt, on a junior basis with respect to) any mandatory prepayments of any Term Loans then outstanding; and

(d) if such Indebtedness is secured:

(i) such Indebtedness is not secured by any assets other than the Collateral; and

(ii) a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrower and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral as provided in the definition of “First Priority Credit Agreement Refinancing Debt,” in the case of First Priority Refinancing Revolving Debt or First Priority Refinancing Term Debt, or in the definition of “Junior Priority Credit Agreement Refinancing Debt,” in the case of Junior Priority Refinancing Revolving Debt or Junior Priority Refinancing Term Debt); provided that any Indebtedness or Commitments incurred under clause (d) of the definition of “Credit Agreement Refinancing Debt” shall be secured by the Collateral on a pari passu basis with the other Facilities.

“Customary Bridge Facilities” shall mean customary “bridge” facilities that automatically convert into or are automatically exchanged for permanent financing that satisfies the requirements of clause (a)(i) or (a)(ii), as applicable, of the definition of “Applicable Requirements” or Section 2.15(a)(vii)(A) or (B), as applicable.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning set forth in Section 5.2(f).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean ~~means~~ preferred stock of Holdings or any direct or indirect parent of Holdings (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of an Authorized Officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 9.2(a)(v).

“Designated Sale Leaseback Transaction” shall mean any Permitted Sale Leaseback Transaction designated as such pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent.

“Disposition” shall have the meaning set forth in the definition of “Asset Sale.”

“Disqualified Lenders” shall mean the Persons set forth on Schedule 1.1 as such schedule may be updated from time to time solely with respect to any competitor of Holdings and its Subsidiaries following the ~~Closing~~Amendment No. 3 Effective Date with the consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed; provided that (i) updates to the Disqualified Lender schedule after a relevant trade date shall not retroactively disqualify a Lender that was not a Disqualified Lender on such trade date and (ii) to the extent the Borrower has consented (in writing in its sole and absolute discretion), a Person will not be considered a Disqualified Lender. The list of Disqualified Lenders shall be made available to all Lenders at all times.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dissenting Shareholder Payments” shall mean payments made to dissenting shareholders in connection with the ~~Transactions,~~ Permitted Acquisitions and other ~~Permitted~~ Investments permitted hereunder.

“Distressed Person” shall have the meaning set forth in the definition of “Lender-Related Distress Event.”

“Dividing Person” shall have the meaning set forth in the definition of “Division.”

“Division” means the division of the assets, liabilities or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Denominated Loan” shall mean each Loan denominated in Dollars, which shall include each Dollar 2020 Term ~~B-1~~ Loan, each Incremental Term Loan denominated in Dollars, each Dollar Denominated Revolving Loan and each Swingline Loan.

“Dollar Denominated Revolving Loan” shall mean each Revolving Loan denominated in Dollars.

“Dollar Equivalent” shall mean, with respect to any amount denominated in an Alternate Currency as of any date of determination by the Administrative Agent (or the Issuing Lender, as the case may be), the Spot Currency Exchange Rate (determined in respect of the most recent Revaluation Date).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Dollar Term B-1 Loan” ~~means~~shall mean each ~~loan made by a Lender pursuant to~~Term Loan that is a Dollar Denominated Loan that is outstanding under this Agreement immediately prior to the Amendment No. 3 Effective Date.

“Dollar 2020 Term Loan” shall have the meaning set forth in Section 2.1(a).

“Dollar ~~Term B-1~~2020 Term Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Dollar 2020 Term Loan Commitment,” as the same may be terminated pursuant to Section 4.3 or 11. The aggregate amount of the Dollar 2020 Term Loan Commitment as of the Amendment No. 3 Effective Date is $1,790,000,000.

“Dollar 2020 Term Loan Maturity Date” shall mean ~~August 6, 2022~~the earlier of (a) February 25, 2027 and (b) the date that is 91 days prior to the scheduled final maturity of the Second Lien Term Loan Indebtedness (other than Second Lien Term Loan Indebtedness in an amount not to exceed $100,000,000), unless, on such date (A) the Second Lien Term Loan Indebtedness has an outstanding aggregate principal amount of no greater than $100,000,000 or (B) the Second Lien Term Loan Indebtedness (other than Second Lien Term Loan Indebtedness in an amount not to exceed $100,000,000) has (i) been repaid in full with (x) cash (other than cash which represents the proceeds of long-term Indebtedness (other than any revolving facility)) or (y) the proceeds of Indebtedness with a maturity date that is no earlier than May 27, 2027, or (ii) been amended, modified or waived, such that the maturity date of any then outstanding Second Lien Term Loan Indebtedness is no earlier than May 27, 2027; provided, however, that if such date is not a Business Day, the Dollar 2020 Term ~~B-1~~ Loan Maturity Date shall be the next preceding Business Day. The date pursuant to clause (b) of this definition of “Dollar 2020 Term ~~B-1~~Loan Maturity Date” shall be referred to as the “Springing Dollar Term Loan Maturity Date.”

“Dollar 2020 Term Note” and “Dollar 2020 Term ~~B-1~~ Notes” shall have the meaning set forth in Section 2.6(a).

“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated in, or organized under the laws of, the United States, any state thereof or the District of Columbia.

“Drawing” shall have the meaning set forth in Section 3.5(b).

“Dutch Auction” shall mean one or more purchases (each, a “Purchase”) by a Permitted Eligible Assignee or an Affiliated Lender (either, a “Purchaser”) of Term Loans pursuant to Section 13.4(a)(iii) or 13.4(a)(iv); provided that each such Purchase is made on the following basis:

(a) (i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Term Lender ~~and/~~or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices ~~and/~~or Term Loan Purchase Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (ii) at the time of delivery of the Purchase Notice to the Administrative Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom (which condition shall be certified as being satisfied in such Purchase Notice); and (iii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 (or €10,000,000 in the case of Euro 2020 Term ~~B-1~~ Loans) in the aggregate;

(b) such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Term Loans at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c) based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, the Administrative Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount the highest Acceptable Price that is less than or equal to the Offer Price;

(d) such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e) such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f) the Purchase shall be consummated pursuant to and in accordance with Section 13.4 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than five (5) Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g) upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 13.4 and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and

(h) purchases by a Permitted Eligible Assignee of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.

“ECF Percentage” shall mean 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the Total Net First Lien Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to ~~4.50~~4.75 to 1.00 and greater than ~~4.00~~4.25 to 1.00 and (ii) 0% if the Total Net First Lien Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to ~~4.00~~4.25 to 1.00.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Government Obligation” shall mean direct non-callable obligations of the United Kingdom and any EMU member for the payment of which obligations the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any ~~person~~Person entrusted with public administrative authority of any EEA Member Country (including any delegee) ~~which has authority to exercise Write-Down and Conversion Powers~~having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 13.4 (a)(i) and (a)(ii)(B) (subject to such consents, if any, as may be required under Section 13.4(a)(i)); provided that “Eligible Assignee” shall (x) include Permitted Eligible Assignees, subject to the provisions of Section 13.4(a)(iii), but solely to the extent that any such Person purchases or acquires Term Loans and effects a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent, (y) include Affiliated Investment Funds and Affiliated Lenders, subject to the provisions of Section 13.4(a)(iv) and (z) not include any natural person, any Defaulting Lenders or the Borrower or any of Holdings’ or the Borrower’s Affiliates (in each case, other than as set forth in clause (x) or (y) above) or any Disqualified Lenders.

“EMU” shall mean the Economic and Monetary Union as contemplated in the EU Treaty.

“EMU Legislation” shall mean the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“End Date” shall have the meaning set forth in the definition of “Applicable Margin.”

“Engagement Letter” shall mean that certain Engagement Letter, dated February 4, 2020, between the Amendment No. 3 Lead Arranger and the Borrower.

“Environmental Laws” shall mean any and all foreign, federal, state, local or municipal Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment.

“Environmental Orders” shall have the meaning set forth in Section 6.17(b).

“Environmental Proceedings” shall have the meaning set forth in Section 6.17(b).

~~“Equity Contribution” shall mean equity contributions, exchanges or substitutions (including (i) rollover equity in Holdings and (ii) rollover equity for which Capital Stock of Holdings is issued in substitution) in the form of (a) common stock or (b) other Capital Stock having terms reasonably acceptable to the Joint Lead Arrangers, in each case (other than in the case of rollover equity) made in cash directly or indirectly to Holdings by the Investors and further contributed to the Borrower, and in an aggregate amount (rounded to the nearest percentage point) of not less than 35.0% of the sum of the pro forma total debt and equity capitalization of Holdings and its Subsidiaries after giving effect to the Transactions (the “Total Capitalization”); provided that the Sponsors’ investments on the Closing Date will constitute not less than 50.1% direct or indirect control over the voting interests in Holdings as of the Closing Date.~~

“Equity Cure Period” shall have the meaning set forth in Section 11.3(a).

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of Holdings or any of its direct or indirect parent companies.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor ~~person~~Person), as in effect from time to time.

“EU Treaty” shall mean the Treaty on European Union.

“Euro” and “€” shall mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Euro Denominated Loan” shall mean each Loan denominated in Euros, which shall include each Euro 2020 Term ~~B-1~~ Loan, each Incremental Term Loan denominated in Euros and each Revolving Loan denominated in Euros.

“Euro LIBOR” shall mean, with respect to each Borrowing of Euro Denominated Loans, the rate per annum equal to the LIBOR or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that (x) solely in the case of Euro 2020 Term ~~B-1~~ Loans, the Euro LIBOR shall not be less than 0.00% per annum and (y) if the Euro LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; provided further that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with the rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Euro Term B-1 Loan” means each ~~loan made by a Lender pursuant to~~Term Loan that is a Euro Denominated Loan that is outstanding under this Agreement immediately prior to the Amendment No. 3 Effective Date.

“Euro 2020 Term Loan” shall have the meaning set forth in Section 2.1(b).

“Euro ~~Term B-1~~2020 Term Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Euro 2020 Term Loan Commitment,” as the same may be terminated pursuant to Section 4.3 or 11. The aggregate amount of the Euro 2020 Term Loan Commitment as of the Amendment No. 3 Effective Date was €480,000,000.

“Euro 2020 Term Loan Maturity Date” shall mean ~~August 6, 2022~~the earlier of (a) February 25, 2027 and (b) the date that is 91 days prior to the scheduled final maturity of the Second Lien Term Loan Indebtedness (other than Second Lien Term Loan Indebtedness in an amount not to exceed $100,000,000), unless, on such date (A) the Second Lien Term Loan Indebtedness has an outstanding aggregate principal amount of no greater than $100,000,000 or (B) the Second Lien Term Loan Indebtedness (other than Second Lien Term Loan Indebtedness in an amount not to exceed $100,000,000) has (i) been repaid in full with (x) cash (other than cash which represents the proceeds of long-term Indebtedness (other than any revolving facility)) or (y) the proceeds of Indebtedness with a maturity date that is no earlier than May 27, 2027, or (ii) been amended, modified or waived, such that the maturity date of any then outstanding Second Lien Term Loan Indebtedness is no earlier than May 27, 2027; provided, however, that if such date is not a Business Day, the Euro 2020 Term ~~B-1~~ Loan Maturity Date shall be the next preceding Business Day. The date pursuant to clause (b) of this definition of “Euro 2020 Term ~~B-~~1Loan Maturity Date” shall be referred to as the “Springing Euro Term Loan Maturity Date.”

“Euro 2020 Term Note” and “Euro 2020 Term ~~B-1~~ Notes” shall have the meaning set forth in Section 2.6(a).

“Event of Default” shall have the meaning set forth in Section 11.1.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the excess, if any, of

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such Excess Cash Flow Period, adjusted to exclude any gains or losses attributable to a prepayment event under Section 5.2(c); plus

(ii) the amount of all non-cash losses and charges (including depreciation and amortization, write-offs, asset impairment charges and reserves for future expenses) deducted in arriving at such Consolidated Net Income; plus

(iii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period; plus,

(iv) ~~the aggregate net amount of non-cash loss on the Disposition of property by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business) to the extent deducted in determining such Consolidated Net Income; and~~

~~(v) the amount of tax expense in excess of the amount of taxes paid in cash~~cash received in respect of Swap Agreements during such Excess Cash Flow Period~~,~~ to the extent ~~such tax expense was deducted in determining~~not included in arriving at such Consolidated Net Income ~~for such Excess Cash Flow Period~~;

(b) over the sum, without duplication, of:

(i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income; plus

(ii) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount ~~actually paid by Holdings and its Restricted Subsidiaries~~of all regularly scheduled principal amortization payments of Funded Debt (including the Term Loans) actually made in cash on ~~account of Consolidated Capital Expenditures~~their due date during such Excess Cash Flow Period (including payments in respect of Capital Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income); plus

(iii) ~~to the extent not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount actually paid by Holdings and its Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Permitted Acquisitions (to the extent not funded with proceeds of Indebtedness (other than revolving loans)); plus~~

~~(iv~~) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, all mandatory prepayments of the Term Loans pursuant to Section 5.2(c) actually made during such Excess Cash Flow Period in cash but only to the extent that the Asset Sale or Recovery Event giving rise to the obligation to make a mandatory prepayment pursuant to Section 5.2(c) resulted in a corresponding increase in Consolidated Net Income (and any deductions pursuant to this clause (iv) shall not exceed such increase in Consolidated Net Income); plus

(~~v~~iv) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, ~~the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt (including the Term Loans) actually made in cash on their due date during such Excess Cash Flow Period (including payments in respect of Capital Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income); plus~~

~~(vi) the aggregate net amount of non-cash gains on the Disposition of property by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income; plus~~

~~(vii) to the extent not funded with proceeds of Indebtedness~~all voluntary and mandatory prepayments or repurchases (other than regularly scheduled payments) of Funded Debt (other than ~~revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period,~~Term Loans), including the aggregate amount of ~~all Investments made in cash during such Excess Cash Flow Period pursuant to clauses (n), (o), (p)(i) and (t) of the definition of “Permitted Investments”~~any premium, make-whole or penalty payments actually paid in cash in connection therewith; plus

~~(viii)~~(v) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, any cash payments made in such Excess Cash Flow Period in satisfaction of non-current liabilities (other than non-current liabilities constituting Indebtedness) that were not accrued in such Excess Cash Flow Period; plus

(vi) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the amount of Taxes actually paid (and required to be paid) in cash during such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Excess Cash Flow Period; plus

(vii) [reserved]; plus

(viii) any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period; plus

(ix) ~~to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the amount of taxes actually paid (and required to be paid) in~~ cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent ~~they exceed the amount of tax expense~~not deducted in ~~determining~~arriving at such Consolidated Net Income ~~for such Excess Cash Flow Period~~; plus

(x) the amount of cash payments made in respect of pensions and other post-employment benefits in such Excess Cash Flow Period to the extent ~~not funded with the proceeds of Indebtedness (other than revolving loans) and~~ not deducted in arriving at such Consolidated Net Income ~~for such Excess Cash Flow Period, Restricted Payments actually made in cash during~~; plus

(xi) the amount of Cash Equivalents made subject to cash collateral or other deposit arrangements made with respect to letters of credit or Swap Agreements in such Excess Cash Flow Period ~~under Section 9.2(b) (other than Restricted Payments made pursuant to clause (xiv) of Section 9.2(b), clause (xv) of Section 9.2(b) and clause (xvii) of Section 9.2(b) and, to the extent any such Restricted Payment is declared pursuant to clause (xiv), clause (xv) or clause (xvii) of Section 9.2(b), clause (i) of Section 9.2(b) plus~~

~~(xi) to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all prepayments or repurchases of Indebtedness (other than the Term Loans and Revolving Loans actually made in cash during such Excess Cash Flow Period), except in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder~~; provided, that if such Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease; plus

(xii) to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and not otherwise deducted ~~in arriving at Consolidated Net Income for such Excess Cash Flow Period, at the option of the Borrower, the aggregate consideration paid by Holdings and~~pursuant to clause (b) of this definition or Section 5.2(b)(ii) (or specifically excluded from the deductions in Section 5.2(b)(ii)), the aggregate amount of expenditures in cash actually made by the Borrower or any of its Restricted Subsidiaries ~~in cash pursuant to binding contracts entered into prior to or~~ during such Excess Cash Flow Period ~~relating to Consolidated Capital Expenditures, Permitted Acquisitions and other Permitted Investments and actually paid within 100 days after the end of such Excess Cash Flow Period; provided that if any amount is deducted in a prior Excess Cash Flow Period pursuant to this clause (xii), such amount may not be deducted pursuant to this clause (xii) in the Excess Cash Flow Period in which such amount was actually paid; plus~~

~~(xiii)~~ to the extent not ~~funded with the proceeds of Indebtedness (other than revolving loans) and not~~ deducted in arriving at such Consolidated Net Income ~~for such Excess Cash Flow Period, capitalized content and software costs paid in cash during such Excess Cash Flow Period~~.

For purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each Permitted Acquisition or other similar acquisition permitted hereunder consummated during such Excess Cash Flow Period, (x) the Consolidated Net Income of a target of any Permitted Acquisition or other similar acquisition shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition or other similar acquisition and (y) for the purposes of calculating ~~the~~ Consolidated Working Capital ~~Adjustment~~, the ~~Consolidated Working Capital~~(A) total assets of a target of such Permitted Acquisition or other similar acquisition ~~as~~(other than cash and Cash Equivalents), as calculated as at the date of consummation of the ~~beginning of such Test Period shall be calculated as at~~applicable Permitted

Acquisition or other similar acquisition, which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other similar acquisition has been consummated) and (B) the total liabilities of Holdings and its Restricted Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition or other similar acquisition, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or other similar acquisition has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be calculated as the difference between the Consolidated Working Capital at the end of the applicable Excess Cash Flow Period from the date of consummation of the ~~applicable~~ Permitted Acquisition or other similar acquisition.

“Excess Cash Flow Application Date” shall have the meaning set forth in Section 5.2(b).

“Excess Cash Flow Period” shall mean each fiscal year of Holdings beginning with the fiscal year ending December 31, ~~2016~~2021.

“Excluded Assets” shall mean, subject to and consistent with the Security and Guarantee Principles:

(i) ~~any~~all fee-owned Real Property ~~with a fair market value of less than $10,000,000 (~~and all Real Property constituting Leaseholds~~)~~;

(ii) (a) commercial tort claims (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law or automatically without any additional filing), (b) any vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of a UCC ~~(as defined below)~~ financing statement or the equivalent under other applicable law or automatically without any additional filing) and (~~b~~c) any letter of credit rights ~~or commercial tort claims~~ (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law or automatically without any additional filing);

(iii) ~~except to the extent any such grant is deemed effective under the UCC or other applicable law (notwithstanding such prohibition or restriction) or such prohibition or restriction is overridden by the UCC or other applicable law, in each case, as reasonably determined by the Administrative Agent and the Borrower,~~ any assets where the grant of ~~which~~a security interest therein is prohibited by ~~applicable~~ law (including restrictions in respect of Margin Stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or contract permitted hereunder and binding on such property at the time of its acquisition and not entered into in contemplation thereof, or requires ~~third party or~~ governmental or third party consents required pursuant to applicable law that have not been obtained, in each case, after giving effect to applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction or results in material adverse~~,~~ accounting or regulatory consequences as reasonably determined by the Borrower in consultation with the Administrative Agent;

(iv) Margin Stock and Equity Interests in any Person other than Wholly-Owned Subsidiaries that are Restricted Subsidiaries to the extent not permitted by the terms of such Person’s Organizational Documents or joint venture documents except to the extent such prohibition is rendered ineffective after giving effect to applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(v) any assets where the cost of obtaining a security interest in, or perfection of, such assets (including the cost of all applicable legal fees) exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Borrower and the Administrative ~~Agent and communicated in writing to the Collateral~~ Agent);

(vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(vii) any lease, license, contract or other agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement permitted by the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) or otherwise materially adversely amend any rights, benefits or obligations or require the taking of any action that would be materially adverse to any Loan Party, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law;

(ix) any assets of, or Indebtedness owned by, any Subsidiary that is not a Loan Party;

(x) any property (other than Equity Interests) acquired after the ~~Closing~~Amendment No. 3 Effective Date that is secured by pre-existing Liens permitted ~~pursuant to~~by clause (f)~~(i)~~ of the definition of “Permitted Liens” ~~(but solely in the case of~~securing pre-existing secured Indebtedness permitted ~~by~~pursuant to Section 9.4(b)(~~xvii~~vii) and not incurred in anticipation of the acquisition by the Borrower or applicable Guarantor of such property, to the extent that the granting of a security interest in such property would be prohibited under the terms of such secured Indebtedness after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(xi) Equity Interests in Unrestricted Subsidiaries ~~and~~, captive insurance companies, joint ventures, special purpose entities and non-Wholly Owned Subsidiaries;

(xii) to the extent used exclusively to hold funds in trust for the benefit of third parties (other than a Loan Party), (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts and (E) in the case of clauses (A) through (D) above, the funds or other property held in or maintained in any such account solely for such purposes; ~~and~~

(xiii) any Transferred Assets securing Permitted Receivables Financings;

(xiv) ~~(xiii)~~ the Equity Interests of any Subsidiary of Top U.S. Corporate Holdco that is a CFC or CFC Holdco, other than ~~65~~65.0 % of the total outstanding voting Equity Interests and ~~100~~100.0 % of the total outstanding non-voting Equity Interests of a CFC or a CFC Holdco that, in each case, is directly owned by ~~Top U.S. Corporate Holdco~~a Loan Party; and

(xv) ~~provided that if the granting of a pledge or security interest in~~ the Equity Interests of (i) a Subsidiary of Top U.S. Corporate Holdco formed or acquired from an unrelated party after the ~~Closing~~Amendment No. 3 Effective Date or (ii) a Subsidiary of an After -Acquired U.S. Corporate Subsidiary ~~would~~if, in each case, the granting of a pledge or security interest in such Equity Interests would result in material adverse tax consequences (as reasonably determined by ~~Top U.S. Corporate Holdco and~~Holdings in consultation with the Administrative Agent)~~, Holdings, Top U.S. Corporate Holdco and the Administrative Agent agree to take into account such consequences in determining whether and to what extent to provide any such pledge or security interests to the extent such consequences cannot be avoided or mitigated, which determination shall be communicated in writing to the Collateral Agent~~.

In addition, subject to the Security and Guarantee Principles, (i) with respect to U.S. Collateral, no action shall be required to be taken in order to perfect assets requiring perfection through control or similar agreements or by “control” (including deposit accounts, other bank accounts or securities accounts) (other than (x) the delivery of Certificated Securities in the Borrower and ~~wholly-owned~~ Restricted Subsidiaries of Holdings required to be pledged under the Loan Documents and (y) intercompany notes and other promissory notes held by the Borrower or any Guarantor with a principal amount in excess of $1,000,000 individually or in the aggregate and (ii) the Loan Parties shall not be required to obtain any landlord waivers, estoppels or collateral access letters.

“Excluded Contribution” shall mean Net Cash Proceeds received by Holdings since immediately after the ~~Closing~~Amendment No. 3 Effective Date from:

(a) contributions to its common equity capital and

(b) the sale (other than to a Restricted Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock of Holdings (other than Disqualified Stock and other than to the extent used to incur Indebtedness pursuant to Section 9.4(b)(xxv)), in each case that are excluded from the calculation set forth in Section 9.2(a)(v).

“Excluded Subsidiary” shall mean (i) any Restricted Subsidiary of Holdings that is not a Wholly Owned Subsidiary; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary, (ii) any Subsidiary of Holdings that is a captive insurance company, not-for-profit Subsidiary or special purpose entity; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer a captive insurance company, not-for-profit Subsidiary or special purpose entity, (iii) any Restricted Subsidiary of Holdings designated as an Unrestricted Subsidiary after the ~~Closing~~Amendment No. 3 Effective Date in accordance with, and pursuant to, Section 8.11; provided that any such Excluded

Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Restricted Subsidiary of Holdings, (iv) any ~~Restricted~~ Subsidiary ~~of Holdings~~to the extent that ~~is prohibited by applicable law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations), regulation or contractual provision, existing on the Closing Date (or, if later, on the date such Person became a Subsidiary and not entered into in contemplation thereof) from Guaranteeing the Obligations~~the burden or cost of obtaining a guarantee is excessive in relation to the benefit (or potential benefit, taking into account the likelihood of any meaningful recovery under such guarantee) afforded thereby as reasonably determined by the Borrower and the Administrative Agent, and (vii) any Subsidiary for which the provision of a Guarantee would result in material adverse accounting or regulatory consequences as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time any such prohibition ceases to exist or apply, (v) any Restricted Subsidiary of the Top U.S. Corporate Holdco that is (a) a CFC, (b) a CFC Holdco, or (c) a Subsidiary of a Foreign Subsidiary of Top U.S. Corporate Holdco that is a CFC and (vi) any ~~Specified Finance Company; provided that notwithstanding the foregoing clauses (i) through (vi), Holdings may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor. If the provision of a Guarantee by a (i) a Subsidiary of Top U.S. Corporate Holdco formed or acquired from an unrelated party after the Closing~~(a) Subsidiary of Top U.S. Corporate Holdco formed or acquired from an unrelated party after the Amendment No. 3 Effective Date or (~~ii~~b) ~~a~~ Subsidiary of an After ~~Acquired U.S. Corporate Subsidiary would~~-Acquired U.S. Corporate Subsidiary if, in each case, the provision of a Guarantee by such Subsidiary would result in material adverse tax consequences (as reasonably determined by ~~Top U.S. Corporate Holdco and~~Holdings in consultation with the Administrative Agent)~~, Holdings, Top U.S. Corporate Holdco and the Administrative Agent agree to take into account such consequences in determining whether and to what extent to provide any guarantee by such Subsidiary to the extent such consequences cannot be avoided or mitigated~~; provided that notwithstanding the foregoing clauses (i) through (vi), Holdings may in its sole discretion designate any Excluded Subsidiary that is a Restricted Subsidiary as a Subsidiary Guarantor; provided, further, that (x) neither the Borrower nor any Co-Borrower shall be an Excluded Subsidiary, (y) no Subsidiary of Holdings that directly owns Capital Stock of the Borrower or any Co-Borrower shall be an Excluded Subsidiary and (z) no Subsidiary of Holdings that is an obligor under the Second Lien Loan Documents shall be an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of ~~section~~Section 1a(47) of the CEA, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the CEA or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the CEA.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender, or any other recipient of any payment to be made by or on behalf of the Borrower or any Guarantor hereunder or under any other Loan Document, (i) any Tax imposed on or measured by its net income (however denominated), and any franchise taxes imposed on it and any branch profits Taxes, in each case, imposed (a) as a result of such recipient being organized under the laws of or having its principal office or applicable lending office in the jurisdiction imposing such Tax, or any political subdivision thereof or therein, or (b) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax or any political subdivision thereof or therein (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, ~~and/~~or enforced, any Loan Documents), (ii) any Tax imposed under FATCA, (iii) any withholding Tax that is attributable to the Administrative Agent’s, a Lender’s or an Issuing Lender’s failure to comply with Section 5.5(b), (c) or (d), (iv) any U.S. federal withholding Tax that is imposed on amounts payable to a Lender (other than any Lender becoming a party hereto pursuant to the Borrower’s request under Section 2.14) pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent such Lender or, in the case of an assignment following a Change in Tax Law, its assignor was entitled, immediately prior to the time of such assignment (or designation of a new lending office), to receive additional amounts from the Borrower or Guarantor with respect to such withholding Tax pursuant to Section 5.5(a), and (v) any withholding tax due under the Luxembourg ~~laws~~law dated ~~June  21~~December 23, 2005 ~~implementing the EU Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income in the form of interest payments, as amended, and several related agreements concluded between Luxembourg and certain associated or dependent territories of the European Union and the Luxembourg law dated December 23, 2005, as amended~~ , as amended, on savings income paid by a paying agent established in Luxembourg to Luxembourg resident individuals.

“Executive Order” shall have the meaning set forth in Section 6.21(d)(i).

“Existing Credit Agreement” shall mean the Credit and Guaranty Agreement, dated as of ~~September 26, 2014~~August 6, 2015 (as amended by Amendment 1, and by Amendment 2 and as otherwise amended or supplemented prior to the Amendment No. 3 Effective Date), among the ~~Company, JPMorgan Chase~~Borrower, Bank of America, N.A., as administrative agent, the guarantors party thereto, Guernsey Holdco and the ~~other~~ lenders ~~and agents~~ party thereto.

“Facility” or “Facilities” shall mean (a) any Term Facility and (b) any Revolving Facility, as the context may require.

“Facing Fee” shall have the meaning set forth in Section 4.1(c).

“fair market value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith~~; provided that if the fair market value with respect to such assets or liabilities is equal to or exceeds $15,000,000, such determination shall be made in good faith by either the board of directors or the board of managers (or similar governing body) of the Borrower~~.

“FASB” shall mean the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement or any amended or successor version that is substantially comparable (provided that any such amended, or successor version imposes criteria that are not materially more onerous than those contained in such Sections as enacted on the date of this Agreement), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version ~~that is not materially more onerous to comply with~~described above) and any U.S. or non-U.S. fiscal or regulatory legislation, rules or ~~official~~ practices adopted pursuant to any ~~published~~ intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of ~~such Sections of~~ the ~~Code or analogous provisions of non-U.S. law~~foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System ~~arranged by federal funds brokers~~, as published for such day by the Federal Reserve Bank of New York on the Business Day next succeeding; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to ~~Bank of America, N.A.~~the Administrative Agent on such day on such transactions by three federal funds brokers of national recognized standing as determined by the Administrative Agent; provided further that such rate shall not be less than zero for purposes of this Agreement.

“Fee Letter” shall mean ~~that certain Amended and Restated~~the Fee Letter, dated ~~April 21~~February 4, ~~2015~~2020 , ~~among~~between the ~~Joint~~Amendment No. 3 Lead ~~Arrangers (and their respective Affiliates), Merger Sub and U.S. MidCo~~Arranger and the Borrower.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.1.

“Finance Document” shall mean any Loan Documents, the Fee Letter and any other document designated as such by the Administrative Agent and the Borrower.

“Financial Covenant” shall mean the financial covenant set forth in Section 9.1.

“Financial Covenant Event of Default” shall have the meaning set forth in Section 11.2(b).

“Financial Statements Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B.

“First Lien Indebtedness” shall mean Term Loans, Revolving Loans, Incremental Equivalent Debt, Ratio Debt and Acquisition Debt, in each case, that is secured by a Lien on the Collateral on a pari passu basis with the 2020 Term Loans and the 2019 Revolving Loans.

“First Priority Credit Agreement Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Debt”) or one or more senior secured revolving credit facilities (each, a “First Priority Refinancing Revolving Debt”); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the ~~Obligations~~2020 Term Loans and the 2019 Revolving Loans, (ii) such Indebtedness constitutes Credit Agreement Refinancing Debt and (iii) such Indebtedness complies with the Credit Agreement Refinancing Requirements~~; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees))~~.

“First Priority Refinancing Revolving Debt” shall have the meaning set forth in the definition of “First Priority Credit Agreement Refinancing Debt.”

“First Priority Refinancing Term Debt” shall have the meaning set forth in the definition of “First Priority Credit Agreement Refinancing Debt.”

~~“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiary Incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness Incurred under any revolving credit facility or other Incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable period.~~

~~For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated Fixed Charges and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.~~

~~If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Swap Agreements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen or, if none, then based upon such optional rate chosen as the Borrower may designate.~~

~~“Fixed Charge Coverage Ratio Calculation Date” shall have the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”~~

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and

(c) all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Fixed Rate” shall mean and include each of the LIBOR Rate and each Alternate Currency Rate.

“Fixed Rate Loan” shall mean each LIBOR Loan and each Alternate Currency Loan.

“Foreign Lender” shall have the meaning set forth in Section 5.5(b).

“Foreign Security” shall mean the security created or expressed to be created in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Foreign Security Documents.

“Foreign Security Documents” shall mean all pledge or other security agreements, ~~mortgages,~~ charges, deeds of trust, assignments or other similar agreements or instruments, in each case, governed by the law of any jurisdiction other than the United States (whether executed on or after the ~~Closing~~Amendment No. 3 Effective Date) in connection with the transactions contemplated hereby ~~and, in each case as amended, restated, modified or supplemented from time to time~~.

“Foreign Subsidiary” shall mean any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean shall mean, at any time there is a Defaulting Lender, with respect to each Issuing Lender, such Defaulting Lender’s pro rata share of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Lender other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” shall mean, with respect to any Person, all Indebtedness of such Person that matures more than one (1) year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Obligations” shall have the meaning set forth in the definition of “Lender Default.”

“GAAP” shall mean generally accepted accounting principles in the United States of America that are in effect from time to time (but subject to Section 1.5(a)).

“Global Intercompany Note” shall mean a note substantially in the form of Exhibit C-3.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial, county, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” shall have the meaning set forth in Section 10.2. The term “Guaranteeing” shall have a correlative meaning.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations” shall have the meaning set forth in Section 10.1.

“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Guarantor Trigger Date” shall mean (i) in respect of a Restricted Subsidiary that ceases to be an Excluded Subsidiary, the date on which such Restricted Subsidiary has ceased to be an Excluded Subsidiary, (ii) in respect of a Restricted Subsidiary that ceases to be an Immaterial Subsidiary as a result of the 5% Test, the date on which the Financial Statements Certificate was (or was required to be) delivered pursuant to Section 8.2(c) showing that such Restricted Subsidiary ceased to be an Immaterial Subsidiary as a result of the 5% Test, (iii) in respect of an Additional Material Subsidiary, the date on which the applicable Restricted Subsidiary was designated as an Additional Material Subsidiary pursuant to Section 8.8(d), (iv) in respect of any other Restricted Subsidiary designated as a Subsidiary Guarantor, the date of such designation, and (v) in respect of any Restricted Subsidiary (other than a Non-Guarantor Subsidiary) that is established, created or acquired after Amendment No 3 Effective Date by any Loan Party (including upon the consummation of a Division), the date on which such Restricted Subsidiary is established, created or acquired by such Loan Party.

“Guarantors” shall mean, collectively, Holdings, the Subsidiary Guarantors and, in the case of Guaranteed Obligations incurred by Loan Parties other than the Borrower, the Borrower.

“Guernsey Holdco” shall mean Ithaca G.P. Limited, a non-cellular company limited by shares registered in Guernsey with company number 60424.

“Guernsey Loan Parties” shall mean the Loan Parties incorporated or organized under the laws of Guernsey.

“Highest Adjustable Applicable Margins” shall have the meaning set forth in the definition of “Applicable Margin.”

“Historical Transactions” shall mean the “Transactions” or “Amendment Transactions” or similar terms, as defined in the Existing Credit Agreement and the amendments thereto, including the payment of fees and expenses in connection therewith.

“Holdings” shall have the meaning set forth in the preamble hereto.

“IASB” shall mean the International Accounting Standards Board or any successor thereto.

“IFRS” shall have the meaning set forth in Section 1.5(a).

“IFRS Election” shall have the meaning set forth in Section 1.5(a).

“Immaterial Subsidiary” shall mean each Restricted Subsidiary of Holdings (~~i~~other than the Borrower or any parent company of the Borrower) ~~which~~that, as of the most ~~recent fiscal quarter of Holdings, for the Test Period then ended, for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.1~~recently ended Specified Test Period, contributed less than 5.0% of ~~the~~ third party ~~gross~~ revenues of Holdings and its Restricted Subsidiaries ~~(but excluding Excluded Subsidiaries) for such~~for the applicable Specified Test Period ~~and (ii) which~~or had assets with a net book value of less than 5.0% of ~~the~~ Total Assets ~~(but excluding Excluded Subsidiaries)~~ as of such date, in each case calculated on a Pro Forma Basis (the “5% Test”); provided that~~, if at any time~~ the aggregate amount of third party ~~gross~~ revenues ~~or Total Assets attributable to~~and the aggregate amount of total assets of all ~~Restricted~~Immaterial Subsidiaries ~~that are Immaterial Subsidiaries exceeds 20.0%~~shall not exceed 20.0% (the “20% Test”) of the aggregate amount of third party ~~gross~~ revenues and the aggregate amount of total assets, respectively, of Holdings and its Restricted Subsidiaries (~~but~~ excluding ~~Excluded Subsidiaries)~~, for ~~any such Test Period or 20.0% of Total Assets (but excluding~~purposes of the 20% Test, all Excluded Subsidiaries) as of the end of any such ~~fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within twenty (20) Business Days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries (excluding Excluded Subsidiaries) as Material Subsidiaries to eliminate such excess, and such Restricted Subsidiaries so designated shall no longer constitute Immaterial Subsidiaries under this Agreement~~Specified Test Period.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, grandchild, parent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including formally adopted relationships) and successors, executors, administrators, heirs, legatees or distributees of any of the foregoing and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” shall have the meaning set forth in Section 2.15(c).

“Incremental Equivalent Debt” shall mean Indebtedness Incurred pursuant to Section 9.4(b)(vi).

“Incremental Facility” shall mean (i) each Incremental Term Loan Commitment and Incremental Term Loan and (ii) each Incremental Revolving Loan Commitment and Incremental Revolving Loan ~~Commitment~~.

“Incremental Lenders” shall mean one or more Incremental Revolving Lenders ~~and/~~or one or more Incremental Term Lenders, as applicable.

~~“Incremental Loans” shall mean Incremental Revolving Loans and Incremental Term Loans.~~

“Incremental Revolving Lender” shall have the meaning set forth in Section 2.15(a).

“Incremental Revolving Loan Commitments” shall have the meaning set forth in Section 2.15(a), as the same may be terminated pursuant to Section 4.3 or Section 11.

“Incremental Revolving Loan Maturity Date” shall mean the date on which an Incremental Revolving Loan matures or related Incremental Revolving Loan Commitment expires as set forth ~~on~~in the Incremental Amendment relating to such Incremental Revolving Loan Commitment~~; provided, however, that if such date is not a Business Day, the Incremental Revolving Loan Maturity Date shall be the next preceding Business Day~~.

“Incremental Revolving Loans” shall have the meaning set forth in Section 2.15(a).

“Incremental Term Lender” shall have the meaning set forth in Section 2.15(a).

“Incremental Term Loan Commitments” shall have the meaning set forth in Section 2.15(a), as the same may be terminated pursuant to Section 4.3 ~~and/~~or Section 11.

“Incremental Term Loan Maturity Date” shall mean the date on which an Incremental Term Loan matures as set forth ~~on~~in the Incremental Amendment relating to such Incremental Term Loan~~; provided, however, that if such date is not a Business Day, the Incremental Term Loan Maturity Date shall be the next preceding Business Day~~.

“Incremental Term Loans” shall have the meaning set forth in Section 2.15(a).

“Incur” or “Incurrence” shall have the meanings set forth in Section 9.4(a).

“Indebtedness” shall mean, with respect to any Person at any date, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capital Lease Obligations), except (x) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith and (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(iv) in respect of obligations under any Swap Agreements;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and obligations under Swap Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations (of the type referred to in clause (a) of this definition) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that if such Indebtedness has not been so assumed the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of the Indebtedness so secured;

provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Indemnified Person” shall have the meaning set forth in Section 13.1.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Initial Joint Lead Arrangers” shall mean, collectively, ~~the Joint Lead Arrangers (other than Deutsche~~Bank of America, N.A., Goldman Sachs Bank USA, Credit Suisse Securities ~~Inc.)~~(USA) ~~LLC, Macquarie Capital (USA) Inc.~~, Morgan Stanley Senior Funding, Inc., Nomura Securities International, Inc. and RBC Capital Markets, as joint lead arrangers joint bookrunners with respect to the loans and commitments established on the Original Closing Date.

“Initial ~~Revolving~~Second Lien Term Loan” and “Initial ~~Revolving~~Second Lien Term Loans” shall have the meaning ~~set forth in Section 2.1(c).~~

~~“Initial Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name on~~ Schedule ~~I directly below the column entitled “Revolving Loan Commitment,” as same may be increased or reduced pursuant~~assigned to the terms “Initial Loan” and ~~conditions hereof~~“Initial Loans,” respectively, in the Second Lien Credit Agreement.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including copyrights, trademarks, ~~in either case~~domain names, patents, in any of the foregoing cases whether registered, issued or applied for with a Governmental Authority, ~~patents,~~ trade secrets, including any of the foregoing rights in ~~technology,~~ know-how ~~and processes, trade secrets,~~ , technology, software and databases, and licenses to copyrights, patents, trademarks, ~~technology~~domain names, trade secrets or ~~know-how or~~ combinations of any of ~~the foregoing, mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act) internet domain names, intangible rights in software and databases not otherwise included in~~ the foregoing, all rights to past, present or future proceeds and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” shall mean the Amendment No. 3 Effective Date Intercreditor Agreement and any other intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives of Indebtedness incurred under Section 2.15 or Section 9.4 or any other party, as the case may be, substantially on terms set forth on Exhibit C-~~1 and/or Exhibit C-2, as applicable~~2 (except to the extent otherwise reasonably agreed by the Borrower and the Administrative Agent) or otherwise on such terms that are reasonably satisfactory to the Borrower and the Administrative Agent, in each case, as amended, restated, supplemented or otherwise modified (or replaced in connection with a Refinancing or incurrence of Indebtedness under Section 9.4) from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest to the extent paid or required to be paid in cash for such Test Period. In the event that Holdings or any of its Restricted Subsidiaries ~~Incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness Incurred under any revolving credit facility or other Incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the~~ Interest ~~Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the~~ Interest Coverage Ratio is made (the “Interest Coverage Ratio Calculation Date”), then the Interest ~~Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable period.~~

~~For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the~~ Interest ~~Coverage Ratio Calculation Date shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated~~ Consolidated Interest Expense ~~and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the~~ Interest ~~Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period~~.

~~If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the~~ Interest ~~Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Swap Agreements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a~~ eurocurrency ~~interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen or, if none, then based upon such optional rate chosen as the Borrower may designate~~.

“Interest Coverage Ratio Calculation Date” shall have the meaning set forth in the definition of “Interest Coverage Ratio.”

“Interest Determination Date” shall mean, with respect to any Fixed Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Fixed Rate Loan, as the case may be.

“Interest Period” shall have the meaning set forth in Section 2.10.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investment Company Act” shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. ~~For purposes of the definition of Unrestricted Subsidiary and Section 9.2:~~

~~(a) Investments shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of~~

Subject to the immediately following sentence, the amount of any non-cash Investments will be the fair market value ~~of the net assets of a Subsidiary of Holdings~~thereof at the time made, and the amount of any cash Investment will be the original cost thereof. To the extent any Investment in any Person is made in compliance with Section 9.2 in reliance on a category that ~~such Subsidiary~~ is ~~designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings~~subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower or any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, interest, payment, return of capital, repayment, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to ~~continue~~be credited to ~~have a permanent “Investment” in an Unrestricted Subsidiary~~the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount ~~(if positive) equal to:~~

~~(i) Holdings’ Investment in such Subsidiary at the time of such redesignation; less~~

~~(ii) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and~~

~~(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer~~that would exceed the amount of such Investment or would result in the aggregate Dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction). To the extent the category subject to a Dollar-denominated restriction is also subject to an amount based on a percentage of LTM EBITDA which, at the date of determination, produces a numerical restriction that is greater than such Dollar amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar amount in the foregoing sentence for purposes of determining such credit.

“Investors” shall mean the Sponsors, the Management Stockholders and each other Person that is an indirect investor in Holdings on the ~~Closing~~Amendment No. 3 Effective Date and their Affiliates.

“Irish Loan Parties” shall mean the Loan Parties incorporated or organized under the laws of Ireland.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISDA CDS Definitions” shall have the meaning set forth in Section 13.12.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” shall mean Bank of America, N.A. ~~and/~~or one of its designated Affiliates or branches (in each case, to be determined by ~~the Administrative Agent~~Bank of America, N.A.) or other Lenders reasonably acceptable to the Borrower and the Administrative Agent which agree to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates or branches of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Loan Documents).

“Joint Lead Arrangers” shall mean, collectively, the Initial Joint Lead Arrangers, the Amendment No. 1 Joint Lead Arrangers and ~~Joint Bookrunners listed on the cover page hereof~~the Amendment No. 3 Lead Arranger.

“Judgment Currency” shall have the meaning set forth in Section 13.19(a).

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 13.19(a).

“Junior Lien Indebtedness” shall mean the Initial Second Lien Term Loans, Term Loans, Revolving Loans, Incremental Equivalent Debt, Ratio Debt and Acquisition Debt, in each case, that is secured by a Lien on the Collateral on a junior basis to the 2020 Term Loans and the 2019 Revolving Loans.

“Junior Priority Credit Agreement Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured term loans (each, a “Junior Priority Refinancing Term Debt”) or one or more junior lien revolving credit facilities (each, a “Junior Priority Refinancing Revolving Debt”); provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis (with respect to Liens only) to the Liens on the Collateral securing the Obligations and the obligations in respect of any First Priority Credit Agreement Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Debt, (iii) the holders of such Indebtedness and the Liens on the Collateral securing such Indebtedness are subject to and bound by ~~an~~the Amendment No. 3 Effective Date Intercreditor Agreement and (iv) such Indebtedness complies with the Credit Agreement Refinancing Requirements~~; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)~~.

“Junior Priority Refinancing Revolving Debt” shall have the meaning set forth in the definition of “Junior Priority Credit Agreement Refinancing Debt.”

“Junior Priority Refinancing Term Debt” shall have the meaning set forth in the definition of “Junior Priority Credit Agreement Refinancing Debt.”

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans or Incremental Revolving Loans; provided that any applicable springing maturity date (including, for the avoidance of doubt, the Springing Revolving Loan Maturity Date, the Springing Dollar Term Loan Maturity Date and the Springing Euro Term Loan Maturity Date) shall be disregarded in making any such determination.

“L/C Obligations” shall mean, as at any date of determination,, an amount equal to the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of the aggregate of all Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” shall mean all the Revolving Lenders other than the Issuing Lender.

“LCT Election” shall have the meaning set forth in Section 1.4(ii).

“LCT Test Date” shall have the meaning set forth in Section 1.4(ii).

“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, ~~improvements and/or~~excluding fixtures.

“Lender” shall mean each financial institution ~~(x)~~ listed on Schedule I ~~(in respect of the Revolving Facility) and (y) that is a party to Amendment No. 1 (in respect of the Term B-1 Loans)~~, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, a Refinancing Amendment or an Incremental Amendment, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lender” shall include the Swingline Lender.

“Lender Default” shall mean, with respect to any Lender, (i) the refusal (which must be in writing and which has not been retracted in writing) or failure of such Lender to fund any portion of the Revolving Loans or reimbursement obligations under the Revolving Facility, participations in L/C Obligations or participations in Swingline Loans (collectively, its “Funding Obligations”) required to be made by it under the Revolving Facility, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure unless such refusal or failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) have not been satisfied, (ii) the failure of such Lender to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (iii) such Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations under the Revolving Facility or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (iv) such Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its Funding Obligations under the Revolving Facility ~~or~~, (v) such Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or (vi) such Lender has, or has a direct or indirect parent company that has, become subject to a Bail-In Action.

“Lender Party” shall have the meaning set forth in Section 13.16(a).

“Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person has commenced under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred with respect to such Lender solely by virtue of the ownership or acquisition of any ~~equity interests~~Equity Interests in such Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality thereof) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” shall have the meaning set forth in Section 3.1(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning set forth in Section 3.3(b).

“Letter of Credit Fee” shall have the meaning set forth in Section 4.1(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time (taking the Dollar Equivalent of any such Letter of Credit denominated in an Alternate Currency) and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time (taking the Dollar Equivalent of any such Letter of Credit denominated in an Alternate Currency).

“Letter of Credit Request” shall have the meaning set forth in Section 3.3(a).

“Leverage Ratios” and “Leverage Ratio” shall have the meaning set forth in Section 1.5(a).

“LIBOR” shall mean the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate).

“LIBOR Loan” shall mean each Dollar Denominated Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“LIBOR Rate” shall mean, with respect to any credit extension

(a) the rate per annum equal to the LIBOR or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, however, that, solely in the case of Term B-1 Loans, the LIBOR Rate shall not be less than 0.00% per annum; provided further, that if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 A.M., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent references to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as provided in the definition of Euro LIBOR, LIBOR Rate or Sterling Rate, as applicable.

“LIBOR Successor Rate” shall have the meaning set forth in Section 2.11(g).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Euro LIBOR, LIBOR Rate, Sterling Rate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean any transaction permitted under this Agreement, including any Permitted Acquisition or other Investment permitted hereunder, any repayment or redemption of, or offer to purchase, any Indebtedness, or the ~~consummation~~making of ~~which is not conditioned on the availability of, or on obtaining, third party financing~~any Restricted Payment.

“LLC” shall mean any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” shall mean any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents” shall mean this Agreement, each Co-Borrower Request and Assumption Agreement, each Co-Borrower Notice, each Guarantor Joinder Agreement, the Agency Assignment Agreement (as defined in Amendment No. 3), Amendment No. 1, Amendment No. 2, Amendment No. 3, the U.S. Security Agreement, the U.S. ~~Holdings~~ Pledge Agreement, the Foreign Security Documents ~~delivered on or prior to the Closing~~, the Amendment No. 3 Effective Date Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each other Security Document, each other Intercreditor Agreement, each Incremental Amendment and each Refinancing Amendment; and solely for purposes of Section 13.1 and, the exculpations, indemnities and other privileges and protections afforded to the Collateral Agent pursuant thereto, Section 12, the Second Lien Specified Documents.

“Loan Modification Agreement” shall have the meaning set forth in Section 2.16(b).

“Loan Modification Offer” shall have the meaning set forth in Section 2.16(a).

“Loan Parties” shall mean Guernsey Holdco (other than for purposes of Section ~~9~~10), Holdings, the Borrower, each Co-Borrower and each Subsidiary Guarantor.

“LTM EBITDA” shall mean the Consolidated EBITDA, calculated on a Pro Forma Basis, as of the last day of the most recently ended Test Period ~~for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.1(a) or (b)~~.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Luxembourg Guarantor” shall mean any Guarantor incorporated or organized under the laws of Luxembourg.

“Luxembourg Loan Parties” shall mean the Loan Parties incorporated or organized under the laws of Luxembourg.

“Management Stockholders” shall mean, at any time, the members of management ~~of Holdings or its Subsidiaries~~ (and their Control Investment Affiliates) ~~of Holdings or its Subsidiaries~~ who ~~were~~are direct or indirect holders of Capital Stock of Holdings on the ~~Closing~~Amendment No. 3 Effective Date.

“Mandatory Borrowing” shall have the meaning set forth in Section 2.1(e).

“Mandatory Prepayment Date” shall have the meaning set forth in Section 5.2(f).

“Margin Stock” shall have the meaning set forth in Regulation U of the Board.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations or financial condition of Holdings and its Restricted Subsidiaries taken as a whole~~,~~ or (ii~~) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (iii~~) the rights and remedies available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.

“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, molds fungi, mycotoxins, and radioactivity, or radiofrequency radiation defined or regulated as hazardous or toxic under any Environmental Law.

“Material Subsidiary” shall mean each Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Dollar 2020 Term ~~B-1~~ Loan Maturity Date, the Euro 2020 Term ~~B-1~~ Loan Maturity Date, the Revolving Loan Maturity Date, the Swingline Expiry Date, the Incremental Term Loan Maturity Date, the Incremental Revolving Loan Maturity Date or the final stated maturity date of any Other Term Loan or Other Revolving Loan as set forth in the applicable Refinancing Amendment, as the case may be.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of:

(a) an unlimited amount if, on a Pro Forma Basis after giving effect to the ~~incurrence~~Incurrence of such ~~additional amount (assuming any~~Indebtedness and the intended use of proceeds thereof (assuming, in the case of Incremental Revolving Loan Commitments, that such Incremental Revolving Loan Commitments are fully borrowed ~~and outstanding throughout the relevant period)~~) as of the last day of the most recently ended Test Period, (i) with respect to amounts secured by a Lien on the Collateral on a pari passu basis with the 2020 Term Loans and the 2019 Revolving Loans, the Total Net First Lien Leverage Ratio ~~shall be~~is less than or equal to ~~5.00~~either (A) 5.50 to 1.00 ~~determined on a Pro Forma Basis at the time of determination based on the most recently completed Test Period for which financial statements and certificates were required to be delivered under Section 8.1(a) or (b), as the case may be~~or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 5.50 to 1.00 and (y) the Total Net First Lien Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder, (ii) with respect to amounts secured by a Lien on the Collateral on a junior basis to the 2020 Term Loans and the 2019 Revolving Loans, either (I) the Total Net Secured Leverage Ratio is less than or equal to either (A) 6.50 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 6.50 to 1.00 and (y) the Total Net Secured Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder, and (iii) with respect to amounts that are unsecured, either (I) the Total Net Leverage Ratio is less than or equal to either (A) 7.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 7.00 to 1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder; provided that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Incremental Facility shall not be included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio ~~as used in this definition,~~, the Total Net Secured Leverage Ratio or the Total Net Leverage Ratio, as applicable; plus

(b) (i) in the case of Indebtedness secured by a Lien on the Collateral on a pari passu basis with the 2020 Term Loans and the 2019 Revolving Loans, to the extent such Indebtedness serves to effectively extend the maturity or effect the repricing of any First Lien Indebtedness, an amount equal to the portion of the First Lien Indebtedness that will be replaced by such Indebtedness, (ii) in the case of Indebtedness secured by a Lien on the Collateral on a junior basis to the 2020 Term Loans and the 2019 Revolving Loans, to the extent such Indebtedness serves to effectively extend the maturity or effect the repricing of any First Lien Indebtedness or Junior Lien Indebtedness, an amount equal to the portion of the First Lien Indebtedness or Junior Lien Indebtedness that will be replaced by such Indebtedness and (iii) in the case of Indebtedness that is unsecured, to the extent such Indebtedness serves to effectively extend the maturity or effect the repricing of any First Lien Indebtedness, Junior Lien Indebtedness or Unsecured / Other Secured Indebtedness, an amount equal to the portion of the First Lien Indebtedness, Junior Lien Indebtedness or Unsecured / Other Secured Indebtedness that will be replaced by such Indebtedness, which, in each case, shall be available at all times and not subject to clause (a) above; plus

(c) to the extent not funded with the proceeds of long-term Indebtedness (other than revolving loans), (i) with respect to amounts secured by a Lien on the ~~Collateral on a pari passu basis with the~~ 2020 Term Loans and the 2019 Revolving Loans, the amount of all prior voluntary prepayments ~~of~~or debt buybacks of First Lien Indebtedness (minus the sum of (A) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued pursuant to Section 9.4(b)(vi)(C)(i) prior to such date and (B) the aggregate principal amount of Incremental Facilities Incurred under this clause (c)(i) prior to such date), (ii) with respect to amounts secured by a Lien on the assets constituting Collateral on a junior basis to the 2020 Term Loans~~,~~ and the 2019 Revolving Loans, the amount of all prior voluntary prepayments or debt buybacks of First Lien Indebtedness or Junior Lien Indebtedness (minus the sum of (A) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued pursuant to Section 9.4(b)(vi)(C)(i) and Section 9.4(b)(vi)(C)(ii) prior to such date and (B) the aggregate principal amount of Incremental

~~Loans and Indebtedness incurred~~Facilities Incurred under clause (c)(i) above and this clause (c)(ii) prior to such date), and (iii) with respect to amounts that are unsecured, the amount of all prior voluntary prepayments or debt buybacks of First Lien Indebtedness, Junior Lien Indebtedness and Unsecured / Other Secured Indebtedness (minus the sum of (A) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued pursuant to Section 9.4(b)(vi)(~~B)(II), in each case, that is secured by a Lien on the Collateral on a pari passu~~ basis with the ~~Obligations (so long as, with respect to any~~C)(i), Section 9.4(b)(vi)(C)(ii) and Section 9.4(b)(vi)(C)(iii) prior to such date and (B) the aggregate principal amount of Incremental Facilities Incurred under clauses (c)(i) and (c)(ii) above and this clause (c)(iii) prior to such date), in each case, (x) with respect to debt buybacks, with credit given to the amount of cash used to make such buybacks if purchased at a discount to par, and (y) with respect to revolving loans, so long as any such prepayment is accompanied by a permanent reduction in such revolving commitment, and which shall be available at all times and not subject to any ratio test; plus

(d) the greater of (x) $392,000,000 and (y) 100% of LTM EBITDA (calculated at the time of determination) (minus the sum of (~~x) the aggregate principal amount of Incremental Term Loans and/or Incremental Revolving Commitments incurred under clause (b) of the definition of Maximum Incremental Facilities Amount pursuant to Section 2.15(a) prior to such date and (y~~A) the aggregate principal amount of Indebtedness~~,~~ Incurred and Disqualified Stock ~~and Preferred Stock~~ issued ~~or Incurred~~ pursuant to Section 9.4(b)(vi)(~~A)(II) or~~D) and Section 9.4(b)(~~vi~~xv)(~~B)(II~~b) prior to such date and (B) ~~the aggregate principal amount of Incremental~~ Facilities Incurred under this clause (d) prior to such date), which shall be available at all times and not subject to any ratio test;

provided, ~~however~~,  ~~that that the Borrower may incur such Indebtedness under clause (a) or (b) in such order as it may elect in its sole discretion~~ that, on the Amendment No. 3 Effective Date, the Borrower may Incur the Incremental 2020 Term Loans (as defined in Amendment No. 3) (and, for the avoidance of doubt, the Incurrence of such Incremental 2020 Term Loans shall not reduce the amount otherwise available pursuant to clauses (a), (b), (c) and (d) above; provided, further that (x) the Borrower may Incur such Indebtedness under any of clauses (a), (b), (c) or (d) above in such order as it may elect in its sole discretion, (y) ~~if the Borrower intends to~~ Incur Incremental Facilities under clause (a) above, on the one hand, and under clauses (b), (c) or (d) above, on the other hand, in a single transaction or series of substantially simultaneous and related transactions, (I) the Incurrence of the portion of such Incremental Facilities to be incurred under clause (a) above shall first be calculated without giving effect to any portion of such Incremental Facilities to be incurred under clauses (b), (c) or (d) above (but giving pro forma effect to the use of proceeds of all such Incremental Facilities to be Incurred in connection with such transaction or series of substantially simultaneous and related transactions and (II) thereafter, the Incurrence of the portion of such Incremental Facilities to be incurred under clauses (b), (c) or (d) above shall be calculated and (z) any portion of any Incremental Facilities incurred under clauses (b), (c) or (d) above ~~shall be automatically reclassified~~ as Incurred under the applicable ratio test set forth in clause (a) above if at such time such ratio test set forth in clause (a) above would be satisfied on a Pro Forma Basis (after giving effect to such reclassification) on the last day of the most recently ended Test Period.

“Maximum Rate” shall have the meaning set forth in Section 13.18.

“Maximum Swingline Amount” shall mean $15,000,000.

“MFN Exceptions” shall mean any Incremental Term Loan and any Indebtedness subject to clause (c) of the “Applicable Requirements” that is (i) incurred to finance a Permitted Acquisition or other Investment permitted hereunder or (ii) incurred after February 25, 2021.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 6, 2015, by and among ~~U.S. MidCo~~Italics Inc., ~~Merger Sub~~the Borrower and the ~~Company~~other parties thereto.

“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, $1,000,000 or, if denominated in Euros, €1,000,000 or, if denominated in Pounds Sterling, £1,000,000 or if denominated in an Alternate Currency (other than Euros or Pounds Sterling), the Dollar Equivalent thereof and (ii) for Swingline Loans, $500,000.

“Minimum Extension Condition” shall have the meaning set forth in Section 2.16(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

~~“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar security instrument.~~

~~“Mortgaged Property” shall mean any Real Property owned or leased by Holdings or any of its Restricted Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.~~

“Multiemployer Plan” shall mean ~~a Plan that is~~ a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Holdings, the Borrower or any Commonly Controlled Entity, and each such plan for the six-year period immediately following the latest date on which Holdings, the Borrower or any Commonly Controlled Entity contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, any Recovery Event, any Designated Sale Leaseback Transaction or any other sale of assets, the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or any other sale of assets (other than any Lien pursuant to a Security Document), (iii)  ~~taxes~~Taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable ~~taxes~~Taxes required to be paid by Holdings or any Restricted Subsidiary of Holdings in connection with such Asset Sale or Recovery Event or any other sale of assets, (iv) reserves for any liabilities attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale or any other sale of assets owing by Holdings or any of its Restricted Subsidiaries in connection therewith (including pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction) and that are determined by the Borrower in good faith as a reserve in accordance with GAAP; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to Holdings or any of its Restricted Subsidiaries from the sale price for such Asset Sale or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short Lender” shall have the meaning set forth in Section 13.12(i)(i).

“New Revolving Loan Commitments” shall have the meaning set forth in Section 2.15(a).

“Non-Bank Certificate” shall have the meaning set forth in Section 5.5(b).

~~“Non-Converting Consenting Dollar Term Lender” means a Term Lender that has elected to be a “Non-Converting Consenting Term Dollar Term Lender on its signature page to Amendment No. 1.~~

~~“Non-Converting Consenting Euro Term Lender” means a Term Lender that has elected to be a “Non-Converting Consenting Term Euro Term Lender on its signature page to Amendment No. 1.~~

“Non-Defaulting Lender,” “Non-Defaulting Revolving Lender,” “Non-Defaulting Term Lender” and “Non-Defaulting Incremental Term Lender” shall mean and include each Lender, Term Lender, Revolving Lender, Incremental Term Lender or as the case may be, other than a Defaulting Lender.

“Non-Guarantor Debt Cap” shall mean an amount equal to the greater of (x) $75,000,000 and (y) 20.0% of LTM EBITDA (calculated at the time of determination), ~~(~~minus the amount of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are not Loan Parties pursuant to Sections 9.4(a), 9.4(b)(vi~~), 9.4(b)(xvii~~) and 9.4(b)(~~xxi~~xviii) .

“Non-Guarantor Subsidiary” shall mean any Excluded Subsidiary and any Restricted Subsidiary of Holdings that is an Immaterial Subsidiary; provided that any such Non-Guarantor Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary is no longer a Restricted Subsidiary or an Excluded Subsidiary or Immaterial Subsidiary, as applicable; provided further that notwithstanding the foregoing Holdings may in its sole discretion designate any Restricted Subsidiary as a Subsidiary Guarantor.

“Non-U.S. Loan Parties” shall mean any Loan Party that is not a U.S. Loan Party.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than any government-sponsored plan, including any state-governed social security arrangements or statutory supplemental pension arrangements) established (regardless of whether through direct contributions or through employee withholding) ~~or~~, maintained or contributed to outside the United States by Holdings, the Borrower or one or more Restricted Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment.

“Note” shall mean each Dollar 2020 Term ~~B-1~~ Note, Euro 2020 Term ~~B-1~~ Note, Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.3(a) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(c).

“Notice of Intent to Cure” shall mean a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, with respect to any fiscal quarter for which a cure right will be exercised, which certificate shall contain a computation of the applicable Event of Default and notice of intent to cure such Event of Default in accordance with Section 11.3(a).

“Notice Office” shall mean the office of the Administrative Agent located at ~~901 Main St, TX1-492-14-14, Dallas, Texas, 75202-3714, Attn: Norma Maldonado~~309 West 29th Street, New York, New York 10019, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto. In the case of Letters of Credit, a copy of any notice shall also be sent to Trade Operations, 1 Fleet Way, PA6-580-02-30, Scranton, Pennsylvania 18507, Attn: Mary J. Cooper, or such other office or person as the Administrative Agent or Issuing Lender may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning set forth in Section 13.19(a).

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations or Specified Swap Agreements and interest accruing after the filing of any petition in bankruptcy or examinership, or the commencement of any insolvency, reorganization, examinership or like proceeding, relating to the Borrower or any ~~Guarantor~~Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all obligations (including reimbursement obligations) in respect of Letters of Credit, and all other obligations and liabilities of the Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender, any other Secured Party or any party to a Specified Swap Agreement or a party providing Cash Management Obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Specified Swap Agreement or any document relating to Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any ~~Guarantor~~Loan Party pursuant to any Loan Document and all fees and expenses accruing after the filing of any petition in bankruptcy, examinership or the commencement of any insolvency, examinership, reorganization or like proceeding, relating to the Borrower or any ~~Guarantor~~Loan Party, whether or not a claim for post-filing or post-petition fees or expenses is allowed in such proceeding), guarantee obligations or otherwise (but excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor).

“OFAC” shall have the meaning set forth in Section 6.21(d)(v).

“Offer Price” shall have the meaning set forth in the definition of “Dutch Auction.”

“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Original Closing Date” shall mean August 6, 2015.

“Other Applicable Indebtedness” shall have the meaning set forth in Section 5.2(c).

“Other Revolving Commitments” shall mean one or more Classes of revolving credit commitments hereunder or extended Revolving Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” shall mean all present or future stamp or documentary, intangible, recording, filing or similar excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document (including Taxes imposed by Luxembourg due to a registration or filing in Luxembourg of this Agreement or any other Loan Document when such registration or filing in Luxembourg of this Agreement or any other Loan Document is required to maintain, preserve, establish or enforce the rights of any Lender or any Agent Party), except to the extent any such Taxes are (i) imposed as a result of an assignment by a Lender (other than an assignment pursuant to the Borrower’s request under Section 2.14, an “Assignment Tax”) if such Assignment Tax is imposed as a result of any present or former connection between the assignor or assignee and the jurisdiction imposing such Assignment Tax (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, ~~and/~~or enforced, any Loan Documents), or (ii) Excluded Taxes.

“Other Term Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Lender, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day ~~by a branch or Affiliate of Bank of America, N.A.~~ in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parallel Debt Obligation” shall have the meaning set forth in Section 12.11.

“Participant” shall have the meaning set forth in 13.4(b)(i).

“Participant Register” shall have the meaning set forth in Section 13.4(b)(i).

“Participating Member State” shall mean each state as described in any EMU Legislation.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time).

“Payment Office” shall mean the office or account of the Administrative Agent located at ~~901 Main St, TX1-492-14-14, Dallas, Texas, 75202-3714, Attn: Norma Maldonado~~309 West 29th Street, New York, New York 10019, or such other office or account as the Administrative Agent may hereafter designate in writing as such to the other parties hereto. In the case of Alternate Currency Loans and Letters of Credit denominated in an Alternate Currency, a copy of any notice shall also be sent to 901 Main St, TX1-492-14-14, Dallas, Texas, 75202-3714, Attn: Norma Maldonado, or such other office or person as the Administrative Agent or Issuing Lender may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” shall have the meaning set forth in the definition of “Permitted Investments.”

“Permitted Amendment” shall mean an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.16, providing for an extension of the Maturity Date applicable to the Loans ~~and/~~or Commitments of the Accepting Lenders and, in connection therewith, at the Borrower’s option, (a) a decrease or increase in the Applicable Margin with respect to the Loans ~~and/~~or Commitments of the Accepting Lenders ~~and/~~or (b) a decrease or increase in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 9.5 and Section 5.2(c).

“Permitted Dissenting Shareholder Payments” shall mean Dissenting Shareholder Payments made with the proceeds of Incremental Term Loans or Incremental Revolving Loans; provided that any Permitted Dissenting Shareholder Payment shall be permitted only if, and only to the extent that, at the time of such Permitted Dissenting Shareholder Payment, Holdings or the Borrower would be permitted to make a Restricted Payment equal to the amount of such Permitted Dissenting Shareholder Payment hereunder; provided further, that, for the avoidance of doubt, no Permitted Dissenting Shareholder Payment shall reduce the amount available for Restricted Payments hereunder.

“Permitted Eligible Assignee” shall mean Holdings, the Borrower or any of their respective Restricted Subsidiaries.

“Permitted Holders” shall mean, individually or collectively, (a) one or more of the Investors and (b) any Person with which one or more of the Investors form a “group” (within the meaning of Rules 13(d)(3) and 13(d)(5) under the Securities Exchange Act, but excluding sub-section (b) of Rule 13d-3), so long as, in the case of this clause (b), one or more Investors Beneficially Owns more than 50% of the voting stock Beneficially Owned by such group.

“Permitted Investments” shall mean:

(a) any Investment ~~(i) by the Borrower or any Guarantor in the Borrower or any Guarantor, (ii) by any Restricted Subsidiary of Holdings that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, (iii) by any Restricted Subsidiary of Holdings that is not a Loan Party in any Loan Party (so long as no Capital Stock of any Loan Party is transferred to a Restricted Subsidiary of Holdings that is not a Loan Party in connection with such Investment) and (iv) by any Loan Party in any Restricted Subsidiary of Holdings that is not a Loan Party in an amount not to exceed, in the aggregate, the excess of (A) the greater of (x) $200,000,000 and (y) 54.0% of LTM EBITDA (calculated at the time of determination) over (B) the aggregate amount of consideration to be paid in any pending Permitted Acquisition subject to clause (III) of the proviso to clause (c) of this definition; provided that, in the case of clause (iv), no Default or Event of Default shall be continuing or would otherwise result from such Investment~~by Holdings or any Restricted Subsidiary in Holdings or any other Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents;

(c) any Investment ~~by Holdings or any of its Restricted Subsidiaries~~ in a Person ~~that is engaged in a Similar Business~~ if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged or consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary; provided that, in respect of this clause (c), (I) no ~~Default or~~ Event of Default shall have occurred and be continuing or would otherwise result from such Investment~~,~~ (subject to Section 1.4 in respect of a Limited Condition Transaction) and (II) Holdings~~, the Borrower~~ or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions (if any) required under Section 8.8 in connection therewith ~~and~~ (~~III) the aggregate amount of consideration paid or provided by the Borrower or any Guarantor (including the aggregate principal amount of all Indebtedness assumed in connection with such Investment and the fair market value of non-cash consideration) with respect to any Person that shall not be or, after giving effect to such Investment, shall not become a Guarantor or shall not transfer all or substantially all of its assets to the Borrower or a Guarantor, shall not exceed in the aggregate, the excess of (A) the greater of (x) $200,000,000 and (y) 54.0% of LTM EBITDA (calculated at the time of determination) over (B) the aggregate amount of Investments made under clause (a)(iv) of this definition (~~any such Investment under this clause (c) being, a “Permitted Acquisition”);

(d) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of Holdings or consolidates or merges with Holdings, the Borrower or any Restricted Subsidiary of Holdings (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger, and any modification, replacement, renewal, reinvestment or extension thereof;

(e) any Investment in securities or other assets, including earn-outs, not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 9.5 or any other disposition of assets not constituting an Asset Sale;

(f) Investments in existence, contemplated, or made pursuant to binding commitments in effect on the ~~Closing~~Amendment No. 3 Effective Date and described on Schedule 1.1(f); and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by Section 9.2 or this definition of Permitted Investments); provided that any such Investment shall be required to be described on Schedule 1.1(f) only to the extent that such Investment exceeds $5,000,000;

(g) any Investment acquired by Holdings or any of its Restricted Subsidiaries in compromise of, or in respect of, obligations of, claims against or dispute with, any Person (other than Holdings or any Restricted Subsidiary or Affiliate), including, but not limited to (i) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (ii) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business or (iv) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (B) litigation, arbitration or other disputes;

(h) Investments consisting of Swap Agreements permitted under Section 9.4(b)(xiii);

(i) Investments made with the Net Cash Proceeds of, or the payment for which consists of, Equity Interests (exclusive of Disqualified Stock and Specified Equity Contributions) of Holdings, or any of its direct or indirect parent companies; provided that, in each case, such cash proceeds or such Equity Interests, as the case may be, will not increase the amount available for Restricted Payments under Section 9.2(a)(v)(C)(2);

(j) guarantees of Indebtedness permitted under Section 9.4, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 9.7;

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.6 (other than those described in clauses (c) and (g) of Section 9.6);

(l) Investments ~~relating to any Permitted Receivable Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Permitted Receivables Financing~~in Persons ~~engaged in a Similar Business~~ in an aggregate amount, taken together with all other Investments made pursuant to this clause (l), not to exceed at any time outstanding the greater of (x) $100,000,000 and (y) 30.0% of LTM EBITDA (calculated at the time of determination);

(m) Investments consisting of earnest money deposits made in connection with a letter of intent, purchase agreement or other acquisition;

(n) ~~additional~~ Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) ~~that are~~, not to exceed at ~~that~~any time outstanding ~~(without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed~~ the greater of (x)  $~~150,000,000~~200,000,000 and (y)  ~~40.0~~55.0 % of LTM EBITDA (calculated at the time of determination~~); provided, however, that if any Investment pursuant to this clause (n) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (n~~);

(o) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees and consultants in an amount at any time outstanding not to exceed at any time outstanding the greater of (x) $10,000,000 and (y) ~~3.0~~5.0% of LTM EBITDA (calculated at the time of determination);

(p) (i) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice; (ii) loans and advances to employees, officers and directors of Holdings (or any of its direct or indirect parent companies) and any of its Subsidiaries to the extent used to acquire Capital Stock of the Borrower (or any of its direct or indirect parent companies) and to the extent such transactions are cashless; and (iii) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(q) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Holdings or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(r) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(s) Investments consisting of the licensing or contribution of ~~intellectual property~~Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(t) ~~Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (t) that are at that time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $100,000,000 and (b) 27.0% of LTM EBITDA (calculated at the time of determination); provided, however, that if any Investment pursuant to this clause (t) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (t)~~[Reserved];

(u) Investments made by Holdings and its Restricted Subsidiaries with the Net Cash Proceeds of any Asset Sale or Recovery Event to the extent such Net Cash Proceeds are applied in accordance with Section 5.2;

(v) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of ~~intellectual property~~Intellectual Property, in each case in the ordinary course of business;

(w) ~~Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;~~good faith deposits in the ordinary course of business in connection with Permitted Acquisitions or obligations in respect of surety bonds (other than appeal bonds), statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business for sums not more than ninety (90) days overdue or being contested in good faith by appropriate proceedings and for which Holdings and its Restricted Subsidiaries maintain adequate reserves in accordance with GAAP;

(x) Investments in the ordinary course of business consisting of (a) endorsements for collection or deposit and (b) customary trade arrangements with customers consistent with past practices;

(y) Investments made in the ordinary course of business and consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(z) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(aa) the acquisition of assets or Capital Stock solely in exchange for the issuance of common Equity Interests (exclusive of Specified Equity Contributions) of Holdings or any direct or indirect parent of Holdings; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 9.2(a)(v)(C)(II);

(bb) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice; and

(cc) Investments in the ~~Senior Notes (including any additional Senior Notes)~~Second Lien Term Loan Indebtedness and any other Indebtedness of Holdings, the Borrower or any Restricted Subsidiary acquired from a Person who is not an Affiliate of the Borrower.

(dd) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (dd) that are at that time outstanding, not to exceed at any time outstanding the greater of $30,000,000 and 10.0% of LTM EBITDA (calculated at the time of determination);

(ee) Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (ee) that are at that time outstanding, not to exceed at any time outstanding the greater of $50,000,000 and 15.0% of LTM EBITDA (calculated at the time of determination); and

(ff) Investments in an unlimited amount if the Total Net Leverage Ratio at the time of determination based on the most recently ended Test Period, on a Pro Forma Basis, would be less than or equal to 6.00 to 1.00.

For purposes of this definition, any Investment shall be determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value.

“Permitted Liens” shall mean, with respect to any Person:

(a) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation (including social security legislation), or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested ~~taxes~~Taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens, imposed by law, constituting carriers’, warehousemen’s, landlords’ and mechanics’ Liens or other like Liens (including any retention of title and extended retention of title arrangements), in each case for sums not yet overdue for a period of more than ~~thirty~~sixty (~~30~~60 ) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for Taxes (i) not yet ~~(i)~~ overdue for a period of more than thirty (30) days or ~~(ii)~~not subject to penalties for nonpayment~~,~~ or (ii) which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens incurred in the ordinary course of business to secure (x) public or statutory obligations, utilities, surety, stay, appeal, indemnity, bid, performance and similar bonds or with respect to other regulatory requirements or (y) letters of credit, banker’s acceptances or completion guarantees;

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens (i) securing Indebtedness permitted to be incurred pursuant to Section 9.4(b)(i), (b)(ii) (provided that the Lien securing Indebtedness permitted to be incurred pursuant to Section 9.4(b)(ii) shall be (x) limited to liens on the Collateral and (y) subject to the Amendment No. 3 Effective Date Intercreditor Agreement), (b)(iv), (b)(vii) (so long as such lien is limited to the property or equipment being acquired), (b)(xvi) (provided such ~~indebtedness~~Indebtedness being refinanced in accordance with Section 9.4(b)(xvi) is secured) ~~and~~, (b)(xvii) (but such Liens may only extend to the assets acquired in the respective Permitted Acquisition or Investment (provided further such liens were not created in contemplation of such Permitted Acquisition or Investment)) and (b)(~~xx~~xxi) (to the extent the guaranteed Indebtedness may be secured) and (ii) on property and assets of Restricted Subsidiaries that are not Loan Parties securing additional Indebtedness of such Restricted Subsidiaries incurred pursuant to Section 9.4;

(g) Liens existing on the ~~Closing~~Amendment No. 3 Effective Date and described on Schedule 1.1(g); provided that any such Lien shall be required to be described on Schedule 1.1(g) only to the extent that such Lien secures Indebtedness or other obligations in excess of $5,000,000;

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided further that such Liens may not extend to any other property or other assets owned by Holdings or any of its Restricted Subsidiaries;

(i) Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further that the Liens may not extend to any other property or other assets owned by Holdings or any of its Restricted Subsidiaries;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with Section 9.2;

(k) Liens ~~on cash or Cash Equivalents securing obligations under Swap Agreements permitted hereunder~~(i) securing Indebtedness permitted to be incurred pursuant to Section 9.4(a)(i), (b)(vi)(A)(i), (b)(vi)(B)(i), (b)(vi)(C)(i), (b)(vi)(D) and (b)(xviii)(A), in each case on a pari passu basis with the Liens on the Collateral securing the 2020 Term Loans and the 2019 Revolving Loans (provided that the Lien securing such Indebtedness shall be subject to an Intercreditor Agreement), (ii) securing Indebtedness permitted to be incurred pursuant to Section 9.4(a)(ii), (b)(vi)(A)(ii), (b)(vi)(B)(ii), (b)(vi)(C)(ii), (b)(vi)(D) and (b)(xviii)(B), in each case on a junior basis with the Liens on the Collateral securing the 2020 Term Loans and the 2019 Revolving Loans (provided that the Lien securing such Indebtedness shall be subject to an Intercreditor Agreement) and (iii) securing Indebtedness permitted to be incurred pursuant to Section 9.4(a)(iii), (b)(vi)(A)(iii), (b)(vi)(B)(iii), (b)(vi)(C)(iii), (b)(vi)(D) and (b)(xviii)(C) (so long as such Liens do not extend to any property constituting Collateral);

(l) Liens created pursuant to any Loan Document ~~(without duplication of any such liens permitted under clause (f) above)~~ and Liens for the benefit of the Issuing Lenders and the Lenders in respect of Cash Collateral;

(m) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(o) (i) any interest or title of a lessor under any lease entered into by Holdings and its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased, (ii) ground leases in respect of ~~real property~~Real Property on which facilities owned or leased by Holdings and its Restricted Subsidiaries are located and (iii) Liens and other matters of record shown on any title policies delivered pursuant to this Agreement;

(p) Liens arising from UCC financing statement filings regarding operating leases or consignments entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(q) Liens in favor of any Loan Party;

(r) Liens to secure any Refinancing, refunding, extension, renewal or replacement (or successive Refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (f), (g), (h), (i), (~~v), (hh~~u) and (~~ii)~~v) of this definition; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or in the case of Indebtedness described under clauses (f), (g), (h), (i), (~~v), (hh~~u) and (~~ii)~~v) of this definition only, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (~~v), (hh~~u) and (~~ii)~~v) of this definition at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing, refunding, extension, renewal or replacement;

(s) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(t) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(u) ~~other~~ Liens securing obligations ~~incurred in the ordinary course of business~~, which obligations, together with any Refinancing thereof, do not exceed at any one time outstanding the greater of (x) $75,000,000 and (y) 20.0% of LTM EBITDA (calculated at the time of determination); provided, that to the extent such Liens are in respect of assets constituting Collateral, such Liens shall be on a junior lien basis to the Liens on the Collateral securing the 2020 Term Loans and the 2019 Revolving Loans and shall be subject to an Intercreditor Agreement;

(v) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(h);

(w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(x) Liens ~~in respect~~consisting of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of Intellectual Property in the ordinary course of business;

(y) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or any comparable or successor provision) on items in the course of collection~~, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business,~~ and (~~iii~~ii) in favor of banking institutions arising as a matter of law or pursuant to a bank’s general banking conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(z) Liens arising out of conditional sale, title retention (including extended retention of title arrangements), consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(aa) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.4; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(bb) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(cc) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts or netting arrangements of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(dd) Liens ~~in respect of a Permitted Receivables Financing~~arising out of Permitted Sale Leaseback Transactions (so long as such liens do not extend to any assets other than the property that is the subject of such Permitted Sale Leaseback Transaction);

(ee) ~~Non~~non-recourse Liens on the Equity Interests of an Unrestricted Subsidiary to secure obligations of such Unrestricted Subsidiary;

(ff) Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries of Holdings or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

(gg) Liens ~~arising out~~in respect of a Permitted ~~Sale Leaseback Transactions~~Receivables Financing;

~~(hh) Liens on the Collateral securing Indebtedness permitted to be incurred pursuant to (A) Section 9.4(b)(vi)(A) or (B) Section 9.4(b)(xvii) (in respect of clause (B), if after giving effect to the Incurrence of such Indebtedness (assuming any revolving loan commitments are fully borrowed and outstanding throughout the relevant period and assuming that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Indebtedness and remaining on the consolidated balance sheet of Holdings shall not be included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio), the Total Net First Lien Leverage Ratio determined on a Pro Forma Basis is either (x) less than or equal to 5.00 to 1.00 or (y) less than the Total Net First Lien Leverage Ratio immediately prior to the Incurrence of such Indebtedness), in each case on a pari passu basis with the Liens on the Collateral securing the Obligations; provided that such Indebtedness complies with the Applicable Requirements;~~

~~(ii) Liens on the Collateral securing Indebtedness permitted to be incurred pursuant to (A) Section 9.4(b)(vi)(B) or (B) Section 9.4(b)(xvii) (in respect of clause (B), if after giving effect to the Incurrence of such Indebtedness (assuming any revolving loan commitments are fully borrowed and outstanding throughout the relevant period and assuming that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Indebtedness and remaining on the consolidated balance sheet of Holdings shall not be included as cash or Cash Equivalents for purposes of determining the Total Net Secured Leverage Ratio), the Total Net Secured Leverage Ratio determined on a Pro Forma Basis is either (x) less than or equal to 5.25 to 1.00 or (y) less than the Total Net Secured Leverage Ratio immediately prior to the Incurrence of such Indebtedness), in each case on a junior basis with the Liens on the Collateral securing the Obligations; provided that such Indebtedness complies with the Applicable Requirements;~~

~~(jj~~

(hh) Liens arising as a result of the re-characterization as a loan and as a Lien of any transaction permitted pursuant to Section 9.5 (other than sub-clause (xi) of the definition of Asset Sale), including any precautionary financing statement or similar filings in connection therewith;

(ii) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(~~kk~~jj) Liens on equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings’ and its Restricted Subsidiaries’ clients;

(~~ll~~kk) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;

(~~nn~~ll) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment; ~~and~~

(~~oo~~mm) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or asset; and

(nn) Liens on cash or Cash Equivalents securing Indebtedness pursuant to Sections 9.4(b)(xiii) and 9.4(b)(xix).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Non-Core Asset Sales” shall mean any Dispositions ~~in which~~of non-core assets (as determined by the Borrower in good faith) acquired in connection with Permitted Acquisitions ~~are sold, transferred or otherwise conveyed~~; provided that the aggregate consideration received ~~in any Permitted Non-Core Asset Sale~~ shall not exceed 30.0% of the aggregate consideration paid in connection with the Permitted Acquisition in which the applicable non-core assets were acquired.

“Permitted Receivables Financing” shall mean any receivables financing facility or arrangement entered into in the ordinary course of business pursuant to which a third party purchases or otherwise acquires accounts receivable of Holdings or any of its Restricted Subsidiaries (such accounts receivable, together with the right to collections thereon, the “Transferred Assets”).

“Permitted Sale Leaseback Transaction” shall mean a Sale Leaseback Transaction in respect of the ~~Company~~Borrower ’s headquarters located at 2000-2100 Seaport Blvd., Redwood City, CA 94063 in an amount not to exceed ~~$200,000,000~~the greater of (x) $300,000,000 and (y) 80.0% of LTM EBITDA (calculated at the time of determination) any time outstanding.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

~~“Plan” shall mean, at a particular time, an employee pension benefit plan as defined in Section 3(3) of ERISA.~~

“Platform” shall have the meaning set forth in Section 8.2(a).

“Pounds Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Fees” shall have the meaning set forth in Section 5.1(b).

“Pricing Certificate” shall have the meaning set forth in the definition of “Applicable Margin.”

“Primary Obligations” shall have the meaning set forth in the definition of “Contingent Obligations.”

“Primary Obligor” shall have the meaning set forth in the definition of “Contingent Obligations.”

“Principal Debt Obligation” shall have the meaning set forth in Section 12.11.

“Private Lender Information” shall mean any information and documentation that is not Public Lender Information.

“Pro Forma Basis” and “Pro Forma Effect” shall mean ~~pro forma basis and~~, for the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period, Holdings, or subsequent to such Reference Period (in the case of any calculation of Consolidated EBITDA other than with respect to the determination of Adjustable Applicable Margins or the Financial Covenant), Holdings or any Restricted Subsidiary of Holdings shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, or subsequent to such Reference Period (in the case of any calculation of Consolidated EBITDA other than with respect to the determination of Adjustable Applicable Margins or the Financial Covenant), Holdings or any Restricted Subsidiary of Holdings shall have made an acquisition of the Capital Stock of any Person or of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such acquisition of Capital Stock or assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, occurred on the first day of such Reference Period (including, in each such case, pro forma adjustments (x) arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include expected cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and (y) such other pro forma adjustments relating to a specific transaction or event and reflective of actual or reasonably anticipated synergies and cost savings and reasonably expected to be realized or achieved in the ~~eighteen~~twenty-four (24) months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, treasurer, controller or comptroller of the ~~Company); provided that any pro forma adjustments pursuant to this clause (ii)(y) of this definition shall, together with the add backs made in the aggregate pursuant to clause (a)(xi) of the definition of “Consolidated EBITDA,” not exceed 20% of Consolidated EBITDA (before giving effect to all such adjustments) for such period~~Borrower). The term “Disposition” in this definition shall not include dispositions of inventory in the ordinary course of business and other ordinary course dispositions of property. Without limiting the preceding sentence, (a) when calculating any Leverage Ratio herein on a Pro Forma Basis for purposes of determining the permissibility of the Incurrence of any Indebtedness, such Leverage Ratio shall be calculated giving pro forma effect to the Incurrence of such Indebtedness, as if such Indebtedness were outstanding on the last day of the applicable Test Period and (b) when calculating the ~~Fixed Charge~~Interest Coverage Ratio on a Pro Forma Basis, the ~~Fixed Charge~~Interest Coverage Ratio shall be calculated according to the provisions set forth in the definition of “~~Fixed Charge~~Interest Coverage Ratio.” Notwithstanding anything to the contrary herein, when calculating the ~~Fixed Charge~~Interest Coverage Ratio or any Leverage Ratio, as applicable, in each case on a Pro Forma Basis ~~for purposes of Sections 2.15, 9.4(a), 9.4(b)(vi), 9.4(b)(xvi) and 9.4(b)(xvii), any Indebtedness that is Incurred substantially contemporaneously therewith pursuant to a dollar basket under any other provision of~~, Section ~~2.15 or Section 9.4~~1.5(g) shall ~~be disregarded~~apply.

“Pro Forma Financial Information” shall have the meaning set forth in Section 6.1(a).

“Process Agent” shall have the meaning set forth in Section 13.8(d).

~~“Projections” shall have the meaning set forth in Section 8.2(d).~~

“Properties” shall have the meaning set forth in Section 6.17(a).

“Proposed Modification” shall have the meaning set forth in Section 2.14.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender Information” shall mean information and documentation that is either exclusively (i) of a type that would be publicly available if the Borrower, Holdings and its Subsidiaries were public reporting companies or (ii) not material with respect to the Borrower, Holdings and their Subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws.

“Public Market” shall mean that (a) a Public Offering has been consummated and (b) at least 15% of the total issued and outstanding common equity of Holdings or Holdings’ direct or indirect parent has been distributed by means of an effective registration statement under the Securities Act or sale pursuant to Rule 144 or Regulation S under the Securities Act or under equivalent security laws and regulations of any other jurisdiction.

“Public Offering” shall mean an initial underwritten public offering of common Capital Stock of Holdings or Holdings’ direct or indirect parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-4, Form S-8 or any successor form) or under equivalent securities laws and regulations of any other jurisdiction.

“Purchase” shall have the meaning set forth in the definition of “Dutch Auction.”

“Purchase Notice” shall have the meaning set forth in the definition of “Dutch Auction.”

“Purchaser” shall have the meaning set forth in the definition of “Dutch Auction.”

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 13.7.

“Qualified Cash Management Provider” shall mean a provider of products or services identified in clauses (i), (ii) and (iii) of the definition of “Cash Management Obligations” (other than the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate thereof) that is designated as a “Qualified Cash Management Provider” by the Borrower in writing to the Administrative Agent, which agrees in a letter delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent to indemnify the Administrative Agent, the Collateral Agent and Affiliates thereof as contemplated by Section 12.6 and in a manner reasonably acceptable to the Administrative Agent with respect to any action taken by it in respect of the Collateral or any breach by it of any Loan Document and, with respect to all other matters covered by Section 12.6 which relate to the Collateral, agrees to undertake a portion of the liability of the Lenders thereunder (without relieving the Lenders of their obligations) determined based on the obligations of Holdings, the Borrower or any of their Restricted Subsidiaries in respect of the products or services provided by the Qualified Cash Management Provider; provided that each Qualified Cash Management Provider is hereby deemed to (i) appoint the Administrative Agent as its agent under the Loan Documents, and (ii) agrees to be bound by the provisions of this Agreement and the other Loan Documents (including the Amendment No. 3 Effective Date Intercreditor Agreement).

“Qualified Counterparty” shall mean, with respect to any Specified Swap Agreement, (a) any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date or the Amendment No. 3 Effective Date, was the Administrative Agent, a Joint Lead Arranger or a Lender or an Affiliate of the Administrative Agent, a Joint Lead Arranger or a Lender and (b) any Qualified Swap Counterparty; provided that no such counterparty to any Specified Swap Agreement (other than the Administrative Agent ~~and/~~or any of its Affiliates) shall be considered a Qualified Counterparty or a Secured Party until such time as it (or the Borrower) shall have delivered written notice to the Administrative Agent that such counterparty is at the time such Specified Swap Agreement is entered into (or was as of the Closing Date~~) a Joint Lead Arranger or a Lender or an Affiliate of a Joint Lead Arranger or a Lender~~ or the Amendment No. 3 Effective Date) a Qualified Counterparty; provided further that a Qualified Counterparty may deliver (or the Borrower may deliver on its behalf) one such notice with respect to all Specified Swap Agreements entered into pursuant to a specified ISDA Master Agreement.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.

“Qualified Equity Interests” shall mean any Capital Stock that is not a Disqualified Stock.

“Qualified Public Offering” shall mean a Public Offering that results in a Public Market.

“Qualified Swap Counterparty” shall mean a counterparty to a Specified Swap Agreement (other than the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate thereof) that is designated as a “Qualified Swap Counterparty” by the Borrower in writing to the Administrative Agent which agrees in a letter delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, to indemnify the Administrative Agent, the Collateral Agent and Affiliates thereof as contemplated by Section 12.6 and in a manner reasonably acceptable to the Administrative Agent with respect to any action taken by it in respect of the Collateral or any breach by it of any Loan Document and, with respect to all other matters covered by Section 12.6 which relate to the Collateral, agrees to undertake a portion of the liability of the Lenders thereunder (without relieving the Lenders of their obligations) determined based on net termination liability (if any) of Holdings, the Borrower or any of their Restricted Subsidiaries to the Qualified Swap Counterparty under the applicable Specified Swap Agreement; provided that each Qualified Swap Counterparty is hereby deemed to (i) appoint the Administrative Agent as its agent under the Loan Documents, and (ii) agrees to be bound by the provisions of this Agreement and the other Loan Documents (including the Amendment No. 3 Effective Date Intercreditor Agreement).

“Qualifying Lenders” shall have the meaning set forth in the definition of “Dutch Auction.”

“Qualifying Loans” shall have the meaning set forth in the definition of “Dutch Auction.”

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the ~~Closing~~Amendment No. 3 Effective Date.

“Ratio Debt” shall mean Indebtedness Incurred pursuant to Section 9.4(a).

“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, ~~improvements and~~but excluding fixtures~~, including Leaseholds~~.

“Recovery Event” shall mean any settlement of or payment ~~in excess of an amount equal to $15,000,000~~ in respect of any property or casualty insurance (excluding business interruption insurance) claim or any condemnation, eminent domain or similar proceeding relating to any asset of Holdings or any of its Restricted Subsidiaries.

“Reference Period” shall have the meaning set forth in the definition of “Pro Forma Basis.”

“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Credit Agreement Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Debt.”

“Refinanced Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Requirements.”

~~“Refinancing” shall have the meaning set forth in Section 7.1(c).~~

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.18.

“Refinancing Indebtedness” shall have the meaning set forth in Section 9.4(b)(xvi).

“Refinancing Revolving Debt” shall mean any First Priority Refinancing Revolving Debt, Junior Priority Refinancing Revolving Debt or Unsecured Refinancing Revolving Debt.

“Refinancing Term Debt” shall mean Indebtedness under any First Priority Refinancing Term Debt, Junior Priority Refinancing Term Debt or Unsecured Refinancing Term Debt.

“Refunding Capital Stock” shall have the meaning set forth in Section 9.2(b)(ii).

“Register” shall have the meaning set forth in Section 13.15.

“Regulated Bank” means (x) a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Federal Reserve Board under 12 C.F.R. part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii), or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the capital stock of such Affiliate is directly or indirectly owned by either (I) such person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the capital stock of such person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the United States Securities and Exchange Commission under Section 15 of the Securities Exchange Act of 1934, as amended from time to time.

“Regulation” shall have the meaning set forth in Section 8.15.

“Regulation D” shall mean Regulation D of the Board.

“Rejection Notice” shall have the meaning set forth in Section 5.2(f).

“Related Person” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, managers, members, employees, agents, trustees and advisors and representatives of such Person and of such Person’s Affiliates.

“~~Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA~~Relevant Governmental Body”: the Federal Reserve Board or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board or FRBNY for the purpose of recommending a benchmark rate to replace the LIBOR Rate in loan agreements similar to this Agreement.

“Replaced Lender” shall have the meaning set forth in Section 2.14.

“Replacement Assets” shall mean (a) substantially all the assets of a business operating or engaged in a Similar Business, (b) Capital Stock in any Person operating or engaged in a Similar Business that results in Holdings or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets used or useful in a Similar Business~~; provided that if such Replacement Assets constitute consideration for an Asset Sale by a Loan Party, (i) in the case of Replacement Assets of the type described in clause (a) or (c), the transferee of such Replacement Assets must be a Loan Party and (ii) in the case of Replacement Assets of the type described in clause (b), such Replacement Assets must constitute an Investment permitted by Section 9.2 (other than transactions described in clause (e) of “Permitted Investments”)~~.

“Replacement Lender” shall have the meaning set forth in Section 2.14.

“Reply Amount” shall have the meaning set forth in the definition of “Dutch Auction.”

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Single Employer Plan, other than those events as to which the thirty-day notice period is waived under subsection.22, .23, .25, .27, .28, .29, .30, .31, .32, .34, or .35 of PBGC Regulation Section 4043.

“Repricing Transaction” shall mean, other than in the context of a transaction involving a Qualified Public Offering, a Change of Control or the financing of any ~~Significant~~Transformative Acquisition, (A) the repayment, prepayment, refinancing, substitution or replacement of all or a portion of any 2020 Term ~~B-1~~ Loans with the incurrence by Holdings, the Borrower or any Restricted Subsidiary of any debt financing ~~having~~the primary purpose of which is to implement an effective interest cost or weighted average yield (with the comparative determinations to be made by the Borrower in good faith consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, recurring fees, upfront or similar fees or original issue discount (amortized over the shorter of (A) the ~~weighted average life~~Weighted Average Life to ~~maturity~~Maturity of such term loans and (B) four years) shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the LIBOR Rate or Euro LIBOR) that is less than the effective interest cost or weighted average yield (as determined by the Borrower on the same basis) of such 2020 Term ~~B-1~~ Loans, as applicable and (B) any amendment (including any Permitted Amendment), waiver, consent or modification to this Agreement ~~relating~~the primary purpose of which relates to the interest rate for, or weighted average yield of, any 2020 Term ~~B-1~~ Loans or directed at, or the result of which would be, the lowering of the effective interest cost or weighted average yield applicable to such 2020 Term ~~B-1~~ Loans, as applicable.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders holding at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Term Lenders, (ii) the Total Revolving Loan Commitments in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time) and (iii) all outstanding Incremental Term Loans of Non-Defaulting Incremental Term Lenders; provided that, for purposes of this definition the outstanding principal amount of Alternate Currency Loans and the Alternate Currency Letter of Credit Outstandings at any time shall be determined using the Dollar Equivalent thereof at such time.

“Required Revolving Lenders” shall mean, at any time with respect to any Class of the Revolving Loan Commitments and Revolving Extensions of Credit thereunder, (i) prior to the termination of all such Revolving Loan Commitments, the holders of more than 50% of the Total Revolving Loan Commitments of such Class and (ii) after the termination of such Revolving Loan Commitments, the holders of more than 50% of the Total Revolving Extensions of Credit in respect of such Revolving Facility, but excluding, in all cases, the amount of Revolving Loan Commitments and Revolving Extensions of Credit held by Defaulting Lenders; provided that, for purposes of this definition the outstanding principal amount of Alternate Currency Loans and the Alternate Currency Letter of Credit Outstandings at any time shall be determined using the Dollar Equivalent thereof at such time.

“Required Term Lenders” shall mean, at any time with respect to any Class of the Term Loans, the holders of more than 50% of the total Term Loans in respect of such Term Facility, but excluding the amount of Term Loans held by Defaulting Lenders.

“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” (x) with respect to the Financial Covenant, the Applicable Margin in respect of the 2019 Revolving Loans and the Commitment Fee in respect of the 2019 Revolving Loan Commitment, shall have the same definition as set forth in the Existing Credit Agreement as set forth hereto on Schedule 9.1 and (y) in all other respects, shall mean, when referring to cash or Cash Equivalents of ~~Holdings~~the Borrower and its Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on the consolidated balance sheet of ~~Holdings~~the Borrower (unless such appearance is related to the Liens created under the Security Documents or in respect of other Indebtedness permitted hereunder), it being understood that cash and Cash Equivalents shall not be deemed “Restricted” as a result of the set-off rights of any Lender under this Agreement.

“Restricted Affiliated Lender” shall mean any Affiliated Lender (other than an Affiliated Investment Fund).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 9.2(a)(v).

“Restricted Subsidiary” shall mean, with respect to Holdings, any Subsidiary of Holdings (including the Borrower) other than any Unrestricted Subsidiary.

“Restructuring Charges” shall mean restructuring Charges, business optimization Charges, carve-out related Charges, excess payments under transition services and similar agreements entered into in connection with the Transactions and Historical Transaction, acquisitions, Investments, divestitures, restructurings or other initiatives undertaken by Holdings or its Restricted Subsidiaries, severance, retention and recruiting Charges, Charges associated with opening or closing offices and business locations, relocation Charges, Charges related to the discontinuance of any portion of the business or operations, contract termination Charges, cash Charges related to deferred stock compensation plans, Charges related to IT infrastructure and Charges related to the consolidation and reorganization of legal entities.

“Retained Asset Sale Proceeds” shall mean the cumulative portion of the Net Cash Proceeds of any Asset Sale or Recovery Event not required to be offered to prepay Term Loans pursuant to Section 5.2(c) as a result of the Asset Sale Stepdown Provisions.

“Retained Declined Proceeds” shall have the meaning set for in Section 5.2(f).

“Return Bid” shall have the meaning set forth in the definition of “Dutch Auction.”

“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing denominated in an Alternate Currency, (ii) each date of a continuation of a Loan denominated in an Alternate Currency pursuant to Section 2.7, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternate Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternate Currency~~,~~ and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Alternate Currency Loan” shall mean a Revolving Loan denominated in an Alternate Currency.

“Revolving Excess” shall have the meaning set forth in Section 5.3(a).

“Revolving Extensions of Credit” shall mean, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s RL Percentage of the L/C Obligations then outstanding and (c) such Lender’s RL Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility” shall mean the Revolving Loan Commitments and the extensions of credit made thereunder, as the context may require.

“Revolving Lender” shall mean each Lender that has a Revolving Loan Commitment or that holds Revolving Loans, together with any of its designated Affiliates or other branches.

“Revolving Loan” shall mean an ~~Initial~~2019 Revolving Loan, an Incremental Revolving Loan and an Other Revolving Loan, as the context requires.

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule I directly below the column entitled “Revolving Loan Commitment~~,~~” ~~as same may be increased or reduced pursuant to the terms and conditions hereof~~. In respect of each Revolving Lender that becomes a Revolving Lender after the ~~Closing~~Amendment No. 3 Effective Date, the initial amount of such Revolving Lender’s Revolving Loan Commitment shall be set forth in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Revolving Lender shall have assumed or established its Revolving Loan Commitment, subject to any increase or reduction pursuant to the terms and conditions hereof. The ~~original~~ aggregate amount of the Revolving Loan Commitments on the Amendment No. 3 Effective Date is $150,000,000.

“Revolving Loan Commitment Increase” shall have the meaning set forth in Section 2.15(a).

“Revolving Loan Commitment Increase Lender” shall have the meaning set forth in Section 2.15(d).

“Revolving Loan Maturity Date” shall mean ~~August 6, 2020; provided, however, that if such date is not a Business Day, the Revolving Loan Maturity Date shall be the next preceding Business Day.~~the earliest of (a) April 17, 2024, (b) the date that is 91 days prior to any scheduled final maturity of any Term B-1 Loans, unless, on such date, (A) the Term B-1 Loans have an outstanding aggregate principal amount of no greater than the Dollar Equivalent of $250,000,000 or (B) the Term B-1 Loans have (i) been repaid in full (other than Term B-1 Loans having an aggregate principal amount of the Dollar Equivalent of $250,000,000 or less) with (x) cash (other than cash which represents the proceeds of Indebtedness) or (y) the proceeds of Indebtedness with a maturity date that is July 17, 2024 or later, or (ii) been amended, modified or waived such that the maturity date of any outstanding Term B-1 Loans (other than Term B-1 Loans having an aggregate principal amount of the Dollar Equivalent of $250,000,000 or less) is July 17, 2024 or later, or (c) the date that is 91 days prior to the scheduled final maturity of the Senior Notes, unless, on such date, (A) the Senior Notes have an outstanding aggregate principal amount of no greater than $100,000,000 or (B) the Senior Notes have (i) been repaid in full (other than Senior Notes having an aggregate principal amount of $100,000,000 or less) with (x) cash (other than cash which represents the proceeds of Indebtedness) or (y) the proceeds of Indebtedness with a maturity date that is July 17, 2024 or later, or (ii) been amended, modified or waived, such that the maturity date of any outstanding Senior Notes (other than Senior Notes having an aggregate principal amount of $100,000,000 or less) is July 17, 2024 or later; provided, in each case, that if such date is not a Business Day, then the applicable Revolving Loan Maturity Date shall be the next preceding Business Day. The dates pursuant to clauses (b) and (c) of this definition of “Revolving Loan Maturity Date” shall be referred to as the “Springing Revolving Loan Maturity Date”.

“Revolving Note” and “Revolving Notes” shall have the meaning set forth in Section 2.6(a).

“RL Percentage” shall mean, with respect to any Revolving Lender at any time, a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that if the RL Percentage of any Revolving Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided further that the RL Percentages of the Revolving Lenders are subject to modification as and to the extent provided in Section 2.17.

“RSU Payments” shall have the meaning set forth in Section 9.2(b)(~~xviii~~xx).

“S&P” shall mean S&P Global Ratings, a ~~business unit of~~ Standard & Poor’s Financial Services LLC.

“Sale Leaseback Transaction” shall mean any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternate Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternate Currency.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions and with which dealings are prohibited under applicable law.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person ~~operating~~located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person described in clause (a) or (b) above, with respect to (b) and (c) only to the extent dealing with such Person is prohibited by applicable law.

“Sanctions” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, ~~or~~ (b) the United Nations Security Council, the European Union or any EU member state, or (c) the Policy and Resources Committee of the States of Guernsey and Her Majesty’s Procurer in Guernsey.

“Scheduled Unavailability Date” shall have the meaning set forth in Section 2.11(g).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Administrative Agent” shall mean Nomura Corporate Funding Americas, LLC, as administrative agent under the Second Lien Credit Agreement, and its successors and assigns.

“Second Lien Credit Agreement” shall mean that certain Second Lien Credit and Guaranty Agreement, dated as of the Amendment No. 3 Effective Date, among Holdings, the Borrower, the Subsidiary Guarantors party thereto, Guernsey Holdco, the Second Lien Administrative Agent and the Second Lien Term Loan Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Second Lien Specified Documents” shall mean any “Security Document” as defined in the Second Lien Credit Agreement, governed by the laws of a jurisdiction outside of the United States that is executed or acknowledged by the Collateral Agent, and any documents or instruments related thereto that is executed or acknowledged by the Collateral Agent.

“Second Lien Term Loan Documents” shall have the meaning assigned to the term “Loan Documents” in the Second Lien Credit Agreement.

“Second Lien Term Loan Indebtedness” shall mean the Indebtedness incurred under the Second Lien Credit Agreement.

“Second Lien Term Loan Lender” shall have the meaning assigned to the term “Lender” in the Second Lien Credit Agreement.

“Secured Parties” shall mean the collective reference to the Administrative Agent, the Collateral Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), any Qualified Counterparties and banks ~~or~~, financial institutions or other Persons that are providing Cash Management Obligations in accordance with the definition of “Cash Management Obligations~~.~~” and the beneficiaries of the Borrower’s Obligations under Section 13.1.

“Securities Act” shall mean the Securities Act of 1933, ~~as amended,~~ and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter.

“Security and Guarantee Principles” shall have the meaning set forth in Exhibit N.

“Security Documents” shall mean and include each U.S. Security Document, ~~each Mortgage,~~ each Foreign Security Document, each other security agreement, pledge agreement, debenture, share charge or other security instrument executed or delivered prior to the Amendment No. 3 Effective Date in connection with the Existing Credit Agreement and, after the execution and delivery thereof, each Additional Security Document.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter.

“Senior Notes” shall mean the 7.125% senior notes issued by the Borrower due July 15, 2023 ~~issued under the Senior Notes Indenture and any refinancing thereof pursuant to Section 9.4(b)(xvi).~~

~~“Senior Notes Documents” shall mean the Senior Notes Indenture and all agreements, documents and instruments at any time executed and/or delivered by any Loan Party or any other Person with, to or in favor of, the Senior Notes Trustee in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, replaced, renewed, refinanced or restated.~~

~~“Senior Notes Indenture” shall mean that certain Indenture, dated as of June 16, 2015, among Holdings, the Borrower, the other Subsidiary Guarantors party thereto and the Senior Notes Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.~~

~~“Senior Notes Trustee” shall mean Deutsche Bank Trust Company Americas, as trustee under the Senior Notes Indenture, and its successors and assigns~~.

“Senior Representative” shall mean, with respect to any series of First Priority Credit Agreement Refinancing Debt, Junior Priority Credit Agreement Refinancing Debt or Indebtedness Incurred under Section 9.4 that is permitted to be secured by a Lien on the Collateral pursuant to ~~clause (v) of~~ the definition of “Permitted Liens,” the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities, including the Second Lien Administrative Agent.

“Settlement Service” shall have the meaning set forth in Section 13.4.

~~“Significant Acquisition” shall mean an acquisition of assets or capital stock of another Person (other than a Subsidiary) the result of which is that Consolidated EBITDA, determined on a Pro Forma Basis after giving effect thereto, is equal to or greater than 125.0% of Consolidated EBITDA immediately prior to the consummation of such Permitted Acquisition, in each case with respect to Holdings and its Restricted Subsidiaries as of the last day of the most recently completed Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.1(a) or (b), as applicable.~~

“Significant Event of Default” shall mean an Event of Default under Section 11.1(a) or (f) (in the case of Section 11.1(f), with respect to the Borrower).

“Significant Restricted Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary or group of Restricted Subsidiaries of Holdings (a) whose GAAP value of total assets at the last day of the most recent Test Period ~~for which financial statements have been delivered (or were required to be delivered)~~ were equal to or greater than 5.0% of the Total Assets at such date or (b) whose third party gross revenues for the most recently completed Test Period ~~for which financial statements have been delivered (or were required to be delivered)~~ were equal to or greater than 5.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP (it being understood that such calculations shall be determined in the aggregate for all Restricted Subsidiaries of Holdings subject to any of the events specified in Section 11.1(f)).

“Similar Business” shall mean any business conducted or proposed to be conducted by Holdings and its Restricted Subsidiaries on the ~~Closing~~Amendment No. 3 Effective Date or any business that is similar, ancillary, complementary or related to, or a reasonable extension, development or expansion thereto and other activities that are not material in nature.

“Single Employer Plan” shall mean any ~~Plan~~“employee pension benefit plan” as defined in Section 3(2) of ERISA that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has or may have an obligation to contribute, and such plan for the six-year period immediately following the latest date on which Holdings, the Borrower or a Commonly Controlled Entity maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the sum of all debts of such Person and its Subsidiaries on a consolidated basis as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person and its Subsidiaries on a consolidated basis as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged ~~and~~, (d) such Person and its Subsidiaries on a consolidated basis does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature and (e) no declaration has been made that the affairs of such Person or its Subsidiaries are en etat de désastre and no preliminary vesting order in saisie proceedings in Guernsey in respect of the realty of such person or its Subsidiaries has been made. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Class” shall have the meaning set forth in Section 2.16(a).

“Specified Equity Contribution” shall have the meaning set forth in Section 11.3(a).

“Specified Equity Interests” shall mean the voting Equity Interests held by Guernsey Holdco in Holdings or any Subsidiary of Holdings; provided that any such Equity Interests shall cease to be Specified Equity Interests to the extent they are not held by Guernsey Holdco or they cease to constitute Collateral.

~~“Specified Finance Companies” shall mean Ithacalux 3 S.à r.l., a private limited liability company (société à responsabilité limitée), Ithaca Ireland Informatica 2 Limited, a company incorporated under the laws of Ireland and any direct or indirect Subsidiary of Holdings (other than any Loan Party) to the extent designated in writing as such to the Administrative Agent by the Borrower; provided, that any such entity shall cease to be a “Specified Finance Company” to the extent it has been added as a Subsidiary Guarantor.~~

~~“Specified Period” shall mean, as to any Excess Cash Flow Period, the period commencing on the Excess Cash Flow Application Date that occurs during such period and ending on the day immediately preceding the Excess Cash Flow Application Date that occurs in the next succeeding Excess Cash Flow Period.~~

~~“Specified Refinancing Indebtedness” shall have the meaning set forth in Section 9.4(b)(xvi).~~

“Specified Representations” shall mean the representations and warranties set forth in Sections 6.3(a), 6.4, 6.6 (but only in respect of the Organizational Documents), 6.12, 6.15, 6.19~~(a)~~, 6.20, 6.21(a), 6.21(b), 6.22 and, in respect of the use of proceeds ~~of the Facilities on the Closing Date~~ only, 6.21(c).

“Specified Swap Agreement” shall mean any Swap Agreement entered into (whether before or after the date of this Agreement) by Holdings or any of its Restricted Subsidiaries, on the one hand, and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Original Closing Date or the Amendment No. 3 Effective Date or as of the date such Swap Agreement was entered into), on the other hand.

“Specified Test Period” shall mean the latest four consecutive fiscal quarters of Holdings for which the financial statements required by Section 8.1(a) have been delivered (or were required to be delivered) to the Administrative Agent.

“Sponsor Model” shall mean the model delivered to the Initial Joint Lead Arrangers on March 26, 2015.

“Sponsors” shall mean, collectively, (i) funds advised by Permira Advisers LLC, (ii) Canada Pension Plan Investment Board and (iii) their respective Affiliates.

“Spot Currency Exchange Rate” shall have the meaning set forth in Section 1.5(c).

“Start Date” shall have the meaning set forth in the definition of “Applicable Margin.”

“Stated Amount” shall mean, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Sterling Denominated Loans” and the “£” shall mean each Revolving Loan or Incremental Term Loan denominated in Pounds Sterling at the time of the incurrence thereof.

“Sterling Rate” shall mean, with respect to each Borrowing of Sterling Denominated Loans, the rate per annum equal to the LIBOR or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with the rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Subsequent Transaction” shall have the meaning set forth in Section 1.4.

“Subordinated Indebtedness” shall mean (a) with respect to the Borrower, any Indebtedness that is by its terms subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness that is by its terms subordinated in right of payment to its Guarantee, the Guarantee of a Guarantor or the Guarantee Obligations hereunder.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean other than Excluded Subsidiaries and Immaterial Subsidiaries, (A) each Subsidiary of Holdings that ~~executes~~has executed this Agreement as a “Guarantor” on or prior to the ~~Closing~~Amendment No. 3 Effective Date (including the Borrower), (B) each Subsidiary of Holdings that ~~provides a Guarantee in respect of the Senior Notes, (C) each Subsidiary of Holdings that is required to become~~becomes a Subsidiary Guarantor pursuant to Section 8.8~~(c)~~ or Section 8.12 and (~~D~~C) each other Subsidiary that is designated as a Subsidiary Guarantor by the Borrower, in each case, whether existing on the ~~Closing~~Amendment No. 3 Effective Date or established, created or acquired after the ~~Closing~~Amendment No. 3 Effective Date, unless and until such time as the respective Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement.

“Successor Borrower” shall have the meaning set forth in Section 9.8(a)(i).

~~“Successor Holdings” shall have the meaning set forth in Section 9.8(c)(i).~~

“Successor Person” shall have the meaning set forth in Section  9.8(~~e~~c )(i).

“Supported QFC” shall have the meaning set forth in Section 13.7.

“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement)

“Swap Obligation” shall have the meaning set forth in the definition of “Excluded Swap Obligation.”

“Swingline Back-Stop Arrangements” shall have the meaning set forth in Section 2.1(d).

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean ~~the Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC, in its capacity as Swingline Lender hereunder.

“Swingline Loan” and “Swingline Loans” shall have the meaning set forth in Section 2.1(d).

“Swingline Note” shall have the meaning set forth in Section 2.6(a).

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other similar charges now or hereafter imposed by any Governmental Authority and all interest, penalties, additions to tax or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.

“Tax Benefit” shall have the meaning set forth in Section 5.5(e).

“Term B-1 Loans” shall mean the Dollar Term B-1 Loans and the Euro Term B-1 Loans.

“Term Facility” shall mean any Class of Term Loans, as the context may require.

“Term Lenders” shall mean each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan” shall mean a 2020 Term ~~B-1~~ Loan, an Other Term Loan or an Incremental Term Loan, as context requires.

“Term Loan Commitment” shall mean, for each Lender, (i) the 2020 Term ~~B-1~~ Loan Commitment, (ii) the Incremental Term Loan Commitments, if any, issued after the ~~Closing~~Amendment No. 3 Effective Date pursuant to Section 2.15 or (iii) the Other Term Commitments, if any, issued after the ~~Closing~~Amendment No. 3 Effective Date pursuant to Section 2.18, as each may be terminated pursuant to ~~Sections~~Section 4.3 ~~and/~~or Section 11.

“Term Loan Purchase Amount” shall have the meaning set forth in the definition of “Dutch Auction.”

“Test Period” shall mean ~~each period of~~, at the Borrower’s option, (i) the latest four consecutive fiscal quarters of Holdings ~~then last ended, in each case taken~~for which the financial statements required by Section 8.1(a) or (b), as ~~one accounting period~~applicable, have been delivered (or were required to be delivered) to the Administrative Agent or (ii) the latest period of 4 consecutive fiscal quarters for which internal unaudited financial statements are available.

“Threshold Amount” shall mean the greater of $50,000,000 and 15% of LTM EBITDA (calculated at the time of determination).

“Top U.S. Corporate Holdco” shall mean the Borrower, or if the Borrower is wholly owned (directly or indirectly) by one or more U.S. ~~entities that are corporations for U.S. federal income tax purposes and~~Corporate Entities that are Subsidiaries of Holdings, the highest such U.S. ~~corporate entity~~Corporate Entity.

“Total Assets” shall mean the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis, as shown on the applicable consolidated balance sheet of Holdings and its Restricted Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Total Assets.

~~“Total Capitalization” shall have the meaning set forth in the definition of “Equity Contribution.”~~

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Net First Lien Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day that is secured by a Lien on the assets constituting Collateral on a pari passu basis with the Obligations over (ii) Consolidated Total Cash on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis.

“Total Net Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day over (ii) Consolidated Total Cash on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis.

“Total Net Secured Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day that is secured by a lien on the assets constituting Collateral over (ii) Consolidated Total Cash on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being four separate Tranches on the Amendment No. ~~1~~3 Effective Date, i.e., Dollar 2020 Term ~~B-1~~ Loans, Euro 2020 Term ~~B-1~~ Loans, Revolving Loans and Swingline Loans; provided that for purposes of Sections 2.14, 13.4, and 13.12(a) and the definition of “Required Revolving Lenders,” Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche.”

~~“Transaction Certificate” shall have the meaning set forth in the definition of “Applicable Margin.”~~

“Transactions” shall mean, collectively, (i~~) the consummation of the Acquisition on the Closing Date, (ii~~) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the incurrence of Loans on the ~~Closing~~Amendment No. 3 Effective Date and the use of proceeds thereof, (~~iii~~ii ) the execution, delivery and performance of the ~~Senior Notes~~Second Lien Term Loan Documents, the ~~issuance~~incurrence of the ~~Senior Notes~~Second Lien Term Loan Indebtedness on the ~~Closing~~Amendment No. 3 Effective Date and the use of the proceeds thereof, (iii) the Amendment No. 3 Refinancing, (iv) matters ancillary to the ~~Equity Contribution,~~foregoing and (v) the ~~Refinancing and (vi) the~~ payment of ~~all~~ fees and expenses in connection with the foregoing.

“Transferred Assets” has the meaning set forth in the definition of “Permitted Receivables Financing”.

“Transformative Acquisition” shall mean an acquisition that either (x) is not permitted under this Agreement, (y) is permitted under this Agreement but following the Amendment No. 3 Effective Date thereof this Agreement would not provide adequate flexibility for the Borrower and its Restricted Subsidiaries to operate their business (in the reasonable determination of the Borrower), or (z) the result of which is that Consolidated EBITDA as of the last day of the most recently completed Test Period, determined on a Pro Forma Basis after giving effect thereto, increases by no less than 25.0%.

“Treasury Capital Stock” shall have the meaning set forth in Section 9.2(b)(ii).

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a LIBOR Loan, a Euro Denominated Loan, a Sterling Denominated Loan or an Alternate Currency Loan denominated in another currency.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” of any Single Employer Plan shall mean the amount, if any, by which the present value of all accrued benefits under ~~each~~such Single Employer Plan (based on those assumptions used to fund such ~~Plans~~Single Employer Plan), as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning set forth in Section 3.5(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of Holdings designated by the members or Authorized Officers of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.11 subsequent to the ~~Closing~~Amendment No. 3 Effective Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured / Other Secured Indebtedness” shall mean Term Loans, Revolving Loans, Incremental Equivalent Debt, Ratio Debt and Acquisition Debt, in each case, that is either unsecured or secured by a Lien on assets not constituting Collateral.

“Unsecured Credit Agreement Refinancing Debt” shall mean any unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Term Debt”) or one or more revolving credit facilities (each, an “Unsecured Refinancing Revolving Debt”); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Debt and (ii) such Indebtedness complies with the Credit Agreement Refinancing Requirements~~; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)~~.

“Unsecured Refinancing Revolving Debt” shall have the meaning set forth in the definition of “Unsecured Credit Agreement Refinancing Debt.”

“Unsecured Refinancing Term Debt” shall have the meaning set forth in the definition of “Unsecured Credit Agreement Refinancing Debt.”

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s ~~Initial~~2019 Revolving Loan Commitment less the sum of (i) the aggregate outstanding principal amount of all ~~Initial~~2019 Revolving Loans (taking the Dollar Equivalent of any such Loans denominated in an Alternate Currency) made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time (taking the Dollar Equivalent of any Letters of Credit denominated in an Alternate Currency).

“U.S. Collateral” shall mean the Collateral pledged under the U.S. Security Documents.

“U.S. Corporate Entity” shall mean any entity incorporated or organized in the United States, any State thereof or the District of Columbia that is treated as a corporation for U.S. federal income tax purposes.

“U.S. ~~Holdings~~Loan Parties” shall mean the Loan Parties incorporated or organized in the United States, any State thereof or the District of Columbia.

“U.S. Pledge Agreement” shall mean the Amended U.S. Pledge Agreement in the form of Exhibit E-2, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

~~“U.S. Loan Parties” shall mean the Loan Parties incorporated or organized in the United States, any State thereof or the District of Columbia.~~

~~“U.S. MidCo” shall mean Italics Inc., a Delaware corporation.~~

“U.S. Security Agreement” shall mean the Amended U.S. Pledge and Security Agreement in the form of Exhibit E-1, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

“U.S. Security Documents” shall mean the U.S. Security Agreement, the U.S. ~~Holdings~~ Pledge Agreement and all other pledge or security agreements~~, mortgages~~, charges, deeds of trust, assignments or other similar agreements or instruments, in each case, governed by U.S. law and executed and delivered by Holdings or any of its Restricted Subsidiaries (whether prior to, on or after the ~~Closing~~Amendment No. 3 Effective Date) in connection with the transactions contemplated hereby ~~and, in each case as amended, modified or supplemented from time to time~~.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person ~~and/~~or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person ~~and/~~or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, (x) in the case of a Foreign Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), director’s qualifying shares ~~and/~~or other nominal amount of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law and (y) in the case of a Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), any Specified Equity Interests).

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Other Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” ~~and~~ (v) the word “or” is not exclusive and has the meaning represented by the phrase “and/or,” unless the context otherwise requires, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if,” and (vii) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Borrower or any other Loan Party shall be construed to include Holdings, the Borrower or such Loan Party as debtor and debtor-in-possession and any receiver, examinership or trustee for Holdings, the Borrower or any other Loan Party, as the case may be, in any insolvency, examinership or liquidation proceeding.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and all references to the knowledge of any Loan Party or any Subsidiary of any Loan Party or facts known by any such Person shall mean actual knowledge of any Authorized Officer of such Person.

(f) Any Authorized Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as an Authorized Officer on behalf of the applicable Loan Party and not in any individual capacity.

(g) The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

1.3. Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

1.4. Limited Condition Transactions. Notwithstanding anything to the contrary herein, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i) ~~Determining~~determining compliance with any provision of this Agreement (other than the Financial Covenant or for determining any Applicable Rate) which requires the calculation of any financial ratio or test, including the Total Net First Lien Leverage Ratio, Total Net Secured Leverage Ratio, Total Net Leverage Ratio and ~~Fixed Charge~~Interest Coverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in the definition of Maximum Incremental Facilities Amount);

(ii) ~~Determining~~determining compliance with representations and warranties, or a requirement regarding the absence of Defaults or Events of Default ~~(other than Defaults or Events of Default under Section 11.1(a) or Section 11.1(f)~~); or

(iii) ~~Testing~~testing availability under baskets set forth in this Agreement (including ~~baskets~~provisions measured as a percentage of LTM EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive ~~agreements~~agreement for such Limited Condition Transaction ~~are~~is entered into or irrevocable notice is given, as applicable (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or of the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the Incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of ~~the Borrower~~Holdings, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated~~; provided that in connection with the making of Restricted Payments, the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) shall not, in any case, assume such Limited Condition Transaction has been consummated~~.

1.5. Calculations; Computations; Latest Maturity Date.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise permitted under Section 8.1); provided that (A) except as otherwise specifically provided below, all computations of Excess Cash Flow and the Applicable Margin, all computations with respect to any basket, standard or term in this Agreement and all computations and all definitions (including accounting terms) used in determining compliance with the Financial Covenant and in determining the Total Net First Lien Leverage Ratio, the Total Net Secured Leverage Ratio and the Total Net Leverage Ratio (collectively, the “Leverage Ratios” and, each, a “Leverage Ratio”) and the Interest Coverage Ratio, shall utilize GAAP and policies as in effect from time to time, (B) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and the Financial Covenant and the Leverage Ratios and the Interest Coverage Ratio shall be calculated, in each case, without giving effect to any election under any accounting principle permitting a Person to value its financial liabilities at the fair value thereof and (C) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of any of the computations and definitions (including accounting terms) used in determining any of the items described in clause (A) above, then at the Borrower’s request or at the Administrative Agent’s ~~(acting on~~request (at the ~~instructions~~direction of the Required Lenders) ~~request~~, the Administrative Agent and the Borrower shall enter into negotiations ~~with the Borrower~~ in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided that (i) no amendment fee shall be payable in connection therewith, (ii) any such amendments that relate to Section 9.1 (and the related definitions for the purpose of Section 9.1 only) shall be subject to the prior written consent of the Required Revolving Lenders (such consent not to be unreasonably withheld or delayed) and not the Required Lenders and (iii) all amendments relating to the Leverage Ratios (other than in connection with Section 9.1) and the Interest Coverage Ratio (and their component definitions) shall be subject to the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed). Until such time as such an amendment (whether or not such amendment is or was requested by the Borrower) shall have been executed and delivered by the parties hereto in accordance with this Section 1.5, all computations of Excess Cash Flow and the Applicable Margin, all computations with respect to any basket, standard or term in this Agreement and all computations and all definitions (including accounting terms) used in determining compliance with the Financial Covenant and in determining any Leverage Ratio or Interest Coverage Ratio shall continue to be calculated or construed as if such Accounting Changes had not occurred (other than for purposes of delivery of financial statements under Sections 8.1(a) and (b)). “Accounting Changes” refers to changes in, at the Borrower’s option, specific accounting principles or accounting principles taken as a whole (i) required by the FASB or, if applicable, the SEC, (ii) as a result of a proper IFRS Election or (iii) otherwise proposed by the Borrower to, and approved by, the Administrative Agent. Notwithstanding anything to the contrary herein, the Borrower may elect (the “IFRS Election”), by providing a written notice to the Administrative Agent, in connection with the delivery of financial statements and other information hereunder, to adopt the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Borrower is making such election; provided that (a) any such election, once made, shall be irrevocable and (b) from and after the date of the IFRS Election, (i) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS, (ii) all ratios, financial definitions, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS, (iii) all references herein to GAAP shall be deemed to be references to

IFRS, (iv) all references to the FASB shall be deemed to be references to the IASB and (v) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under IFRS; provided that any such term phrased in a manner customary under GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with GAAP as in effect on the Amendment No. ~~1~~3 Effective Date.

(b) All computations of interest, Commitment Fees and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the “prime rate,” which shall be based on a year of 365 or 366 days, as applicable, and interest calculated by reference to the Sterling Rate, which shall be based on a year of 365 days) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Fees or Fees are payable.

(c) For purposes of this Agreement and the other Loan Documents, except as provided in Section 1.5(d), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternate Currency (the “Spot Currency Exchange Rate”)); provided that for purposes of determining any Leverage Ratio or the ~~Fixed Charge~~Interest Coverage Ratio, such ratios will be determined at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination. Any determinations as to the Dollar Equivalent of Revolving Loans or Letters of Credit denominated in an Alternate Currency (whether for purposes of calculating the amount of L/C Obligations or fees payable in respect of Letters of Credit or the amount required to be paid to the Issuing Lender in respect of a drawing on a Letter of Credit or otherwise), the amount of fees owing in respect of Letters of Credit denominated in an Alternate Currency and the amount of Unpaid Drawings owing to the Issuing Lender shall be made by the Administrative Agent and such determination shall be conclusive absent manifest error.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Spot Currency Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Spot Currency Exchange Rate in effect on the date of such Refinancing such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so Refinanced does not exceed the principal amount of such Indebtedness being Refinanced plus an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the Spot Currency Exchange Rate that is in effect on the date of such Refinancing.

(e) With respect to the provisions of this Agreement (A) that require newly incurred or issued Indebtedness or Capital Stock (or Indebtedness or Capital Stock that is proposed to be incurred or issued) to have a maturity not earlier than the Latest Maturity Date (or not earlier than ninety-one (91) days after the Latest Maturity Date) ~~and/~~or to have Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of existing Term Loans (including Incremental Term Loans) having the Latest Maturity Date or (B) that otherwise refer to the Latest Maturity Date in respect of any such incurrence or issuance (or proposed incurrence or issuance), such provisions shall be deemed to refer to the Latest Maturity Date in effect at the time of determination.

(f) For purposes of determining compliance with any of the covenants set forth in Section 9 ~~(including~~and in connection with any Incremental Facility at any time (whether at the time of incurrence or thereafter), any Lien, Restricted Payment, Restricted Investment, Permitted Investment, Investment, Indebtedness, Disqualified Stock or Preferred Stock, Asset Sale or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to the applicable covenant set forth in Section 9 and any related definitions or provisions used therein (including in connection with any Incremental Facility), the Borrower (i) shall in its sole discretion determine under which category such Lien (other than Liens with respect to the 2020 Term ~~B-1~~ Loans and the ~~Initial~~2019 Revolving Loans), Investment, Restricted Payment, Restricted Investment, Indebtedness (other than Indebtedness consisting of the 2020 Term ~~B-1~~ Loans and the ~~Initial~~2019 Revolving Loans), Disqualified Stock or Preferred Stock, Asset Sale or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted to make any such determination or redetermination or classification or reclassification at such time and from time to time as it may determine and without notice to the Administrative Agent or any Lender.

(g) If the Borrower Incurs any Indebtedness, Disqualified Stock or Preferred Stock or takes any other action under a ratio-based basket or exception (or component thereof) under this Agreement on the same date that it Incurs Indebtedness, Disqualified Stock or Preferred Stock or takes any other action under any “fixed,” “freebie” or “starter” basket or exception (or component thereof), compliance with the Total Net First Lien Leverage Ratio, Total Net Secured Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio, as applicable, on a Pro Forma Basis will be calculated with respect to such Incurrence or action, as applicable, under the ratio-based basket or exception (or component thereof) without regard to any Incurrence or action, as applicable, under the “fixed,” “freebie” or “starter” basket or exception (or component thereof). Unless the Borrower elects otherwise, any Incurrence of Indebtedness, Disqualified Stock or Preferred Stock or other action shall be deemed to have been Incurred or taken, as applicable, first, under the ratio-based basket or exception (or component thereof) and, second, under the “fixed,” “freebie” or “starter” basket or exception (or component thereof).

1.6. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the ~~stated amount~~Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuing document related thereto, provides for one or more automatic increases in the ~~stated amount~~Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum ~~stated amount~~Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum ~~stated amount~~Stated Amount is in effect at such times.

1.7. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

SECTION 2.

AMOUNT AND TERMS OF CREDIT

2.1. The Commitments.

(a) Dollar 2020 Term ~~B-1~~ Loans. Subject to and upon the terms and conditions set forth herein and in Amendment No.  ~~1~~3, ~~(i) the Additional Dollar Term~~each Lender with a Dollar 2020 Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Dollar 2020 Term ~~B-1~~ Loan” and, collectively, the “Dollar 2020 Term Loans”) to the Borrower, which Dollar 2020 Term Loans shall (i) be incurred pursuant to a single drawing on the Amendment No. ~~1~~3 Effective Date, (ii) be denominated in Dollars ~~in a principal amount not to exceed its Additional Dollar Term Commitment, (ii) each Converting Consenting Dollar Term Lender agrees to have all of its outstanding Initial Dollar Term Loans (or such lesser amount as notified and allocated to such Converting Consenting Dollar Term Lender by the Administrative Agent, as determined by the Borrower and the Administrative Agent in their sole discretion) converted to an equivalent principal amount of Dollar Term B-1 Loans effective as of the Amendment No. 1 Effective Date and (iii) each Non-Converting Consenting Dollar Term Lender agrees to have all of its outstanding Initial Dollar Term Loans prepaid and will purchase by assignment from the Additional Dollar Term~~, (iii) at the option of the Borrower, be incurred and maintained as Base Rate Loans or LIBOR Loans, and (iv) be made by each such Lender ~~Dollar Term B-1 Loans~~ in ~~a~~that aggregate principal amount ~~equal to the principal amount of such Initial~~which does not exceed the Dollar 2020 Term ~~Loans (or such lesser amount as notified and allocated to such Non-Converting Consenting Dollar Term Lender by the Administrative Agent, as determined by the Borrower and the Administrative Agent in their sole discretion). Amounts borrowed under this Section 2.01(a) and~~Loan Commitment of such Lender on the Amendment No. 3 Effective Date. Once repaid ~~or~~, prepaid, repurchased, refinanced or replaced, Dollar Term Loans incurred hereunder may not be reborrowed. ~~Dollar Term B-1 Loans may, at the option of the Borrower, be incurred and maintained as Base Rate Loans or LIBOR Loans.~~

(b) Euro 2020 Term ~~B-1~~ Loans. Subject to and upon the terms and conditions set forth herein and in Amendment No.  ~~1~~3, ~~(i) the Additional~~each Lender with a Euro 2020 Term ~~Lender~~Loan Commitment severally agrees to make a term loan or term loans (each, a “Euro 2020 Term ~~B-1~~ Loan” and, collectively, the “Euro 2020 Term Loans”) to the Borrower, which Euro 2020 Term Loans shall (i) be incurred pursuant to a single drawing on the Amendment No. ~~1~~3 Effective Date, (ii) be denominated in Euros, (iii) be incurred and maintained as Euro LIBOR Loans, and (iv) be made by each such Lender in ~~a~~that aggregate principal amount which does not ~~to~~ exceed ~~its Additional~~the Euro 2020 Term Loan Commitment~~, (ii) each Converting Consenting Euro Term Lender agrees to have all of its outstanding Initial Euro Term Loans (or such lesser amount as notified and allocated to such Converting Consenting Euro Term Lender by the Administrative Agent, as determined by the Borrower and the Administrative Agent in their sole discretion) converted to an equivalent principal amount of Euro Term B-1 Loans effective as of~~ of such Lender on the Amendment No.  ~~1~~3 Effective Date ~~and (iii) each Non-Converting Consenting Euro Term Lender agrees to have all of its outstanding Initial Euro Term Loans prepaid and will purchase by assignment from the Additional Euro Term Lender Euro Term B-1 Loans in a principal amount equal to the principal amount of such Initial Euro Term Loans (or such lesser amount as notified and allocated to such Non-Converting Consenting Euro Term Lender by the Administrative Agent, as determined by the Borrower and the Administrative Agent in their sole discretion). Amounts borrowed under this Section 2.01(b) and~~. Once repaid ~~or~~, prepaid, repurchased, refinanced or replaced, Euro 2020 Term Loans incurred hereunder may not be reborrowed. ~~Euro Term B-1 Loans may be incurred and maintained as Euro LIBOR Loans.~~

(c) Revolving Loans. Subject to and upon the terms and conditions set forth herein, each Lender with a 2019 Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the ~~Closing~~Amendment No. 2 Effective Date and prior to the Revolving Loan Maturity Date, a ~~revolving loan or revolving loans (each, an “Initial~~2019 Revolving Loan~~” and, collectively, the “Initial~~ or 2019 Revolving Loans~~”)~~ to the Borrower, which ~~Initial~~2019 Revolving Loans (i) may be made in Dollars or an Alternate Currency, (ii) except as provided herein, shall, at the option of the Borrower, be incurred and maintained as Base Rate Loans, LIBOR Loans or, in the case of Alternate Currency Loans, other Fixed Rate Loans, ~~and/~~or (except in the case of Alternate Currency Loans) converted into Base Rate Loans or LIBOR Loans; provided that (A) except as otherwise specifically provided in Section 2.11(b), all ~~Initial~~2019 Revolving Loans comprising the same Borrowing shall at all times be of the same Type and (B) Base Rate Loans shall only be available in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of 2019 Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of 2019 Revolving Loans) then outstanding, equals the ~~Initial~~ 2019 Revolving Loan Commitment of such Lender at such time.

(d) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the ~~Closing~~Amendment No. 3 Effective Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, (v) shall not be used to refinance any outstanding Swingline Loans and (vi) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.1(e), ~~(i)~~ the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to a Revolving Lender unless the Swingline Lender has entered into arrangements in accordance with Section 2.17 or otherwise reasonably satisfactory to ~~it and~~ the ~~Borrower~~Swingline Lender to eliminate the Swingline Lender’s risk with respect to each Defaulting Lender’s participation in such Swingline Loans (which arrangements are hereby consented to by the Lenders), including by Collateralizing such Defaulting Lender’s RL Percentage of the outstanding Swingline Loans (such arrangements, the “Swingline Back-Stop Arrangements”), and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(e) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.1(f) or upon the exercise of any of the remedies provided in Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Lenders pro rata based on each such Revolving Lender’s RL Percentage and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Lender hereby irrevocably agrees to make Revolving Loans upon one (1) Business Days’ notice pursuant to each

Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Revolving Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to Section 11); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the Overnight Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(f) If any new Tranche of Revolving Loans or any new Class of Revolving Loan Commitments is created under (and pursuant to) the terms of this Agreement, all borrowings and mandatory repayments or prepayments in respect of such new Tranche or new Class shall be effected on a pro rata basis with existing Revolving Loans or Revolving Loan Commitments (in each case, for so long as both are outstanding).

2.2. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (10) Borrowings of Fixed Rate Loans in the aggregate for each Tranche of Loans.

2.3. Notice of Borrowing.

(a) Whenever the Borrower desires to incur (x) Fixed Rate Loans hereunder, an Authorized Officer of the Borrower shall give the Administrative Agent at the Notice Office at least three (3) Business Days’ (and in respect of Loans to be funded (i) on the Amendment No.  ~~1~~3 Effective Date, two (2) Business Days, (ii) in Euros (other than Euro 2020 Term ~~B-1~~ Loans) or Pounds Sterling, four (4) Business Days and (iii) in any Alternate Currency other than Dollars, Euros or Pounds Sterling, five (5) Business Days) prior notice of each Fixed Rate Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), an Authorized Officer of the Borrower shall give the Administrative Agent at the Notice Office notice of each Base Rate Loan to be incurred hereunder on the date of such Borrowing; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day in the case of both Fixed Rate Loans and Base Rate Loans. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, ~~or by telephone promptly confirmed in writing,~~ in the form of Exhibit F (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent)), appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Dollar 2020 Term ~~B-1~~ Loans, Euro 2020 Term ~~B-1~~ Loans or Revolving Loans, (iv) in the case of Revolving Loans, whether such Revolving Loans will be denominated in Dollars or an Alternate Currency (and if an Alternate Currency, which Alternate Currency), (v) whether any Dollar Denominated Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto and (vi) in the case of Alternate Currency Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, an Authorized Officer of the Borrower shall give the Swingline Lender no later than 2:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable, be in such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(f), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.1(f).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.4. Repayment of Loans.

(a) (i) The principal amount of the Dollar 2020 Term ~~B-1~~ Loans of each Term Lender shall be repaid (x) on each Quarterly Payment Date~~,~~ (commencing ~~with the last Business Day of March 2018~~June 30, 2020) in an amount equal to 0.25% of the aggregate principal amount of the Dollar 2020 Term ~~B-1~~ Loans incurred on the Amendment No. ~~1~~3 Effective Date and (y) subject to a Permitted Amendment, on the Dollar 2020 Term ~~B-1~~ Loan Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The principal amount of the Euro 2020 Term ~~B-1~~ Loans of each Term Lender shall be repaid (x) on each Quarterly Payment Date~~,~~ (commencing ~~with the last Business Day of March 2018~~June 30, 2020) in an amount equal to 0.25% of the aggregate principal amount of the Euro 2020 Term ~~B-1~~ Loans incurred on the Amendment No. ~~1~~3 Effective Date and (y) subject to a Permitted Amendment, on the Euro 2020 Term ~~B-1~~ Loan Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, (i) each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan and (ii) each Other Term Loan shall be due and payable on the Maturity Date of such Other Term Loan set forth in the Refinancing Amendment applicable thereto.

(c) The Borrower shall repay all of its outstanding ~~Initial~~2019 Revolving Loans on the Revolving Loan Maturity Date, together with accrued and unpaid interest on the ~~Initial~~2019 Revolving Loans, to but excluding the date of payment. The Borrower shall repay all outstanding Swingline Loans on the Swingline Expiry Date, together with accrued and unpaid interest on the Swingline Loans, to but excluding the date of payment.

(d) The Borrower shall repay all of its outstanding (i) Incremental Revolving Loans on the Incremental Revolving Loan Maturity Date, together with accrued and unpaid interest on the Incremental Revolving Loans, to but excluding the date of payment and (ii) Other Revolving Loans on the Maturity Date set forth in the Refinancing Amendment applicable thereto, together with accrued and unpaid interest on Other Revolving Loans, to but excluding the date of payment.

2.5. Payments Generally; Administrative Agent’s Clawback.

(a) Disbursement of Funds. No later than ~~3:00~~1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.3(b)(i) or (y) in the case of Mandatory Borrowings, no later than 2:00 P.M. (New York City time) on the date specified in Section 2.1(e)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.8) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars or an Alternate Currency, as applicable, and in immediately available funds at the Payment Office, and upon receipt of all requested funds the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at ~~the Payment Office~~such account as may be specified in the Notice of Borrowing, or to such other account as the Borrower may specify in writing prior to the ~~Closing~~Amendment No. 3 Effective Date, the aggregate of the amounts so made available by the Lenders; provided that if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the Borrower as otherwise provided above.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such share available on such date and at such time in accordance with Section 2.5(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the appropriate Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable credit extension set forth in Section 7 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to fund participations in Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to purchase its participation.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Obligations then due to such parties.

2.6. Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Dollar 2020 Term ~~B-1~~ Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit G-1, with blanks appropriately completed in conformity herewith (each, a “Dollar 2020 Term ~~B-1~~ Note” and, collectively, the “Dollar 2020 Term ~~B-1~~ Notes”), (ii) in the case of Euro 2020 Term ~~B-1~~ Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit G-2, with blanks appropriately completed in conformity herewith (each, a “Euro 2020 Term ~~B-1~~ Note” and, collectively, the “Euro 2020 Term ~~B-1~~ Notes”), (iii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit H, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”) and (iv) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit I, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.6 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.7. Conversions/Continuations.

(a) The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Dollar Denominated Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.7) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan; provided that (i) except as otherwise provided in Section 2.11(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 2.7 shall result in a greater number of Borrowings of Fixed Rate Loans than is permitted under Section 2.2.

(b) Any Fixed Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 2.10, of the length of the next Interest Period to be applicable to such Loans; provided that to the extent the Required Lenders provide written notice thereof to the Borrower, no Fixed Rate Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans denominated in Dollars shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) Each such conversion or continuation pursuant to this Section 2.7 shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions or continuations of Base Rate Loans into LIBOR Loans, three (3) Business Days’ prior notice and (y) in the case of conversions or continuations of LIBOR Loans into Base Rate Loans, notice on the date of such conversion or continuation (each, a “Notice of Conversion/Continuation”) executed by an Authorized Officer, in each case in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed to specify the Loans to be so converted or continued, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted or continued into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion or continuation affecting any of its Dollar Denominated Loans.

(d) If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Fixed Rate Loans, the Borrower has failed to elect, failed to specify in its Notice of Conversion/Continuation, or is not permitted to elect, a new Interest Period to be applicable to such Fixed Rate Loans as provided above, the Borrower shall be deemed to have elected (x) if LIBOR Loans, to convert such LIBOR Loans into Base Rate Loans and (y) if Alternate Currency Loans, to select a one-month Interest Period for such Alternate Currency Loans, in each case effective as of the expiration date of such current Interest Period.

2.8. Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata within each Tranche on the basis of their applicable Term Loan Commitments or Revolving Loan Commitments, as the case may be; provided that all Mandatory Borrowings shall be incurred from the Revolving Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder (solely to the extent such Lender is so obligated) regardless of the failure of any other Lender to make its Loans hereunder.

2.9. Interest.

(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Dollar Denominated Loan maintained as a Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.7, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Dollar Denominated Loan maintained as a LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.7 or 2.11, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBOR Rate for such Interest Period.

(c) The Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Alternate Currency Loan made to it from the date of Borrowing thereof until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time plus the applicable Alternate Currency Rate for such Interest Period.

(d) Overdue principal shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans. All other overdue amounts (including, to the extent permitted by law, overdue interest) payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of a rate applicable to Dollar Denominated Revolving Loans that are maintained as Base Rate Loans from time to time (if such rate were to be applicable under this Agreement). Interest that accrues under this Section 2.9(d) shall be payable on demand.

(e) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Fixed Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three (3) month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f) Upon each Interest Determination Date, the Administrative Agent shall determine the Fixed Rate for each Interest Period applicable to the respective Fixed Rate Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.10. Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Fixed Rate Loan at or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the making of, or the expiration of an Interest Period applicable to, such Fixed Rate Loan, the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Fixed Rate Loan, which Interest Period shall, at the option of the Borrower, be a one (1), two (2), three (3), six (6) or, to the extent approved by each Lender with Loans ~~and/~~or Commitments under the relevant Tranche, twelve (12) month period or any shorter period; provided that (in each case):

(A) all Fixed Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(B) the initial Interest Period for any Fixed Rate Loan shall commence on the date of Borrowing of such Fixed Rate Loan (including, in the case of a LIBOR Loan, the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Fixed Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(C) if any Interest Period for a Fixed Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(D) if any Interest Period for a Fixed Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period for a Fixed Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(E) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

(F) no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Tranche of Term Loans will be required to be made under Section 2.4(a), if the aggregate principal amount of such Tranche of Term Loans that has Interest Periods that will expire after such date will be in excess of the aggregate principal amount of such Tranche of Term Loans, as the case may be, then outstanding less the aggregate amount of such required repayment.

2.11. Increased Costs, Illegality, etc.

(a) In the event that the Required Lenders or the Required Revolving Lenders shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (A) below, may be made only by the Administrative Agent):

(A) on any Interest Determination Date as determined by the Required Lenders or Required Revolving Lenders that, by reason of any changes arising after the Original Closing Date generally affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the relevant Fixed Rate; or

(B) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Fixed Rate Loan because of (x) any change since the Original Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate ~~and/~~or (y) other circumstances arising since the Original Closing Date affecting such Lender, the interbank market or the position of such Lender in such market (including that the Fixed Rate with respect to such Fixed Rate Loan does not adequately and fairly reflect the cost to such Required Lenders or Required Revolving Lenders of funding such Fixed Rate Loan); or

(C) at any time, that the making or continuance of any Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Original Closing Date which materially and adversely generally affects the applicable interbank market; or

(D) at any time that the respective Alternate Currency is not available in sufficient amounts to fund any Borrowing of such Alternate Currency Loans requested pursuant to Section 2.1;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (A) or (D) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clauses (A) and (D) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (A) above, (i) in the event LIBOR Loans are so affected, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower and (ii) in the event that any Alternate Currency Loans are so affected, the relevant Fixed Rate shall be determined on the basis provided in the definition of the relevant Fixed Rate, (x) in the case of clause (B) above, the Borrower agrees to pay to each Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine after consultation with the Borrower) as shall be required to compensate each Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to each Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by the Required Lenders or Required Revolving Lenders shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (C) above, the Borrower shall take one of the actions specified in Section 2.11(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (D) above, Alternate Currency Loans (exclusive of any such Alternate Currency Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing given by the Borrower with respect to such Alternate Currency Loans which have not been incurred shall be deemed rescinded by the Borrower.

(b) At any time that any Fixed Rate Loan is affected by the circumstances described in Section 2.11(a)(B), the Borrower may, and in the case of a Fixed Rate Loan affected by the circumstances described in Section 2.11(a)(C), the Borrower shall, either (x) if the affected Fixed Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by affected Lender or the Administrative Agent pursuant to Section 2.11(a)(B) or (C) or (y) if the affected Lenders Fixed Rate Loan is then outstanding, upon at least three (3) Business Days’ written notice to the Administrative Agent, (i) in the case of a LIBOR Loan, require the affected Lenders to convert such LIBOR Loan into a Base Rate Loan and (ii) in the case of any Fixed Rate Loan (other than a LIBOR Loan), repay all outstanding Borrowings which include such affected Fixed Rate Loans in full in accordance with the applicable requirements of Section 5.1; provided that, (A) if the circumstances described in Section 2.11(a)(C) apply to any Alternate Currency Loan, the Borrower may, in lieu of taking the actions described above, maintain such Alternate Currency Loan outstanding, in which case the applicable Fixed Rate shall be determined on the basis provided in the definition of the relevant Fixed Rate, unless the maintenance of such Alternate Currency Loan outstanding on such basis would not stop the conditions described in Section 2.11(a)(C) from existing (in which case the actions described above, without giving effect to the proviso, shall be required to be taken) and (B) if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.11(b).

(c) If any Lender determines that after the Original Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency or any change in a Requirement of Law, will have the effect of increasing the amount of capital required or expected to be maintained by the Lenders or any corporation controlling such Lenders based on the existence of such the Lender’s Commitments hereunder or their obligations hereunder, then the Borrower agrees to pay to Lenders, upon their written demand therefor, such additional amounts as shall be required to compensate such Lenders or such other corporation for the increased cost to such Lenders or such other corporation or the reduction in the rate of return to such Lenders or such other corporation as a result of such increase of capital. In determining such additional amounts, the Lenders will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.11(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. The Lenders, upon determining that any additional amounts will be payable pursuant to this Section 2.11(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.11(c) upon the subsequent receipt of such notice.

(d) In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that the Lenders are required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lenders (including any branch, Affiliate or funding office thereof) in respect of any Alternate Currency Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Alternate Currency Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lenders to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Alternate Currency Loans or in Section 2.11(a)(B), such Lenders shall promptly notify the Borrower in writing specifying the additional amounts required to indemnify such Lenders against the actual cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the Borrower (in the case of Loans owing by it and, in each case, denominated in an Alternate Currency) shall pay to Lenders such specified amounts as additional interest at the time that the Borrower is otherwise required to pay interest in respect of such Alternate Currency Loan or, if later, on written demand therefor by such Lenders.

(e) Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and CRD IV and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Original Closing Date in a Requirement of Law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.11 and Section 3.6); provided that increased costs because of a change in a Requirement of Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and CRD IV may only be requested by the Lenders imposing such increased costs on borrowers similarly situated to the Borrower under syndicated credit facilities comparable to those provided hereunder.

(f) This Section 2.11 shall not apply to any Indemnified Taxes or Other Taxes (each of which are provided for in Section 5.5) or any Excluded Taxes.

(g) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice , as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Fixed Rate Loans shall be suspended, (to the extent of the affected Fixed Rate Loans or Interest Periods), and (y) the LIBOR Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Fixed Rate Loans (to the extent of the affected Fixed Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request for a Dollar Denominated Loan into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein. Notwithstanding anything else herein, in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

2.12. Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Fixed Rate Loans but excluding loss of anticipated profits) that such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Fixed Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.11(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.1, Section 5.2 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Fixed Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Fixed Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Fixed Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.11(b).

2.13. Matters Applicable to All Requests for Compensation.

(a) With respect to any Lender’s claim for compensation for any amounts under Section 2.11, 2.12 or 3.6, the Borrower shall not be required to compensate such Lender if such Lender notifies Borrower of the event that gives rise to such claim more than 180 days after such event; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c), Section 2.11(d), Section 3.6 or Section 5.5 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.13(b) shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.11, 3.6 and 5.5.

2.14. Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c), Section 2.11(d), Section 3.6 or Section 5.5 with respect to any Lender which results in the Borrower being required to pay additional amounts or indemnity payments with respect to such Lender or such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that requires (or would require) the consent of all Lenders, the consent of all Lenders of a Class or each Lender adversely affected thereby under Section 13.12(a) and that has been approved by the Required Lenders, Required Revolving Lenders or Required Term Lenders, as applicable, as (and to the extent) provided in Section 13.12(a) (a “Proposed Modification”), the Borrower shall have the right, in accordance with Section 13.4, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(i) at the time of any replacement pursuant to this Section 2.14, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.4 (and with all fees payable pursuant to said Section 13.4 to be paid by the Replacement Lender ~~and/~~or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall consent to the Proposed Modification, if applicable, and acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and~~/~~ participation in Swingline Loans or (b) the Term Loan Commitments and outstanding Term Loans of any Tranche with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the Term Loan Commitments and outstanding Term Loans of any or all Tranches of Term Loans of the respective Lender) all participations in Letters of Credit and Swingline Loans by, the Replaced Lender and, in connection therewith, shall pay (or cause to be paid) to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, and any premium applicable to, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.1, (y) except in the case of the replacement of only the Term Loan Commitments and outstanding Term Loans of one or more Tranches of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(ii) all obligations of any Loan Party then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.12 or Section 5.1(b) or (b) relating to any Tranche of Loans ~~and/~~or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.14, ~~each of the Borrower and the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is irrevocable and is coupled with an interest) to execute an~~such Replaced Lender shall execute an Assignment and Assumption within two (2) Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to such Replaced Lender (or such executed Assignment and Assumption is delivered by the Administrative Agent on behalf of such Replacement Lender). If such Replaced Lender~~, and~~ does not execute and deliver such Assignment and Assumption within such two (2) Business Day period, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender and the Assignment and Assumption so executed by ~~the Administrative Agent and the~~such Replacement Lender shall be effective for the purposes of this Section 2.14 and Section 13.4. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans ~~and/~~or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.11, 2.12, 3.6, 5.5, 12.6, 13.1 and 13.6), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.14, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.15. Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the ~~Closing Date, by notice of an Authorized Officer of the Borrower to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders),~~Amendment No. 3 Effective Date (i) request one or more additional ~~tranches~~Tranches of term loans or one or more increases to an existing ~~tranche~~Tranche of Term Loans (the commitments thereof, the “Incremental Term Loan Commitments~~,~~”, the loans thereunder, the “Incremental Term Loans” and a Lender making such loans, an “Incremental Term Lender”) or (ii) (A) request one or more increases in the amount of the Revolving Loan Commitments (any such increase, a “Revolving Loan Commitment Increase”) ~~and/~~or (B) subject to Section  2.1(~~f~~d ), the establishment of one or more new Revolving Loan Commitments (any such new commitment, a “New Revolving Loan Commitment” and, together with Revolving Loan Commitment Increases, the “Incremental Revolving Loan Commitments” and, such loans thereunder, the “Incremental Revolving Loans” and, a Lender making such a commitment, an “Incremental Revolving Lender”); provided that:

(i) ~~The~~the aggregate amount of Incremental ~~Term Loans and Incremental Revolving Loan Commitments incurred~~Facilities Incurred during the term of this Agreement shall not exceed the Maximum Incremental Facilities Amount;

(ii) ~~No~~no Person shall be an obligor under any Incremental Facility that is not a Loan Party ~~with respect to all Loans and Commitments~~and no Incremental Facility may be secured by assets that are not Collateral;

(iii) ~~Both at the time of any such request and~~ upon the effectiveness of any Incremental ~~Amendment referred to below, no Default or Event of Default shall exist~~Document and~~,~~ at the time that any such Incremental Term Loan is made (and after giving effect thereto), no ~~Default or~~ Event of Default shall exist; provided that if the proceeds of any Incremental Term Loans or Incremental Revolving Loan Commitments are intended to be used to ~~consummate~~finance a Permitted Acquisition or other Investment permitted hereunder, in each case that is a Limited Condition Transaction, then the ~~requirements~~requirement of no ~~Default or~~ Event of Default set forth in this clause (iii) may be waived or not required by the applicable Incremental Lenders (other than with respect to a ~~Default or~~Significant Event of Default ~~pursuant to Sections 11.1(a) and~~);

(iv) upon the effectiveness of any Incremental Document and at the time that any such Incremental Term Loan is made (and after giving effect thereto), the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects); provided that if the proceeds of any Incremental Term Loans or Incremental Revolving Loan Commitments are intended to be used to finance a Permitted Acquisition or other Investment permitted hereunder, in each case that is a Limited Condition Transaction, then the requirements set forth in this clause (~~f~~iv) ~~)~~ may be limited by the applicable Incremental Lenders to the Specified Representations;

(v) ~~(iv)~~ Incremental Term Loans or Incremental Revolving Loan Commitments may be denominated in Dollars, Euros, Pounds Sterling or any other Available Currency ~~(it being understood that any such Incremental Term Loan or Incremental Revolving Loan Commitment may be utilized in Available Currencies as and to the extent provided in the applicable Incremental Amendment)~~;

(vi) ~~(v) The Incremental Term Loans and Incremental Revolving Loans~~Incremental Facilities shall rank no greater than pari passu in right of payment and no greater than pari passu in right of security with the ~~other Loans and Commitments hereunder;~~

~~(vi) Other than customary bridge facilities (so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (vi) and such conversion~~2020 Term Loans and the 2019 Revolving Loans; provided that any Incremental Facility that is secured by the Collateral on a junior basis to the Obligations or ~~exchange~~that is set forth in an Incremental Agreement shall be subject ~~only~~ to ~~conditions customary for similar conversions or exchanges)~~an Acceptable Intercreditor Agreement;

(vii) other than Customary Bridge Facilities, (A) Incremental Term Loans shall not mature earlier than the ~~Latest~~Term Loan Maturity Date and shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of ~~existing~~the 2020 Term Loans ~~(including Incremental Term Loans) having the Latest Maturity Date~~ (except by virtue of amortization of or prepayment of the 2020 Term Loans prior to such date of determination) and (B) Incremental Revolving Loans shall not mature earlier than the Revolving Loan Maturity Date (except by virtue of termination of the 2019 Revolving Loan Commitments prior to such date of determination);

(viii) ~~(vii) Other than customary bridge facilities (so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (vii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges), Subject to clause (vi~~subject to clause (vii) above, (A) the amortization schedule applicable to any such Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Term Lenders and (B)  ~~any~~no such Incremental Revolving Loan Commitment shall ~~not~~ have amortization or scheduled mandatory commitment reductions (other than at the maturity thereof);

~~(viii) Incremental Revolving Loan Commitments shall be subject to the terms, conditions and documentation identical to Revolving Loans in this Agreement and each other Loan Document; provided that subject to clause (ix) below, New Revolving Loan Commitments may have pricing and fees that are different from the pricing and fees applicable to Revolving Loans in this Agreement; and~~

(ix) except to the extent permitted by clauses (v), (vii) and (viii) above and clauses (x) and (xi) below, the terms of such Incremental Term Loans or Incremental Revolving Loan Commitments (other than any terms (x) applicable after the Latest Maturity Date of the 2020 Term Loans or the 2019 Revolving Loan Commitments, as applicable or (y) that are also made for the benefit of the Lenders under the 2020 Term Loans or the 2019 Revolving Loan Commitments (including in respect of any financial covenant applicable to any Incremental Revolving Commitments), as applicable (which will be documented in an amendment to this Agreement requiring only the consent of the Borrower and the Administrative Agent)) shall (A) be substantially identical to, or no more favorable (taken as a whole) to the lenders providing such Incremental Facility than, the 2020 Term Loans or the 2019 Revolving Loan Commitments, as applicable, in this Agreement and each other Loan Document (as determined by the Borrower in good faith), (B) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of Incurrence thereof (or obtaining of a commitment with respect thereto), or (C) be reasonably satisfactory to the Administrative Agent;

(x) ~~(ix)  The~~the All-In Yield applicable to the Incremental Term Loans or Incremental Revolving Loan Commitments made hereunder shall be determined by the Borrower and the Incremental Term Lenders ~~and/~~or the Incremental Revolving Lenders~~.~~; provided that with respect to any Incremental Document in respect of Incremental Term Loans in the form of a broadly syndicated “term B facility” denominated in Dollars or Euros and secured by the Collateral on a pari passu basis with the 2020 Term Loans, if the All-In Yield in respect of such Incremental Term Loans exceeds the All-In Yield in respect of the 2020 Term Loans denominated in the same currency as such Incremental Term Loans by more than 0.50%, the Applicable Margin of the 2020 Term Loans denominated in the applicable currency shall be adjusted such that the All-In Yield of the 2020 Term Loans denominated in the applicable currency equals the All-In Yield of such Incremental Term Loans minus 0.50%, effective upon the making of such Incremental Term Loans; provided further that any amendments to the Applicable Margin in respect of the 2020 Term Loans that become effective subsequent to the Amendment No. 3 Effective Date but prior to the time such Incremental Term Loans are borrowed shall also be included in such calculations; provided further that this Section 2.15(a)(x) shall not apply to the MFN Exceptions;

(xi) Incremental Term Loans may participate (i) on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayments of the 2020 Term Loans and (ii) on a pro rata basis or less than pro rata basis (and on a greater than pro rata basis with respect to mandatory prepayments of any such Incremental Term Loans with the proceeds of Credit Agreement Refinancing Indebtedness) with respect to any mandatory prepayments of Incremental Term Loans; and

(xii) the Borrower may appoint any Person (or Persons) to arrange any Incremental Facility and provide such arranger (or arrangers) any titles to such Incremental Facility as it deems appropriate.

(b) ~~Each notice from the Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Loan Commitments. Except as permitted in clauses (iii), (iv), (vi), (vii) and (ix) of Section 2.15(a), all terms and documentation with respect to Incremental Term Loans and New Revolving Loan Commitments that (i) are materially more restrictive on Holdings and its Restricted Subsidiaries (when taken as a whole) than those with respect to any other Loans under the Facilities or (ii) relate to provisions of a mechanical (including with respect to Collateral and currency mechanics) or administrative nature, shall be reasonably satisfactory to the Administrative Agent.~~[Reserved].

(c) Incremental Term Loans may be made, and Incremental Revolving Loan Commitments may be provided, by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to make all or a portion of any Incremental Term Loan or to provide all or a portion of any Incremental Revolving Loan Commitment), in each case on terms permitted in this Section 2.15; provided that the Administrative Agent and, in respect any Incremental Revolving Loan Commitments, ~~the~~each Issuing Lender and the Swingline Lender shall have consented (not to be unreasonably withheld or delayed) to such Lender’s making such Incremental Term Loans or providing such Incremental Revolving Loan Commitments if such consent would be required under Section 13.4 for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Incremental Revolving Loan Commitments shall become Commitments (or in the case of a Revolving Loan Commitment Increase elected to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Loan Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement or, in the case of any Incremental Term Loans or Incremental Revolving Loan Commitments that are not secured on a pari passu basis with the 2020 Term Loans and the 2019 Revolving Loans, pursuant to separate documentation (an “Incremental Agreement” and, together with an Incremental Amendment, “Incremental Documents”) and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental ~~Amendment~~Document may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, including amendments that do not adversely affect the Lenders, which may include amendments to Sections 2.4(a) and 5.1(b) ~~that do not adversely affect~~. The Borrower may agree with the Issuing Lenders ~~affected thereby. The effectiveness of any Incremental Amendment shall be subject~~ to increase ~~the satisfaction on the date thereof of each of the conditions set forth in Sections 7.2(a) and (b) (it being understood that all references to the date of such extension of credit or similar language in such~~sublimit for Letters of Credit in Section  ~~7.2(b)~~3.2 and ~~(unless waived by~~may agree with the ~~Additional~~Swingline Lender~~) Section 7.2(a) shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree; provided that if the Borrower intends to use the proceeds of any Incremental Term Loans or~~ to increase the Maximum Swingline Amount, in connection with any Incremental Revolving Loan ~~Commitments for the consummation of a Limited Condition Transaction, the conditions set forth in Sections 7.2(a) and (b) may, to the extent mutually agreed between the Borrower and the applicable Incremental Lenders, be limited to the following: (i) in respect of Section 7.2(a), the Specified Representations and (ii) in respect of Section 7.2(b)~~, ~~any Significant Event of Default; provided further that any representations and warranties made to the applicable Incremental Lenders that are not contained in this Agreement or in any other Loan Document shall also be made for the benefit of the Lenders~~Commitment. The Borrower may use the proceeds of ~~the~~ Incremental Term Loans or Incremental Revolving Loan Commitments for any purpose not prohibited by this Agreement~~, including working capital, Capital Expenditures, Permitted Acquisitions, Permitted Dissenting Shareholder Payments (but not other Dissenting Shareholder Payments) and other general corporate purposes~~.

(d) Upon each increase in the Revolving Loan Commitments pursuant to this Section 2.15, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Loan Commitment Increase (each, a “Revolving Loan Commitment Increase Lender”) in respect of such increase, and each such Revolving Loan Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Loan Commitment Increase Lender) will equal the percentage of the ~~aggregate~~Total Revolving Loan ~~Commitments of all Revolving Lenders~~Commitment represented by such Revolving Lender’s Revolving Loan Commitment and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Loan Commitment Increase either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to a Revolving Loan Commitment Increase Lender (in each case, reflecting such increase in Revolving Loan Commitments, such that Revolving Loans are held ratably in accordance with each Revolving Lender’s pro rata share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence; provided that any existing Revolving Lender electing not to provide a Revolving Loan Commitment Increase shall not be required to fund amounts in an Alternate Currency in excess of such amounts it would otherwise be required to fund by virtue of the immediately preceding sentence.

(e) This Section 2.15 shall supersede any provisions in Section 2.8 or 13.12 to the extent they conflict with this Section 2.15.

~~(f) The Borrower may Incur Incremental Facilities under clause (a) or (b) of the definition of Maximum Incremental Facilities Amount in such order as it may elect in its sole discretion and shall be allowed to classify under which clause such Incremental Facilities are being Incurred at the time of such Incurrence, without giving Pro Forma Effect to any Incremental Facilities or any increases of the Term Facility (or any portion thereof) in each case permitted to be Incurred under such clause (b) that is being Incurred in a single transaction or series of related transactions that occur substantially concurrently with an Incurrence under such clause (a) (but giving Pro Forma Effect to the use of proceeds of thereof) when calculating the amount of Incremental Facilities (or any portion thereof) that may be Incurred pursuant to such clause (a) at such time.~~

2.16. Loan Modification Offers.

(a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower; provided that (i) any such offer shall be made by the Borrower to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans), (ii) no Event of Default shall have occurred and be continuing at the time of any such offer, (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (iv) in the case of any Permitted Amendment relating to the Revolving Loan Commitments, each Issuing Lender and the Swingline Lender shall have approved such Permitted Amendment. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent); provided that, notwithstanding anything to the contrary, ~~(1)~~ assignments and participations of Specified Classes shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Loans set forth in Section 13.4~~, and (2) no repayment of Specified Classes shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full)~~. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. No Loan Modification Agreement shall provide for any extension of a Specified Class in an aggregate principal amount that is less than (i) in the case of Revolving Loan Commitments, $10,000,000 and (ii) in the case of Term Loans or Term Loan Commitments, $75,000,000 (or €75,000,000 in the case of Euro 2020 Term ~~B-1~~ Loans). Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.16, including any amendments necessary to treat the applicable Loans ~~and/~~or Commitments of the Accepting Lenders as a new “Class” of loans ~~and/~~or commitments hereunder; provided that no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any

Collateral or other assets of any Loan Party that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory prepayment provisions that do not also apply to all the Loans on a pro rata basis; provided further that in the case of any Loan Modification Offer relating to Revolving Loan Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Loan Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Loan Commitments, (ii) any new “Class” of commitments and the remaining Revolving Loan Commitments shall be subject to the provisions of Section 2.1(f) and (iii) the Revolving Loan Maturity Date may not be extended without the prior written consent of each Issuing Lender and the Swingline Lender.

(c) Subject to Section 2.16(b), the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Classes be extended.

(d) This Section 2.16 shall supersede any provisions in Section 2.8 or 13.12 to the contrary.

2.17. Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) if any Swingline Loans are outstanding or any Letter of Credit Outstandings exist at the time when a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the participating risk in such Swingline Loans and Letter of Credit Outstandings shall be reallocated among the Revolving Lenders that are Non-Defaulting Revolving Lenders in accordance with their respective RL Percentage but only to the extent (x) the sum of all Revolving Extensions of Credit of all Revolving Lenders that are Non-Defaulting Revolving Lenders does not exceed the aggregate amount of all Revolving Loan Commitments of all Non-Defaulting Revolving Lenders, (y) immediately following the reallocation to a Revolving Lender that is a Non-Defaulting Lender, the Revolving Extensions of Credit of such Revolving Lender do not exceed its Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7.2 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swingline Loans and (y) second, Collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s RL Percentage of all Letter of Credit Outstandings (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Outstandings exist;

(iii) the Borrower shall not be required to pay any Letter of Credit Fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s RL Percentage of Letter of Credit Outstandings;

(iv) if the participating risk in Letter of Credit Outstandings of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.17(a), then the Letter of Credit Fees payable to the Revolving Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v) if any Defaulting Lenders’ RL Percentage of Letter of Credit Outstandings is neither Collateralized nor reallocated pursuant to this Section 2.17(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Revolving Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s RL Percentage of Letter of Credit Outstandings shall be payable to each Issuing Lender until such portion of such Letter of Credit Outstandings is Collateralized ~~and/~~or reallocated.

(b) Notwithstanding anything to the contrary contained in Section 2.1(d) or Section 3, so long as any Revolving Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders ~~and/~~or collateral has been provided by the Borrower in accordance with Section 2.17(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Revolving Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.17(a) (and Defaulting Lenders shall not participate therein).

(c) In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then (i) the risk participations in Swingline Loans and Letter of Credit Outstandings of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Loan Commitments and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Event of Default then exists, all funds held as Cash Collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower. If the Revolving Loan Commitments have been terminated, all other Obligations have been paid in full and no Letters of Credit are outstanding, then, so long as no Event of Default then exists, all funds held as Cash Collateral pursuant to the Letter of Credit Back-Stop Arrangements and the Swingline Back-Stop Arrangements shall thereafter be promptly returned to the Borrower.

(d) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(a)(ii); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a)(ii); sixth, to the payment of any amounts owing to the Lenders, each Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.2 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.17(a)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(d)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 4.1(a) or (b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 4.1(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to its pro rata share of the ~~stated amount~~Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(a).

(iii) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.17(a)(i), (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(e) If the Borrower, the Administrative Agent and the Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.17(a)(i)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.18. Refinancing Amendment.

(a) At any time after the ~~Closing~~Amendment No. 3 Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Debt in respect of (a) all or any portion of any Tranche of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Loan Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that the effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 7.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates ~~and/~~or reaffirmation agreements consistent with those delivered on the ~~Closing~~Amendment No. 3 Effective Date under Section 7.1. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower or any Restricted Subsidiary of Holdings, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Loan Commitments and subject to the approval of the Issuing Lender.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments ~~and/~~or Other Term Commitments).

(c) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, any Intercreditor Agreement (or effect a replacement of any Intercreditor Agreement) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18. In addition, if so provided in the relevant Refinancing Amendment and with the consent of the Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Loan Maturity Date shall be reallocated from Lenders holding Revolving Loans Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding revolving commitments, be deemed to be participation interests in respect of such revolving commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.18 shall supersede any provisions in Sections 2.8 and 13.12 to the contrary and the Borrower and the Administrative Agent may amend Section 2.8 to implement any Refinancing Amendment.

SECTION 3.

LETTERS OF CREDIT

3.1. Letters of Credit.

(a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Original Closing Date and before sixty (60) days prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any Person, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Restricted Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars or an Alternate Currency and shall be issued on a sight basis only.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Original Closing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that:

(i) the Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(A) the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date;

(B) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Original Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Original Closing Date and which the Issuing Lender in good faith deems material to it;

(C) such Issuing Lender shall have received from the Borrower, any other Loan Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the third sentence of Section 3.3(b);

(D) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(E) the Letter of Credit is to be denominated in a currency other than Dollars or an Alternate Currency;

(F) in any instance in which a Revolving Lender is at that time a Defaulting Lender, after giving effect to any automatic reallocation to cover such Defaulting Lender’s Fronting Exposure in accordance with the provisions set forth in Section 2.17(a)(i), such Fronting Exposure is not eliminated; or

(G) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(ii) the Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof;

(iii) the Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit; and

(iv) the Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and issuer documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

3.2. Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $30,000,000 (based on the Dollar Equivalent thereof) or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time; provided that if at any time following one or more fluctuations in the Spot Currency Exchange Rate of any Alternate Currency against the Dollar at any Revaluation Date, the issuance, amendment, renewal or extension of a Letter of Credit would cause the Letter of Credit Outstandings to exceed the amounts set forth in subclauses (x) or (y) above, respectively, then (A) if such excess is in an aggregate amount that is greater than or equal to $1,000,000, within two Business Days of notice thereof from the Administrative Agent, (B) if such excess is an aggregate amount that is less than $1,000,000 and such excess continues to exist in an aggregate amount less than $1,000,000 for at least five Business Days, within two Business Days of notice thereof from the Administrative Agent, or (iii) if any Event of Default has occurred and is continuing, the Borrower shall immediately (A) make the necessary payments or repayments to reduce the applicable Obligations to an amount necessary to eliminate such excess or (B) Collateralize such Letters of Credit to the extent necessary to eliminate such excess; provided further that, if the Borrower provides Cash Collateral to secure obligations related to Letters of Credit that are denominated in an Alternate Currency and, as a result of fluctuations in the applicable Spot Currency Exchange Rate between Dollars and such Alternate Currency, the Cash Collateral held by the Administrative Agent is less than the specified amount of Cash Collateral so required to be maintained by the Borrower, the Borrower shall, promptly following a request therefor by the Administrative Agent, deposit additional Cash Collateral equal to such shortfall to be held as Cash Collateral; and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs twelve (12) months after the date of the issuance thereof or such later date as may be acceptable to the Issuing Lender (although any such standby Letter of Credit may be extendible for successive periods of up to twelve (12) months or such later date as may be acceptable to the Issuing Lender, but, in each case, not beyond the third Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (y) three Business Days prior to the Revolving Loan Maturity Date.

3.3. Letter of Credit Requests; Minimum Stated Amount.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account, an Authorized Officer of the Borrower shall give the Administrative Agent and the respective Issuing Lender (prior to 1:00 P.M. (New York City time)) at least five (5) Business Days’ (or such shorter period as is acceptable to such Issuing Lender) (including by way of facsimile or other electronic means, including pdf) written notice thereof. Each notice shall be in the form of Exhibit K, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.2. Unless the respective Issuing Lender has received notice from the Borrower, any other Loan Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 7.2 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.2, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the L/C Participants, in writing, of such issuance, modification or amendment (and if such notification relates to the issuance of a Letter of Credit denominated in an Alternate Currency, such notice will include the Dollar Equivalent of the Stated Amount of such Letter of Credit). On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to any Revolving Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Lender (which arrangements are hereby consented to by the Lenders), including by Collateralizing each Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(c) The initial Stated Amount of each Letter of Credit shall not be less than $100,000 (or, in the case of Letters of Credit denominated in an Alternate Currency, the Dollar Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.

3.4. Letter of Credit Participations.

(a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such L/C Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.14 or 13.4, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.5(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such L/C Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the respective Issuing Lender in Dollars such L/C Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such L/C Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such L/C Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the Overnight Rate for the first three (3) days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any L/C Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other L/C Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to such Issuing Lender such other L/C Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the L/C Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such L/C Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any L/C Participant, each Issuing Lender shall furnish to such L/C Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such L/C Participant.

(f) The obligations of the L/C Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any L/C Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);

(C) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Default or Event of Default.

3.5. Agreement to Repay Letter of Credit Drawings.

(a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than (x) one (1) Business Day following receipt by the Borrower of notice of such payment or disbursement if such notice is received on or prior to 11:00 A.M. (New York City time) or (y) two (2) Business Days following receipt by the Borrower of notice of such payment or disbursement if such notice is received after 11:00 A.M. (New York City time) (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.1(f) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the date that is three (3) Business Days following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.1(f), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder. In the case of a Letter of Credit denominated in Dollars, the Borrower shall reimburse the Issuing Lender in Dollars. In the case of a Letter of Credit denominated in an Alternate Currency, the Borrower shall reimburse the Issuing Lender in such Alternate Currency, unless (x) Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (y) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified Issuing Lender promptly following receipt of the notice of drawing that the Borrower will reimburse Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing as of the applicable Revaluation Date under a Letter of Credit denominated in an Alternate Currency, the Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.

(b) The obligations of the Borrower under this Section 3.5 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the Issuing Lender of any requirement that exists for the Issuing Lender’s protection and not the protection of the Borrower or any waiver by the Issuing Lender which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternate Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries;

provided that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.6. Increased Costs. If at any time after the Original Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any L/C Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any L/C Participant, or (ii) impose on any Issuing Lender or any L/C Participant any cost or other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any L/C Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any L/C Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any L/C Participant (a copy of which certificate shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such L/C Participant such additional amount or amounts as will compensate such Issuing Lender or such L/C Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any L/C Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.6, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such L/C Participant (a copy of which certificate shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such L/C Participant. The certificate required to be delivered pursuant to this Section 3.6 shall, absent manifest error, be final and conclusive and binding on the Borrower. This Section 3.6 shall not apply to any Indemnified Taxes or Other Taxes (each of which are provided for in Section 5.5) or any Excluded Taxes.

3.7. Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirement of Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 4.

COMMITMENT FEES; FEES; REDUCTIONS OF COMMITMENTS

4.1. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Revolving Lender a commitment fee for the period from and including the Closing Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to 0.50% of the daily Unutilized Revolving Loan Commitment in respect of such Non-Defaulting Revolving Lender’s ~~Initial~~2019 Revolving Loan Commitment as in effect from time to time (“Commitment Fees”). From and after the delivery by the Borrower to the Administrative Agent of financial statements required by Section 8.1(a) or (b), as applicable, for the first full fiscal quarter or the fiscal year ending December 31, 2015, as applicable, after the Closing Date, the Commitment Fees shall be reduced to a rate per annum equal to 0.375% of the daily Unutilized Revolving Loan Commitment if the Total Net First Lien Leverage Ratio is less than or equal to 4.50 to 1.00. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated. For purposes of computing Commitment Fees only, outstanding Swingline Loans shall not count as a utilization of Revolving Loan Commitments and shall otherwise be disregarded.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Revolving Lender (based on each such Revolving Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to ~~Initial~~2019 Revolving Loans that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.125% or such other amount as may be agreed by the applicable Issuing Lender on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) ~~[Reserved.]~~The Dollar 2020 Term Loans made on the Amendment No. 3 Effective Date shall be net funded with an original issue discount of 0.50% of the aggregate principal amount thereof. The Euro 2020 Term Loans made on the Amendment No. 3 Effective Date shall be funded at par.

(f) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent (including, without limitation, all amounts owing under the Fee Letter).

(g) The Borrower agrees to pay to ~~the Joint Lead Arrangers and~~ the Amendment No. ~~1~~3 Lead ~~Arrangers~~Arranger such fees as may be separately agreed to in writing by Holdings or any of its Subsidiaries (including, without limitation, all amounts owing under the Fee ~~Letter and the Amendment No. 1 Engagement~~ Letter).

4.2. Voluntary Termination of Unutilized Revolving Loan Commitments.

(a) Upon at least three (3) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.2(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment; provided that each such reduction shall apply proportionately to permanently reduce the applicable Revolving Loan Commitment of each Revolving Lender. If such notice of termination indicates that such termination is being made in connection with a Refinancing of the Facility or in the context of a transaction involving a Change of Control or a Qualified Public Offering or other contingent transaction, such notice of termination may be revoked if such Refinancing or transaction is not consummated, subject to payment of any costs referred to in Section 2.12 resulting therefrom.

(b) In the event of the refusal by a Lender to consent to a Proposed Modification with respect to such Lender’s Revolving Loan Commitments, the Borrower shall have the right upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender (but not any other Commitments or Loans of such Lender that are not proposed to be modified by such Proposed Modification), so long as all Revolving Loans, together with accrued and unpaid interest, Fees and all other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 2.12) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Loans or commitments in respect of Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.11, 2.12, 3.6, 5.5, 12.6, 13.1 and 13.6), which shall survive as to such repaid Lender.

4.3. Mandatory Reduction of Commitments.

(a) The ~~Additional Dollar~~2020 Term ~~Commitment and Additional Euro Term~~Loan Commitment of each Lender shall terminate in its entirety on the Amendment No.  ~~1~~3 Effective Date (after giving effect to the incurrence of 2020 Term ~~B-1~~ Loans on such date).

(b) The Total Revolving Loan Commitment shall terminate in its entirety on, as applicable, (i) the Revolving Loan Maturity Date, (ii) the Incremental Revolving Loan Maturity Date or (iii) the Maturity Date for any Other Revolving Loan set forth in the Refinancing Amendment applicable thereto. Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.3 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 5.

PREPAYMENTS; PAYMENTS; TAXES

5.1. Voluntary Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, subject to the requirements of Section 5.1(b), upon irrevocable notice, in a form reasonably acceptable to the Administrative Agent, delivered to the Administrative Agent no later than 11:00 A.M. (New York City time) three (3) Business Days prior thereto (and with respect to any Alternate Currency Loan, four (4) Business Days prior thereto), in the case of Fixed Rate Loans, and no later than 11:00 A.M. (New York City time) ~~on~~one Business Day prior to the date of such payment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment, whether the prepayment is of Term Loans or Revolving Loans and whether the prepayment is of Fixed Rate Loans or Base Rate Loans; provided that if a Fixed Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.12; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Facility or in the context of a transaction involving a Change of Control or Qualified Public Offering or other contingent transaction, such notice of prepayment may be revoked if such Refinancing or transaction is not consummated, subject to payment of any costs referred to in Section 2.12. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Swingline Loans (other than in connection with a repayment of all Loans)) accrued interest to such date on the amount prepaid. Prepayments shall be accompanied by Prepayment Fees required by Section 5.1(b), if any, and accrued interest. Partial prepayments of Term Loans shall be in an aggregate principal amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount (or, in the case of Euro 2020 Term ~~B-1~~ Loans, €2,000,000 and integral multiples of €1,000,000 in excess of that amount). Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $250,000 (or, in the case of Revolving Loans denominated in an Alternate Currency, the Dollar Equivalent thereof) and integral multiples of $100,000 (or, in the case of Revolving Loans denominated in an Alternate Currency, the Dollar Equivalent thereof) in excess of that amount. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $250,000 and in integral multiples of $100,000 in excess of that amount.

(b) If the Borrower (x) repays, prepays, refinances, substitutes or replaces any Term ~~B-1~~ Loans in connection with a Repricing Transaction or (y) effects any amendment, waiver, consent or modification of this Agreement resulting in a Repricing Transaction, then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable 2020 Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the 2020 Term ~~B-1~~ Loans so repaid, prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable 2020 Term ~~B-1~~ Loans outstanding immediately prior to such amendment, waiver, consent or modification. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction (as applicable, the “Prepayment Fees”). If all or any portion of the 2020 Term ~~B-1~~ Loans held by any Lender are repaid, prepaid, refinanced, substituted or replaced pursuant to Section 2.14 or 5.1(c) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing, substitution or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, substituted or replaced. The Borrower shall be subject to the requirements of this Section 5.1(b) only until but including, ~~in respect of~~ the ~~Term B-1 Loans, July 18, 2018~~date that is six months following the Amendment No. 3 Effective Date.

(c) In the event of the refusal by a Lender to consent to a Proposed Modification with respect to such Lender’s Revolving Loans or Term Loans, as applicable, the Borrower may, upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all such Revolving Loans or Term Loans, as applicable (but, for the avoidance of doubt, not any other Loans (or Tranches) of such Lender that are not proposed to be modified by such Proposed Modification), including all amounts, if any, owing pursuant to Section 2.11, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender so long as in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (c), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.2(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders. Each prepayment of Term Loans pursuant to this Section 5.1(c) shall reduce the then remaining scheduled repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such scheduled repayment of the respective Tranche after giving effect to all prior reductions thereto).

(d) All voluntary prepayments of Term Loans in accordance with this Section 5.1 shall be applied as directed (which may be on a non-pro rata basis among the Term Loans) by the Borrower, and shall be applied within each such Tranche to the remaining amortization payments thereunder as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity); provided that if a Default or Event of Default has occurred and is continuing such voluntary prepayments shall be made on pro rata basis among the Term Loans.

5.2. Mandatory Repayments.

(a) If any Indebtedness shall be incurred by Holdings or any of its Restricted Subsidiaries (other than any Indebtedness permitted to be incurred in accordance with Section 9.4 (other than Indebtedness incurred pursuant to Sections 9.4(b)(iv) and (b)(v) to the extent provided therein)), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in this Section 5.2.

(b) If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to ~~(I) the excess of~~ (i) the applicable ECF Percentage of such Excess Cash Flow ~~over~~minus (ii) the sum of:

(A) to the extent not funded with the proceeds of long-term Indebtedness ~~or a Specified Equity Contribution~~(other than revolving loans), the aggregate amount of all Purchases by any Permitted Eligible Assignee pursuant to a Dutch Auction ~~(~~or open market purchases (in each case, determined by the actual cash purchase price paid by such Permitted Eligible Assignee for such Purchase and not the par value of the Loans purchased by such Permitted Eligible Assignee) and the aggregate amount of all optional prepayments of Term Loans or optional prepayments of Revolving Loans (other than in respect of any Revolving Loans to the extent there is not an equivalent permanent reduction in commitments thereunder), ~~in each case, actually made in cash during the Specified Period for such Excess Cash Flow Period minus (II) $10,000,000,~~ including the aggregate amount of any premium, make-whole or penalty payments actually paid in cash in connection therewith, in each case (x) to the extent actually paid in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) and (y) to the extent such Term Loans or Revolving Loans are secured by a Lien on the Collateral that is pari passu with the Liens on the Collateral securing the 2020 Term Loans and the 2019 Revolving Loans; plus

(B) to the extent not funded with proceeds of Indebtedness (other than revolving loans), the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) on account of Consolidated Capital Expenditures and software development and capitalized development costs; plus

(C) to the extent not funded with proceeds of Indebtedness (other than revolving loans), the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) on account of Permitted Acquisitions; plus

(D) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all Investments (other than those of the type set forth in clause (a) or clause (b) of the definition of “Permitted Investments”) made in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period); plus

(E) to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, Restricted Payments permitted hereunder and actually made in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period); plus

(F) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, at the option of the Borrower, the aggregate consideration to be paid by the Borrower and its Restricted Subsidiaries in cash pursuant to binding contracts entered into prior to the Excess Cash Flow Application Date relating to Consolidated Capital Expenditures and software development and capitalized development costs and Investments and Restricted Payments in each case that is certified in writing by a Responsible Officer of the Borrower to the Administrative Agent to be contractually obligated (or, in the case of Consolidated Capital Expenditures, budgeted) to be paid within 365 days after such certificate (provided that (x) no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period and (y) amounts deducted pursuant to this clause (F) and not actually paid in such 365-day period shall be prepaid in the subsequent Excess Cash Flow Period); plus

(G) cash Restructuring Charges excluded from Consolidated Net Income for such Excess Cash Flow Period pursuant to clause (i) of the definition thereof made prior to the relevant Excess Cash Flow Application Date (provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period); plus

(H) the greater of (x) $15,000,000 and (y) 5% of LTM EBITDA,

shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Term Loans as set forth in this Section 5.2; provided that to the ~~amount~~extent any amounts pursuant to clause (ii) above (other than clause (ii)(H) above) reduce the required prepayments with respect to any Excess Cash Flow Period to an amount less than $0, such amounts in excess of $0 may be credited against the applicable percentage of Excess Cash Flow for any subsequent Excess Cash Flow Period in which the required prepayments under this Section 5.2(b) ~~shall be no less than $0~~exceed $0 until such excess amount has been fully applied. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) Business Days after the ~~earlier of (A) the~~ date on which the ~~financial statements~~Financial Statements Certificate referred to in Section  ~~8.1~~8.2 (~~a~~c ) for the fiscal year with respect to which such prepayment is made~~, are~~ is required to be delivered ~~and (B) the date such financial statements are actually delivered~~.

(c) If, on any date, Holdings or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event resulting in Net Cash Proceeds, in each case, in excess of ~~$15,000,000 per annum or any Recovery Event, other dispositions in~~ an amount equal to the greater ~~than~~of $15,000,000 and 5.0% of LTM EBITDA (calculated at the time of determination), then 100.00% of the amount of such Net Cash Proceeds in excess of the greater of $15,000,000 and 5.0% of LTM EBITDA (calculated at the time of determination) shall be applied within five (5) Business Days of such date to prepay ~~(A)~~  outstanding 2020 Term Loans in accordance with this Section 5.2 ~~and (B) at the Borrower’s option, outstanding Indebtedness incurred pursuant to Section 9.4 (to the extent secured by the Collateral on a pari passu basis with (and is pari passu in right of payment with) the Facilities) (collectively, “Other Applicable Indebtedness”)~~; provided that the Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to reinvest such Net Cash Proceeds within ~~one year~~21 months of receipt thereof (or, if later, one hundred eighty (180) days after the date the Borrower or a Restricted Subsidiary thereof has entered into a binding commitment to reinvest the Net Cash Proceeds thereof prior to the expiration of such ~~one (1) year~~21-month period) in assets useful in the business of the Borrower and its Restricted Subsidiaries or in connection with a Permitted Acquisition or other similar Investment permitted hereunder; provided, further, that all such Net Cash Proceeds not so reinvested within such period must be applied in accordance with this Section 5.2; provided, further, that ~~any such~~the percentage of Net Cash Proceeds ~~may be~~so applied pursuant to this Section 5.2(c) shall be reduced to ~~Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of~~(i) fifty percent (50.0%) if the Total Net First Lien Leverage Ratio is less than or equal to 4.75 to 1.00 but greater than 4.25 to 1.00 and (ii) zero percent (0%) if the Total Net First Lien Leverage Ratio is less than or equal to 4.25 to 1.00, in each case, determined on a Pro Forma Basis for such Asset Sale or Recovery Event ~~is required under~~, as of the ~~terms~~last day of ~~such Other Applicable Indebtedness (with any remaining Net Cash Proceeds applied to prepay outstanding Term Loans in accordance with the terms hereof) unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other Applicable Indebtedness at such time) of such Net Cash Proceeds relative to Term Lenders, in which case such Net Cash Proceeds may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans; provided further that to the extent the holders of Other Applicable Indebtedness~~

~~decline to have such indebtedness repurchased, repaid or prepaid with any such Net Cash Proceeds, the declined amount of such Net Cash Proceeds shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding~~the most recent Test Period at the time any such application is made (this proviso, the “Asset Sale Stepdown Provisions”).

(d) If Holdings or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Designated Sale Leaseback Transaction, then an amount equal to 50.0% of such Net Cash Proceeds shall be applied within five (5) Business Days of the later of (i) the date on which such Sale Leaseback Transaction is designated as a Designated Sale Leaseback Transaction and (ii) the date on which Holdings or any of its Restricted Subsidiaries receives such Net Cash Proceeds to prepay outstanding 2020 Term Loans in accordance with this Section 5.2.

(e) All amounts to be applied in connection with prepayments made pursuant to this Section 5.2 shall be applied, first to accrued interest and Fees due on the amount of prepayment of the ~~each Tranche of~~2020 Term ~~B-1~~ Loans ~~and any Incremental Term Loans (as applicable)~~, second to the remaining scheduled installments (other than at final maturity) of principal of each Tranche of 2020 Term ~~B-1~~ Loans and any Incremental Term Loans (as applicable) in direct order of maturity or as otherwise directed by the Borrower, third to the final installment of principal of each Tranche of 2020 Term ~~B-1~~ Loans and any Incremental Term Loans and Other Term Loans (as applicable) that are secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the 2020 Term Loans at maturity on a pro rata basis, fourth at any time after each Tranche of 2020 Term ~~B-1~~ Loans and any Incremental Term Loans and Other Term Loans (as applicable) that are secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the 2020 Term Loans have been repaid or prepaid in full, to prepay any outstanding Revolving Loans (without reducing the Revolving Loan Commitments) and fifth as otherwise directed by the Borrower; provided that, at the Borrower’s option, amounts to be applied in prepayment pursuant to Sections 5.2(b), (c) and (d) (the “Specified Amounts”) may be applied to prepay outstanding Indebtedness incurred pursuant to Section 9.4 (to the extent secured by a Lien on the Collateral that is a pari passu basis with a Lien on the Collateral securing (and is pari passu in right of payment with) the 2020 Term Loans) (collectively, “Other Applicable Indebtedness”); provided further that any such Specified Amounts may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Excess Cash Flow, Asset Sale, Recovery Event or Designated Sale Leaseback Transaction is required under the terms of such Other Applicable Indebtedness (with any remaining Specified Amounts applied to prepay outstanding 2020 Term Loans in accordance with the terms hereof) unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other Applicable Indebtedness at such time) of such Specified Amounts relative to Term Lenders, in which case such Specified Amounts may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding 2020 Term Loans; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased, repaid or prepaid with any such Specified Amounts, the declined amount of such Specified Amounts shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay 2020 Term Loans in accordance with the terms hereof (to the extent such Specified Amounts would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).

(f) The Borrower shall deliver to the Administrative Agent (who will notify each Lender) notice of each prepayment required under this Section 5.2 other than clause (a) hereof not less than three (3) Business Days prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Loan (or portion thereof) to be prepaid and (iii) the Type of each Loan being prepaid. The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 5.2, a certificate signed by an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to ~~this~~ Section 5.2(b), Section 5.2(c) or Section 5.2(d) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York City time) ~~on the~~one Business Day ~~after~~prior to the ~~date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment~~Mandatory Prepayment Date. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds ~~(“Retained Declined Proceeds”)~~shall be (x) offered to holders of the Second Lien Term Loan Indebtedness until such Second Lien Term Loan Indebtedness is paid in full and (y) if such Declined Proceeds or any portion thereof are rejected by the holders of such Second Lien Term Loan Indebtedness, such Declined Proceeds may be retained by ~~Holdings~~the Borrower and its Restricted Subsidiaries (subject to any prepayment obligations it may have with respect to other Indebtedness~~) which may, for the avoidance of doubt,~~, “Retained Declined Proceeds”) and may be used for ~~general corporate~~any purposes permitted under this Agreement.

(g) Notwithstanding the foregoing, if the Borrower reasonably determines in good faith that any amounts attributable to ~~Non-U.S. Loan Parties and~~ Foreign Subsidiaries of Holdings that are required to be prepaid pursuant to Sections 5.2(b) and (c) would result in material adverse tax consequences or violate local law in respect of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent, then the Borrower and its Restricted Subsidiaries shall not be required to prepay such amounts as required under Sections 5.2(b) and (c) until such material tax consequences or local law violation no longer ~~exists~~exist; provided that the Borrower and its Restricted Subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating local law or incurring material adverse tax consequences.

(h) With respect to each repayment of Loans required by this Section 5.2, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Fixed Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Fixed Rate Loans were made; provided that: (i) repayments of Fixed Rate Loans pursuant to this Section 5.2 may only be made on the last day of an Interest Period applicable thereto unless all Fixed Rate Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Fixed Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Fixed Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, (x) in the case of LIBOR Loans, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans and (y) in the case of Alternate Currency Loans, such Borrowing shall be repaid at the end of the then current Interest Period; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

5.3. Repayment of Revolving Excess, etc. ~~(a)~~ In the event the aggregate amount of outstanding Revolving Loans, L/C Obligations then outstanding (calculated, in the case of Revolving Loans and L/C Obligations denominated in an Alternate Currency, at the Dollar Equivalent thereof) and outstanding Swingline Loans exceeds (the “Revolving Excess”) the Total Revolving Loan Commitments then in effect, the Borrower shall immediately repay Swingline Loans and Revolving Loans and Collateralize Letters of Credit, as applicable, to the extent necessary to remove such Revolving Excess; provided that if such Revolving Excess results from fluctuations in the Dollar Equivalent of Revolving Loans ~~and/~~or Letters of Credit denominated in an Alternate Currency and such Revolving Excess exceeds 5% of the Total Revolving Loan Commitments at such time, such obligation to repay Loans and Collateralize Letters of Credit shall not be effective until five (5) Business Days after the date such Revolving Excess first commenced in an amount greater than 5% of the Total Revolving Loan Commitments (and shall not be required to the extent such Revolving Excess has ceased to exist as a result of fluctuations in currency values).

5.4. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars (or, in respect of Obligations denominated in an Alternate Currency, in such Alternate Currency) in immediately available funds at the Payment Office. The Administrative Agent will promptly distribute to each Lender its pro rata share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office. All payments received by the Administrative Agent after 1:00 P.M. (New York City time) ~~shall~~may in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (provided that payments stated to be due on any Maturity Date, if stated to be due on a day which is not a Business Day, shall be deemed to be due on the next preceding Business Day) and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.5. Net Payments.

(a) All payments made by or on behalf of the Borrower or any Guarantor under this Agreement or under any other Loan Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any Taxes with respect to such payments, unless required by applicable law. If any such Taxes are so levied or imposed, the applicable withholding agent shall pay, or withhold and remit, to the applicable Governmental Authority the full amount of such Taxes, and if the Tax in question is an Indemnified Tax or an Other Tax, the applicable Loan Party shall pay such additional amounts as may be necessary so that, after any required deductions or withholdings have been made (including any deductions or withholdings attributable to any payments required to be made under this Section 5.5) each Lender (or in the case of a payment made to the Administrative Agent for its own account, such Administrative Agent) receives on the due date a net sum equal to what it would have received had such Indemnified Taxes or Other Taxes not been levied or imposed. The Borrower or Guarantors, if applicable, will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment by the Borrower or Guarantor. The Borrower or Guarantors, jointly and severally, agree to indemnify and hold harmless the Administrative Agent and each Lender, and to reimburse such Person upon its written request within twenty (20) days of demand therefor, for the amount of any Indemnified Taxes or Other Taxes so levied or imposed and paid by such Person (including any Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 5.5), whether or not such Taxes were correctly or legally imposed or asserted; provided that if the Administrative Agent or any Lender requests indemnification more than 90 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender received written demand for payment of the applicable Indemnified Taxes or Other

Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender paid the applicable Indemnified Taxes or Other Taxes, the Administrative Agent or the applicable Lender shall not be indemnified to the extent that such failure or delay results in prejudice to the Borrower or any Guarantor. A certificate setting forth the amount of such payment or liability and the manner in which such amount was determined, prepared in good faith and delivered by the Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b) Without limiting the generality of Section 5.5(c), each Lender (1) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent on or prior to the date it becomes a party to this Agreement, whichever of the following is applicable: (i) two accurate and complete original signed copies of ~~Internal Revenue Service~~IRS Form W-8ECI (or successor forms), (ii) two accurate and complete original signed copies of ~~Internal Revenue Service~~IRS Form W-8BEN or W-8BEN-E (or successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 (any such Exhibit L certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of ~~Internal Revenue Service~~IRS Form W-8BEN or W-8BEN-E (or successor form), (iv) to the extent that a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two accurate and complete original signed copies of ~~Internal Revenue Service~~IRS Form W-8IMY (or successor form) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN, W-8BEN-E, a certificate substantially in the form of Exhibit L-2 or Exhibit L-3, ~~Internal Revenue Service~~IRS Form W-9 ~~and/~~or other documents from each beneficial owner, as applicable, that would be required under this Section 5.5(b) if such beneficial owner were a Lender; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit L-4 (in lieu of a certificate substantially in the form of Exhibit L-2 or Exhibit L-3) on behalf of each such direct or indirect partner(s), and (v) two accurate and complete original signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming complete exemption from, or reduction in, U.S. federal withholding tax on any payments to such Lender under any Loan Document or (2) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, agrees to deliver to the Borrower and the Administrative Agent on or prior to the date it becomes a party to this Agreement, two accurate and complete original signed copies of ~~Internal Revenue Service~~IRS Form W-9 certifying to such Lender’s exemption from ~~United States~~U.S. federal backup withholding. The Administrative Agent shall provide to the Borrower two accurate and complete original signed copies of whichever of the following is applicable: (1) if the Administrative Agent is a United States person (as such term is defined in Section 7701(a)(30) of the Code), ~~Internal Revenue Service~~IRS Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding or (2) if the Administrative Agent is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), (i) ~~Internal Revenue Service~~IRS Form W-8ECI with respect to payments received for its own account and (ii) ~~Internal Revenue Service~~IRS Form W-8IMY (together with all required accompanying documentation) assuming primary responsibility for U.S. federal income tax withholding with respect to payments received by it on behalf of the Lenders. Notwithstanding anything to the contrary in this Section 5.5(b), the Administrative Agent shall not be required to deliver any documentation that such Administrative Agent is not legally eligible to deliver as a result of a Change in Tax Law after the ~~Closing~~Amendment No. 3 Effective Date. Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.5.

(c) If any Lender is entitled to an exemption from or reduction in any applicable withholding Tax with respect to payments under this Agreement or any other Loan Document, then such Lender agrees to deliver to the Borrower(s) and the Administrative Agent, at such times as are reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender agrees that from time to time after the ~~Closing~~Amendment No. 3 Effective Date, when a lapse in time or change in circumstances renders the previous documentation obsolete, expired or inaccurate in any respect (including the ~~Internal Revenue Service~~IRS forms and certificates described in Section 5.5(b)), it will deliver to the Borrower(s) and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or it shall immediately notify the Borrower(s) and the Administrative Agent of its legal ineligibility to deliver any such documentation. Notwithstanding anything to the contrary in Section 5.5(b), (c) or (d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(d) If a payment made to a Lender under any Loan Document would be subject to ~~U.S. federal~~ withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 5.5(d), the term “FATCA” shall include any amendments thereof or successor provisions thereto.

(e) If the Borrower or any Guarantor pays any Indemnified Taxes or Other Taxes under this Section 5.5 to a Lender or the Administrative Agent and such Lender or the Administrative Agent determines in its sole discretion (exercised reasonably) that it has actually received any refund of any Indemnified Taxes or Other Taxes in respect of which it has received additional payments under this Section 5.5 (a “Tax Benefit”), such Lender or the Administrative Agent shall pay to the Borrower or such Guarantor, as the case may be, an amount of such ~~refund~~Tax Benefit, net of all out-of-pocket expenses of such Lender or the Administrative Agent (including any Taxes imposed with respect to such ~~refund~~Tax Benefit) and without interest (other than any interest paid by the relevant Governmental Authority); provided, however, that (i) any Lender or the Administrative Agent may determine, in its sole discretion consistent with its policies, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax Benefit with respect to which such Lender or the Administrative Agent has made a payment to the Borrower or a Guarantor pursuant to this Section 5.5(e) (and any interest or penalties or other charges imposed thereon) shall be treated as a Tax for which the Borrower or such Guarantor, as the case may be, is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 5.5 without any exclusions or defenses; (iii) nothing in this Section 5.5(e) shall require any Lender or the Administrative Agent to disclose any confidential information to the Borrower or any Guarantor (including, without limitation, its Tax returns) or any other Person; and (iv) no Lender or the Administrative Agent shall be required to pay any amounts pursuant to this Section 5.5(e) (A) at any time ~~which~~that a Default or Event of Default exists (provided that such amounts shall be credited against amounts otherwise owed under this Agreement by the Borrower or any Guarantor) or (B) the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(f) If one or more Guarantors hereunder are required to make any payment with respect to the Guaranteed Obligations that would be subject to any withholding of Tax (whether or not it would result in any Loan Party being required to pay additional amounts or indemnity payments under this Agreement), the Administrative Agent, the Lenders and the Loan Parties shall cooperate with each other in good faith in order to eliminate or minimize the effects of such withholding of Tax; provided that none of the Administrative Agent or any Lender shall be required to take any action that would subject it to any unreimbursed cost or expense or would otherwise be disadvantageous to it.

(g) In addition to the payments by a Loan Party required by Section 5.5(a) (and without duplication thereof), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(h) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 5.5, include any Issuing Lender and any Swingline Lender.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Loan Parties and their respective Restricted Subsidiaries hereby jointly and severally represents and warrants to the Administrative Agent and each Lender (i) on the ~~Closing~~Amendment No. 3 Effective Date (other than Section 6.2) and (ii) on each date after the ~~Closing~~Amendment No. 3 Effective Date on which any extension of credit is made (including the Amendment No.  ~~1~~3 Effective Date) that:

6.1. Financial Condition.

~~(a) As of the Closing Date, the unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income, stockholder’s equity and cash flows of the Borrower and its Restricted Subsidiaries as at and for the twelve-month period ending March 31, 2015 have been prepared in good faith by Holdings, copies of which have heretofore been furnished to each Lender, and have been prepared giving effect (as if such events had occurred on March 31, 2015 in the case of any balance sheet and as if such events had occurred on the first day of such twelve-month period in the case of such statements of income and cash flows) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses on the Closing Date in connection with the foregoing (the “Pro Forma Financial Information”). The Pro Forma Financial Information (x) has been prepared based on the best information available to Holdings, the Borrower and any Restricted Subsidiaries of Holdings as of the date of delivery thereof and (y) presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Restricted Subsidiaries as at March 31, 2015 and assuming that the events specified in the preceding sentence had actually occurred at such date.~~

(a) ~~(b)~~ The unaudited consolidated balance sheet at ~~March 31~~September 30, ~~2015~~2019 and the related unaudited consolidated statements of income~~, stockholders’ equity~~ and cash flows ~~related to the Company~~of Holdings and its consolidated Subsidiaries for the fiscal quarter ended ~~March  31~~September 30, ~~2015~~2019 present fairly in all material respects the consolidated financial condition of ~~the Company~~Holdings and its consolidated Subsidiaries as at such ~~applicable~~ date~~, and~~ (in the ~~consolidated results of its operations and its consolidated stockholder’s equity~~case of the balance sheet) or for such period (in the case of the statements of income and cash flows ~~for the respective fiscal quarters then ended~~). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(b) ~~(c)~~ The audited consolidated balance ~~sheets~~sheet at December 31, ~~2014, December 31, 2013 and December 31, 2012~~2018 and the related audited consolidated statements of income~~, stockholders’ equity~~ and cash flows ~~related to the Company for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012~~, in each case reported on by and accompanied by an unqualified report as to going concern or scope of audit from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of ~~the Company~~Holdings and its consolidated Subsidiaries as at ~~such applicable dates, and the consolidated income, stockholders’ equity~~December 31, 2018 (in the case of the balance sheet) and ~~cash flows~~ for the ~~respective~~ fiscal ~~years then~~year ended December 31, 2018 (in the case of the statements of income and cash flows). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c) ~~(d)~~ No Loan Party or Restricted Subsidiary of Holdings has, as of the ~~Closing~~Amendment No. 3 Effective Date, after giving effect to the Transactions, and excluding obligations under the Loan Documents and the ~~Senior Notes~~Second Lien Term Loan Documents, any material Guarantee Obligations, contingent liabilities or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivative, which are required in conformity with GAAP to be disclosed therein and which are not reflected in the most recent financial statements referred to in paragraphs (~~b~~a) and (~~c~~b) of this Section 6.1.

6.2. No Change. Since December 31, ~~2014~~2018, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

6.3. Existence; Compliance with Law. Each Loan Party (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization or incorporation, (b) has the power, capacity and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (to the extent such concept exists) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing (to the extent such concept exists) would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4. Power; Authorization; Enforceable Obligations. Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 7.1(f), each Loan Party has the power, capacity and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5. Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 6.19. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions (excluding the Loan Documents), except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 6.19 and (iii) those, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

6.6. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law, any Contractual Obligation of any Loan Party that is material to Holdings and its Restricted Subsidiaries, taken as a whole, or the Organizational Documents of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents). The consummation of the Transactions (excluding the Loan Documents) will not (a) violate (x) any Requirement of Law or any Contractual Obligation of any Loan Party, except as would not reasonably be expected to have a Material Adverse Effect or (y) the Organizational Documents of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents).

6.7. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or Restricted Subsidiary of Holdings or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

6.8. No Default. No Default or Event of Default has occurred and is continuing.

6.9. Ownership of Property; Liens. Each Loan Party and each Restricted Subsidiary of Holdings has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 9.7 and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.10. Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties and the Restricted Subsidiaries of Holdings own, or are licensed to use, all Intellectual Property used in the conduct of the business (which shall include, for the avoidance of doubt, Intellectual Property that Holdings or its Restricted Subsidiaries license to their customers) of Holdings and its Restricted Subsidiaries as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any use by any Loan Party or by a Restricted Subsidiary of Holdings of any Intellectual Property or the validity or effectiveness of any Intellectual Property of any Loan Party or of any Restricted Subsidiary of Holdings or alleging that the conduct of business by any Loan Party or by any Restricted Subsidiary of Holdings infringes or violates the rights of any Person, nor does Holdings know of any valid basis for any such claim, except for such claims or allegations that would not reasonably be expected to have a Material Adverse Effect on the operations of the business conducted by Holdings and its Restricted Subsidiaries.

6.11. Taxes. Each Restricted Subsidiary of Holdings, each Loan Party and the Borrower has filed or caused to be filed all Tax returns that are required to be filed and has paid all Taxes due and payable (including in its capacity as a withholding agent), whether or not shown on such returns, and any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any such Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Restricted Subsidiary, Loan Party or Borrower) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Tax assessment, deficiency or other claim has been filed, and, to the knowledge of any of the Loan Parties and the Borrower, is being threatened in writing, with respect to any Taxes that has had or could reasonably be expected to have a Material Adverse Effect.

6.12. Federal Regulations. No Loan Party or Restricted Subsidiary of Holdings is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the ~~regulations~~Regulation U or X of the Board.

6.13. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party or Restricted Subsidiary of Holdings pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each Loan Party and each Restricted Subsidiary of Holdings have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party or Restricted Subsidiary of Holdings on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party or Restricted Subsidiary of Holdings, as applicable.

6.14. ERISA.

~~(a) The Borrower represents and warrants as of the Amendment No. 1 Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.~~

(a) ~~(b)~~ Except as, individually or in the aggregate, would not reasonably be expected to result in Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA ~~has occurred~~ with respect to any Single Employer Plan or a failure to make a required contribution to a Multiemployer Plan has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Single Employer Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA, (iii) each Single Employer Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code

(including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, ~~except where any failure to comply would not reasonably be excepted to result in any material liability,~~ (iv) no determination has been made that any Single Employer Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) all contributions required to have been made with respect to a Single Employer Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the ~~Closing~~Amendment No. 3 Effective Date or accrued in the accounting records of the Borrower and (vi) no termination of a Single Employer Plan has occurred or is reasonably expected to occur, no proceedings have been, or are reasonably expected to be, instituted to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Single Employer Plan has arisen. There exists no material Unfunded Pension Liability with respect to any Single Employer Plan in excess of $20,000,000. ~~The~~Neither the Borrower, any Restricted Subsidiary ~~or~~nor any Commonly Controlled Entity has had, or reasonably expects to have, a complete or partial withdrawal (including under Section 4062(e) of ERISA) from any Single Employer Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and none of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity would become subject to any material liability under ERISA if Holdings, the Borrower, any such Restricted Subsidiary or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no ~~such~~ Multiemployer Plan is ~~in Reorganization or~~ Insolvent and none of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity has received any notice, and no Multiemployer Plan has received from Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA. None of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Single Employer Plan that has resulted or could reasonably be expected to result ~~in material liability~~, individually or in the aggregate, in a Material Adverse Effect, and none of Holdings, the Borrower, any Restricted Subsidiary nor any Commonly Controlled Entity has incurred or reasonably expects to incur any ~~material~~ liability under Title IV of ERISA ~~with respect to any Plan~~ (other than premiums due and not delinquent under Section 4007 of ERISA), except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) ~~(c)~~ In respect of each ~~Plan (other than a Non-U.S.~~Single Employer Plan~~)~~, there are no actions, suits or claims pending against or involving a Single Employer Plan (other than routine claims for benefits) or, to the knowledge of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully ~~against any Plan~~ and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(c) ~~(d)~~ Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result ~~in a liability material to Holdings and its Restricted Subsidiaries, taken as a whole. All material~~, individually or the aggregate, in a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, all contributions required to have been made by Holdings, ~~any~~the Borrower or any Restricted Subsidiary with respect to a Non -U.S. Plan have been timely made. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not materially exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

6.15. Investment Company Act; Other Regulations. No Loan Party is ~~(and no Restricted Subsidiary of a Loan Party is required to register as)~~ an “investment company” as such quoted term is defined in the Investment Company Act of 1940, as amended. Neither Holdings nor any of its Subsidiaries is subject to regulation under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

6.16. Subsidiaries. As of the ~~Closing Date and after giving effect to the Transactions~~Amendment No. 3 Effective Date, Schedule 6.16 sets forth the name and jurisdiction of organization of each Subsidiary directly owned by a Loan Party and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by ~~any~~a Loan Party.

6.17. Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) Materials of Environmental Concern have not been released, generated, treated, stored or disposed of at, on or under any real properties currently owned, leased or operated by any Loan Party or any Restricted Subsidiary of Holdings (the “Properties”), or transported or disposed of from the Properties or any real property formerly owned, leased or operated by any Loan Party or any Restricted Subsidiary of Holdings, in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(b) (i) no judicial proceeding, governmental or administrative action, or notice of violation is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any Restricted Subsidiary of Holdings is or will be named as a party with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary of Holdings (collectively, “Environmental Proceedings”); (ii) there are no consent decrees, consent orders, administrative orders, or other orders or decrees outstanding under any Environmental Law with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary of Holdings (collectively, “Environmental Orders”); and (iii) to the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary of Holdings, including, without limitation, the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any such Environmental Proceeding or Environmental Order against any Loan Party or any Restricted Subsidiary of Holdings or against any person or entity whose liability for any such Environmental Proceeding or Environmental Order any Loan Party or any Restricted Subsidiary of Holdings has retained or assumed either contractually or by operation of law; and

(c) the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

6.18. Accuracy of Information, etc. No written statement or information (other than the projections specified below and information of a general economic or general industry nature) concerning any Loan Party or Restricted Subsidiary of Holdings contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and as of the ~~Closing~~Amendment No. 3 Effective Date (with respect to such projections and pro forma financial information delivered prior to the ~~Closing~~Amendment No. 3 Effective Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

6.19. Security Documents. ~~(a)~~ Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 7.1(f), each of the Security Documents is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof ~~and the~~. The Foreign Security has or will have the ranking in priority that it is expressed to have in the Foreign Security Documents. In the case of (i) the Capital Stock described in the U.S. Security Agreement and the U.S. ~~Holdings~~ Pledge Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC (the “Certificated Securities”), when certificates representing such Capital Stock are delivered to the Collateral Agent (provided that, in the case of an issuer of such Certificated Securities that is located in a jurisdiction outside the United States, applicable law provides for perfection of a Lien on such Certificated Securities by delivery of such Certificated Securities to a Secured Party), and (ii) the other Collateral not described in clause (i) constituting personal property described in the U.S. Security Agreement and the U.S. ~~Holdings~~ Pledge Agreement, when financing statements and other filings, agreements and actions specified on Schedule 6.19~~(a)~~ in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 6.19~~(a)~~, as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Permitted Liens). Other than as set forth on Schedule 6.19~~(a)~~, as of the ~~Closing~~Amendment No. 3 Effective Date, none of the Capital Stock of the Borrower or any Subsidiary Guarantor that is a limited liability company or partnership (organized under the laws of a jurisdiction in the United States) is a Certificated Security.

~~(b) Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 7.1(f), each of the Mortgages delivered on or after the Closing Date is (or, in the case of Mortgaged Properties, located in the United States, upon execution and recording in the applicable United States jurisdiction, will be) effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof. In respect of Mortgaged Properties located in the United States, (x) when the Mortgages are recorded in the recording offices for the applicable United States jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder and (y) the UCC fixture filings on form UCC-1 for filing under the UCC in the appropriate United States jurisdictions in which the Mortgaged Properties (where such Mortgaged Properties are located in a jurisdiction in the United States) covered by the applicable Mortgages are located, will be effective upon filing to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the fixtures created by such Mortgages and described therein, and when the UCC fixture filings are filed in the recording offices for the applicable United States~~

~~jurisdictions in which the Mortgaged Properties are located, each such UCC fixture filing shall constitute a fully perfected security interest in the fixtures, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. Schedule 6.19(b) lists, as of the Closing Date, each parcel of owned real property located in the United States and owned by Holdings or any of its Restricted Subsidiaries.~~

6.20. Solvency. Holdings and its Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be, Solvent on the Amendment No. 3 Effective Date.

6.21. Patriot Act; FCPA; OFAC; Anti-Corruption Laws and Sanctions.

(a) To the extent applicable, each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with the Patriot Act.

(b) No part of the proceeds of the Loans will be used, directly nor, to the knowledge of Holdings and its Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or to the knowledge of the Borrower, any other applicable Anti-Corruption Laws.

(c) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and~~, to the knowledge of the Borrower,~~ other applicable Anti-Corruption Laws, and Holdings, the Borrower, ~~Holdings, their~~its Subsidiaries and their respective officers and ~~employees~~directors and, to the knowledge of Holdings or the Borrower, their ~~directors~~respective employees and agents, are in compliance in all material respects with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and~~, to the knowledge of the Borrower,~~ other applicable Anti-Corruption Laws~~, in all material respects~~. None of (a) Holdings, the Borrower, any Restricted Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings or the Borrower, any agent, ~~affiliate~~ or other representative of Holdings, the Borrower or any Subsidiary, is a Sanctioned Person, nor is Holdings, the Borrower or any Subsidiary located, organized or resident in a Sanctioned Country.

(d) Neither Holdings nor any of its Restricted Subsidiaries and, to their knowledge, none of their respective agents is any of the following:

(i) a Person that is listed in the annex to, or ~~it~~is otherwise the subject ~~to~~of the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise the subject ~~to~~of the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering~~;~~

~~(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order~~; or

(iv) ~~(v)~~ a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign ~~Assets~~Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

6.22. Status as Senior Indebtedness. The Obligations under the Facilities constitute “First Lien Senior Indebtedness” under the ~~Senior Notes~~Second Lien Term Loan Documents, “First Lien Credit Agreement Obligations” under the Amendment No. 3 Effective Date Intercreditor Agreement and “senior debt,” “senior indebtedness,” “guarantor senior debt,” “senior secured financing” and “designated senior indebtedness” (or any comparable term) for all Subordinated Indebtedness.

6.23. Centre of Main Interests and Establishments. In respect of any Loan Party whose jurisdiction of incorporation is in a member state of the European Union, its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. ~~1346/2000~~2015/848 on Insolvency Proceedings (the “Regulation”)) is situated in its jurisdiction of incorporation.

6.24. Amendment No. 3 Released Subsidiaries. Each of the Subsidiaries listed on Schedule 6.24 is, as of the Amendment No. 3 Effective Date, an Immaterial Subsidiary.

SECTION 7.

CONDITIONS PRECEDENT

7.1. Conditions to Initial Extension of Credit. ~~Subject to the Certain Funds Provision (as defined in the Commitment Letter), the~~The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the ~~Closing~~Amendment No. 3 Effective Date is subject to the satisfaction of each of the Lenders, prior to or concurrently with the making of such extension of credit on the ~~Closing~~Amendment No. 3 Effective Date, of the following conditions precedent:

(a) ~~(a) Loan Documents.~~ The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower, Holdings, ~~and~~ each Subsidiary Guarantor and each Person listed on Schedule I, (ii) the ~~U.S. Security~~Amendment No. 3 Effective Date Intercreditor Agreement, executed and delivered by each Loan Party party thereto and the Second Lien Administrative Agent, (iii) the U.S. ~~Holdings~~Security Agreement and the U.S. Pledge Agreement, each executed and delivered by each Loan Party party thereto ~~and Ithaca G.P. Limited~~, (iv) each other Security Document listed on Schedule 6.19~~(a)~~ executed and delivered by each Loan Party party thereto and (~~iv~~v) a Notice of Borrowing executed and delivered by the Borrower in accordance with the requirements hereof.

~~(b) Transactions. The Acquisition shall have been or, substantially concurrently with the initial borrowing hereunder shall be, consummated in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, waivers or consents thereto that are materially adverse to the Lenders in their capacities as such without the approval of the Joint Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the Lenders so long as any such decrease is allocated (i) first, to reduce the amount of the Equity Contribution to the extent it exceeds 40.0% of the Total Capitalization and (ii) second, to reduce the amount of funded debt on the Closing Date where such reduction is allocated ratably to reduce the Equity Contribution, the Term Facility and the Senior Notes (and with respect to the amount of funded debt on the Closing Date, ratably to the Term Facility and the Senior Notes) in proportion to the actual percentages that the amount of the Equity Contribution, the Term Facility and the Senior Notes bear to the Total Capitalization and (b) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by the Equity Contribution) and (ii) the Equity Contribution (as such amount shall have been modified pursuant to Section 7.1(b)(i) above) shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated.~~

~~(c) No Indebtedness. In connection with the consummation of the Transactions, all outstanding Indebtedness for borrowed money of Holdings and its Restricted Subsidiaries (including under the Existing Credit Agreement) shall have been repaid in full and all commitments, guarantees and security interests in respect of any Indebtedness of Holdings and its Restricted Subsidiaries (including under the Existing Credit Agreement) outstanding prior to the Transactions will be terminated, in each case to the extent set forth in the Merger Agreement, except for Indebtedness identified in Schedule 9.4 or otherwise with a principal amount of $5,000,000 or less (the “Refinancing”).~~

(b) The Second Lien Credit Agreement shall have become effective, and the funding of the Initial Second Lien Term Loans thereunder shall have occurred, or substantially concurrently with the funding of the 2020 Term Loans, shall occur.

(c) The Amendment No. 3 Refinancing shall have occurred, or substantially concurrently with the funding of the 2020 Term Loans, shall occur.

(d) ~~(d) Fees; Control. The Borrower shall have deposited into an account with~~On the Amendment No. 3 Effective Date, the Amendment No. 3 Lead Arranger, the Administrative Agent~~, under its sole dominion and control~~ and the Lenders shall have received (to the extent a reasonably detailed invoice has been delivered to the Borrower at least three (3) Business Days prior to the Amendment No. 3 Effective Date), all outstanding costs, fees, expenses (including without limitation legal fees and expenses) and other compensation ~~contemplated~~to the extent required by the ~~Commitment~~ Engagement Letter ~~and~~, the Fee Letter ~~and payable to the Joint Lead Arrangers or the Lenders, which shall be paid immediately following the occurrence of the funding on the Closing Date~~, Amendment No. 3 or this Agreement.

(e) ~~(e) Closing Certificates.~~ The Administrative Agent shall have received:

(i) ~~(A)~~ in respect of a U.S. Loan Party, a certificate of each such Loan Party, dated the ~~Closing~~Amendment No. 3 Effective Date, with appropriate insertions and attachments, including organizational authorizations, incumbency certifications, the certificate of incorporation or other similar organizational document of each such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and bylaws or other similar organizational document of each such Loan Party certified by an Authorized Officer as being in full force and effect on the ~~Closing~~Amendment No. 3 Effective Date and (ii) a good standing certificate ~~(long form, to the extent available)~~ for each U.S. Loan Party from its jurisdiction of organization;

(ii) ~~(B)~~ in respect of a Luxembourg Loan Party ~~or~~, an Irish Loan Party or a Guernsey Loan Party, the items set forth on Schedule 7.1(e), as applicable.

(f) ~~(f) Legal Opinions.~~ The Administrative Agent shall have received a customary legal opinion of (i) Fried, Frank, Harris, Shriver & Jacobson, LLP, ~~special~~New York counsel to the Loan Parties, and (ii) each local counsel listed on Schedule 7.1(f), which opinions, in each case, shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) ~~(g) Pledged Stock; Stock Powers; Pledged Notes.~~ The Collateral Agent shall have received (i) the Certificated Securities pledged pursuant to the U.S. Security Agreement, the U.S. ~~Holdings~~ Pledge Agreement ~~and~~, the Irish share charges and all other Security Documents (and all items required to be delivered thereunder), together with an undated stock power for each such Certificated Security executed in blank by a duly Authorized Officer of the pledgor thereof, (ii) each promissory note, if any, required to be pledged to the Collateral Agent pursuant to the U.S. Security Agreement and the U.S. ~~Holdings~~ Pledge Agreement, endorsed in blank or accompanied by an executed transfer form in blank by the pledgor thereof and (iii) all other items specified on Schedule 7.1(g).

(h) ~~(h) Lien Search Results; UCC Financing Statements.~~ The Administrative Agent shall have received all customary lien searches in the relevant jurisdictions (including UCC, tax and judgment lien searches and searches of the United States Patent and Trademark Office and the United States Copyright Office (or any successor office or any similar office in any other country)) as of a recent date. All UCC financing statements and short form intellectual property security agreements required to be filed or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described in the U.S. Security Documents, as applicable, shall have been delivered to the Collateral Agent and be in proper form for filing.

(i) ~~(i) Solvency Certificate.~~ The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings or the Borrower in the form of Exhibit M, which demonstrates that Holdings and its Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and the other transactions contemplated hereby, will be, Solvent.

~~(j) Financial Statements. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to the Company for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date, (b) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows related to the Company, for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date and (c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income); provided that it is understood and agreed that the Joint Lead Arrangers have received audited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal years 2012, 2013 and 2014.~~

(j) ~~(k) Patriot Act.~~ The ~~Joint~~Amendment No. 3 Lead ~~Arrangers~~Arranger shall have received, at least three Business Days prior to the ~~Closing~~Amendment No. 3 Effective Date, all documentation and information as is reasonably requested in writing by ~~any Joint~~the Amendment No. 3 Lead Arranger at least ten ~~days~~Business Days prior to the ~~Closing~~Amendment No. 3 Effective Date about Holdings and its Subsidiaries that is required by U.S. Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act~~.~~

~~(l) Representations~~ and ~~Warranties~~the Beneficial Ownership Regulation.

(k) Each of the ~~(x) Specified Representations and (y) the Company Representations, in each case,~~representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of ~~the Closing Date~~such date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects).

~~(m) No Company Material Adverse Effect. Since the date of the Merger Agreement, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing and that would result in a failure of a condition precedent to U.S. MidCo’s or Merger Sub’s obligations under the Merger Agreement.~~

~~Notwithstanding the foregoing, to the extent any Collateral or any security interest therein (other than the pledge and perfection of security interests in (x) the Certificated Securities of the Borrower and its or Holdings’ Wholly Owned Domestic Subsidiaries, together with undated stock powers executed in blank (provided that Certificated Securities and undated stock powers of the Company’s Subsidiaries will only be required to be delivered on the Closing Date to extent received by the Company after the use of commercially reasonable efforts by Holdings to obtain such Certificated Securities and undated stock powers) and (y) other assets pursuant to which a Lien may be perfected by the filing of a financing statement under the UCC) is not provided on the Closing Date after the use of commercially reasonable efforts by Holdings, the delivery of such other Collateral (and the perfection of security interests therein) shall not constitute a condition precedent to the availability of any Facility on the Closing Date, but shall be required to be delivered and perfected after the Closing Date.~~

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, the Borrower hereunder on the ~~Closing~~Amendment No. 3 Effective Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 7.1 have been satisfied.

Without limiting the generality of the provisions of the last paragraph of Section 12.2, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed ~~Closing~~Amendment No. 3 Effective Date specifying its objection thereto.

7.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date ~~(other than its initial extension of credit on the Closing Date)~~ is subject to the satisfaction of the following conditions precedent (in each case subject to the provisions of Section 2.15(c)):

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. The Administrative Agent shall have received (as and to the extent required by Section 2 or 3, as applicable) a Notice of Borrowing, a notice with respect to the incurrence of Swingline Loans or a Letter of Credit Request, as applicable.

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, the Borrower hereunder after the Original Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 7.2 have been satisfied.

SECTION 8.

AFFIRMATIVE COVENANTS

Guernsey Holdco, Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations not then due and owing or as to which arrangements reasonably satisfactory to the providers thereof have been made and (iii) obligations under Specified Swap Agreements not then due and owing or as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Guernsey Holdco, Holdings and the Borrower shall, and Holdings and the Borrower shall cause each of the Restricted Subsidiaries to:

8.1. Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) as soon as available, but in any event within ~~one hundred thirty-five (135) days after the end of the fiscal year of Holdings for the first fiscal year ending after the Closing Date and within~~ ninety (90) days after the end of ~~the fiscal year of Holdings for~~ each fiscal year ~~ending thereafter~~of Holdings, a copy of the audited consolidated balance sheet of Holdings and its ~~Restricted~~ Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year (provided, that if Holdings elects to change its fiscal year end pursuant to Section 9.11, such prior year comparative figures included in the first audited financial statements to be delivered subsequent to such election may be unaudited) reported on without a “going concern” statement or like qualification or exception, or qualification relating to the scope of the audit (in each case other than with respect to or resulting from (i) the upcoming maturity of any Indebtedness, (ii) any potential inability to satisfy any financial covenant, including the Financial Covenant, on a future date or for a future period or (iii) any financial covenant breach under any Indebtedness (other than, in respect of the Revolving Facility only, an actual breach of the Financial Covenant that has not been remedied, cured or waived) or (iv) the activities of any Unrestricted Subsidiaries), by Ernst & Young LLP or other independent certified public accountants of internationally recognized standing~~, together with a reconciliation of Consolidated EBITDA consistent with the reconciliation of Consolidated EBITDA provided to prospective Lenders prior to the Closing Date~~; and

(b) as soon as available, but in any event not later than ~~sixty (60) days after the end of each fiscal quarter of Holdings for the first three fiscal quarters ending after the Closing Date and within~~ forty-five (45) days after the end of ~~the~~each fiscal quarter of Holdings ~~for each fiscal quarter ending thereafter~~ (limited ~~in each case~~ to the first three fiscal quarters of any fiscal year), the unaudited consolidated balance sheet of Holdings and its ~~Restricted~~ Subsidiaries at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as fairly stating in all material respects the financial position of Holdings and its ~~Restricted~~ Subsidiaries in accordance with GAAP for the periods covered thereby (subject to normal year end audit adjustments and the absence of footnotes)~~, together with a reconciliation of Consolidated EBITDA consistent with the reconciliation of Consolidated EBITDA provided to prospective Lenders prior to the Closing Date~~.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 8.1 shall be deemed satisfied with (i) the filing of Form 10-K or Form 10-Q, as applicable, with the SEC by Holdings or a direct or indirect parent thereof, as applicable or (ii) the delivery of financial statements of a direct or indirect parent of Holdings (so long as such parent does not conduct any material business or operations other than the ownership of shares of Capital Stock of Holdings and any matters incidental to its ownership of such Capital Stock; provided that such parent may engage in transactions in which Holdings may engage pursuant to Section 9.13(b), mutatis mutandis); provided that ~~such information is accompanied by~~within 5 Business Days of the delivery of the financial statements, Holdings shall provide unaudited consolidating information that explains in reasonable detail the differences between the information relating to Holdings or such direct or indirect parent of Holdings, on the one hand, and the information relating to Holdings and its ~~Restricted~~ Subsidiaries on a standalone basis, on the other hand.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except to the extent any such inconsistent application of GAAP has been approved by such accountants or an Authorized Officer, as the case may be, and disclosed in reasonable detail therein). ~~With respect to each quarter (including at the end of each fiscal year) for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.1, upon the request of the Administrative Agent and upon reasonably prior notice given to the Administrative Agent and all Lenders, the Borrower shall hold a meeting (which may be held by teleconference and which may include other holders of Indebtedness of Holdings or in Restricted Subsidiaries) with all Lenders who choose to attend such meeting, during which the financial results and financial condition of Holdings and its Restricted Subsidiaries shall be reviewed for, and as of the last of, such quarter, it being understood that only four (4) such meetings shall be held per fiscal year.~~

8.2. Certificates; Other Information. Furnish to the Administrative Agent ~~(other than in the case of clause (f) below, who shall promptly furnish to each Lender)~~:

(a) In connection with the delivery of any financial statements or other information pursuant to Section 8.1 or this Section 8.2, confirmation of whether such statements or information contain any Private Lender Information. Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information within the meaning of any United States federal and applicable state securities laws with respect to Holdings, the Borrower, their respective Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 8.1 or this Section 8.2 or otherwise are being distributed through IntraLinks, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders. Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower which is suitable to make available to “public-side” Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 8.1 or this Section 8.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information within the meaning of any United States federal and applicable state securities laws with respect to the Borrower, Holdings, their respective Subsidiaries and their respective securities;

(b) ~~concurrently with~~within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1, (i) a Financial Statements Certificate of an Authorized Officer, which shall, among other things, state that such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such Financial Statements Certificate, (ii) (x) to the extent that compliance with the Financial Covenant was required on the last day of the period covered by such financial statements, a compliance certificate in the form of Exhibit B to the Financial Statements Certificate containing all information and calculations necessary for determining compliance by Holdings with the Financial Covenant as of the last day of the respective fiscal quarter or fiscal year of Holdings, as the case may be and (y) to the extent not previously disclosed to the Administrative Agent, a description in each Financial Statements Certificate of any change in the jurisdiction of organization of any Loan Party and (iii) in the case of the financial statements delivered pursuant to Section 8.1(a), a negative assurance letter by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing who opined on such financial statements stating that, in connection with the normal course procedures conducted in an audit of such consolidated financial statements, no condition or event that constitutes a Default or an Event of Default has come to their attention;

(c) ~~concurrently with~~within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1(a), a Financial Statements Certificate of an Authorized Officer (i) certifying a list of names of all Immaterial Subsidiaries, whether or not each such Restricted Subsidiary is a guarantor, that each such Restricted Subsidiary ~~set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do~~satisfies the 5% Test, and whether or not ~~exceed~~ the ~~limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary~~20% Test is satisfied,~~”~~ (ii) certifying a list of names of all Unrestricted Subsidiaries ~~and that each Restricted Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary~~ and (iii) setting forth the amount, if any, of Excess Cash Flow for such fiscal year (commencing with the financial statements delivered in respect of the fiscal year ending December 31, ~~2016~~2021) together with the calculation thereof in reasonable detail;

(d) at any time prior to the consummation of a Qualified Public Offering, commencing in respect of the fiscal year ending December 31, 2016, as soon as available, and in any event ~~no later than within one hundred thirty-five (135) days after the end of the fiscal year of Holdings ending December 31, 2015 and~~ within ninety (90) days after the end of ~~the~~such fiscal year of Holdings ~~for each fiscal year ending thereafter~~, a detailed consolidated budget for the following fiscal year (including (i) projected consolidated quarterly income statements and (ii) projected consolidated annual balance sheets of Holdings, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;

(e) ~~concurrently with~~within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1(a) or (b), a narrative report ~~and/~~or management’s discussion and analysis prepared with respect to the period covered by such financial statements as compared to the corresponding period in the prior fiscal year (or the prior fiscal quarter in the case of financial statements delivered pursuant to Section 8.1(b));

(f) ~~promptly following any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act;~~

~~(g) concurrently with~~within 5 Business Days of the furnishing thereof, any material notice, statement or report furnished to the ~~Senior Notes Trustee~~Second Lien Administrative Agent, which is not otherwise required to be delivered hereunder; ~~and~~

~~(h)~~ (g) as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other non-privileged information regarding the operations, business affairs and financial condition of Holdings, the Borrower~~, Holdings~~ or any Restricted Subsidiary ~~of the Borrower~~, or compliance with the terms of any Loan Document, as the ~~Lenders through the~~ Administrative Agent may reasonably request; ~~provided that nothing in this Section 8.2(h) shall require the Borrower or any of its Restricted Subsidiaries to take any action that would violate any third party customary confidentiality agreement (other than any such confidentiality agreement entered into in contemplation of this Agreement) with any Person that is not an Affiliate (and, in all events, so long as such confidentiality agreement does not relate to information regarding the financial affairs of~~and

(h) while any Subsidiary is designated as an Unrestricted Subsidiary, within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1, consolidating information that explains in reasonable detail the differences between the information relating to the Borrower ~~or any of~~and its Subsidiaries, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries ~~or the compliance with the terms of~~on a standalone basis, on the other hand (which need not be audited).

Nothing in this Agreement or in any other Loan Document~~) or waive~~ shall require any Loan Party to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable law, (iii) that is subject to attorney -client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv); provided~~, further,~~ that ~~(i)~~ (x) the Loan Parties shall use commercially reasonable efforts not to enter into confidentiality or similar agreements that will conflict with their disclosure obligations under this Agreement and (~~ii~~y) in the event that any Loan Party does not provide information in reliance on this sentence, to the extent permitted under applicable Law and reasonably ~~practicable, the Borrower~~feasible, such Loan Party shall provide ~~written~~ notice to the Administrative Agent ~~at any time~~ that such information is being withheld ~~pursuant to this Section 8.2(h) as a result~~and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of ~~a~~such privilege ~~or a conflict with a third party confidentiality agreement~~and none of the foregoing shall be construed to limit any of the representations and warranties of the Loan Parties set forth in the Loan Documents.

8.3. Payment of Taxes. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that Holdings, the Borrower and their Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.4. Maintenance of Existence; Compliance. (a) (i) Other than permitted by Section 9.8, preserve, renew and keep in full force and effect its organizational existence and registration in the jurisdiction of its incorporation and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except, in the case of clause (i) (in respect of Restricted Subsidiaries of Holdings that are not Loan Parties) and (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law (including Environmental Laws) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by each of the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or, to the knowledge of the Borrower, other applicable Anti-Corruption Laws.

8.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, ~~franchises,~~ patents, copyrights, trademarks and trade names used in the conduct of its business (which shall include, for the avoidance of doubt, licenses in connection with Intellectual Property that Holdings or its Restricted Subsidiaries license to their customers), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (c) maintain with financially sound and reputable insurance companies (which may include customary self-insurance), insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in ~~similar businesses~~Similar Businesses. Each such policy of insurance shall (i) name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and that is otherwise reasonably satisfactory to the Administrative Agent.

8.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived and (b) permit, at the Borrower’s expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings and its Restricted Subsidiaries with employees of Holdings and its Restricted Subsidiaries and with the independent certified public accountants of Holdings and its Restricted Subsidiaries; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year, except during the continuance of an Event of Default and (ii) the Borrower shall have the right to be present during any discussions with accountants.

8.7. Notices. Upon actual knowledge thereof by an Authorized Officer, ~~promptly~~within 3 Business Days, give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding that may exist at any time involving Holdings or any Restricted Subsidiary of Holdings, that (i) would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

~~(c) the following events, promptly and in any event within thirty (30) days after Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity has actual knowledge thereof: (i) the occurrence of any Reportable Event with respect to any Plan that would reasonably result in a material liability, a failure to make any required contribution to a Plan or Non-U.S. Plan in a material amount, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan that would result in the imposition of a material withdrawal liability, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination (in other than a “standard termination” as defined in ERISA), Reorganization or Insolvency of, any Plan, (iii) that a Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Plan, (iv) that a determination has been made that any Single Employer Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (vi) that any contribution required to be made has not been timely made with respect to a Multiemployer Plan (other than inadvertent failures that are promptly corrected without any resulting liability to the Borrower) or a Non-U.S. Plan (other than failures that would not reasonably result in a material liability), (vii) that a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to a Plan that would reasonably result in a material liability, (viii) that there has been a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (ix) the existence of potential withdrawal liability under Section 4201 of ERISA, if Holdings, the Borrower, any Restricted Subsidiary and any Commonly Controlled Entities were to withdraw completely from any and all Multiemployer Plans, (x) the adoption of, or the commencement of contributions to, any Single Employer Plan by Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity, or (xi) the adoption of any amendment to a Single Employer Plan which results in a material increase in contribution obligations of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity; and~~

(c) any change in fiscal-year end of Holdings or the Borrower; and

~~(d)~~ (d) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 8.7 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

8.8. Additional Collateral, etc.

(a) Subject to and consistent with the Security and Guarantee Principles, with respect to any property (other than Excluded Assets) acquired (including any acquisition pursuant to Division) at any time after the ~~Closing~~Amendment No. 3 Effective Date by any Loan Party (other than any property described in paragraph (b~~) or (c~~) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, will promptly (and in no event later than ninety (90) days (or such longer period as the Administrative Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or execute all such documents or do all such acts as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such property, including (where applicable) the filing of UCC financing statements in such United States jurisdictions as may be required by the U.S. Security Agreement, the U.S. ~~Holdings~~ Pledge Agreement or by law or as may reasonably be requested by the Collateral Agent.

~~(b) Subject to and consistent with the Security and Guarantee Principles, with respect to any interest in any Real Property (excluding any Leaseholds) having a value (together with improvements thereof) of at least $10,000,000 (to the extent of a type included in the definition of “Collateral”) acquired after the Closing Date by any Loan Party, will use commercially reasonable efforts to promptly (and in no event later than ninety (90) days (or such longer period as the Administrative Agent may agree)) (i) execute and deliver a Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such interest in Real Property, along with, if applicable, a corresponding UCC fixture filing for filing in the applicable United States jurisdiction (or, if relevant, equivalent form in any non-United States jurisdiction), each in form and substance reasonably satisfactory to the Collateral Agent, as may be necessary to create a valid, perfected first and subsisting Lien, subject to liens permitted under Section 9.7, against such Real Property, (ii) if reasonably requested by the Collateral Agent, provide the Lenders with title and extended coverage insurance covering such interest in Real Property in an amount at least equal to the fair market value of such Real Property (or such lesser amount as shall be specified by the Collateral Agent) together with title endorsements reasonably requested by the Collateral Agent, (iii) if reasonably requested by the Collateral Agent, in the case of any Real Property located in the United States, provide the Lenders with an ALTA survey thereof (or an existing survey accompanied, if necessary, by a “no-change” affidavit and/or other documents if same is/are sufficient for the title insurer to issue survey coverage in the applicable title policy, remove therefrom the standard survey exceptions, and issue the endorsements required pursuant to clause (ii) above), together with a surveyor’s certification, (iv) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurer to issue the applicable title policy and endorsements referenced in clause (ii) above, (v) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions in form and substance reasonably satisfactory to the Collateral Agent and covering such matters as the Collateral Agent may reasonably request, including, without limitation, the enforceability of the applicable Mortgage, (vi) in the case of Real Property located in the United States, deliver to the Collateral Agent a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such parcel of Real Property (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Loan Party entering into the applicable Mortgage), and in the event any such Real Property or a portion thereof is located within an area designated by the Director of the Federal Emergency Management Agency to be a “special flood hazard area” and as required by applicable law, evidence of a flood insurance policy for such Real Property or the applicable portion thereof, and (vii) such other information, documentation (including, but not limited to, existing appraisals, existing environmental reports, and to the extent applicable, using commercially reasonable efforts, subordination agreements), certifications, in each case, as may be reasonably required by the Collateral Agent or necessary in order to create a valid, perfected first and subsisting Lien subject to liens permitted under Section 9.7 against the Real Property covered by the applicable Mortgage.~~

(b) ~~(c)~~ Subject to and consistent with the Security and Guarantee Principles, with respect to (A) any Restricted Subsidiary (other than a Non-Guarantor Subsidiary) that is established, created or acquired after the ~~Closing~~Amendment No. 3 Effective Date by any Loan Party ~~or~~(including upon the consummation of a Division), (B) any Restricted Subsidiary of a Loan Party (regardless of when established, created or acquired) that ceases to be a Non-Guarantor Subsidiary or (C) any Restricted Subsidiary that becomes a Co-Borrower, will promptly (and in no event later than ninety (90) days after the Guarantor Trigger Date (or such longer period as the Administrative Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Documents or execute all such documents or do all such acts as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Restricted Subsidiary (to the extent of a type included in the definition of “Collateral”) that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such Restricted Subsidiary (a) to execute and deliver to the Collateral Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Collateral Agent to become a Subsidiary Guarantor ~~and~~or Co-Borrower, (y) a joinder agreement to the U.S. Security Agreement, substantially in the form annexed thereto, or additional Foreign Security Documents, to the extent applicable, substantially in the same form as the Foreign Security Documents governed by the laws of such Restricted Subsidiary’s jurisdiction of organization and executed and delivered by other Loan Parties pursuant to this Agreement and (z) a counterpart of the Global Intercompany Note, (b) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the U.S. Security Documents or Foreign Security Documents, as applicable, with respect to such Restricted Subsidiary, including (where applicable) the filing of UCC financing statements in such jurisdictions as may be required by the U.S. Security Agreement, the U.S. ~~Holdings~~ Pledge Agreement or such other filings as may be required by U.S. Security Documents, the Foreign Security Documents or by law or as may be requested by the Collateral Agent and (c) to deliver to the Collateral Agent (i) a certificate of such Restricted Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments and (ii) if reasonably requested by the Collateral Agent, a legal opinion from counsel to such Restricted Subsidiary in form and substance satisfactory to the Collateral Agent.

(c) ~~(d)~~ Subject to and consistent with the Security and Guarantee Principles, with respect to any Non-Guarantor Subsidiary established, created or acquired after the ~~Closing~~Amendment No. 3 Effective Date by any Loan Party (including upon the consummation of a Division) to the extent the Capital Stock of such entity is not an Excluded Asset will use commercially reasonable efforts to promptly (and in no event later than ninety (90) days (or such longer period as the Administrative Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to this Agreement, any U.S. Security Document or any Foreign Security Document as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such Non-Guarantor Subsidiary that is owned by any Loan Party~~,~~ and (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party ~~and (iii) cause such Non-Guarantor Subsidiary to deliver to the Collateral Agent a certificate of such Non-Guarantor Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments.~~

(d) In the event that the 20% Test is not satisfied as of the last day of any Specified Test Period, within 20 Business Days of the date on which Financial Statements Certificate was (or was required to be) delivered pursuant to Section 8.1(c), as applicable, in respect of such Specified Test Period, the Borrower shall designate in writing to the Administrative Agent sufficient Restricted Subsidiaries (excluding Excluded Subsidiaries) (the “Additional Material Subsidiaries”) as Material Subsidiaries to satisfy the 20% Test. Additional Material Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

(e) If the Borrower has failed to comply with Section 8.8(d), the Administrative Agent may designate Restricted Subsidiaries (excluding Excluded Subsidiaries) as Additional Material Subsidiaries to satisfy the 20% Test.

(f) At its option in its sole discretion, upon written notice to the Administrative Agent, the Borrower may, from time to time, release the designation of one or more Restricted Subsidiaries as Additional Material Subsidiaries (and as result of such release, such Restricted Subsidiaries shall be Immaterial Subsidiaries to the extent the 5% Test is satisfied) and include other Restricted Subsidiaries as Additional Material Subsidiaries, so long as after such revised designations the 20% Test continues to be satisfied.

(g) Notwithstanding anything to the contrary herein, the Administrative Agent may in its reasonable discretion (and without the consent of any Lender or other Secured Party) make exceptions and waive compliance with any requirement under this Section 8.8 if and to the extent the Borrower and the Administrative Agent reasonably agree that the cost associated with such compliance would be excessive in relation to the value afforded thereby to the Secured Parties.

8.9. Credit Ratings. Use commercially reasonable efforts to maintain at all times a public credit rating (but not a specific rating) by each of S&P and Moody’s in respect of the Facilities provided for under this Agreement and a public corporate rating (but not a specific rating) by S&P and a public corporate family rating (but not a specific rating) by Moody’s for Holdings.

8.10. Further Assurances. At any time or from time to time upon the written request of the Administrative Agent, at the expense of the Borrower, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request in writing from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, ~~mortgages, deeds of trust,~~ stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of such Loan Parties on a first priority basis (subject to Permitted Liens).

8.11. Designation of Unrestricted Subsidiaries. Holdings may at any time after the ~~Closing~~Amendment No. 3 Effective Date designate any Restricted Subsidiary of Holdings as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no ~~Default or~~ Event of Default shall have occurred and be continuing or would otherwise result therefrom~~,~~ and (ii) such designation complies with Section 9.2, and if such designation is made after the ~~Closing~~Amendment No. 3 Effective Date, also with Section 9.4 and Section 9.7~~, (iii) immediately after giving effect to such designation, (A) the Total Net Leverage Ratio shall not exceed 6.50 to 1.00 or (B) the Total Net Leverage Ratio shall be less than the Total Net Leverage Ratio immediately prior to such re-designation, in each case determined on a Pro Forma Basis as of the last day of the most recent Test Period for which financial statements have been delivered (or were required to be delivered)~~

~~pursuant to Section 8.1(a) or (b), as applicable, as if such designation had occurred on the last day of such Test Period and (iv) the status of any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary shall at all times be the same under this Agreement and the Senior Notes Indenture~~. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the ~~Closing~~Amendment No. 3 Effective Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary (but in no event greater than the original principal amount of such Loan Party’s Investment in such Subsidiary (as measured immediately prior to such designation)). Notwithstanding the foregoing, neither the Borrower nor any parent company thereof ~~nor any Specified Finance Company~~ shall be permitted to be an Unrestricted Subsidiary. ~~Any such designation by the board of directors (or similar governing body) of Holdings shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors (or similar governing body) of Holdings giving effect to such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.~~

8.12. Post-Closing Matters. Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 8.12 within the time ~~frame~~frames specified on such Schedule 8.12 (as may be extended or waived by the Administrative Agent in its reasonable discretion).

8.13. ERISA. ~~Cause~~Holdings and the Borrower shall, and shall cause each Commonly Controlled Entity to (i) maintain all Single Employer Plans that are presently in existence or may, from time to time, come into existence, in ~~material~~ compliance with the terms of any such Single Employer Plan, ERISA, the Code and all other applicable laws and (ii) make or cause to be made contributions to all Single Employer Plans and Multiemployer Plans in a timely manner and, with respect to Single Employer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, in each case except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.14. Use of Proceeds.

(a) The Borrower shall use the proceeds of the 2020 Term ~~B-1~~ Loans on the Amendment No.  ~~1~~3 Effective Date ~~solely~~, together with the proceeds of the Initial Second Lien Term Loans, to finance the ~~Amendment No. 1~~ Transactions and for other general corporate purposes.

(b) Holdings and its Subsidiaries shall use the proceeds of the Revolving Loans and the Letters of Credit for working capital, Consolidated Capital Expenditures and for other general corporate purposes (including ~~the financing of Permitted Acquisitions) after the Closing Date; provided that, on the Closing Date, the Borrower shall be permitted to incur up to $30,000,000 of Revolving Loans (exclusive of any Letter of Credit Outstandings~~any transactions permitted under Section 9).

8.15. Centre of Main Interest and Establishments. In respect of any Loan Party whose jurisdiction of incorporation is in a member state of the European Union, such Loan Party shall not deliberately change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation).

8.16. ~~Specified Finance Companies~~Transactions with Affiliates~~. Cause any cash or Cash Equivalents held or received by the Specified Finance Companies to be, directly or indirectly and substantially contemporaneously, paid to, distributed to or invested in, a Loan Party other than Guernsey Holdco (to the extent not retained by such Specified Finance Companies to pay for ordinary course operating expenses)~~. Holdings and the Borrower shall, and shall cause their Restricted Subsidiaries to, directly or indirectly, cause all transactions or contracts (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate involving aggregate consideration in excess of the greater of $5,000,000 and 2.5% of LTM EBITDA (calculated at the time of determination), to be on terms that are not materially less favorable to Holdings or its relevant Restricted Subsidiary when taken as a whole than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis, except:

(a) (i) transactions between or among Holdings or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (ii) any transaction permitted under Section 9.8 to the extent such transaction is solely among Holdings, one or more Restricted Subsidiaries of Holdings or one or more non-operating companies (without any material assets or liabilities) for purposes of a restructuring or other corporate reorganization;

(b) any Restricted Payment permitted by Section 9.2 and the Investments constituting Permitted Investments;

(c) the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities and reimbursements and employment and severance arrangements provided to or on behalf of, or for the benefit of, future, present or former employees, officers, directors, managers or consultants (or their respective Control Investment Affiliates or Immediate Family Members) of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(d) the sale or issuance of Equity Interests (other than Disqualified Stock) of Holdings or any contribution to the capital of Holdings or any Restricted Subsidiary;

(e) the Transactions and the payment of all fees and expenses related thereto;

(f) any agreement, instrument or arrangement as in effect as of the Amendment No. 3 Effective Date and set forth on Schedule 9.6 or any transaction contemplated thereby, or any amendment or replacement agreement, instrument or arrangement thereto (so long as any such amendment is not materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Amendment No. 3 Effective Date); provided that any such agreement, instrument, transaction or arrangement shall be required to be described on Schedule 9.6 only to the extent that such agreement, instrument, transaction or arrangement exceeds $5,000,000;

(g) transactions between Holdings or any Restricted Subsidiary and any Person that is an Affiliate of Holdings or any Restricted Subsidiary solely because a director of such Person is also a director of Holdings or any direct or indirect parent of Holdings; provided that such director abstains from voting as a director of Holdings or any direct or indirect parent, as the case may be, on any matter involving such other Person;

(h) payments by Holdings or any of its Restricted Subsidiaries to, and agreements with, any Investor or any of its Affiliates for any financial advisory, management, monitoring or consulting services, financing, mergers and acquisitions advisory, insurance brokerage, hedging arrangements, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions, divestitures or joint ventures, and customary indemnities related thereto, pursuant to agreements in effect on the Amendment No. 3 Effective Date or which are approved by a majority of the disinterested directors of the board of directors (or similar governing body) of the Borrower in good faith; provided that that the payment of management and monitoring fees shall be in an amount not to exceed the greater of $2,000,000 and 0.5% of LTM EBITDA (calculated at the time of determination) per annum plus expenses and termination fees pursuant to such agreements in effect on the Amendment No. 3 Effective Date or approved by a majority of the disinterested directors of the board of directors (or similar governing body) of Holdings or the applicable Restricted Subsidiary, as applicable, making such payment;

(i) a transaction with a Person who was not an Affiliate of Holdings before the transaction but becomes an Affiliate solely as a result of such transaction;

(j) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower or any contribution to the capital of the Borrower or any Restricted Subsidiary and the granting and performing of reasonable and customary registration rights to any direct or indirect parent company or to any Investor or to any former, present or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower or any of its Subsidiaries or any direct or indirect parent company;

(k) the entering into of any tax sharing agreement or arrangement or group payment arrangement (provided that, for the avoidance of doubt, any payment under any such agreement or arrangement shall not be permitted to the extent it would not expressly be permitted under Section 9.2) or the making of and any payment permitted by Section 9.2(b)(xi)(A) or (B);

(l) transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment bank or valuation firm stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view;

(m) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any direct or indirect parent company of Holdings) is a party as of the Amendment No. 3 Effective Date set forth on Schedule 9.6 and any amendment thereto or similar agreements, transactions or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement, transaction or arrangement entered into after the Amendment No. 3 Effective Date shall only be permitted by this clause (m) to the extent that the terms of any such amendment or new agreement, transaction or arrangement are not otherwise materially disadvantageous to the Lenders when taken as a whole;

(n) any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;

(o) (i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise permitted hereunder, which are fair to Holdings and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (ii) payments to and from, and transactions with, joint venture partners or joint ventures (including pursuant to joint venture agreements), in each case, existing on the Amendment No. 3 Effective Date, entered into in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(p) payments, loans, advances or guarantees (or cancellation of payments, loans, advances or guarantees) to any future, present or former employees, officers, directors, managers or consultants of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, and any employment agreements, stock option, benefit, incentive or retirement plans and other similar arrangements with such employees, officers, directors, managers or consultants which, in each case, are approved by Holdings in good faith;

(q) transactions with Affiliates solely in their capacity as holders of, or interests in, Indebtedness or Equity Interests of Holdings or any of its Subsidiaries, so long as (i) such transaction is with all holders of such class (and there are such non-Affiliate holders) and (ii) such Affiliates are treated no more favorably than all other holders of such class generally;

(r) any Guarantee by any parent company of Holdings of Indebtedness of Holdings or any Restricted Subsidiary;

(s) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(t) transactions permitted pursuant to Section 9.5; and

(u) (i) Investments by any Investor in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investor in connection therewith) so long as the Investment is being generally offered to other non-Affiliate investors in a bona fide offering on the same or more favorable terms, and (ii) payments to, and transactions with, Investors in respect of securities of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or securities of the Borrower or any Restricted Subsidiary that were acquired from Persons other than the Borrower or its Restricted Subsidiaries, in each case, in compliance with the terms of such securities.

8.17. Anti-Corruption. The Borrower will not request any Borrowing or Letter of Credit, Holdings and the Borrower shall not use, and shall procure that their Restricted Subsidiaries and their respective directors, officers and employees not use, and shall use reasonable best efforts to procure that its agents, all to the extent acting on behalf of Holdings, the Borrower or their Subsidiaries, not use, the proceeds of any Borrowing or Letter of Credit directly, or to the knowledge of the Borrower, indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or, to the knowledge of the Borrower, other applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Only with respect to any Loan Party that is organized or domiciled in the United Kingdom or any member state of the European Union, any provision of this Section 8.17 or Sections 6.21 or 8.4(d) shall not apply to or in favor of any Person if and to the extent that it would result in a breach, by or in respect of that Person, of any applicable Blocking Law. For the purposes of this Agreement, “Blocking Law” means:

(i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom);

(ii) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung); or

(iii) any similar blocking or anti-boycott law in the United Kingdom.

SECTION 9.

NEGATIVE COVENANTS

Guernsey Holdco, Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the providers thereof have been made and (iii) obligations under Specified Swap Agreements to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Guernsey Holdco, Holdings and the Borrower shall, and Holdings and the Borrower shall cause each of the Restricted Subsidiaries to, comply with this Section 9.

9.1. Financial Covenant. Without the written consent of the Required Revolving Lenders, Holdings shall not permit the Total Net First Lien Leverage Ratio, on a Pro Forma Basis, to exceed ~~the ratio set forth in the table below~~6.25 to 1.00 as at the last day of any fiscal quarter of Holdings (but only if the last day of such fiscal quarter constitutes a Compliance Date) ~~ending during the period set forth opposite such ratio in the table below:~~.

~~September 30, 2015 through December 31, 2017~~	~~7.00 to 1.00~~
~~March 31, 2018 through December 31, 2018~~	~~6.75 to 1.00~~
~~March 31, 2019 and thereafter~~	~~6.25 to 1.00~~

9.2. Limitations on Restricted Payments.

(a) Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends, payments or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or

(B) dividends, payments or distributions by a Restricted Subsidiary of Holdings so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of Holdings, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities; provided that no such dividends, payments or distributions shall be made on account of any voting Equity Interests held by Guernsey Holdco;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings, including pursuant to a Division or in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment, mandatory payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under ~~Section~~Sections 9.4(b)(x) and (xi); or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(C) the giving of an irrevocable notice of redemption with respect to the transactions described in ~~Section~~Sections 9.2(b)(ii) and (iii); or

(iv) make any Restricted Investment;

(v) (all such payments and other actions set forth in clauses (i) through (iv) above being, collectively, referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no ~~Default or~~Significant Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) ~~in respect of Restricted Payments pursuant to Section 9.2(a)(i), (ii) and (iii) only, immediately after giving effect to such transaction on a Pro Forma Basis, Holdings could incur $1.00 of additional Indebtedness under Section 9.4(a)~~[reserved]; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the ~~Closing~~Amendment No. 3 Effective Date (including Restricted Payments ~~permitted by~~pursuant to Section 9.2(b)(i), ~~(x) and (xx)(c),~~ but excluding all other Restricted Payments permitted by Section 9.2(b)), is less than the sum of (without duplication) (such cumulative amount, the “Available Amount”):

(1) 50% of the Consolidated Net Income for the period (taken as one accounting period) beginning July 1, ~~2015~~2019 to the end of Holdings’ most recently completed Test Period ~~for which financial statements have been delivered (or were required to be delivered) pursuant to~~; provided, that if the cumulative amount available under this Section ~~8.1~~9.2(a) ~~or~~ (C)(~~b~~1 )~~, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit~~ is less than $0, it shall be deemed to be $0; plus

(2) 100% of the aggregate ~~net cash proceeds~~Net Cash Proceeds and the fair market value of marketable securities or other property received by Holdings since immediately after the ~~Closing~~Amendment No. 3 Effective Date from the sale of:

(i) Qualified Equity Interests of Holdings or, to the extent contributed to Holdings, any direct or indirect parent company of Holdings, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors or consultants of Holdings, any direct or indirect parent company of Holdings and Holdings’ Subsidiaries after the ~~Closing~~Amendment No. 3 Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 9.2(b)(iv); or

(ii) Indebtedness or Disqualified Stock of the Borrower or a Restricted Subsidiary of Holdings that has been converted into or exchanged for such Equity Interests of Holdings or any other direct or indirect parent of Holdings; provided that this clause (2) shall not include the proceeds (w) from Equity Interests or convertible debt securities of Holdings or any direct or indirect parent company of Holdings, the Borrower or any Restricted Subsidiary sold to Holdings, the Borrower or a Restricted Subsidiary, as the case may be, (x) from Disqualified Stock or Indebtedness that has been converted into Disqualified Stock, (y) from Excluded Contributions or Specified Equity Contributions or (z) to the extent used to incur Indebtedness pursuant to Section 9.4(b)(xxv); plus

(3) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property or assets contributed to the capital of Holdings following the ~~Closing~~Amendment No. 3 Effective Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contribution, (iii) any Specified Equity Contribution and (iv) to the extent used to incur Indebtedness pursuant to Section 9.4(b)(xxv)); plus

(4) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by Holdings or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings or its Restricted Subsidiaries, in each case after the ~~Closing~~Amendment No. 3 Effective Date; or

(ii) the sale (other than to Holdings or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the ~~Closing~~Amendment No. 3 Effective Date; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or a merger or consolidation or transfer of all or substantially all of the assets of an Unrestricted Subsidiary with or into Holdings or one of its Restricted Subsidiaries after the ~~Closing~~Amendment No. 3 Effective Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, merger, consolidation or transfer, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment; plus

(6) the cumulative amount of any Retained Declined Proceeds since the ~~Closing~~Amendment No. 3 Effective Date; plus

(7) the cumulative amount of any Retained Asset Sale Proceeds since the Amendment No. 3 Effective Date; plus

(8) the greater of $100,000,000 and 30.0% of LTM EBITDA (calculated at the time of determination); minus

(9) the amount of Indebtedness Incurred pursuant to Section 9.4(b)(xxv) so long as such Indebtedness remains outstanding.

(b)	The foregoing provisions shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any redemption within sixty (60) days after the date of declaration thereof or the giving of the redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Holdings or ~~any Equity Interests of~~ any of its direct or indirect parent companies (“Treasury Capital Stock”) or Subordinated Indebtedness of a Loan Party in exchange for, or out of the proceeds of a sale (other than to a Restricted Subsidiary) within sixty (60) days thereof of, Equity Interests of Holdings or any direct or indirect parent of Holdings to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”); provided that the amount of any proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (2) and (3) of the preceding paragraph and shall not increase the amount available for Restricted Payments pursuant to Section 9.2(b)(xii) or the amount of Indebtedness permitted pursuant to Section 9.4(b)(xxv) and (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by Holdings or any direct or indirect parent of Holdings or any of ~~its~~their Restricted Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, repurchase, retirement, defeasance or other acquisition of (A) Subordinated Indebtedness of a Loan Party made in exchange for, or out of the proceeds of, a sale within sixty (60) days thereof of, new Indebtedness of a Loan Party or Disqualified Stock of a Loan Party, or (B) Disqualified Stock of a Loan Party made in exchange for, or out of the proceeds of a sale within sixty (60) days thereof of Disqualified Stock of a Loan Party, in each case, which is incurred in compliance with Section 9.4, so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to Loans or the applicable Guarantee at least substantially to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the earlier of (i) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so redeemed, repurchased, acquired or retired or (ii) the date that is 91 days after the Latest Maturity Date of the Loans;

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the lesser of (i) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so redeemed, repurchased, acquired or retired and (ii) the remaining Weighted Average Life to Maturity of the Term Loans; and

(E) the terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are either (i) not materially less favorable (taken as a whole) to the Borrower than (x) the terms and conditions of this Agreement (taken as a whole) or (y) the terms and conditions of the Indebtedness being refinanced (taken as a whole) or (ii) customary for the issuance of high yield debt securities (it being agreed that such Indebtedness may be in the form of notes or a credit agreement);

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition of Equity Interests of Holdings (or any of its direct or indirect parent companies) held by any future, present or former employee, officer, director, manager or consultant of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies (or any of their Affiliates) or their estates or the beneficiaries of their respective estates, heirs, spouses or former spouses; provided, that the aggregate Restricted Payments made under this clause (b)(iv) ~~do not exceed $30,000,000 in~~during any calendar year~~; with~~ does not exceed (x) prior to a Qualified Public Offering, the greater of $75,000,000 and 20.0% of LTM EBITDA (calculated at the time of determination) and (y) after a Qualified Public Offering, the greater of $100,000,000 and 30.0% of LTM EBITDA (calculated at the time of determination) (provided that, in each case, unused amounts ~~in any calendar year may~~shall be carried over to the next succeeding calendar ~~years, subject to a maximum (without giving effect to the following proviso) of $50,000,000 in~~year (but not any subsequent calendar year)); provided, further, that such amount ~~in any calendar year~~ may be increased by an amount not to exceed the sum of the following items:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock or Specified Equity Contributions) of Holdings or, to the extent contributed to Holdings, any of its direct or indirect parent companies to any future, present or former employees, officers, directors, managers or consultants of Holdings, any of its direct or indirect parent companies or any of its Subsidiaries that occurs after the ~~Closing~~Amendment No. 3 Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 9.2(a)(v) or clause (i) of the definition of “Permitted Investments” and have not been designated as Excluded Contributions or used to incur Indebtedness pursuant to Section 9.4(b)(xxv); plus

(B) the cash proceeds of key man life insurance policies received by Holdings, any of its direct or indirect parent companies (to the extent contributed to Holdings) or its Restricted Subsidiaries after the ~~Closing~~Amendment No. 3 Effective Date; less

(C) the amount of ~~any~~prior Restricted Payments made ~~in any prior calendar year~~ pursuant to ~~clauses~~clause (A) and (B) of this clause (b)(iv);

provided ~~that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; provided further~~ that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former employees, officers, directors, managers or consultants and employees of Holdings or any of its direct or indirect parent companies or any Restricted Subsidiary (or any of their Affiliates), or their estates or the beneficiaries of such estates, in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case, issued in accordance with Section 9.4 to the extent such dividends are included in the definition of “~~Fixed Charges~~Consolidated Interest”;

(vi) repurchases of Equity Interests deemed to occur upon exercise or vesting of stock options, warrants or similar rights, settlement of restricted stock units or vesting of restricted Capital Stock if such Equity Interests (A) represent all or a portion of the exercise price of such options or warrants or (B) are surrendered in connection with satisfying any federal, state or local income tax obligation (including any withholding in respect thereof) incurred in connection with such exercise, vesting or settlement;

(vii) the repurchase, redemption or other acquisition for value of Equity Interests of Holdings or any direct or indirect parent of Holdings representing fractional shares of such Equity Interests in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving Holdings or any direct or indirect parent of Holdings;

(viii) the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Equity Interests of Holdings or any direct or indirect parent company pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics; provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations described under this Section 9.2;

(ix) Dissenting Shareholder Payments (including, for the avoidance of doubt, Permitted Dissenting Shareholder Payments) and ~~other~~ payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of Holdings’ property or assets that complies with this Agreement;

(x) the declaration and payment of dividends on Holdings’ common stock following the first Public Offering of Holdings’ ~~(or the payment of dividends to any its direct or indirect parent of~~common stock, or payments by Holdings to fund a payment of dividends on ~~such parent’s common stock) common stock or~~ the common stock of any ~~of its~~ direct or indirect parent ~~companies~~company of Holdings following the first Public Offering of the common stock of such parent company, in each case after the ~~Closing~~Amendment No. 3 Effective Date, ~~of~~ up to ~~6~~the greater of (A) 7.00% per annum of the market capitalization of Holdings or its direct or indirect parent and (B) 7.00% per annum of the net proceeds received by or contributed to Holdings in or from that or any subsequent Public Offering and other than any public sale constituting an Excluded Contribution;

(xi) the declaration and payment of dividends or distributions by Holdings, or the making of loans to, its direct parent company or any indirect parent of Holdings, in amounts sufficient for any direct or indirect parent company of Holdings to pay:

(A) for any taxable period for which Holdings or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar income tax group of which a direct or indirect parent entity of Holdings is the common parent (the “Common Parent”), payments to the Common Parent to pay U.S. federal, state, local ~~and/~~or foreign income or similar taxes imposed on ~~such direct or indirect parent entity to enable it to pay income tax liabilities~~the Common Parent attributable to the income of Holdings ~~and/~~or its applicable Subsidiaries; provided that (i) the amount paid or distributed pursuant to this clause (A) to enable such ~~direct or indirect parent~~Common Parent to pay income taxes at any time shall not exceed the income tax liability that would have been payable by Holdings and its Subsidiaries, as applicable, ~~on~~if Holdings or such Subsidiaries had been a stand-alone ~~basis~~corporate taxpayer (or stand-alone corporate tax group) for all applicable periods and (ii) dividends or other distributions in respect of the income of an Unrestricted Subsidiary shall be permitted only to the extent payments were made by such Unrestricted Subsidiary to Holdings or any Restricted Subsidiary for such purpose;

(B) without duplication of clause (A) above, Holdings may make Restricted Payments to any of its direct or indirect parents the proceeds of which shall be used to pay franchise and similar taxes, and other fees and expenses, required to maintain the corporate existence of any direct or indirect parent of Holdings~~, within thirty (30) days of the receipt thereof~~;

(C) obligations in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) relating to their acquisition of, or exercise of options relating to, Capital Stock of Holdings;

(D) customary salary, bonus, severance and other benefits payable to employees, officers, directors, managers or consultants of any direct or indirect parent company of Holdings to the extent such salaries, bonuses, severances and other benefits are attributable to the direct or indirect ownership or operation of Holdings and the Restricted Subsidiaries;

(E) general corporate operating overhead, legal, accounting, and other professional fees and expenses of any direct or indirect parent company of Holdings (including indemnification claims made by directors or officers of any direct or indirect parent company of Holdings) and, following the first Public Offering of any direct or indirect parent company of Holdings, listing fees and other costs and expenses attributable to being a publicly traded company, to the extent such expenses are attributable to the direct or indirect ownership or operation of Holdings and the Restricted Subsidiaries;

(F) reasonable fees and expenses incurred by such direct or indirect parent company of Holdings in connection with any debt or equity offering by such parent company, Holdings or a Restricted Subsidiary of Holdings or any acquisition, disposition or other non-ordinary course transaction by Holdings or a Restricted Subsidiary in each case, whether or not successful;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any direct or indirect parent company of Holdings;

(H) interest ~~and/~~or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings or any of its Restricted Subsidiaries incurred in accordance with Section 9.4; provided that any such Indebtedness shall be deemed to be Consolidated Total Debt for all purposes under this Agreement; and

(I) amounts which are applied to finance Investments that would otherwise be permitted to be made pursuant to this Section 9.2 if made by Holdings; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Holdings or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into Holdings or one of its Restricted Subsidiaries (to the extent not prohibited by Section 9.8) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (D) any property received by Holdings shall not increase amounts available for Restricted Payments pursuant to Section 9.2(a)(iii)(C) and (E) such Investment shall be deemed to be made by Holdings or such Restricted Subsidiary pursuant to another provision of this Section 9.2 (other than pursuant to Section 9.2(b)(xii)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

(xii) Restricted Payments that are made in an amount equal to the amount of Excluded Contributions (other than Specified Equity Contributions);

(xiii) (A) Holdings and its Restricted Subsidiaries may pay reasonable management, consulting, administrative and similar fees (including for any other financial, advisory financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, to the extent permitted under Section 9.6) to the Sponsors in an amount not to exceed the greater of $2,000,000 and 0.5% of LTM EBITDA (calculated at the time of determination) in any fiscal year; (B) ~~so long as no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom,~~ Holdings or any of its Restricted Subsidiaries may reimburse the Sponsors for the out-of-pocket costs and expenses incurred by the Sponsors and their Affiliates ~~on or prior to the Closing Date~~ in connection with the ~~Acquisition, the Transactions and/or the Amendment No. 1~~ Transactions; and (C) ~~so long as no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom,~~ Holdings and its Restricted Subsidiaries may pay the out-of-pocket costs and expenses incurred by the Sponsors and their Affiliates in respect of management, consulting, advisory and similar services that are performed for the benefit of Holdings and its Restricted Subsidiaries by third party Persons that are not Affiliates of the Sponsors, Holdings or their respective Subsidiaries to such third party Persons; ~~provided that the payments described in clauses (B) and (C) above shall accrue and may be paid once the Default or Event of Default is no longer continuing;~~

~~(xiv) other~~

(xiv) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (b)(xiv) not to exceed the greater of $~~50,000,000~~75,000,000 and ~~14.0~~20.0% of LTM EBITDA (calculated at the time of determination);

~~(xv)~~

(xv) Restricted Payments in an amount not to exceed 50.0% of the Net Cash Proceeds received in respect of Designated Sale Leaseback Transactions; provided that the Total Net Leverage Ratio would be less than 6.00 to 1.00, determined on a Pro Forma Basis as of the ~~last day of the~~ most ~~recent~~recently ended Test Period ~~for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.1(a) or (b), as applicable, at the time such Restricted Payment is made~~;

~~(xvi)[reserved];~~

(xvi) ~~(xvii) other~~ Restricted Payments such that the Total Net Leverage Ratio at the time of determination based on the most recently completed Test Period, on a Pro Forma Basis, would be less than ~~5.25~~or equal to 5.50 to 1.00;

(xvii) prepayments, redemptions, repurchases or otherwise acquisitions or retirements for value of any Subordinated Indebtedness such that the Total Net Leverage Ratio at the time of determination based on the most recently completed Test Period, on a Pro Forma Basis, would be less than or equal to 5.50 to 1.00;

(xviii) cash payments made from time to time in satisfaction of stock options, restricted stock units and performance based restricted stock units held by employees of Holdings and its Subsidiaries that are outstanding immediately prior to the ~~Closing~~Amendment No. 3 Effective Date in accordance with the terms of, and subject to the price specified in, the Merger Agreement (such payments, the “RSU Payments”);

(xix) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Subordinated Indebtedness, taken together with all other redemptions, repurchases, defeasances, retirements or other acquisitions of any Subordinated Indebtedness pursuant to this clause (xix), in an amount not to exceed the greater of $50,000,000 and ~~14.0~~15.0% of LTM EBITDA (calculated at the time of determination) during the term of this Agreement;

(xx) ~~(a)~~ the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the ~~Closing~~Amendment No. 3 Effective Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock; (b) the declaration and payment of dividends to any direct or indirect parent company of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the ~~Closing~~Amendment No. 3 Effective Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock; or (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 9.2(b)(ii); provided that in the case of each of clauses (a), (b) and (c) of this clause (xx), for the most recently ended Test Period ~~for which financial statements have been delivered (or were required to be delivered pursuant to Section 8.1(a) or (b))~~ immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, Holdings and its Restricted Subsidiaries on a consolidated basis would have had ~~a Fixed Charge~~an Interest Coverage Ratio of at least 2.00 to 1.00;

(xxi) any Restricted Payment made in connection with the Transactions and the fees, payments and expenses related thereto or used to fund amounts owed to Investors in connection therewith (including dividends to any direct or indirect parent of Holdings to permit payment by such parent of such amount), in each case to the extent permitted by Section 9.6;

(xxii) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash ~~and/~~or Cash Equivalents); and

(xxiii) distribution or payments of fees in connection with a Permitted Receivables Financing;

provided, however that at the time of, and after giving effect to, any Restricted Payment permitted under Section 9.2(b)(~~xii~~xiv), (~~xiii), (xiv~~xvi), (xvii) and (xix), no Default shall have occurred and be continuing or would occur as a consequence thereof.

~~(c) In the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above clauses (including, without limitation Section 9.2(a)) or Permitted Investment described in the definition thereof, the Borrower, in its sole discretion, may divide, classify or reclassify, all or any portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 9.2 and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this Section 9.2 or of the definition of Permitted Investments~~

With respect to Section 9.2(b)(xix), the Borrower shall be permitted to convert the ability to repay Subordinated Indebtedness into the ability to make Investments in lieu thereof.

9.3. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to Holdings or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to Holdings or any of the Restricted Subsidiaries;

(ii) make loans or advances to Holdings or any of the Restricted Subsidiaries of Holdings; or

(iii) sell, lease or transfer any of its properties or assets to Holdings or any of the Restricted Subsidiaries of Holdings;

(b) except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the ~~Closing~~Amendment No. 3 Effective Date;

(ii) the ~~Senior Notes Documents~~Second Lien Term Loan Documentation;

(iii) purchase money obligations for property acquired in the ordinary course of business and capital leases or operating leases that impose restrictions of the nature discussed in Section 9.3(a)(iii) on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Holdings or any of its Restricted Subsidiaries, or of an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or assumed in connection with an acquisition of assets from such Person, in each case, that is in existence at the time of such acquisition, merger or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of some or all of the Capital Stock or assets of such Subsidiary, such as restrictions on distributions by that Subsidiary pending its sale or other Disposition;

(vii) Indebtedness secured by a Lien otherwise permitted to be incurred pursuant to Section 9.4 and Section 9.7 that limit the right of the debtor to dispose of the assets securing such Indebtedness or place any restriction on Holdings’ or its Restricted Subsidiaries’ use of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Lien;

(ix) existing under, by reason of or with respect to customary provisions in joint venture agreements or arrangements, limited liability company agreements, partnership agreements, shareholder agreements, operating agreements, asset sale agreements, stock sale agreements, Sale Leaseback Transactions and other similar agreements or arrangements;

(x) restrictions that arise in connection with a Permitted Receivables Financing; provided that such restrictions apply only to the receivables that are subject to the Permitted Receivables Financing;

(xi) ~~(x)~~ customary provisions contained in leases, sub-leases, licenses, grants, sub-licenses or similar agreements, including with respect to ~~intellectual property~~Intellectual Property, or provisions that restrict the assignment of such agreements or any rights thereunder, in each case, entered into in the ordinary course of business;

~~(xi) restrictions that arise in connection with a Permitted Receivables Financing; provided that such restrictions apply only to the receivables that are subject to the Permitted Receivables Financing;~~

(xii) protective Liens filed in connection with a Sale Leaseback Transaction permitted under this Agreement;

(xiii) any other agreement governing Indebtedness, Disqualified Stock or Preferred Stock entered into after the ~~Closing~~Amendment No. 3 Effective Date that contains encumbrances and restrictions that are either (A) not materially more restrictive taken as a whole with respect to Holdings or any Restricted Subsidiary of Holdings than those in effect on the ~~Closing Date~~Amendment No. 3 Effective Date (including pursuant to this Agreement) or (B) ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and will not materially affect the Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents;

(xiv) any Restricted Payment permitted under Section 9.2;

(xv) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Holdings or any Restricted Subsidiary thereof in any manner material to Holdings or any Restricted Subsidiary thereof;

(xvi) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Refinancing Indebtedness either (A) are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (B) are ordinary and customary in light of the type of Refinancing Indebtedness being incurred and the jurisdiction of the obligor and will not materially affect the Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents;

(xvii) in the case of the provision described in clause (ii) of Section 9.3(a) hereof: that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(xviii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(xix) any encumbrances or restrictions of the type referred to in Section 9.3(a)(i), (ii) and (iii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xviii) of this Section 9.3(b); provided that either (A) such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (B) such encumbrance and other restrictions are customary in light of the type of amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings and the jurisdiction of the obligor and will not materially affect the Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents.

For purposes of determining compliance with this Section 9.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed an encumbrance or restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Holdings or a Restricted Subsidiary to other Indebtedness incurred by Holdings or any such Restricted Subsidiary shall not be deemed an encumbrance or restriction on the ability to make loans or advances.

9.4. Limitations on the Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

(a) Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “Incur” and collectively, an “Incurrence”) with respect to any Indebtedness and Holdings shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that Holdings ~~may incur~~and any of its Restricted Subsidiaries may Incur Indebtedness or issue shares of Disqualified Stock, ~~and any Restricted Subsidiary may incur~~if, on a Pro Forma Basis after giving effect to the Incurrence or assumption of such Indebtedness~~, issue shares of~~ or Disqualified Stock and ~~issue shares of Preferred Stock, if~~the intended use of proceeds thereof as of the last day of the most recently ended Test Period (assuming, in the case of Incremental Revolving Loan Commitments established substantially concurrently with the Indebtedness Incurred hereunder, that such Incremental Revolving Loan Commitments are fully borrowed), (i) with respect to Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a pari passu basis with the 2020 Term Loans and the 2019 Revolving Loans, the Total Net First Lien Leverage Ratio ~~on a consolidated basis for Holdings’ and its Restricted Subsidiaries’ most recently ended Test Period (for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.1(a) or (b)) immediately preceding the date on which such additional~~is less than or equal to 5.50 to 1.00, (ii) with respect to Indebtedness ~~is incurred~~ or ~~such~~ Disqualified Stock ~~or Preferred Stock is issued would have been no~~secured by a Lien on the Collateral on a junior basis to the 2020 Term Loans and the 2019 Revolving Loans, either (A) the Total Net Secured Leverage Ratio is less than or equal to 6.50 to 1.00 or (B) the Interest Coverage Ratio is greater than ~~6.50 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional~~or equal to 2.00 to 1.00, and (iii) with respect to Indebtedness ~~had been incurred,~~ or ~~the~~ Disqualified Stock ~~or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period~~that is unsecured or secured by a Lien on assets not constituting Collateral, either (A) the Total Net Leverage Ratio is less than or equal to 7.00 to 1.00 or (B) the Interest Coverage Ratio is greater than or equal to 2.00 to 1.00; provided further that any Indebtedness~~, Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to this Section 9.4(a) shall comply with the Applicable Requirements~~ Incurred pursuant to this Section 9.4(a) (x) that is a broadly syndicated “term B facility” and denominated in Dollars or Euros and secured by the Collateral on a pari passu basis with the 2020 Term Loans and the 2019 Revolving Loans, shall be subject to clause (c) of the “Applicable Requirements” and (y) shall be subject to clauses (a) and (b) of the “Applicable Requirements”; provided further that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Indebtedness or Disqualified Stock shall not be included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio, the Total Net Secured Leverage Ratio or the Total Net Leverage Ratio, as applicable; provided further that Restricted Subsidiaries of Holdings that are not Loan Parties may not ~~incur~~Incur Indebtedness or issue any shares of Disqualified Stock ~~or Preferred Stock in an amount that~~ if, after giving pro forma effect to such Incurrence or issuance the amount outstanding at such time pursuant to this Section 9.4(a) would exceed the Non-Guarantor Debt Cap ~~at such time~~.

(b) The limitations set forth in Section 9.4(a) shall not apply to:

(i) Indebtedness Incurred pursuant to this Agreement or any other Loan Document;

(ii) Indebtedness of the Loan Parties pursuant to the ~~Senior Notes~~Second Lien Term Loan Documents ~~in an aggregate principal amount not to exceed $650,000,000~~outstanding on the Amendment No. 3 Effective Date;

(iii) Indebtedness of Holdings and its Restricted Subsidiaries in existence on the ~~Closing~~Amendment No. 3 Effective Date and set forth on Schedule 9.4 (other than Indebtedness described in clauses (i) and (ii) of this Section 9.4(b)); provided that any such Indebtedness shall be required to be described on Schedule 9.4(b) only to the extent that such Indebtedness exceeds $5,000,000;

(iv) First Priority Credit Agreement Refinancing Debt and Junior Priority Credit Agreement Refinancing Debt;

(v) Unsecured Credit Agreement Refinancing Debt;

(vi) Indebtedness or Disqualified Stock that complies with the Applicable Requirements, so long as no ~~Default or~~ Event of Default (limited in connection with Indebtedness Incurred to finance a Limited Condition Transaction to a ~~Default or~~Significant Event of Default ~~pursuant to Sections 11.1(a) and (f)~~) is continuing or would result from the Incurrence of such Indebtedness or the issuance of any ~~such~~ shares of Disqualified Stock ~~or Preferred Stock, additional Indebtedness, Disqualified Stock or Preferred Stock that complies with the Applicable Requirements~~; provided that any Indebtedness that may be Incurred or any Disqualified ~~Stock or Preferred~~ Stock that may be issued by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (vi) shall not exceed the Non-Guarantor Debt Cap; provided further that~~:~~ the aggregate principal amount of such Indebtedness that may be Incurred or any Disqualified Stock that may be issued pursuant to this clause (vi) shall not exceed the sum of:

~~(A) if such Indebtedness ranks pari passu in right of security with the Obligations, the aggregate principal amount of such Indebtedness shall not exceed the sum of:~~

~~(I)~~

(A) an unlimited amount if, on a Pro Forma Basis after giving effect ~~to~~thereto, (assuming, in the ~~incurrence~~case of ~~such Indebtedness (assuming any revolving loan commitments incurred thereunder are fully borrowed~~Incremental Revolving Loan Commitments established substantially concurrently with the Indebtedness Incurred hereunder, that such Incremental Revolving Loan Commitments are fully borrowed) as of the last day of the most recently ended Test Period, (i) in the case of Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a pari passu basis with the 2020 Term Loans and ~~outstanding throughout the relevant period)~~the 2019 Revolving Loans, the Total Net First Lien Leverage Ratio is less than or equal to ~~5.00~~either (A) 5.50 to 1.00 ~~determined (a) as if all such Indebtedness (and all other such Indebtedness incurred pursuant to this clause (A)(I) then outstanding) is~~or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 5.50 to 1.00 and (y) the Total Net First Lien Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder, (ii) in the case of Indebtedness or Disqualified Stock secured by a Lien on ~~assets constituting~~the Collateral on a ~~pari passu~~junior basis ~~with~~to the ~~Obligations (whether or not it actually is) and (b) on a Pro Forma Basis as of the most recently completed Test Period for which financial statements and certificates were delivered~~2020 Term Loans and the 2019 Revolving Loans, either (I) the Total Net Secured Leverage Ratio is less than or ~~required~~equal to ~~be delivered under Section 8.1~~either (~~a~~A) 6.50 to 1.00 or (~~b~~B)~~, as the case may be~~ to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 6.50 to 1.00 and (y) the Total Net Secured Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder, and (iii) in the case of Indebtedness or Disqualified Stock that is unsecured or secured by assets not constituting Collateral, either (I) the Total Net Leverage Ratio is less than or equal to either (A) 7.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 7.00 to 1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to

1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder; provided that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Indebtedness ~~and remaining on the consolidated balance sheet of Holdings~~or Disqualified Stock shall not be included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio, the Total Net Secured Leverage Ratio or the Total Net Leverage Ratio, as applicable; plus

~~(II) to the extent not funded with the proceeds of long-term Indebtedness the amount of all prior voluntary prepayments of Term Loans and Revolving Loans (to the extent accompanied by a permanent reduction in the Revolving Loan commitment) (minus the sum of (x) the aggregate principal amount of Incremental Term Loans and/or Incremental Revolving Commitments incurred under clause (b) of the definition of “Maximum Incremental Facilities Amount” pursuant to Section 2.15(a) prior to such date and (y) the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock issued or Incurred pursuant Section 9.4(b)(vi)(A)(II) or Section 9.4(b)(vi)(B)(II) prior to such date);~~

(B) ~~if such Indebtedness ranks junior in right of security with the Obligations or is unsecured, the aggregate principal amount of such Indebtedness shall not exceed the sum of:~~(i) with respect to Indebtedness or Disqualified Stock secured by a Lien on the assets constituting Collateral on a pari passu basis with the 2020 Term Loans and the 2019 Revolving Loans, to the extent such Indebtedness or Disqualified Stock serves to effectively extend the maturity or effect the repricing of any First Lien Indebtedness, an amount equal to the portion of the First Lien Indebtedness that will be replaced by such Indebtedness or Disqualified Stock, (ii) in the case of Indebtedness or Disqualified Stock secured by a Lien on the assets constituting Collateral on a junior basis to the 2020 Term Loans and the 2019 Revolving Loans, to the extent such Indebtedness or Disqualified Stock serves to effectively extend the maturity or effect the repricing of any First Lien Indebtedness or Junior Lien Indebtedness, an amount equal to the portion of the First Lien Indebtedness or Junior Lien Indebtedness that will be replaced by such Indebtedness or Disqualified Stock and (iii) in the case of Indebtedness or Disqualified Stock that is unsecured or secured by assets not constituting Collateral, to the extent such Indebtedness or Disqualified Stock serves to effectively extend the maturity or effect the repricing of any First Lien Indebtedness, Junior Lien Indebtedness or Unsecured / Other Secured Indebtedness, an amount equal to the portion of the First Lien Indebtedness, Junior Lien Indebtedness or Unsecured / Other Secured Indebtedness that will be replaced by such Indebtedness or Disqualified Stock, which, in each case, shall be available at all times and not subject to clause (A) above; plus

~~(I) an unlimited amount if, after giving effect to the incurrence of such Indebtedness (assuming any revolving loan commitments incurred thereunder are fully borrowed and outstanding throughout the relevant period), the Total Net Secured Leverage Ratio is less than or equal to 5.25 to 1.00, determined (a) as if all such Indebtedness (and all other such Indebtedness incurred pursuant to this clause (B)(I) then outstanding) is secured by a Lien on assets constituting Collateral (whether or not it actually is) and (b) on a Pro Forma Basis as of the most recently completed Test Period for which financial statements and certificates were delivered or required to be delivered under Section 8.1(a) or (b), as the case may be; provided that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Indebtedness and remaining on the consolidated balance sheet of Holdings shall not be included as cash or Cash Equivalents for purposes of determining the Total Net Secured Leverage Ratio; plus~~

(C) to the extent not funded with the proceeds of long-term Indebtedness (other than revolving loans), (i) with respect to Indebtedness or Disqualified Stock secured by a Lien on the assets constituting Collateral on a pari passu basis with the 2020 Term Loans and the 2019 Revolving Loans, the amount of all prior voluntary prepayments or debt buybacks of First Lien Indebtedness (minus the sum of (A) the aggregate principal amount of Incremental Facilities Incurred pursuant to clause (c)(i) of the Maximum Incremental Facilities Amount prior to such date and (B) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under this clause (C)(i) prior to such date), (ii) with respect to Indebtedness or Disqualified Stock secured by a Lien on the assets constituting Collateral on a junior basis to the 2020 Term Loans and the 2019 Revolving Loans, the amount of all prior voluntary prepayments or debt buybacks of First Lien Indebtedness or Junior Lien Indebtedness (minus the sum of (A) the aggregate principal amount of Incremental Facilities Incurred pursuant to clauses (c)(i) and (c)(ii) of the Maximum Incremental Facilities Amount prior to such date and (B) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under clause (C)(i) above and this clause (C)(ii) prior to such date), and (iii) with respect to Indebtedness or Disqualified Stock that is unsecured or secured by assets not constituting Collateral, the amount of all prior voluntary prepayments or debt buybacks of First Lien Indebtedness, Junior Lien Indebtedness and Unsecured / Other Secured Indebtedness (minus the sum of (A) the aggregate principal amount of Incremental Facilities Incurred pursuant to clauses (c)(i), (c)(ii) and (c)(iii) of the Maximum Incremental Facilities Amount prior to such date and (B) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under clauses (C)(i) and (C)(ii) and this clause (C)(iii) prior to such date), in each case, (x) with respect to debt buybacks, with credit given to the amount of cash used to make such buybacks if purchased at a discount to par, and (y) with respect to revolving loans, so long as any such prepayment is accompanied by a permanent reduction in such revolving commitment, and which shall be available at all times and not subject to any ratio test; plus

(D) ~~(II) to~~ the ~~extent not funded with the proceeds of long-term Indebtedness the amount of all prior voluntary prepayments of Term Loans and Revolving Loans (to the extent accompanied by a permanent reduction in the Revolving Loan commitment~~greater of (x) $392,000,000 and (y) 100% of LTM EBITDA (calculated at the time of determination) (minus the sum of (~~x~~A) the aggregate principal amount of Incremental ~~Term Loans and/or Incremental Revolving Commitments incurred under clause (b) of the definition of Maximum Incremental Facilities Amount~~Facilities Incurred pursuant to ~~Section 2.15~~clause (~~a~~d ) of the Maximum Incremental Facilities Amount prior to such date and (~~y~~B) the aggregate principal amount of Indebtedness~~,~~ Incurred and Disqualified Stock ~~and Preferred Stock issued or~~issued under Section 9.4(b)(xv)(b) and this clause (D) prior to such date), which shall be available at all times and not subject to any ratio test;

provided that the final proviso in the definition of “Maximum Incremental Facilities Amount” shall apply to amounts Incurred or issued pursuant to this Section 9.4(b)(vi)~~(A)(II) or Section 9.4(b)(vi)(B)(II) prior to such date);~~.

(vii) Indebtedness (including Capital Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by Holdings or any of its Restricted Subsidiaries to finance or refinance the acquisition, purchase, lease, rental, construction, installation, development, design, repair, replacement or improvement of property (real or personal), plant or equipment (including software) or other assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (“Purchase Money Indebtedness”) in an aggregate principal amount, not to exceed at any time outstanding ~~(together with any Refinancing Indebtedness in respect thereof)~~ the greater of (x) $100,000,000 and (y) ~~27.0~~30.0% of LTM EBITDA (calculated at the time of determination) (together with any Refinancing Indebtedness in respect thereof);

(viii) Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, unemployment insurance and other types of social security or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit, such obligations are reimbursed within ~~thirty~~sixty (~~30~~60 ) days following such drawing;

(ix) Indebtedness arising from agreements of Holdings or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(x) Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guarantee of the Obligations by Holdings on the terms set forth in Exhibit C-3; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (b)(x);

(xi) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is expressly subordinated in right of payment to the Loans or Commitments hereunder or the Guarantee of the Obligations of any Guarantor on the terms set forth in Exhibit C-3; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (b)(xi);

(xii) Shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided ~~that in the case of Preferred Stock issued by the Borrower or a Guarantor, such Preferred Stock is issued to the Borrower or another Guarantor; provided further~~ that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except ~~(x) in the case of Preferred Stock of the Borrower or Guarantor, to the Borrower or another Guarantor and (y) in the case of a Restricted Subsidiary that is not the Borrower or Guarantor,~~ to Holdings or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (b)(xii~~)~~);

(xiii) Indebtedness in respect of Swap Agreements that are entered into to hedge or manage risks to which Holdings or any Restricted Subsidiary of Holdings has exposure and, at the time such Swap Agreements are entered into, are not for speculative purposes;

(xiv) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guaranties and similar obligations, or obligations in respect of letters of credit, bank guarantees, bank acceptances, warehouse receipts or similar instruments and reinvestment obligations related thereto, in each case provided in the ordinary course of business;

(xv) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (b)(xv), ~~does not at any one time outstanding (~~together with any Refinancing Indebtedness in respect thereof~~)~~, does not at any one time outstanding exceed the sum of (a) the greater of (x) $~~150,000,000~~200,000,000 and (y) ~~40.0~~55.0% of LTM EBITDA (calculated at the time of determination) and (b) the greater of (x) $392,000,000 and (y) 100% of LTM EBITDA (calculated at the time of determination) (minus the sum of (A) the aggregate principal amount of Incremental Facilities Incurred pursuant to clause (d) of the Maximum Incremental Facilities Amount prior to such date and (B) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under Section 9.4(b)(vi)(D) and this clause (xv)(b) prior to such date);

(xvi) the Incurrence by Holdings or any Restricted Subsidiary of Holdings of Indebtedness, Disqualified Stock or Preferred Stock that serves to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 9.4(a) and Sections 9.4(b)(ii), ~~(b)~~(iii), (~~b)(~~vi), (~~b)(~~vii), (~~b)(~~xv), (~~b)(~~xvii), (~~b)(xxi~~xviii ), ~~(b)~~(xxii), (~~b~~xxiii), (xxv), (xxvi) and (xxxiii) and this clause (b)(xvi) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, replace or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the lesser of remaining Weighted Average Life to Maturity of (i) the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (ii) the 2020 Term Loans;

(B) has a stated maturity that is no earlier than the earlier of (i) the stated maturity of the Indebtedness being refunded or refinanced and (ii)(x) in respect of Indebtedness secured by the Collateral on a pari passu basis with the Facilities, the Latest Maturity Date and (y) in respect of all other Indebtedness, Disqualified Stock or Preferred Stock, the date that is 91 days after the Latest Maturity Date;

(C) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated ~~or pari passu~~ in right of payment to the Loans and Commitments hereunder, such Refinancing Indebtedness is subordinated ~~or pari passu~~ in right of payment to the Loans and Commitments hereunder at least to the same extent as the Indebtedness being refinanced or refunded;

(D) (1) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations pursuant to an Intercreditor Agreement (and an Intercreditor Agreement may be amended in a manner reasonably acceptable to the Administrative Agent to provide for such Liens to be subordinated to the Liens securing the Obligations on a basis consistent with such Intercreditor Agreement prior to such modification, refinancing, refunding, renewal or extension), and (2) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, the Refinancing Indebtedness in respect of such Indebtedness shall be unsecured;

(E) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such Refinancing;

(F) the terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are either (i) not materially less favorable (taken as a whole) to the Borrower than (x) the ~~(x)~~ terms and conditions of this Agreement (taken as a whole) or (y) the terms and conditions of the Indebtedness being refinanced (taken as a whole) or (ii) ~~customary for the issuance of high yield debt securities (it being agreed that such Indebtedness may be~~reflect market terms and conditions (as determined by the Borrower in good faith) at the ~~form~~time of ~~notes or a loan~~Incurrence thereof (or obtaining of a commitment with respect thereto); and

(G) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not the Borrower or a Guarantor that refinances Indebtedness, ~~Disqualified Stock or Preferred Stock of Holdings;~~

~~(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings, that is not the Borrower or a Guarantor that refinances Indebtedness,~~ Disqualified Stock or Preferred Stock of the Borrower or a Guarantor; or

(3) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xvii) ~~provided that any~~Indebtedness or Disqualified Stock assumed in connection with Permitted Acquisitions so long as such Indebtedness ~~that may be~~is not Incurred ~~or any~~and such Disqualified Stock ~~or Preferred Stock that may be~~is not issued ~~by Restricted Subsidiaries that are not Loan Parties pursuant to the first proviso of this clause (xvi) shall not exceed the Non-Guarantor Debt Cap~~to finance or in contemplation of any such acquisition;

~~(xvii)~~

(xviii) Indebtedness~~,~~ or Disqualified Stock ~~or Preferred Stock~~ Incurred ~~or assumed~~ in connection with Permitted Acquisitions ~~in an the aggregate principal amount of Indebtedness, Disqualified Stock or Preferred Stock Incurred or assumed under this clause (b)(xvii) not to exceed (together with any Refinancing Indebtedness in respect thereof) the sum of (i) $50,000,000 and (ii) an unlimited amount~~and other Investments permitted hereunder if, after giving effect to the Incurrence ~~or assumption~~ of such Indebtedness~~,~~ or issuance of Disqualified Stock ~~or Preferred Stock and such Permitted Acquisition~~ on a Pro Forma Basis as of the last day of the most recent Test Period ~~for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.1(a) or~~(assuming, in the case of Incremental Revolving Loan Commitments established substantially concurrently with the Indebtedness Incurred hereunder, that such Incremental Revolving Loan Commitments are fully borrowed), (A) with respect to amounts secured by a Lien on the Collateral on a pari passu basis with the 2020 Term Loans and the 2019 Revolving Loans, the Total Net First Lien Leverage Ratio is less than or equal to the greater of (x) 5.50 to 1.00 and (y) the Total Net First Lien Leverage Ratio immediately prior to giving effect to the Incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder, (B) with respect to amounts secured by a Lien on the assets constituting Collateral on a junior basis to the 2020 Term Loans and the 2019 Revolving Loans, either (~~b~~I)~~,~~ the Total Net Secured Leverage Ratio ~~on a consolidated basis for Holdings and its Restricted Subsidiaries would have been (i) no greater than~~is less than or equal to the greater of (x) 6.50 to 1.00 ~~or (ii) no greater than~~and (y) the Total Net Secured Leverage Ratio immediately prior to giving effect to the ~~incurrence or assumption~~Incurrence of such Indebtedness~~,~~ or issuance of such Disqualified Stock ~~or Preferred Stock~~ and the consummation of such Permitted Acquisition~~; provided that any~~ or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the Incurrence of such Indebtedness ~~that may be incurred or any~~or issuance of such Disqualified Stock ~~or Preferred Stock that may be issued by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (xvii) shall not exceed the Non-Guarantor Debt Cap; provided further, that (x~~and the consummation of such Permitted Acquisition or other Investment permitted hereunder, in each case, determined on a Pro Forma Basis as of the most recently completed Test Period, and (C) with respect to ~~any such Indebtedness~~amounts that are unsecured or secured ~~on a pari passu basis by the~~by assets not constituting Collateral, ~~in~~either (I) the ~~form of loans and Incurred on or~~Total Net Leverage Ratio is less than or equal to the greater of (x) 7.00 to 1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to the ~~date that is twelve months after the Closing Date, if the All-In Yield in respect of such Indebtedness exceeds the All-In Yield in respect of the existing Term Loans by more than 0.50%, the Applicable Margin~~Incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the Incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder, in each case, determined on a Pro Forma Basis as of the most recently completed Test Period; provided that the Net Cash Proceeds actually received (or contemplated to be received) in respect of ~~the existing Term Loans~~any such Indebtedness or Disqualified Stock shall not be ~~adjusted such that the All-In Yield of such existing Term Loans equals the All-In Yield of~~included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio, the Total Net Secured Leverage

Ratio or the Total Net Leverage Ratio, as applicable; provided further that any such Indebtedness ~~minus 0.50%~~shall be subject to clauses (a) and (~~y~~b) ~~any~~of the “Applicable Requirements”; provided further that Restricted Subsidiaries of Holdings that are not Loan Parties may not Incur such Indebtedness~~,~~ or issue any shares of Disqualified Stock ~~or Preferred Stock Incurred (but not assumed) in connection with Permitted Acquisitions complies with the Applicable Requirements;~~ if, after giving pro forma effect to such Incurrence, the amount outstanding at such time pursuant to this Section 9.4(b)(xviii) would exceed the Non-Guarantor Debt Cap;

(xix) ~~(xviii)~~ Cash Management Obligations and Guarantee Obligations in respect thereof, and other Indebtedness in respect of employee credit card programs, netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xx) ~~(xix)~~ Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; ~~provided that such Indebtedness is extinguished within ten Business Days of its incurrence;~~

(xxi) ~~(xx)~~ (A) any Guarantee by Holdings or a Restricted Subsidiary of Holdings of Indebtedness or other obligations of any Restricted Subsidiary of Holdings so long as the Incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement; or (B) any Guarantee by a Restricted Subsidiary of Indebtedness of Holdings; provided that~~, in each case, (x)~~ such Guarantee is Incurred in accordance with Section 9.2 ~~and (y) subject to Section 9.4(b)(xxix), in the case of any Guarantee of Indebtedness of the Borrower or any Guarantor by any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary becomes a Guarantor under this Agreement~~;

~~(xxi) Indebtedness Incurred in connection with a joint venture in an aggregate principal amount, not to exceed at any time outstanding (together with any Refinancing Indebtedness in respect thereof) the greater or (x) $10,000,000 and (y) 3.0% of LTM EBITDA (calculated at the time of determination); provided that any Indebtedness that may be incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (xxi) shall not exceed the Non-Guarantor Debt Cap;~~

(xxii) Indebtedness pursuant to a Permitted Receivables Financing;

(xxiii) ~~(xxii)~~ Indebtedness Incurred by Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount, not to exceed at any time outstanding (together with any Refinancing Indebtedness in respect thereof) the greater or (x)  $~~50,000,000~~75,000,000 and (y)  ~~14.0~~20.0 % of LTM EBITDA (calculated at the time of determination);

(xxiv) ~~(xxiii)~~ Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (w) the financing of insurance premiums, (x) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business, and any Refinancings thereof, (y) customer deposits and advance payments received in the ordinary course of business from customers for goods and services, in each case incurred in the ordinary course of business or (z) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the ~~incurrence~~Incurrence of the related obligations) in the ordinary course of business;

~~(xxiv) Indebtedness incurred in connection with a Permitted Receivables Financing;~~

(xxv) so long as no Significant Event of Default shall have occurred and be continuing, Indebtedness, together with any Refinancing Indebtedness thereof, in an amount equal to the Available Amount;

(xxvi) ~~(xxv)~~ Indebtedness of ~~Holdings~~the Borrower or any of its Restricted Subsidiaries ~~not to exceed at any one time outstanding~~, which, when aggregated with all other Indebtedness then outstanding that was incurred pursuant to this clause (b)(xxv) (and together with any Refinancing Indebtedness thereof) does not exceed ~~the net cash proceeds~~an amount equal to 100.00% of the Net Cash Proceeds received by Holdings since immediately after the ~~Closing~~Amendment No. 3 Effective Date from the issue or sale of its Equity Interests or from contributions to the capital of Holdings (other than proceeds from Disqualified Stock or Specified Equity Contributions, from sales to any Restricted Subsidiary of Holdings, or that have been applied to make Restricted Payments pursuant to Section 9.2 or to make Permitted Investments, pursuant to the definition hereof);

(xxvii) ~~(xxvi)~~ Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xxviii) ~~(xxvii)~~ Indebtedness consisting of obligations under deferred compensation, purchase price, earn outs or other similar arrangements incurred by such Person in connection with ~~the Transactions,~~ Permitted Acquisitions and other Investments permitted hereunder;

(xxix) ~~(xxviii)~~ Indebtedness issued by Holdings or any of its Restricted Subsidiaries (A) to any future, present or former employees, officers, directors, managers or consultants thereof, their respective estates or the beneficiaries of their respective estates, heirs, or their respective spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent thereof) permitted by Section 9.2 or (B) as a result of the inability of Holdings to purchase or redeem its Capital Stock as a result of the restrictions set forth in Section 9.2;

(xxx) ~~(xxix)~~ guarantees (a) by Holdings and its Restricted Subsidiaries in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees ~~that, in each case, are non-Affiliates~~ or (b) otherwise constituting Investments permitted under this Agreement;

(xxxi) ~~(xxx)~~ Indebtedness representing deferred compensation to employees of Holdings (or any direct or indirect parent of Holdings) and its Restricted Subsidiaries incurred in the ordinary course of business;

(xxxii) ~~(xxxi)~~ Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee in a principal amount not in excess of the ~~stated amount~~Stated Amount of such letter of credit or bank guarantee; ~~and~~

(xxxiii) Indebtedness (including any Refinancing Indebtedness thereof) in respect of Permitted Sale Leaseback Transactions;

(xxxiv) ~~(xxxii)~~ Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings and its Restricted Subsidiaries;

(xxxv) Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(xxxvi) Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Lender to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;

(xxxvii) Indebtedness arising as a result of the re-characterization as a loan of any transaction permitted under Section 9.5;

(xxxviii) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts are permitted to remain unfunded under applicable Law and would not otherwise cause an Event of Default under Section 11.1(g); and

(xxxix) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 9.4.

(c) For purposes of determining compliance with this Section 9.4~~:~~

~~(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (b)(i) through (b)(xxxi) of Section 9.4(b) or is entitled to be Incurred pursuant to Section 9.4(a) hereof, the Borrower, in its sole discretion, shall divide, classify or reclassify, or later divide, classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses;~~

~~(ii) with respect to clauses (vii), (xv), (xxi) and (xxii) of Section 9.4(b), if at any time Holdings would have been entitled to Incur any then-outstanding item of Indebtedness under Section 9.4(a), such item of Indebtedness shall be automatically reclassified into an item of Indebtedness incurred pursuant to Section 9.4(a); and(iii)~~ , reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions in respect of any Indebtedness that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 9.4 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof; provided that any such repaid amounts shall continue to be considered outstanding for all purposes under this Agreement.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred

Stock for purposes of this Section 9.4. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 9.4.

9.5. Asset Sales. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(a) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Borrower in good faith) of the assets or Equity Interests issued or sold or otherwise disposed of;

(b) except in the case of a Permitted Non-Core Asset Sale, immediately before and after giving effect to such Asset Sale, no ~~Default or~~ Event of Default has occurred and is continuing or would result therefrom;

(c) except in the case of a Permitted Asset Swap or Permitted Non-Core Asset Sale, at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of (w) any securities publicly-traded on a national securities exchange, (x) cash or Cash Equivalents, (y) Replacement Assets or (z) any combination of the consideration specified in clauses (w), (x) and (y); provided that the amount of:

(i) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations and that are assumed by the transferee of any such assets;

(ii) any securities, notes or other obligations received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(iii) any Designated Non-Cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received since the date of this Agreement pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $75,000,000 and (y) 20.0% LTM EBITDA (calculated at the time of determination) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); ~~and~~

~~(iv) any securities publicly-traded on a national securities exchange;~~

shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose; and

(d) after the Borrower’s or Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 5.2(c).

~~9.6. Transactions with Affiliates. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or contract (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate involving aggregate consideration in excess of $5,000,000, except:~~

~~(a) transactions that are on terms that are not materially less favorable to Holdings or its relevant Restricted Subsidiary when taken as a whole than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;~~

~~(b) (i) transactions between or among Holdings or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (ii) any transaction permitted under Section 9.8 to the extent such transaction is solely among Holdings, one or more Restricted Subsidiaries of Holdings and/or one or more non-operating companies (without any material assets or liabilities) for purposes of a restructuring or other corporate reorganization;~~

~~(c) any Restricted Payment permitted by Section 9.2 and the Investments constituting Permitted Investments;~~

~~(d) the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities provided on behalf of, future, present or former employees, officers, directors, managers or consultants of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;~~

~~(e) the sale or issuance of Equity Interests (other than Disqualified Stock) of Holdings or any contribution to the capital of Holdings or any Restricted Subsidiary;~~

~~(f) the Transactions, the Amendment No. 1 Transactions and the payment of all fees and expenses related thereto;~~

~~(g) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 9.6 or any transaction contemplated thereby, or any amendment or replacement agreement, instrument or arrangement thereto (so long as any such amendment is not materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date); provided that any such agreement, instrument, transaction or arrangement shall be required to be described on Schedule 9.6 only to the extent that such agreement, instrument, transaction or arrangement exceeds $5,000,000;~~

~~(h) transactions between Holdings or any Restricted Subsidiary and any Person that is an Affiliate of Holdings or any Restricted Subsidiary solely because a director of such Person is also a director of Holdings or any direct or indirect parent of Holdings; provided that such director abstains from voting as a director of Holdings or any direct or indirect parent, as the case may be, on any matter involving such other Person;~~

~~(i) payments by Holdings or any of its Restricted Subsidiaries to, and agreements with, the Sponsors or any of their Affiliates for any financial advisory, management, monitoring or consulting services, financing, mergers and acquisitions advisory, insurance brokerage, hedging arrangements, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions,~~

~~divestitures or joint ventures, and customary indemnities related thereto, pursuant to agreements in effect on the Closing Date or which are approved by a majority of the board of directors of Holdings or any direct or indirect parent of Holdings in good faith; provided that the payment of management and monitoring fees shall be in an amount not to exceed the greater of $2,000,000 and 0.5% of LTM EBITDA (calculated at the time of determination) per annum plus expenses and termination fees pursuant to such agreements in effect on the Closing Date or approved by a majority of the board of directors (or similar governing body) of the Loan Party making such payment;~~

~~(j) a transaction with a Person who was not an Affiliate of Holdings before the transaction but becomes an Affiliate solely as a result of such transaction;~~

~~(k) sales of accounts receivables and any other transaction effected in connection with a Permitted Receivables Financing;~~

~~(l) the entering into of any tax sharing agreement or arrangement and any payment permitted by Section 9.2(b)(xi)(A) or (B);~~

~~(m) transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment bank or valuation firm stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view;~~

~~(n) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any direct or indirect parent company of Holdings) is a party as of the Closing Date and any amendment thereto or similar agreements, transactions or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement, transaction or arrangement entered into after the Closing Date shall only be permitted by this clause (o) to the extent that the terms of any such amendment or new agreement, transaction or arrangement are not otherwise materially disadvantageous to the Lenders when taken as a whole;~~

~~(o) any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;~~

~~(p) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise permitted hereunder, which are fair to Holdings and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;~~

~~(q) payments, loans, advances or guarantees (or cancellation of payments, loans, advances or guarantees) to any future, present or former employees, officers, directors, managers or consultants of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, and any employment agreements, stock option, benefit, incentive or retirement plans and other similar arrangements with such employees, officers, directors, managers or consultants which, in each case, are approved by Holdings in good faith;~~

~~(r) transactions with Affiliates solely in their capacity as holders of, or interests in, Indebtedness or Equity Interests of Holdings or any of its Subsidiaries, so long as (i) such transaction is with all holders of such class (and there are such non-Affiliate holders) and (ii) such Affiliates are treated no more favorably than all other holders of such class generally;~~

~~(s) any Guarantee by any parent company of Holdings of Indebtedness of Holdings or any Restricted Subsidiary;~~

~~(t) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith; and~~

~~(u) transactions permitted pursuant to Section 9.5.~~

Notwithstanding the foregoing, Holdings and its Restricted Subsidiaries shall be permitted to make Asset Sales in respect of assets not constituting Collateral so long as Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Borrower in good faith) of the assets sold or otherwise disposed of.

9.6. [Reserved].

9.7. Liens. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, create or Incur ~~(a)~~ any Lien (other than Permitted Liens) on any asset or property of Holdings, the Borrower or any of their Restricted Subsidiaries ~~or (b) any Lien on any Equity Interests or Intellectual Property constituting Collateral that is senior in right to the Liens on such Collateral securing the Obligations.~~

9.8. Fundamental Changes~~; Specified Finance Companies~~.

(a) The Borrower shall not consolidate or merge with or into (or be consolidated or merged with or into) or wind up into (or be wound up into) (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or any other jurisdiction reasonably acceptable to the Administrative Agent (such Person, as the case may be, being herein called the “Successor Borrower”);

(ii) the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement pursuant to a Guarantor Joinder Agreement and the other Loan Documents pursuant to a supplement or other agreement in form and substance reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period, ~~either (x) the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness under Section 9.4(a) or (y) the Total Net Leverage~~the Interest Coverage Ratio of the Successor Borrower would ~~not~~ be ~~less~~greater than ~~the Total Net Leverage~~or equal to either (A) 2.00 to 1.00 or (B) the Interest Coverage Ratio of the Borrower immediately prior to giving effect to such ~~transaction~~transactions ;

(v) unless the Borrower is the surviving person, each Guarantor, unless it is the other party to the transactions described above, in which case Section 9.8(~~e~~c)(ii) shall apply, shall have by a Guarantor Joinder Agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement; ~~and~~

(vi) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer and (unless the Borrower is the surviving person) an opinion of counsel, each stating that such consolidation, merger or transfer and such Guarantor Joinder Agreements, if any, comply with this Agreement and an opinion of counsel to the effect that such Guarantor Joinder Agreement and other agreements (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Borrower; and

(vii) unless the Borrower is the surviving person, the Administrative Agent shall have received all documentation and other information about the Successor Borrower to the extent reasonably requested in writing that any Lender, Issuing Lender or the Administrative Agent shall have reasonably determined is required by regulatory authorities under applicable “know your customer,” sanctions and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation and such Lender, Issuing Lender, or the Administrative Agent, as applicable, shall be reasonably satisfied that its review of such documentation and information delivered complies with such applicable “know your customer,” sanctions and anti-money laundering rules and regulations.

(b) The Successor Borrower shall succeed to, and be substituted for the Borrower, as the case may be, under this Agreement. Notwithstanding clauses (iii) and (iv) of Section 9.8(a):

(i) any Restricted Subsidiary may consolidate with or merge into (or be consolidated or merged with or into) or transfer all or part of its properties and assets to the Borrower; and

(ii) the Borrower may merge (or be merged) with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in a State of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

(c) Holdings may not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) Holdings is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a European Company (Societas Europaea) or a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the European Union (to the extent not limiting the Guarantee or Collateral provided by Holdings) or any other jurisdiction reasonably acceptable to the Administrative Agent (such Person, as the case may be, being herein called the “Successor Holdings”);

(ii) the Successor Holdings, if other than Holdings, expressly assumes all the obligations of Holdings under this Agreement pursuant to a Guarantor Joinder Agreement;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period, ~~either (x) the Successor Holdings would be permitted to incur at least $1.00 of additional Indebtedness under Section 9.4(a) or (y) the Total Net Leverage~~the Interest Coverage Ratio of the Successor Holdings would ~~not~~ be ~~less~~greater than ~~the Total Net Leverage~~or equal to either (A) 2.00 to 1.00 or (B) the Interest Coverage Ratio of Holdings immediately prior to giving effect to such ~~transaction~~transactions ; and

(v) Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such Guarantor Joinder Agreements, if any, comply with this Agreement and an opinion of counsel to the effect that such Guarantor Joinder Agreement (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Holdings.

(d) The Successor Holdings shall succeed to, and be substituted for Holdings, as the case may be, under this Agreement. Notwithstanding clauses (iii) and (iv) of Section 9.8(c):

(i) the Borrower or any Guarantor may consolidate with or merge into (or be consolidated or merged with or into) or transfer all or part of its properties and assets to Holdings; and

(ii) Holdings may merge with an Affiliate of Holdings solely for the purpose of reincorporating Holdings as a European Company (Societas Europaea) or under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, any member state of the European Union (to the extent not limiting the Guarantee or Collateral provided by Holdings) or any territory thereof or any other jurisdiction reasonably acceptable to the Administrative Agent, so long as the amount of Indebtedness of Holdings and its Restricted Subsidiaries is not increased thereby.

(e) No Guarantor (other than Holdings) shall, and no Borrower shall permit any Guarantor (other than Holdings) to, consolidate or merge with or into (or be consolidated or merged with or into) or wind up into (or be wound up into) (whether or not the Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a European Company (Societas Europaea), corporation, partnership, limited partnership, limited liability company or trust or similar entity organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of any member of the European Union (to the extent not limiting the Guarantee or Collateral provided by such Guarantor), the United States, any state thereof, the District of Columbia, or any territory thereof or jurisdiction of incorporation or formation of such Guarantor (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(ii) the Successor Person, if other than a Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement pursuant to a Guarantor Joinder Agreement;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) if the Successor Person is a Person other than a Guarantor, the Borrower shall or shall cause the Successor Person to have delivered to the Administrative Agent a certificate of an Authorized Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such Guarantor Joinder Agreement, if any, complies with this Agreement; provided, however, that the following shall be permitted:

(A) the transaction is made in compliance with Section 9.5; or

(B) such Guarantor is liquidated and all or substantially all of its assets (if any) are acquired by a Loan Party.

(f) In the case of Section 9.8(e)(i), the Successor Person shall succeed to, and be substituted for, such Guarantor under this Agreement. Notwithstanding anything to the contrary herein, any Guarantor may merge into (or be merged into) or transfer all or part of its properties and assets to another Guarantor or the Borrower.

(g) As a condition to the effectiveness of any transaction described in clauses (a) through (f) of this Section 9.8, the security interests granted to the Collateral Agent for the benefit of the Secured Parties with respect to any Foreign Security shall not have been affected in a manner materially adverse to the interest of the Collateral Agent ~~and/~~or the Secured Parties.

(h) Guernsey Holdco ~~and each Specified Finance Company~~ will not conduct, transact or otherwise engage in any business or operations, incur Indebtedness or Liens, own or acquire any material assets, dispose of any assets or incur any liabilities (other than liabilities permitted under this paragraph (h), liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement), other than (i) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (ii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (iii) the performance of its obligations under and in connection with the Transactions, (iv) making any Restricted Payment to a Loan Party, (v) ~~in the case of the Specified Finance Companies, the incurrence of intercompany Indebtedness (including the intercompany loans among the Borrower and the Specified Finance Companies to be executed on the Closing Date) solely among the Loan Parties and the Specified Finance Companies and the performance of their obligations under such Indebtedness, (vi)~~ the incurrence of Liens in favor of any Loan Party, (~~vii~~vi ) ~~in the case of the Specified Finance Companies, Investments permitted under Section 9.2 in other Specified Finance Companies or any Loan Parties and, in the case of Guernsey Holdco,~~ making Investments, including any such Investments in existence on the ~~Closing~~Amendment No. 3 Effective Date (provided that any Investment made by Guernsey Holdco in any Restricted Subsidiary of Holdings shall be pledged to the Administrative Agent for the benefit of the Secured Parties to the extent required hereunder), (~~viii~~vii ) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (~~ix~~viii) dispositions of Investments to the extent permitted hereunder; provided that ~~(x) in the case of the Specified Finance Companies, such dispositions shall only be made to other Specified Finance Companies or to Loan Parties and (y) in the case of Guernsey Holdco,~~ dispositions of Investments in any Restricted Subsidiary of Holdings shall only be made to a Loan Party and (~~x~~ix) activities incidental to the businesses or activities described in clauses (i) to (~~ix~~viii ) of this paragraph.

(i) Neither the Borrower nor any Subsidiary Guarantor shall consummate a Division as the Dividing Person, except that any Subsidiary Guarantor that is a LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in a disposition of assets permitted by Section 9.5(a); provided that each Division Successor shall also become a Subsidiary Loan Party to the extent required by and in accordance with Section 8.8.

9.9. Modifications of Certain Documents. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to~~:~~

~~(a)~~ terminate, amend or modify any Organizational Documents of any Loan Party or Restricted Subsidiary of Holdings (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Certificated Securities as a “security” under Section 8-103 of the UCC other than with the delivery of certificates representing such Certificated Securities to the Collateral Agent within 30 days (or such longer period as the Administrative Agent may agree)) other than any such amendments or modifications that are not adverse in any material respect to the interests of the Lenders~~; or~~. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, enter into any Sale Leaseback Transaction, other than a Permitted Sale Leaseback Transaction.

9.11. Changes in Fiscal Periods. Holdings shall not permit the fiscal year of Holdings to end on a day other than December 31 or change Holdings’ method of determining fiscal quarters; provided, that Holdings shall be permitted to change its fiscal-year end (and make related changes to its fiscal quarters) on one occasion after the ~~Closing Date; provided~~, ~~further, that Holdings shall not be permitted to make such change in respect of the fiscal year ending December 31, 2015~~Amendment No. 3 Effective Date.

9.12. Negative Pledge Clauses. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Restricted Subsidiary of Holdings to incur any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement of a Person in effect at the time such Person becomes a Restricted Subsidiary of Holdings; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of Holdings, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of Holdings (or the assets of a Restricted Subsidiary of Holdings) pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary of Holdings that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) restrictions and conditions existing on the ~~Closing~~Amendment No. 3 Effective Date identified on Schedule 9.12 and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect (provided that any such arrangements shall be required to be described on Schedule 9.12 only to the extent that such arrangements exceed $5,000,000), (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Subsidiaries of Holdings that are not Subsidiary Guarantors to the extent such Indebtedness is permitted under Section 9.4; provided that such Indebtedness is only with respect to the assets of Subsidiaries of Holdings that are not Subsidiary Guarantors, (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (i) agreements evidencing or governing Indebtedness permitted under Sections 9.4(a), (b)(ii), (b)(iii), (b)(iv), (b)(v), (b)(vi), (b)(xv), (b)(xvii), (b)(xviii), (b)(xxi), (b)(~~xxii~~xxiii ), (b)(xxv), (b)(xxvi) and any Refinancing of any such Indebtedness, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of Holdings and its Restricted Subsidiaries.

9.13. Lines of Business. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to enter into any material business, either directly or through any Restricted Subsidiary of the Borrower, except for Similar Businesses and (b) Holdings shall not engage in any material business or activity, other than (i) maintaining its corporate existence, (ii) participating in tax, accounting and other administrative activities as a member of the group of companies that includes the Borrower and the Borrower’s Subsidiaries, (iii) the performance of obligations under the Loan Documents to which it is a party, (iv) making and receiving Restricted Payments and Investments and engaging in other activities to the extent permitted by this Agreement, (v) establishing and maintaining bank accounts and ~~intellectual property~~Intellectual Property rights, (vi) entering into employment agreements and other arrangements with officers and directors, (vii) the performance of its obligations with respect to the Transactions, (viii) any public offering of its common stock or any other issuance or sale of its Equity Interests, (ix) providing indemnification to officers, managers and directors, (x) any activities incidental to compliance with the provisions of the Securities Act ~~of 1933~~ and the Securities Exchange Act ~~of 1934, as amended~~and, in each case, any rules and regulations promulgated thereunder, and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders, (xi) activities required to comply with any Requirement of Law, (xii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (xiii) in connection with, and following the completion of, a public offering, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings’ (or its direct or indirect parent’s) common stock and the continued existence of Holdings (or its direct or indirect parent) as a public company, (xiv) performance of its obligations under any management agreement with any Investor, (xv) guarantees of ordinary course obligations incurred by any of its Restricted Subsidiaries and (xv) any activities incidental to the foregoing.

~~9.14. Anti-Corruption. The Borrower will not request any Borrowing or Letter of Credit, Holdings and the Borrower shall not use, and shall procure that their Restricted Subsidiaries and their respective directors, officers, employees and shall use reasonable best efforts to procure that its agents, all to the extent acting on behalf of Holdings, the Borrower or their Subsidiaries, not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or, to the knowledge of the Borrower, other applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.~~

SECTION 10.

GUARANTEE

10.1. The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders, (ii) the Incremental Term Loans and the Incremental Revolving Loans made by the Incremental Term Lenders and the Incremental Revolving Lenders, (iii) the Other Term Loans and Other Revolving Loans made by the applicable Term Lenders and applicable Revolving Lenders and (iv) the Notes held by each Lender and (2) all other Obligations from time to time owing to the Secured Parties (including reimbursement and other obligations in respect of Letters of Credit) (such obligations being herein called the “Guaranteed Obligations”); provided that subject to the limitations set forth in Section 10.7, with respect to the Borrower or any Co-Borrower in its capacity as a Guarantor hereunder, this Guarantee shall apply to all Guaranteed Obligations. Each Guarantor hereby jointly and severally agrees that, if the Guaranteed Obligations shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

10.2. Obligations Unconditional. The obligations of the Guarantors under Section 10.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, the Issuing Lender or any Lender or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 10.8, or otherwise.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, any defenses it may now or hereafter acquire in any way relating to any law, regulation, decree or order of any jurisdiction, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under this Section 10 (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower, any other Loan Party or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

10.3. Reinstatement. The obligations of the Guarantors under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

10.4. No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

10.5. Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 11 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1.

10.6. Continuing Guarantee. The Guarantee made by the Guarantors in this Section 10 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

10.7. General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, examinership, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.9) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. This Guaranty shall not apply to any liability of an Irish Subsidiary Guarantor to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act 2014.

10.8. Release of Guarantors and Pledges. A Subsidiary Guarantor shall be automatically released from its obligations hereunder and all Liens granted by such Subsidiary Guarantor shall be automatically released in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party or such Subsidiary Guarantor shall be liquidated in a transaction permitted by Section 9. Upon written notice of the Borrower to the Administrative Agent, if, except pursuant to a transaction not permitted by this Agreement, a Subsidiary Guarantor becomes a Non-Guarantor Subsidiary, such Subsidiary shall be automatically released from its obligations hereunder and all Liens granted by such Subsidiary Guarantor shall be automatically released. Upon written notice of the Borrower to the Administrative Agent, if, except pursuant to a transaction not permitted by this Agreement, (i) any Guarantor becomes ~~an Excluded~~a Non-Guarantor Subsidiary ~~described in clause (v) of the definition thereof~~, then the Equity Interests of such Guarantor ~~(other than 100% of the non-voting Equity Interests and 65% of the voting Equity Interests of a Restricted Subsidiary of Top U.S. Corporate Holdco that is a CFC or a CFC Holdco and is directly owned by a Loan Party)~~ shall be automatically released from the security interests created by the Loan Documents to the extent such Equity Interests constitute Excluded Assets or (ii) any Restricted Subsidiary of Top U.S. Corporate Holdco that is a CFC or a CFC Holdco ceases to be directly owned by a Loan Party, then the Equity Interests of such Subsidiary shall be automatically released from any security interests created by the Loan Documents. Notwithstanding anything herein to the contrary, (x) no Subsidiary Guarantor shall be automatically released from its obligations hereunder and (y) neither the Liens granted by such Subsidiary Guarantor nor the pledge of Equity Interests in such Subsidiary Guarantor shall be automatically released, in each case, upon such Subsidiary Guarantor becoming an Excluded Subsidiary solely pursuant to clause (i) of the definition thereof, unless such Subsidiary Guarantor so becomes an Excluded Subsidiary as a result of a joint venture or other strategic transaction, in each case, entered into for a bona fide business purpose and not entered into primarily to obtain the release specified herein. In connection with any such release of a Guarantor or security interest, the Administrative Agent shall execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.

10.9. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.4. The provisions of this Section 10.9 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

10.10. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Section 10 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.10, or otherwise under this Section 10, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10 shall remain in full force and effect until the Obligations shall have been indefeasibly paid in full and the Revolving Loan Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

10.11. Specific Limitations for Luxembourg Guarantor.

(a) Notwithstanding any other provision to the contrary in this Agreement, the guarantee granted by any Luxembourg Guarantor under this Section 10 (Guarantee) for the obligations of any Loan Party ~~and/~~or third party security exposure of any Luxembourg Guarantor for obligations of a Loan Party that is not a direct or indirect subsidiary of such Luxembourg Guarantor ~~and/~~or any similar guarantee and security exposure obligations of such Luxembourg Guarantor arising under or in connection with any other Finance Documents and the Senior Notes Documents (collectively the “Debt Documents”), be limited at any time to an aggregate amount not exceeding the higher of:

(i) ninety five percent (95%) of such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts, as amended (the “2002 Law”)) and as implemented by the Grand-Ducal regulation dated 18 December 2015 setting out the form and the content of the presentation of the balance sheet and profit and loss account (the “Grand Ducal Regulation”) determined as at the date on which the guarantee is called ~~and/~~or a security interest is enforced, increased by the amount of any Intra-Group Liabilities; and

(ii) ninety five percent (95%) of such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in article 34 of the 2002 Law) determined as at the date of this Agreement, increased by the amount of any Intra-Group Liabilities.

(b) For the purposes of determining the amount of the own funds (capitaux propres) under this Section 10.11 (and by derogation of the rules contained in the 2002 Law and the Grand Ducal Regulation), the assets of the Luxembourg Loan Party will be valued at their market value rather than their book value.

(c) For the purpose of this Section 10.11, “Intra-Group Liabilities” shall mean any amounts owed by the Luxembourg Guarantor to any other Loan Party and that have not been financed (directly or indirectly) by a borrowing under the Debt Documents.

(d) In addition, the above limitation shall not apply to (i) any amounts (if any) borrowed directly or indirectly by or made available by whatever means to that Luxembourg Guarantor or any of its direct or indirect subsidiaries under or in connection with the Debt Documents and (ii) any amounts borrowed under or in connection with the Debt Documents and on-lent to the Luxembourg Guarantor or any of its direct or indirect subsidiaries (in any form whatsoever).

SECTION 11.

EVENTS OF DEFAULT

11.1. Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a) the Borrower shall fail to pay any principal of any Loan or Unpaid Drawing when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Unpaid Drawing, or any other amount payable hereunder or under any other Loan Document within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by Holdings or its Restricted Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been inaccurate in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been inaccurate in any respect)), and, in each case, such inaccuracy (to the extent capable of remedy) shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(c) any Loan Party shall default in the observance or performance of (i) any agreement contained in Section 8.4(a) (with respect to Holdings and the Borrower only), Section 8.7(a) or Section 9 (other than Section 9.1); or (ii) Section 9.1; provided that an Event of Default under this clause (ii) is subject to cure pursuant to Section 11.3; provided further that an Event of Default under this clause (ii) shall not constitute an Event of Default for purposes of any Facility other than the Revolving Facility unless and until the Required Revolving Lenders have terminated the Revolving Loan Commitments ~~or~~and declared all outstanding obligations under the Revolving Facility to be immediately due and payable in accordance with Section 11.2(b); or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 11.1), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) Holdings or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, Holdings or any of its Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this Section 11.1(e) shall not at any time constitute an Event of Default (A) unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 11.1(e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds ~~in~~ the ~~aggregate $50,000,000~~Threshold Amount, (B) in the case of any Indebtedness if the sole remedy or option of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares, (C) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected ~~and~~, or (D) the applicable failure has been remedied or waived by the holders of the applicable Indebtedness; provided further, that clause (iii) of this Section 11.1(e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; or

(f) (i) Holdings, the Borrower or any Significant Restricted Subsidiary, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, examinership, insolvency, reorganization or relief of debtors or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, examiner, receiver-manager, trustee, custodian, conservator, monitor or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Significant Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Holdings, the Borrower or any Significant Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any Significant Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan, (ii) any Single Employer Plan has failed to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of Holdings, the Borrower, any Restricted

Subsidiary, or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity shall incur liability in connection with a withdrawal from (including under Section 4062(e) of ERISA), or the Insolvency ~~or Reorganization~~ of, a Single Employer Plan or Multiemployer Plan, (vi) a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (vii) any contribution or payment required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non-U.S. Plan has not been timely made or (viii) a Single Employer Plan has an Unfunded Pension Liability; and in each case in clauses (i) through (viii)) above, such event or condition, together with all other such events or conditions, if any, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against Holdings or any of its Restricted Subsidiaries involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent) in excess of ~~$50,000,000 or more~~the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) any material Security Document shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any ~~Loan Party or any Affiliate of any such~~ Loan Party shall so assert in writing, or any Lien created by any such Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (x) any such loss of perfection or priority results solely from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Document or from the failure of the Administrative Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) ~~and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage~~ and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority; or

(j) any material Guarantee of any Guarantor contained in Section 10 shall cease, for any reason, to be in full force and effect, other than as provided for in Section 10.8, or any Loan Party or any Affiliate of any such Loan Party shall so assert; or

(k) a Change of Control shall occur.

11.2. Action in Event of Default.

(a) Upon any Event of Default specified in Section 11.1(f) in respect of the commencement of any case, proceeding or other action under the laws of the United States, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable and, except as otherwise provided in Section 11.2(b) below, if any other Event of Default under Section 11.1 occurs, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the

Borrower, declare the Revolving Loan Commitments to be terminated forthwith, whereupon the Revolving Loan Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) the Administrative Agent, in its capacity as Collateral Agent, may enforce all Liens and security interests created pursuant to the Security Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 11.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(b) Notwithstanding anything to the contrary herein, upon the occurrence of an Event of Default under Section 11.1(c)(ii) (a “Financial Covenant Event of Default”) that is uncured or unwaived, the Required Revolving Lenders may (i) declare that such breach constitutes a Default for purposes of Section 7.2 and (ii) on the date that is ten (10) Business Days after the date on which financial statements are required to be delivered for the applicable fiscal quarter if the Borrower has provided a Notice of Intent to Cure with respect to such breach and, otherwise, immediately upon such breach, either (x) terminate the Revolving Loan Commitment ~~and/~~or (y) take the actions specified in Section 11.2(a) in respect of the Revolving Loan Commitments and the Revolving Loans. In respect of a Financial Covenant Event of Default that is continuing, the Required Lenders may take the actions specified in Section 11.2(a) on or after the date that the Required Revolving Lenders terminate the Revolving Loan Commitment ~~and/~~or accelerate all Obligations in respect of the Revolving Loan Commitment; provided that the Required Lenders may not take such actions if either (i) the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Revolving Loan Commitments have been terminated or (ii) the Financial Covenant Event of Default has been waived by the Required Revolving Lenders.

11.3. Right to Cure.

(a) Solely to the extent the Borrower is required to comply with the Financial Covenant for the most recent Test Period and solely for purposes of determining such compliance, after the end of such Test Period and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered pursuant to Section 8.1 for such Test Period (the “Equity Cure Period”), the Sponsors shall have the right to make, or cause one or more other Persons to make, an equity investment (which equity shall be common equity) in Holdings in cash, which Holdings shall subsequently contribute to the Borrower on or prior to the expiration of the Equity Cure Period for such fiscal quarter, and such cash will, if so designated by the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) no Lender shall be required to make any extensions of credit to the Borrower during the ten (10) Business Day period referred to above unless Holdings has received proceeds of such Specified Equity contributions, (b) there shall be no more than two (2) quarters in each four (4) consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in compliance with the Financial Covenant on a Pro Forma Basis, (d) no more than five (5) Specified Equity Contributions shall be made during the term of this Agreement, (e) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under this Agreement other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the builder basket provided for in Section 9.2(a)(v)) and (f) unless the proceeds of any Specified Equity Contribution are actually applied to prepay Indebtedness hereunder, there shall be no reduction in Indebtedness with the proceeds of such Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter for which such Specified Equity Contribution was made.

(b) Upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the last day of the Equity Cure Period, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under this Section 11 (or any rights and remedies under any other Loan Document that are available during the continuance of an Event of Default) on the basis of any failure to comply with the Financial Covenant until the expiration of the Equity Cure Period.

11.4. Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of the proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 11.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral, and all other amounts received on account of the Obligations), in the following order:

(a) First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith (including, without limitation, all reasonable costs and expenses of every kind incurred in connection with any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including, without limitation, Section 9-615(a)(3) of the UCC)), and all amounts for which Administrative Agent ~~is~~and Collateral Agent are entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent and the Collateral Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent or the Collateral Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b) Second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

(c) Third, to the payment of that portion of the Obligations constituting fees~~,~~ and indemnities ~~and other amounts~~ (other than principal and interest) payable to the Lenders (including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5), ratably among them in proportion to the amounts described in this clause (c) payable to them;

(d) Fourth, for application by it pro rata to (i) repay the Swingline Lender for any then outstanding Swingline Loans to the extent Revolving Lenders have not funded their obligations to acquire participations therein, (ii) cure any Lender Default that has occurred and is continuing at such time and (iii) repay the Issuing Lender for any amounts not paid by L/C Participants pursuant to Section 3.4;

(e) Fifth, to the payment of that portion of all Obligations constituting accrued and unpaid interest and fees on the Loans, Commitments, Letters of Credit and Drawings, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Specified Swap Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (e) payable to them;

(f) Sixth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans and Drawings (including to Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Obligations or Specified Swap Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (f) held by them;

(g) Seventh, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(h) Eighth, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized) and the Commitments shall have been terminated, be paid, subject to the Amendment No. 3 Effective Date Intercreditor Agreement (to the extent in effect) over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, amounts received from any Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 12.

ADMINISTRATIVE AGENT

12.1. Appointment; Nature of Duties. The Lenders and each Issuing Lender hereby irrevocably designate and appoint ~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC as Administrative Agent (for purposes of this Section 12, Section 11.4 and Section 13, the term “Administrative Agent” also shall include ~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC in its capacity as Collateral

Agent pursuant to the Security Documents, along with one or more Affiliates or branches, if applicable under the relevant Security Documents) to act as specified herein and in the other Loan Documents. Each Lender and each Issuing Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees, affiliates or Related Persons. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and each Issuing Lender and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 12.1 and of Section 12.6 shall apply to any of the Affiliates or Related Persons of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities of the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 12.1 and of Section 12.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (a) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (b) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) may be modified or amended with the consent of the Administrative Agent (and without the consent of such sub-agent), and (c) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. ~~Anything herein~~Notwithstanding anything to the contrary ~~notwithstanding~~in this Agreement, ~~none of~~ the Joint Lead Arrangers ~~or Amendment No. 1 Lead Arrangers listed on the cover page hereof~~ shall not have any other powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder. Each Secured Party hereby further authorizes the Administrative Agent to enter into, acknowledge or confirm, the Security Documents (as defined in the Second Lien Credit Agreement) governed by the laws of jurisdictions outside of the United States and to accept and consent to the pledges and Liens granted thereunder, in each case, to the extent advisable in order to enable the security thereunder to be granted or otherwise necessary or desirable under applicable foreign law, and to execute, acknowledge or consent to amendments, supplements or modifications to the Specified Second Lien Documents, to the extent to enable the security thereunder to be granted or otherwise necessary or desirable under applicable foreign law. The provisions of this Section 12 are solely for the benefit of the Administrative Agent, the Lenders and each Issuing Lender, and neither the Borrower, Holdings nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

12.2. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, Holdings or any of the Affiliates of the Borrower or of Holdings that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 and 13.12) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Restricted Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or Restricted Affiliated Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or Restricted Affiliated Lender.

12.3. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, or any other Lender, or any of their Related Persons, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.4. Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders or the Required Revolving Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders or the Required Revolving Lenders, as the case may be; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders or the Required Revolving Lenders, as the case may be.

12.5. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan, or the issuance, extension, renewal or increase of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or any Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.6. Indemnification. To the extent the Administrative Agent, the Issuing Lender and the Swingline Lender (or any Affiliate or Related Person thereof) is required to be reimbursed or indemnified by the Borrower and has not been reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), including without limitation in its capacity as Collateral Agent under the Loan Documents, in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.7. The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Required Revolving Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a ~~similar business~~Similar Business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.8. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.9. Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder ~~and/~~or under the other Loan Documents at any time by giving fifteen (15) Business Days’ prior written notice to the Lenders and the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as a Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Swingline Lender and with respect to any Swingline Loans made by it prior to the date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(e). Upon such resignation of the Administrative Agent pursuant to this Section 12.9, all duties and obligations of the Administrative Agent under this Agreement and any other Loan Document shall be discharged. Upon the giving of such notice of resignation by the Administrative Agent pursuant to this Section 12.9(a) and until a successor Administrative Agent shall have been appointed pursuant to this Section 12.9, all communications or notices to any Lender required to be given pursuant to this Agreement or any other Loan Document shall be sent to each Lender individually. Such resignation shall take effect pursuant to clauses (b), (c), (d) and (e) below or as otherwise provided below; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or Issuing Lenders under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if a Significant Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if a Significant Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the date that is twenty (20) Business Days after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder ~~and/~~or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.9, the successor Administrative Agent shall become vested with all powers, rights, privileges and duties as the Administrative Agent who has resigned in accordance with this Section 12.9.

(f) Upon a resignation of the Administrative Agent pursuant to this Section 12.9, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

(g) Any resignation of ~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC or its successor as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation of ~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC or its successor as Swingline Lender, and any successor Administrative Agent appointed pursuant to this Section 12.9 shall, upon its acceptance of such appointment, become the successor Swingline Lender for all purposes hereunder. If ~~Bank of America~~Nomura Corporate Funding Americas, ~~N.A.~~LLC resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(e). In such event (i) the Borrower shall prepay any outstanding Swingline Loans made by the retiring Administrative Agent in its capacity as Swingline Lender, (b) upon such prepayment, the retiring Administrative Agent and Swingline Lender shall surrender any Swingline Note held by it to the Borrower for cancellation, and (c) the Borrower shall issue, if so requested by successor Administrative Agent and Swingline Lender, a new Swingline Note to the successor Administrative Agent and Swingline Lender, in the principal amount of the Maximum Swingline Amount then in effect and with other appropriate insertions.

(h) Resignation by an Issuing Lender.

(i) An Issuing Lender may resign from the performance of all its respective functions and duties hereunder and~~/or~~ under the other Loan Documents at any time by giving fifteen (15) Business Days’ prior written notice to the Lenders and the Borrower. Any resigning Issuing Lender (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation. Such resignation shall take effect pursuant to clauses (ii), (iii) and (iv) below or as otherwise provided below.

(ii) Upon any such notice of resignation by an Issuing Lender, the Required Lenders shall appoint a successor Issuing Lender hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if a Significant Event of Default then exists). Any such successor Issuing Lender appointed pursuant to this Section 12.9(h) shall be a Lender other than a Defaulting Lender for all purposes of this Agreement.

(iii) If a successor Issuing Lender shall not have been so appointed within such 15 Business Day period, the resigning Issuing Lender, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if a Significant Event of Default then exists), shall then appoint a successor Issuing Lender who shall serve as Issuing Lender hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Issuing Lender as provided above.

(iv) If no successor Issuing Lender has been appointed pursuant to clause (ii) or (iii) above within 20 Business Days after the date such notice of resignation was given by such Issuing Lender, such Issuing Lender’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Issuing Lender hereunder ~~and/~~or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Issuing Lender as provided above.

(v) Upon a resignation of an Issuing Lender pursuant to this Section 12.9(h), such Issuing Lender shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of such Issuing Lender for all of its actions and inactions while serving as an Issuing Lender.

(vi) Upon the resignation of any Issuing Lender and the appointment of a successor Issuing Lender pursuant to this Section 12.9(h), such Issuing Lender shall succeed to and become vested with all of the rights, privileges and duties of the resigning Issuing Lender.

(vii) Upon the resignation of any Issuing Lender pursuant to this Section 12.9(h), the resigning Issuing Lender shall be discharged from all of its duties and obligations hereunder or under any other Loan Document.

(viii) Upon the appointment of a successor Issuing Lender pursuant to this Section 12.9(h), such successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Lender to effectively assume the obligations of such resigning Issuing Lender with respect to such Letters of Credit.

12.10. Collateral Matters.

(a) Each Secured Party authorizes and directs the Collateral Agent to enter into the Security Documents ~~and any~~, the Amendment No. 3 Effective Date Intercreditor Agreement, and any other Intercreditor Agreement, intercreditor arrangements or collateral trust arrangements contemplated by this Agreement on behalf of and for the benefit of the Lenders and the other Secured Parties named therein and agrees to be bound by the terms of each Security Document, the Amendment No. 3 Effective Date Intercreditor Agreement and any other Intercreditor Agreement and other agreements or documents. Each Lender hereby agrees, and each holder of any Note and each other Secured Party by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect ~~and/~~or maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Secured Parties hereby authorize the Collateral Agent, at its option and in its discretion, to subordinate or release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments, termination or expiration of all Letters of Credit and payment and satisfaction in full of all of the Obligations (other than (x) contingent indemnification and reimbursement obligations for which no claim has been made and (y) Obligations in respect of any Swap Agreement, Cash Management Obligations and other contingent obligations, in each case not then due and owing) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.5, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (~~vi~~iv) constituting an Excluded Asset or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Secured Parties or to any other Person to assure that the Collateral exists or is owned by any Secured Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) The Administrative Agent and the Collateral Agent shall be authorized, without the consent of any Secured Party, to enter into or execute the Security Documents on or prior to the ~~Closing~~Amendment No. 3 Effective Date, and, from time to time, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents, any Intercreditor Agreement and any additional and replacement Intercreditor Agreements in each case in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to or pari passu with the Liens securing the Obligations, that are, in each case, incurred in accordance with Section 9, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens.

(e) Subject to Section 13.12, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.12) have otherwise consented or (ii) release any Guarantor from the Guarantee pursuant to Section 10.8 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.12) have otherwise consented.

(f) [Reserved].

(g) Each Secured Party hereby authorizes the Collateral Agent (whether or not by or through employees or agents) to (i) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the Security Documents together with such powers and discretions as are reasonably incidental thereto and (ii) take such action on its behalf as may from time to time be authorized under or in accordance with the Security Documents. At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney for the purposes of executing any agreements or document or otherwise acting on their behalf.

(h) [Reserved].

(i) Each Secured Party hereby ratifies and approves all acts and declarations previously done by the Collateral Agent (or representative acting for and on its behalf) on such Secured Party’s behalf (including, but not limited to, for the avoidance of doubt, the declarations made by the Collateral Agent as representative without power of attorney in relation to the creation of any pledge on behalf and for the benefit of any Secured Party as future pledgee or otherwise).

(j) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee or take any other action under any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(k) No Swap Agreement or agreement in respect of Cash Management Obligations will create (or be deemed to create) in favor of any Qualified Counterparty or provider of Cash Management Obligation, as applicable, that is a party to such Swap Agreement or agreement in respect of Cash Management Obligations, as applicable, any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 13.12(a)(7) ~~of this Agreement and any Security Document~~. By accepting the benefits of the Collateral, each Qualified Counterparty and provider of Cash Management Obligations shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (k).

(l) Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent and the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Agreements with a Qualified Counterparty or in respect of Cash Management Obligations. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(m) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made and (ii) Obligations in respect of any Swap Agreement, Cash Management Obligations and other contingent obligations, in each case not then due and owing) have been paid indefeasibly in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any party to any Swap Agreement or provider of Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Swap Agreements or Cash Management Obligations. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if, after such release, any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(n) In each case as specified in this Section 12.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under any Security Document or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 12.10.

12.11. Covenant to Pay the Collateral Agent. Notwithstanding any other provision of this Agreement, each Loan Party shall, by way of an independent payment obligation, pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party owing from time to time to each of the Secured Parties under each of the Loan Documents, Specified Swap Agreements and any document relating to Cash Management Obligations or otherwise in respect of the Obligations (the “Principal Debt Obligation”) as and

when that amount falls due for payment under the relevant Loan Document, Specified Swap Agreement and any document relating to Cash Management Obligations or would have fallen due but for any discharge from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount (the “Parallel Debt Obligation”).

12.12. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only to the extent permitted hereunder and in accordance with such specific request.

12.13. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days of demand therefor, all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all related losses, claims, liabilities and expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred by or asserted against the Administrative Agent. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation ~~and/~~or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 12.13, include any Issuing Lender and any Swingline Lender.

12.14. Intercreditor Agreement. The Administrative Agent is authorized to enter into each Intercreditor Agreement (including the Amendment No. 3 Effective Date Intercreditor Agreement) or any other intercreditor agreement contemplated hereunder (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 9.3(b) and 9.4 of this Agreement (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (if entered into) will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent to enter into each Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 9.3(b) and 9.4 of this Agreement (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

12.15. Administrative Agent May File Proofs of Claim; Credit Bidding.

(a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) ~~(a)~~ to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 4.1(a) and (d), 12.6 and 13.1) allowed in such judicial proceeding;

(ii) ~~(b)~~ to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(iii) ~~(c)~~ and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 11.4~~;~~.

(b) ~~(d)~~ Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender or in any such proceeding; and

(c) ~~(e)~~ The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in any applicable Security Document) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 13.12 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests ~~and/~~or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests ~~and/~~or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.16. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Issuing Lender, the Collateral Agent, the Joint ~~Lead Arrangers and the Amendment No. 1~~ Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of ~~29 CFR § 2510.3-101, as modified by~~ Section 3(42) of ERISA or otherwise) of one or more Benefit Plans ~~in connection~~ with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit ~~or~~, the Commitments~~,~~ or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or ~~such~~(2) a Lender has ~~not~~ provided another representation, warranty and covenant ~~as provided~~ in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent~~, the Issuing Lender, the Collateral Agent, the Joint Lead Arrangers and the Amendment No. 1 Lead Arrangers and their respective Affiliates,~~ and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that~~:~~

~~(i) none of~~ the Administrative Agent~~, the Issuing Lender, the Collateral Agent, the Joint Lead Arrangers and the Amendment No. 1 Lead Arrangers or any of their respective Affiliates~~ is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related ~~to~~ hereto or thereto)~~,~~

~~(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),~~

~~(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),~~

~~(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and~~

~~(v) no fee or other compensation is being paid directly to the Administrative Agent, the Issuing Lender, the Collateral Agent, the Joint Lead Arrangers and the Amendment No. 1 Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.~~

~~(c) The Administrative Agent, the Issuing Lender, the Collateral Agent, the Joint Lead Arrangers and the Amendment No. 1 Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing~~.

SECTION 13.

MISCELLANEOUS

13.1. Payment of Expenses, etc. The Borrower hereby agrees to: (i) subject to the limitations set forth in the Commitment ~~Letter and the Amendment No. 1 Engagement~~ Letter (to the extent they are applicable), pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Collateral Agent, the Joint ~~Lead Arrangers and the Amendment No. 1~~ Lead Arrangers (limited in respect of legal costs and expenses to the reasonable fees and disbursements of a single counsel selected by the Administrative Agent and of a single local and special counsel to the Administrative Agent, the ~~Joint Lead Arrangers and the Amendment No. 1~~Issuing Lenders, the Swingline Lender, the Collateral Agent, the Joint Lead Arrangers in each relevant jurisdiction) (and, in the case of an actual or perceived conflict of interest, a single additional counsel in each relevant jurisdiction to the affected ~~Lenders~~parties, taken as a whole) in connection with the syndication of the Facilities or preparation, execution, delivery and administration of this Agreement, any Letters of Credit issued hereunder, and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver, modification, maintenance or protection of any security interest or consent relating hereto or thereto and enforcement or protection of rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.1, of the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Joint Lead Arrangers and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement ~~and of the Administrative Agent, of each Issuing Lender and the Swingline Lender in connection with the Back-Stop Arrangements entered into by such Persons~~ and, after the occurrence and during the continuance of an Event of Default, of the Administrative Agent, the Collateral Agent, each of the Issuing Lenders, the Swingline Lender and each of the other Lenders in connection with the enforcement of this Agreement, any Loans or Letters of Credit issued hereunder, and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited in respect of legal costs and expenses to, in each case, the reasonable out-of-pocket costs and expenses of one special counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, for the group of Issuing Lenders and the group of Lenders (and, solely in the case of any actual or potential conflict of interest as determined by the affected Issuing Lender or Lender, one additional counsel for the affected ~~Lenders~~parties, taken as a whole)); and (ii) pay and hold the Administrative Agent, the Collateral Agent, the Swingline Lender, the Joint Lead Arrangers, ~~the Amendment No. 1 Lead Arrangers,~~and each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Collateral Agent, the Swingline Lender, the Joint Lead Arrangers~~, the Amendment No. 1 Lead Arrangers,~~ and each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Collateral Agent, the Swingline Lender, such Issuing Lender or such Lender) to pay such taxes. The Borrower hereby agrees to indemnify the Joint Lead Arrangers, ~~the Amendment No. 1 Lead Arrangers,~~ the Administrative Agent, the Collateral Agent, the Swingline Lender, each Issuing Lender, each Lender and each of their respective Related Persons (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims (including any claims brought against any Indemnified Person by a third party, a Loan Party, any Affiliate or equity holder of a Loan Party or any director or officer or creditor thereof), actions, judgments, suits, investigations, costs, expenses and disbursements (including any prospective claim, suit, action or investigation) (limited in respect of legal costs and expenses to reasonable and documented out-of-pocket fees for a single firm of counsel for all Indemnified Persons, taken as a whole, and if necessary, one single local and special counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for ~~any~~the affected ~~Lenders~~parties , taken as a whole) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding related to the entering into ~~and/~~or performance of this Agreement or any other Loan Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transactions, the Amendment No. 1 Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents or (b) the actual or alleged presence of Materials of Environmental Concern at any Property; the generation, storage, transportation, handling or disposal of Materials of Environmental Concern by Holdings, the Borrower or any of its Subsidiaries at any location; the non-compliance ~~by Holdings or any of its Subsidiaries~~ with or liability under any Environmental Law (including applicable permits thereunder) ~~applicable~~relating to Holdings, its Subsidiaries or any Property; or any related claim asserted against Holdings, the Borrower any of its Subsidiaries or any Property; provided that no Indemnified Person will be indemnified under this Section 13.1 for (i) any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its ~~Related~~controlled Affiliates or controlling Persons ~~(provided that~~and their respective officers, directors, employees, managers or members and in the case of an agent, representative or advisor, such Person was acting at the instruction of such Indemnified Person~~)~~, a material breach under this Agreement or any other Loan Document by any such ~~persons~~Persons or disputes between and among Indemnified Persons (other than disputes against the Joint ~~Lead Arrangers, the Amendment No. 1~~ Lead Arrangers, the Administrative Agent, the Collateral Agent ~~or any~~, the Swingline Lender or any Issuing Lender in such capacity or involving any act or omission by ~~the Borrower~~Holdings or any of its ~~affiliates~~Affiliates), (ii) any settlement entered into by such ~~person~~Person without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s consent, or if there is a judgment against an Indemnified Person in any such claim, investigation, litigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person in the manner set forth above, (iii) without limiting any other provision of this Agreement (including Section 5.5), any Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim and (iv) any increased costs, compensation or net payments incurred by or owed to any Indemnified Person that are provided for in Section 2.11. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For clarity, the term “Administrative Agent” as used in this Section 13.1 shall include the Administrative Agent acting in its capacity as Collateral Agent under the Loan Documents.

To the full extent permitted by applicable law, each Loan Party, Subsidiary and Indemnified Person shall not assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which such ~~Indemnitee~~Indemnified Person is entitled to indemnification hereunder. Each Loan Party, Subsidiary and Indemnified Person shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such party results from such party’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

This Section 13.1 shall not apply in respect of the matters addressed in Sections 2.11, 2.12, 3.6 and 5.5, which shall be the sole remedy in respect of matters addressed in such sections.

13.2. Right of Setoff.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender (or any Affiliate of such Lender) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (or any Affiliate of such Lender) (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender (or any Affiliate of such Lender) wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.4, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.17(d) and (e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 13.2 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to Holdings, the Borrower or any Subsidiary thereof (as to which the provisions of this Section 13.2 shall apply).

(b) Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

13.3. Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or overnight courier) and mailed, telefaxed or delivered: if to any Loan Party, at the address specified opposite its signature below or in the other relevant Loan Documents; if to any ~~Term Lender, at its address specified on Schedule II; if to any Revolving~~ Lender, to the address, facsimile number, electronic mail address or telephone number specified in an Administrative Questionnaire substantially in the form of Exhibit O (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower or Holdings); and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telefaxed or sent by overnight courier, be effective when deposited in the mails or overnight courier, as the case may be, or sent by telefax, except that notices and communications to the Administrative Agent and the Borrower (or Holdings, as applicable) shall not be effective until received by the Administrative Agent or the Borrower (or Holdings, as applicable), as the case may be.

(b) (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any electronic communications are provided “as is” and “as available.” Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the electronic communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the electronic communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives in connection with the Platform or the electronic communications. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Loan Documents, Finance Documents or other documentation, information or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent caused by the willful misconduct or gross negligence of the Agent Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iv) Each Loan Party, each Lender and each Issuing Lender and each other party thereto agrees that Administrative Agent may, but shall not be obligated to, store any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, Lenders or Issuing Lenders by means of electronic communications pursuant to this Section 13 on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Each of Holdings, the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each “public-side” Lender agrees to cause at least one individual at or on behalf of such “public-side” Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such “public-side” Lender or its delegate, in accordance with such “public-side” Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to documentation and information that are not made available through the “public-lender information” portion of the Platform and that may contain material non-public information with respect to the Borrower, Holdings or its securities for purposes of United States federal or state securities laws. In the event that any “public-side” Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such “public-side” Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such “public-side” Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

(d) The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Letter of Credit Requests and Notices of Borrowing purportedly given by or on behalf of Holdings or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

13.4. Benefit of Agreement; Assignments; Participations.

(a) (i) Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (subject to Section 13.27(b)) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (b) of this Section and, to the extent expressly contemplated hereby, the Related Persons of each of the Administrative Agent, the Collateral Agent, the Joint Lead Arranger, each Issuing Lender, the Swingline Lender and the other Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent pursuant to clauses (A) and (C)(x) below not to be unreasonably withheld or delayed) of:

(A) in the case of any Lender, with respect to an assignment of any Term Loan or any Term Loan Commitment, the Borrower; provided that such consent shall be deemed to have been given if the Borrower has not responded within ten (10) ~~days~~Business Days after notice by the Administrative Agent or the respective assigning Lender; provided further that no such consent of the Borrower shall be required (x) ~~in the case of any Lender, for an assignment of any Term Loan or any Term Loan Commitment~~for assignments to a Lender, an Affiliate of a Lender, or an Approved Fund or (y) if a Significant Event of Default has occurred and is continuing~~, any other Eligible Assignee~~;

(B) in the case of any Lender, except, with respect to an assignment of any Term Loan or any Term Loan Commitment to a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent ~~(such consent not to be unreasonably withheld or delayed)~~; and

(C) with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Loan Commitment, (x) the Borrower (provided that no such consent of the Borrower shall be required if a Significant Event of Default has occurred and is continuing), (y) the Swingline Lender and (z) each Issuing Lender.

(ii) Assignment Conditions. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any ~~Facility~~Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) with respect to Dollar 2020 Term Loans, $1,000,000 (or, in the case of Euro 2020 Term ~~B-1~~ Loans, €1,000,000) and (ii) with respect to Revolving Loans and Revolving Loan Commitments, $5,000,000 (provided, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the Borrower otherwise consent; provided that the conditions in this clause (A) shall not be applicable to transfers by the Administrative Agent pursuant to Section 12.15(e)(iii);

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that the conditions in this clause (B) shall not be applicable to transfers by the Administrative Agent pursuant to Section 12.15(e)(iii); and

(C) the Assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent an administrative questionnaire and any applicable ~~Internal Revenue Service~~IRS forms described in Section 5.5(b) (including the Non-Bank Certificate, as applicable) and any documentation described in Section 5.5(c) or (d) (if applicable), and all other documents requested by the Administrative Agent pursuant to “know your customer” laws and anti-money laundering rules and regulations.

This Section 13.4(a) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Assignments to Permitted Eligible Assignees. Each Lender acknowledges that each Permitted Eligible Assignee is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time pursuant to (x) Dutch Auctions open to all Lenders of one or more Classes on a pro rata basis, subject to the limitations set forth in the definition of “Dutch Auction” or (y) open market purchases, in each case, in accordance with the terms of this Agreement (including this Section 13.4), subject to the restrictions set forth in the definitions of “Eligible Assignee” and the following further limitations:

(A) each Permitted Eligible Assignee agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Term Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Eligible Assignee be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Eligible Assignee shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Eligible Assignee shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Eligible Assignee shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including this Section 13.4);

(B) at the time any Permitted Eligible Assignee is making purchases of Loans pursuant to a Dutch Auction or open market purchase it shall enter into an Assignment and Assumption;

(C) immediately upon the effectiveness of each Auction Purchase or other acquisition of Term Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase or other acquisition, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrower and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrower and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven;

(D) at the time of such Purchase Notice and Auction Purchase or open market purchase, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(E) in connection with each Auction Purchase or open market purchase, such Auction Purchase or open market purchase is not funded with the proceeds of Revolving Loans.

Notwithstanding anything to the contrary herein, this Section 13.4(a)(iii) shall supersede any provisions in Sections 2.8 and 13.6 to the contrary.

(iv) Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans to an Affiliated Lender (including Affiliated Investment Funds) through (1) Dutch Auctions open to all Lenders of one or more Classes on a pro rata basis, subject to the limitations set forth in the definition of “Dutch Auction” or (2) open market purchases, in each case in accordance with the terms of this Agreement (including this Section 13.4), subject to the restrictions set forth in the definitions of “Eligible Assignee” and the following further limitations:

(A) notwithstanding anything in Section 13.12 or the definition of “Required Lenders” to the contrary, (x) for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 13.12), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.14, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Restricted Affiliated Lender disproportionately in its capacity as a Lender in any material respect as compared to other Lenders, Term Loans held by Restricted Affiliated Lenders will be ~~deemed to have voted in the same proportion as Lenders that are not Restricted Affiliated Lenders voting on such matter~~disregarded and (y) Affiliated ~~Lenders and Affiliated~~ Investment Funds may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders ~~and any amount in excess of 49.9% will be subject to the limitations set forth in clause (x) above~~;

(B) Restricted Affiliated Lenders shall not receive (x) information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings or conference calls attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2 and (y) advice of counsel to the Lenders or the Administrative Agent or challenge the attorney-client privilege afforded to such Persons;

(C) ~~at the time any Affiliated Lender is making purchases of Loans pursuant to a Dutch Auction or an open market purchase it shall enter into an Assignment and Assumption and identify itself as an Affiliate Lender;~~and shall not make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent;

(D) any Term Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to Holdings (whether through any of its direct or indirect parent entities or otherwise) and exchanged for Indebtedness or Capital Stock of Holdings (or any of its direct or indirect parent entities); provided that any such Term Loans so contributed to Holdings shall be immediately Cancelled;

(E) the aggregate principal amount of all Term Loans which may be purchased by Restricted Affiliated Lenders through Dutch Auctions or assigned to the Restricted Affiliated Lenders through open market purchases shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 25% of the aggregate principal amount of the Term Loans then outstanding; and

(F) no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom.

In connection with any assignment to or by an Affiliated Lender, such Affiliated Lender shall identify itself in the applicable Assignment and Assumption as a Restricted Affiliated Lender or an Affiliated Investment Fund, as applicable.

Notwithstanding anything to the contrary herein, this Section 13.4(a)(iv) shall supersede any provisions in Sections 2.8 and 13.6 to the contrary.

(v) Novation. Subject to Section 13.4(a)(vi) and the acceptance and recording thereof pursuant to Section 13.4(a)(vii) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 5.5 and 13.1). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of this Section 13.4.

(vi) Each Lender and the Luxembourg Loan Parties hereby expressly reserve and agree to the preservation of (or any action to preserve) the Guarantee in case of assignment, novation, amendment or any other transfer of any Lender’s rights and obligations under this Agreement in accordance with any applicable law, including, in respect of Luxembourg law, the provisions of article 1278 of the Luxembourg Civil Code.

(vii) Acceptance and Register. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consents to such assignment required by this Section 13.4, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) ~~(b)~~ (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in respect of Term ~~Loans~~Loan Commitments ~~and/or~~, Revolving Loan Commitments, Term Loans or Revolving Loans to one or more banks or other entities (other than a natural person, a Defaulting Lender, any of the Sponsors (or their respective Affiliates), Holdings, the Borrower and their respective Subsidiaries or a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations with respect thereto; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) each Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.6 without regard to the existence of any participation. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender pursuant to Section 13.12(a) and (2) directly affects such Participant. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, L/C Obligations or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) The Borrower agrees that (x) each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 3.6 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.4(a) and (y) each Participant shall be entitled to the benefits of Section 5.5 and subject to the requirements and limitations of Section 5.5 to the same extent as if it were a Lender that had acquired its interest by assignment pursuant to Section 13.4(a) (and for the purposes of the definitions of Excluded Taxes, Indemnified Taxes and Taxes, such Participant shall be treated as if it were a Lender), it being understood that any forms required to be delivered pursuant to Section 5.5(b), (c) or (d) shall be delivered to the participating Lender; provided that such Participant agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it had acquired its interest by assignment pursuant to Section 13.4(a). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 with respect to any Participant. Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.11, 3.6 or 5.5 than the applicable participating Lender would have been entitled to receive in respect of the amount of the participation transferred by such participating Lender to such Participant had no such participation occurred, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.2.

(d) ~~(c)~~ Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) ~~(d)~~ The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 13.4.

(f) ~~(e)~~ Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

Notwithstanding the foregoing provisions of this Section 13.4 or any other provision of this Agreement, if the Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans~~, Incremental Term Loan Commitments~~ and ~~Term Loan~~ Commitments via an electronic settlement system acceptable to the Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Section 13.4. Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans~~, Incremental Term Loan Commitments~~ and ~~Term Loan~~ Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans, ~~Incremental Term Loan Commitments~~ and ~~Term Loan~~ Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans, ~~Incremental Term Loan Commitments~~ and ~~Term Loan~~ Commitments shall be effected by the provisions otherwise set forth herein.

For the avoidance of doubt, none of the Holdings, the Borrower, the Sponsors or any of their respective affiliates shall be required under this Section 13.4 to make any representation as to such entity’s possession of “material non-public information” or similar information in connection with any purchase or sale of Term Loans.

13.5. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower or any other Loan Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.6. Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with Section 11.4, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Fees or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.6(a) and (b) shall be subject to the express provisions of this Agreement which (i) require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, expressly provided herein.

(d) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Lender, Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (ii) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

13.7. ~~Reserved~~Acknowledgement Regarding any Supported QFCs~~.~~. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions in this Section 13.7 applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

13.8. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY THEREOF IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN

NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, HOLDINGS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) IN ANY COURT REFERRED TO IN CLAUSE (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY BUT EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(d) IN ADDITION TO THE FOREGOING, EACH NON-U.S. LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE BORROWER (THE “PROCESS AGENT”) WITH AN OFFICE ON THE AMENDMENT NO. ~~1~~3 EFFECTIVE DATE AT 2000-2100 SEAPORT BLVD., REDWOOD CITY, CA 94063, AS ITS AGENT TO RECEIVE ON BEHALF OF SUCH NON-U.S. LOAN PARTY AND ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH NON-U.S. LOAN PARTY IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND SUCH NON-U.S. LOAN PARTY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH NON-U.S.

LOAN PARTY COVENANTS AND AGREES THAT IT SHALL TAKE ANY AND ALL REASONABLE ACTION, INCLUDING THE EXECUTION AND FILING OF ANY AND ALL DOCUMENTS, THAT MAY BE NECESSARY TO CONTINUE THE DESIGNATION OF THE PROCESS AGENT ABOVE IN FULL FORCE AND EFFECT, AND TO CAUSE THE PROCESS AGENT TO CONTINUE TO ACT AS SUCH.

13.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

13.10. Effectiveness. This Agreement became effective on the Original Closing Date.

13.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Holdings may be released from, the Guarantee and the Security Documents without the consent of the Required Lenders or all of the Lenders, as set forth below, in accordance with the provisions hereof and thereof that otherwise permit such release) (with a copy of all amendments provided to the Administrative Agent); provided that no such change, waiver, discharge or termination shall, without the consent of each Lender adversely affected thereby (other than, except with respect to following clause (i), a Defaulting Lender) (i)(x) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date or (y) reduce the rate or extend the time of payment of interest, premium or Fees thereon or of any scheduled repayment of the Term Loans (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.5(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)) or of any scheduled repayment of the Term Loans, (ii) release all or substantially all of the Collateral or Guarantors under all the Security Documents or this Agreement, respectively, (iii) amend, modify or waive the pro rata requirement provisions of Section 13.6 and any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the ~~Closing~~Amendment No. 3 Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of “Required Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the ~~Closing~~Amendment No. 3 Effective Date) or (v) amend or modify the currency in which any Commitment, Loan or Note is denominated; provided further that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total

Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) reduce the percentage contained in the definition of the term “Required Revolving Lenders” without the prior written consent of each Lender under the applicable Revolving Facility or (7) amend, modify or waive this Agreement or the Security Documents so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Swap Agreements or the definition of “Specified Swap Agreement,” “Qualified Counterparty,” “Swap Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.

(b) Notwithstanding the ~~foregoing~~provisions of Section 13.12(a), only the consent of the (x) Required Revolving Lenders shall be necessary to (i) amend, waive or modify the terms and provisions of Section 9.1 and the first sentence of Section 11.2(b) (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders, (ii) amend, modify or waive any condition precedent set forth in Section 7.2 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters of Credit or (iii) except for any amendment, waiver or modification that would require the consent of each Revolving Lender adversely affected thereby pursuant to the first proviso of Section 13.12(a), amend, modify or waive any provision of this Agreement that solely affects the Revolving Lenders in respect of any Revolving Facility, including the final scheduled maturity, interest, Fees, prepayment penalties and voting in respect of the Revolving Facility and (y) Required Term Lenders shall be necessary to, except for any amendment, waiver or modification that would require the consent of each Term Lender adversely affected thereby pursuant to the first proviso of Section 13.12(a), amend, modify or waive any provision of this Agreement that solely affects the Term Lenders in respect of any Term Facility, including the final scheduled maturity, interest, Fees, prepayment penalties and voting in respect of the Term Facility.

(c) Notwithstanding the provisions of Section 13.12(a) (other than clause (1) of the second proviso in Section 13.12(a)), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (ii) to permit any such additional credit facility that is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans, (iii) to permit any such additional credit facility that is a revolving loan facility or any such increase in the Revolving Facility to share ratably in prepayments with the Revolving Facility and (iv) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) Notwithstanding the provisions of Section 13.12(a), this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.16 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of such Permitted Amendment).

(e) ~~In addition, notwithstanding~~Notwithstanding the provisions of Section 13.12(a) (other than clause (1) of the second proviso in Section 13.12(a)), this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.15 in connection with any Incremental Amendment and any related increase in or new Commitments or Loans, with the consent of the Borrower, the Administrative Agent (in its respective capacities as both administrative agent and collateral agent) and the Incremental Term Lenders or Incremental Revolving Lenders (as applicable) providing such increased or new Commitments or Loans (in each case, such consent not to be unreasonably withheld or delayed). If any Incremental Term Loans or Incremental Revolving Lenders are intended to have rights to share in the Collateral (either on a pari passu basis or on a second lien, subordinated basis to the Obligations), then the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify any existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Term Loans or Incremental Revolving Loan Commitments.

(f) Notwithstanding the provisions of Section 13.12(a), this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.18 in connection with any Refinancing Amendment and the Lenders providing the Other Term Loans and Other Revolving Loans. In addition, the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify and existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any Other Term Loans and Other Revolving Loan.

(g) [Reserved].

(h) Notwithstanding anything to the contrary contained in this Section 13.12, (x) Guarantor Joinder Agreements, Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and such documents and this Agreement may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if ~~following the Closing Date~~(A), the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security Documents) or (B) the Borrower and the Administrative Agent have agreed to add any terms or conditions for the benefit of the Lenders (or any Class thereof), then the Administrative Agent and the ~~Loan Parties~~Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents.

(i) Notwithstanding the provisions of Section 13.12(a), the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), Additional Security Documents ~~and/~~or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (i) any Indebtedness permitted under Section 2.15 ~~and/~~or 9.2 to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis with the Obligations and (ii) any Indebtedness permitted under Section 2.15 ~~and/~~or 9.2 to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a second lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above; provided that no such Additional Security Document or replacement Security Document (including any collateral trust agreement) shall adversely affect the priority of the security interests securing the Obligations or otherwise materially and adversely affect the interests of the Secured Parties.

(j) Notwithstanding anything to the contrary in this Section 13.12:

(i) In connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Term Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Lender) or any of Affiliate of such Lender with which such Lender is acting in concert (other than Affiliates that (I) make independent investment decisions, (II) have customary information screens in place (that apply to the Borrower), and (III) have investment policies that are not directed by, and whose investment decisions are not influenced by, the holder or a common Affiliate acting in concert with the holder) that, as a result of such Lender’s or any of its Affiliates’ interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position that is at least 5% short with respect to any Term Loans (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right to vote any of its Term Loans and shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

(ii) In connection with any such determination, each Term Lender (other than any Lender that is a Regulated Bank and any Revolving Lender) that votes in connection with any such amendment or waiver, otherwise acts on any such matter or makes such a direction shall be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender, in each case, unless such Lender shall have notified the Borrower and the Administrative Agent prior to taking such action that it constitutes a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). The Administrative Agent (and its sub-agents) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, any other Lender’s compliance with the provisions hereof relating to Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent (and its sub-agents), in such capacity and not in its capacity as a Lender, if applicable, shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Assignee or Participant is a Net Short Lender.

(iii) For purposes of determining whether a Term Lender (other than any Lender that is a Regulated Bank and any Revolving Lender) has a “net short position” on any date of determination: (A) derivative contracts with respect to the Term Loans and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (B) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (C) derivative contracts in respect of an index that includes any of the Borrower or any other Loan Party or any instrument issued or guaranteed by the Borrower or any other Loan Party shall not be deemed to create a short position with respect to the Term Loans, so long as (x)

such index is not created, designed, administered or requested by such Lender and (y) the Borrower and the other Loan Parties and any instrument issued or guaranteed by any of the Borrower or any other Loan Party, collectively, shall represent less than 15% of the components of such index, (D) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Term Loans if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Term Loans are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Term Loans would be a “Deliverable Obligation” under the terms of such derivative transaction, or (z) any of the Borrower or any other Loan Party (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (E) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Term Loans if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Term Loans, or as to the credit quality of any of the Borrower or any other Loan Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and the other Loan Parties and any instrument issued or guaranteed by any of the Borrower or any other Loan Party, collectively, shall represent less than 15% of the components of such index.

13.13. Survival. All indemnities set forth herein including, without limitation, in Sections 2.11, 2.12, 3.6, 5.5, 12.6 and 13.1 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.11, 2.12, 3.6 or 5.5 from those being charged by the respective Lender prior to such transfer, then ~~no~~the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer).

13.15. Register. The Borrower hereby designates the Administrative Agent to serve as its non-fiduciary agent (and such agency being solely to the extent required for tax purposes), solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record from time to time the name and address of each Lender and each Issuing Lender, the Commitments, the principal amounts (and related interest amounts) of the Loans, L/C Obligations and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Lender and each Issuing Lender pursuant the terms hereof and any Note. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans, L/C Obligations or other obligations under the Loan Documents. With respect to any Lender or Issuing Lender, the transfer of the Commitments of such Lender or Issuing Lender and the rights to the principal of, and interest on, any Loans, L/C Obligations and any other obligations under the Loan Documents owing to such Lender or Issuing Lender shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans, L/C Obligations and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments, Loans, L/C Obligations or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 13.4. The entries in the Register shall be conclusive (absent manifest error) and upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender ~~and/~~or Issuing Lender for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower, as to entries pertaining to it, and any Lender or Issuing Lender, at any reasonable time and from time to time upon reasonable prior written notice. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assignee or transferee Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 13.1 or Section 12.6.

13.16. Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.16, each Lender, each Issuing Lender, Swingline Lender, the Administrative Agent and the Collateral Agent (each, a “Lender Party”) agrees that it will not disclose without the prior consent of Holdings (other than to its employees, auditors, advisors, agents, representatives or counsel or to another Lender Party if such Lender Party or such Lender Party’s holding or parent company or other affiliate (other than affiliates that are engaged primarily as private equity investors~~; it being understood that this parenthetical shall not apply to MIHI LLC, Macquarie Capital (USA) Inc. and their respective affiliates~~, in each case solely to the extent that any such information that is published, disclosed or otherwise divulged to such affiliate is done so on a “need to know” basis solely in connection with the transactions contemplated by this Agreement and any such affiliate is informed of the confidential nature of such information and is or has been advised of their obligation to keep information of this type confidential) in its sole discretion determines that any such party should have access to such information; provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document; provided that any Lender Party may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender Party, (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender Party or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (iv) to the Administrative Agent or the Collateral Agent, (v) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 or substantially similar terms, (vi) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16 or substantially similar terms, (vii) to any rating agency when required by it or the CUSIP Service Bureau or any similar agency in connection with the issuance or monitoring of CUSIP numbers or other market identifiers with respect to the credit provided hereunder; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from the Administrative Agent or any Lender, (viii) in connection with the exercise of any remedies hereunder or under any other Loan Document, (ix) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents and (x) to the extent such information becomes available to any Lender Party, or any Affiliates or any Related Persons of such Lender Parties, on a non-confidential basis from a source other than the Borrower or its Affiliates, other than by virtue of a breach of any confidentiality obligation owed by such Person to the Borrower or its Affiliates.

(b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender Party may share with any of its affiliates, and such affiliates may share with such Lender Party, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party.

(c) Each Lender Party acknowledges that (i) the information with respect to Holdings or any of its Subsidiaries furnished pursuant to this Agreement or any other Loan Document may include material non-public information concerning Holdings or any of its Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

13.17. Patriot Act; Beneficial Ownership Regulation. Each Lender subject to the Patriot Act hereby notifies Holdings and the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Loan Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Loan Parties in accordance with the Patriot Act. The Borrower and Holdings shall, promptly following a request by the Administrative Agent or any Lender (acting through the Administrative Agent), provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

13.18. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.19. Judgment Currency.

(a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the

Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the applicable Alternate Currency Equivalent or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or the applicable Alternate Currency Equivalent or any other rate of exchange for this Section 13.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.20. Luxembourg Matters. In this Agreement as far as it relates to a Luxembourg Loan Party, a reference to (i) a winding-up, administration or dissolution, administration or reorganization, composition~~, compromise, assignment or arrangement~~ includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), ~~general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally, (ii) a compulsory manager,~~(ii) receiver, administrative receiver, administrator includes any commissaire, juge-commissaire, curateur, liquidateur or similar officer, (iii) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements), (iv) a security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security, (v) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés) and (vi) a director or a manager includes a gérant or an administrateur.

13.21. Electronic Execution. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notices of Borrowing, Notices of Conversion/Continuation, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

13.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.23. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.24. Integration. This Agreement, the other Loan Documents, the provisions of the Commitment Letter that, by its terms, survive the execution of the Loan Documents and the Fee Letter represent the agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any such parties relative to subject matter hereof and thereof not expressly set forth or referred to herein, therein or in the other Loan Documents. It is expressly agreed and confirmed that the provisions of the Commitment Letter that, by its terms, survive the execution of the Loan Documents and the Fee Letter shall survive the execution and delivery of the Loan Documents, the occurrence of the Original Closing Date and the Amendment No. 3 Effective Date and shall continue in effect thereafter in accordance with their terms.

13.25. Financing Statement Authorization. The Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Guarantor, without the signature of any Guarantor, and naming any Guarantor or the Guarantors as debtors and the Collateral Agent as secured party. Each Guarantor authorizes the Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting any security interest granted by such Guarantor under any Loan Document.

13.26. Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~Lender that is an EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the ~~Write-Down~~write-down and ~~Conversion Powers of an EEA~~conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any ~~Lender~~party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

13.27. Co-Borrowers.

(a) Without limiting their obligations as Guarantors, Holdings may, in its sole discretion, in accordance with the provisions of this Section 13.27, designate one or more of its direct or indirect Wholly Owned Restricted Subsidiaries organized in the United States (or another jurisdiction reasonably acceptable to the Administrative Agent and the Required Revolving Lenders) to join this Agreement as co-borrowers under any Facility, other than the 2019 Revolving Credit Facility (each such Wholly Owned Restricted Subsidiary, a “Co-Borrower”) hereunder and under all other Loan Documents, jointly and severally liable with respect to all Obligations as primary obligors and not merely as sureties.

(b) In order to so designate a Co-Borrower, Holdings shall, upon not less than 10 Business Days’ notice from Holdings to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request that any such Wholly Owned Restricted Subsidiary (an “Applicant Borrower”) become a Co-Borrower to receive, or become obligated with respect to, Loans under the applicable Facility by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each applicable Lender) a duly executed notice and agreement in substantially the form of Exhibit P (a “Co-Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming a Co-Borrower hereunder, (i) the obligations with respect to such Applicant Borrower becoming a Co-Borrower set forth in Section 8.8 and this Section 13.27 shall have been satisfied and (ii) for any Applicant Borrower, the Administrative Agent and the applicable Lenders shall have received (x) not more than 5 Business Days after Holdings’ initial notice required above, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (y) such supporting resolutions, incumbency certificates, opinions of counsel, Security Documents and other documents or information, in form and substance reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Revolving Lenders

(in the case of a Revolving Facility) or the Required Term Lenders (in the case of a Term Facility) in their reasonable discretion, and Notes signed by such new Co-Borrower to the extent any Lenders so require (the requirements set forth in the foregoing clauses (i) and (ii), the “Co-Borrower Requirements”). If the Co-Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit Q (a “Co-Borrower Notice”) to Holdings and the applicable Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Co-Borrower for purposes hereof, whereupon each of the applicable Lenders agrees to permit such Co-Borrower to receive, or become obligated with respect to, Loans under the applicable Facility, on the terms and conditions set forth herein, and each of the parties agrees that such Co-Borrower otherwise shall be a Borrower for all purposes of this Agreement (and the term “Borrower” shall be deemed to include such Co-Borrower unless the context otherwise requires); provided that no Notice of Borrowing or Letter of Credit Request may be submitted by or on behalf of such Co-Borrower until the date five (5) Business Days after such effective date unless the Administrative Agent otherwise consents.

(c) The Obligations of the Borrower and each Co-Borrower shall be joint and several in nature. Each Subsidiary that becomes a Co-Borrower pursuant to this Section 13.27 hereby irrevocably appoints the Borrower as its agent for all purposes relevant to this Agreement, each of the other Loan Documents and all other documents and electronic platforms entered into in connection herewith, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by the Borrower and all Co-Borrowers, or by the Borrower or each Co-Borrower acting singly, shall be valid and effective if given or taken only by the Borrower, whether or not any such other Co-Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Co-Borrower.

(d) A Co-Borrower may elect to terminate its eligibility to request Borrowings and to cease to be a Co-Borrower hereunder upon the occurrence of, and such resignation shall effective upon, such resigning Co-Borrower having delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent upon not less than 15 Business Days’ notice (or such shorter period as may be agreed by the Administrative Agent in its sole discretion); provided, however, that (i) there are no outstanding Loans payable by such Co-Borrower, or other amounts payable by such Co-Borrower on account of any Loans made to it, as of the effective date of such termination and (ii) unless such Person is also released as a Guarantor in accordance with the terms of this Agreement, such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Subsidiary Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with this Agreement and the other provisions and undertakings hereunder related thereto. The Administrative Agent will promptly notify the Lenders of any such termination of a Co-Borrower’s status

(e) Any Lender may, with notice to the Administrative Agent and Holdings, fulfill its Commitment hereunder in respect of any Loans requested to be made by such Lender to a Co-Borrower not organized under the laws of the United States or any State thereof, by causing an Affiliate or branch of such Lender to act for such Lender to make such Loans to such Co-Borrower in the place and stead of such Lender; provided that in no event shall the Lender’s exercise of such option increase the costs or expenses or otherwise increase or change the obligations of the Borrower or the Co-Borrowers under this Agreement

(f) Holdings may not designate a Co-Borrower in any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any Lender under the applicable Facility is not legally permitted to make Loans or other credit extensions.

(g) To the extent any Co-Borrower is designated hereunder, notwithstanding anything to the contrary in this Agreement, Holdings and the Administrative Agent shall be permitted to make such amendments to this Agreement and the other Loan Documents (without the consent of any Lender or any other party) as they reasonably deem necessary in order to effectuate the inclusion of such Co-Borrower.

13.28. Guernsey Matters.

(a) In this Agreement as far as it relates to a Guernsey Loan Party, a reference to:

(i) a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, a compromise or arrangement of the type referred to in Part VIII of the Companies (Guernsey) Law, 2008 and any procedure or process referred to in Part XXI or Part XXIII of the Companies (Guernsey) Law, 2008;

(ii) a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, any such party appointed by the Royal Court of Guernsey, or any other person performing the same function of each of the foregoing or any désastre commissioner;

(iii) security or a security interest includes, without limitation, any hypothèque and any security interest created pursuant to the Security Interests (Guernsey) Law 1993 and any related legislation; and

(iv) any like proceeding, analogous proceedings or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or formal step being taken in relation to an application for a declaration of en désastre being made in respect of any such entity or any of its assets (or the making of such declaration) or any step in saisie proceedings.

(b) Each Guernsey Loan Party hereby waives any and all of its rights under the existing or future laws of Guernsey, whether by virtue of the droit de division or otherwise, to require that any liability under or in connection with any Finance Document be divided or apportioned with any other person or reduced in any manner whatsoever, and whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against it.

13.29. Luxembourg Matters. Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Luxembourg entity, a reference to:

(a) a winding-up, administration, reorganisation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), judicial liquidation (liquidation judiciaire), composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée);

(b) a receiver, administrative receiver, administrator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(c) a person being unable to pay its debts includes that person being in a state of cessation de paiements;

(d) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(e) a director or a manager includes an administrateur and a gérant.

13.30. Amendment No. 3 Effective Date Releases.

(a) As of the Amendment No. 3 Effective Date, each of the Amendment No. 3 Released Subsidiaries shall be automatically released from their obligations hereunder and under the other Loan Documents and all Liens granted by Amendment No. 3 Released Subsidiaries under the Loan Documents shall be automatically released. The Administrative Agent and the Collateral Agent are authorized by the Secured Parties to deliver such documents and take such actions as are reasonably requested by the Borrower to give effect to the foregoing releases. It is acknowledged and agreed that the releases contemplated in this Section 13.30 are without prejudice to the requirements of Section 8.8, including, for the avoidance of doubt, the requirement that each Amendment No. 3 Released Subsidiary that ceases to constitute a Non-Guarantor Subsidiary become a Loan Party after the Amendment No. 3 Effective Date.

(b) As of the Amendment No. 3 Effective Date, the deed of disclosed pledge over registered shares dated August 3, 2016 granted to the Administrative Agent by Informatica Ireland EMEA Unlimited over the shares of Informatica Nederland B.V. shall be automatically released. The Administrative Agent and the Collateral Agent are authorized by the Secured Parties to deliver such documents and take such actions as are reasonably requested by the Borrower to give effect to the foregoing release. It is acknowledged and agreed that the foregoing release is without prejudice to the requirements of Section 8.8, including, for the avoidance of doubt, the requirement to deliver a pledge agreement in respect of the shares of Informatica Nederland B.V. if it comes a Material Subsidiary.

[Signature pages follow]

SCHEDULE I

Lenders and Commitments

Dollar Term Loan Commitment

Lender	Dollar Term Loan Commitment
Bank of America, N.A.	$1,710,000,000

TOTAL	$1,710,000,000

Euro Term Loan Commitment

Lender	Euro Term Loan Commitment
Bank of America, N.A.	€250,000,000

TOTAL	€250,000,000

Revolving Loan Commitment

Lender	Revolving Loan Commitment
Bank of America, N.A.	$33,750,000
Goldman Sachs Bank USA	$33,750,000
Credit Suisse AG, Cayman Islands Branch	$13,125,000
MIHI LLC	$22,500,000
Morgan Stanley Senior Funding, Inc.	$13,125,000
Nomura Corporate Funding Americas, LLC	$13,125,000
Royal Bank of Canada	$13,125,000
Deutsche Bank AG, New York Branch	$7,500,000

TOTAL	$150,000,000

SCHEDULE II

Notice Addresses

Lender	Address
Bank of America, N.A.	BANK OF AMERICA CORPORATE CENTER 100 N TRYON ST CHARLOTTE, NC 28255-0001 UNITED STATES OF AMERICA ATTN: Justin Smiley Phone: ### Facsimile: ### Email: ###

SCHEDULE 1.1

Disqualified Lenders

None.

SCHEDULE 1.1(F)

Existing Investments

The intercompany advances set forth on Schedule 9.4 are hereby incorporated by reference.

SCHEDULE 1.1(F)

Existing Liens

None.

SCHEDULE 6.16

Subsidiaries

Subsidiary	Jurisdiction of Incorporation or Formation	% of Shares Owned	Equity Owner

29West Inc.	Illinois	100%	Informatica Corporation

29West Ltd.	United Kingdom	100%	29West Inc.

Active Endpoints, Inc.	Delaware	100%	Informatica Corporation

ActiveBase Ltd.	Israel	100%	I.D.I. Informatica Data Integration Ltd.

AddressDoctor GmbH	Germany	100%	Informatica GmbH

Agent Logic, LLC	Delaware	100%	Informatica Federal Operations Corporation

Applimation, Inc.	Delaware	100%	Informatica Corporation

Data Scout Solutions GmbH	Germany	100%	Data Scout Solutions Group Limited

Data Scout Solutions Group Limited	United Kingdom	100%	Informatica Corporation

Data Scout Solutions Limited	United Kingdom	100%	Data Scout Solutions Group Limited

Data Scout Solutions LLC	Delaware	100%	Data Scout Solutions Group Limited

Heiler Software Corporation	Delaware	100%	Informatica Corporation

I.D.I. Informatica Data Integration Ltd.	Israel	100%	Informatica Corporation

Identity Systems Australia Holdings Pty. Ltd.	Australia	100%	Informatica Australia PTY Ltd.

Subsidiary	Jurisdiction of Incorporation or Formation	% of Shares Owned	Equity Owner

Identity Systems Pty Ltd.	Australia	100%	Identity Systems Australia Holdings Pty. Ltd.

Identity Systems (UK) Ltd.	United Kingdom	100%	Identity Systems, LLC

Identity Systems, LLC	Delaware	100%	Informatica Corporation

INFA Software Philippines Corporation	The Philippines	100%	Informatica International Inc.

INFA Sweden AB	Sweden	100%	Informatica Nederland B.V.

Info Corp Informática Portugal, sociedade unipessoal Lda.	Portugal	100%	Informatica Nederland B.V.

Informatica (Beijing) Information Technology Company Ltd.	China	100%	Informatica Corporation

Informatica Australia PTY Limited	Australia	100%	Informatica International Inc.

Informatica Beige BVBA	Belgium	100%	Informatica Nederland B.V.

Informatica Business Solutions Private Ltd.	India	100%	Informatica International Inc.

Informatica Cayman Ltd.	Cayman Islands	100%	Informatica Software C.V.

Informatica Data Integration Iberica SL	Spain	100%	Informatica Nederland B.V.

Informatica Development Ltd.	United Kingdom	100%	Informatica Nederland B.V.

Informatica Federal Operations Corporation	Delaware	100%	Informatica Corporation

Informatica France S.A.S.	France	100%	Informatica Nederland B.V.

Subsidiary	Jurisdiction of Incorporation or Formation	% of Shares Owned	Equity Owner

Informatica GmbH	Germany	100%	Informatica Nederland B.V.

Informatica Holdings LLC	Delaware	100%	Informatica Corporation

Informatica International, Inc.	Delaware	100%	Informatica Corporation

Informatica Ireland Ltd.	Ireland	100%	Informatica Corporation

Informatica Japan KK	Japan	100%	Informatica Corporation

Informatica Korea Corporation	Korea	100%	Informatica Corporation

Informatica Nederland B.V.	The Netherlands	100%	Informatica Software CV

Informatica Research and Development Center LLC	Russia	1.0%	Informatica Cayman Ltd.

Informatica Research and Development Center LLC	Russia	99%	Informatica Nederland B.V.

Informatica S.E.A. Pte. Ltd.	Singapore	100%	Informatica International Inc.

Informatica Software (Schweiz) AG	Switzerland	100%	Informatica Nederland B.V.

Informatica Software C.V.	The Netherlands	0.1%	Informatica International Inc.

Informatica Software C.V.	The Netherlands	99.9%	Informatica Corporation

Informatica Software de Mexico S. de R.L. de C.V.	Mexico	3.33%	Informatica Corporation

Subsidiary	Jurisdiction of Incorporation or Formation	% of Shares Owned	Equity Owner

Informatica Software de Mexico S. de R.L. de C.V.	Mexico	96.67%	Informatica International Inc.

Informatica Software Italia S.r.l.	Italy	100%	Informatica Nederland B.V.

Informatica Software JLT	Dubai	100%	Informatica Nederland B.V.

Informatica Software Limited	Hong Kong	100%	Informatica International Inc.

Informatica Software Ltd.	Canada	100%	Informatica Corporation

Informatica Software Ltd.	United Kingdom	100%	Informatica Nederland B.V.

Informatica Software SA	South Africa	100%	Informatica Nederland B.V.

Informatica Software Services de Mexico SA de C.V.	Mexico	0.2%	Informatica Corporation

Informatica Software Services de Mexico SA de C.V.	Mexico	99.80%	[Informatica Software de Mexico]

Informatica Taiwan Co. Ltd	Taiwan	100%	Informatica International Inc.

Informatica Turkey Software Licenses and Services, LLC	Turkey	100%	Informatica Nederland B.V.

IS Informatica Software Ltda.	Brazil	0.01%	Informatica Corporation

IS Informatica Software Ltda.	Brazil	99.9%	Informatica Interational Inc.

Itemfield, Inc.	Delaware	100%	Informatica Corporation

Subsidiary	Jurisdiction of Incorporation or Formation	% of Shares Owned	Equity Owner

Penguin Acquisition LLC	Delaware	100%	Informatica Corporation

Siperian LLC	Delaware	100%	Informatica Corporation

Siperian UK Ltd.	United Kingdom	100%	Siperian LLC

StrikeIron, LLC	Delaware	100%	Informatica Corporation

TierData, Inc.	California	100%	Informatica Corporation

WisdomForce Technologies, Inc.	Washington	100%	Informatica Corporation

SCHEDULE 6.19(A)

Filings

Grantor	Type of Filing	Filing Office
Ithacalux S.à r.l	UCC-1	Recorder of Deeds of District of Columbia
Ithacalux 2 S.à r.l	UCC-1	Recorder of Deeds of District of Columbia
Ithaca Ireland Informatica 3 Limited	UCC-1	Recorder of Deeds of District of Columbia
Ithaca G.P. Limited	UCC-1	Recorder of Deeds of District of Columbia
Ithaca Holdco Inc.	UCC-1	Delaware Secretary of State
Ithaca Holdco 2 LLC	UCC-1	Delaware Secretary of State
Ithaca Merger Sub LLC	UCC-1	Delaware Secretary of State
Informatica Corporation	UCC-1	Delaware Secretary of State
USPTO
TierData, Inc.	UCC-1	California Secretary of State
StrikeIron, LLC	UCC-1	Delaware Secretary of State
Siperian LLC	UCC-1	Delaware Secretary of State
Informatica Holdings LLC	UCC-1	Delaware Secretary of State
Applimation, Inc.	UCC-1	Delaware Secretary of State
USPTO
Heiler Software Corporation	UCC-1	Delaware Secretary of State
Agent Logic, LLC	UCC-1	Delaware Secretary of State
Identity Systems, LLC	UCC-1	Delaware Secretary of State
USPTO
WisdomForce Technologies, Inc.	UCC-1	Washington Secretary of State
Informatica Federal Operations Corporation	UCC-1	Delaware Secretary of State
Informatica International, Inc.	UCC-1	Delaware Secretary of State
Itemfield, Inc.	UCC-1	Delaware Secretary of State
29West, Inc.	UCC-1	Illinois Secretary of State
Penguin Acquisition LLC	UCC-1	Delaware Secretary of State
Active EndPoints, Inc.	UCC-1	Delaware Secretary of State

SCHEDULE 6.19(B)

Owned Real Property

1.	2000-2100 Seaport Blvd.

Redwood City, CA 94063

SCHEDULE 7.1(E)

Other Loan Party Requirements

Luxembourg Loan Parties:

Customary closing certificate, in form and substance to be agreed and based substantially on the requirements set forth for each of the Loan Parties pursuant to Section 7.1(e) of the Credit Agreement.

Irish Loan Parties:

Corporate certificate in a form and substance satisfactory to the Administrative Agent appending (amongst other items) a letter of status provided by the Companies Registration Office in respect of each Irish Loan Party.

SCHEDULE 7.1(F)

Local Counsel Opinions

1.	Linklaters LLP, Luxembourg, with respect to the enforceability of the security granted by Ithacalux S.à r.l. and Ithacalux 2 S.à r.l.

2.	Clifford Chance, with respect to the capacity of Ithacalux S.à r.l. and Ithacalux 2 S.à r.l.

3.	Arthur Cox, with respect to the enforceability of the security governed by Irish law.

4.	A&L Goodbody with respect to the capacity, authority and due execution by each Irish Subsidiary Guarantor of the Loan Documents to which it is a party.

5.	Carey Olsen LLP, Guernsey, with respect to the capacity, authority and due execution by Ithaca G.P. Limited of the Loan Documents to which it is a party.

SCHEDULE 7.1(G)

Other Pledged Stock

None.

SCHEDULE 8.12

Post-Closing Matters

1.

Deliver to the Administrative Agent on or before the date which is one hundred eighty (180) days after the Closing Date (which period may be extended by the Administrative Agent from time to time in its reasonable discretion),

(a) a Mortgage encumbering each Mortgaged Property listed on Schedule 6.19(b) in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such parcel of real property, and otherwise in form for recording in the recording office of each applicable political subdivision where each Mortgaged Property listed on Schedule 6.19(b) is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under the applicable Requirement of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(b) with respect to each such Mortgage, a policy of title insurance insuring the Lien of such Mortgage as a valid first mortgage Lien on each Mortgaged Property listed on Schedule 6.19(b), which policy (each, a “Title Policy”) shall (A) be issued by a title insurance company retained by Borrower and reasonably acceptable to the Administrative Agent, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent, and (E) contain no exceptions to title other than the Liens permitted by such Mortgage and exceptions reasonably acceptable to the Administrative Agent;

(c) with respect to each Mortgaged Property listed on Schedule 6.19(b), such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title company to issue the Title Policy/ies and endorsements contemplated above;

(d) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of the Title Policies referred to above;

(e) ALTA surveys with respect to each Mortgaged Property listed on Schedule 6.19(b);

(f) with respect to such Mortgage, an opinion of (i) Fried, Frank, Harris, Shriver & Jacobson, special counsel for the Loan Parties, and (ii) local counsel in the applicable jurisdiction reasonably acceptable to the Borrower and the Administrative Agent;

(g) a copy of, or a certificate as to coverage under and a copy of the flood insurance policy and a declaration page relating to, the insurance policies required by Section 8.5 (including, without limitation, flood insurance policies, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, (iii) in the case of flood insurance, if any, such certificate shall (a) identify the addresses of each property located in a special flood hazard area and (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto; and

(h) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Property and, if located in a Special Flood Hazard Area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and if applicable, each Loan Party relating thereto.

2. Deliver to the Administrative Agent on or before the date which is thirty (30) days after the Closing Date (which period may be extended by the Administrative Agent from time to time in its reasonable discretion), insurance endorsements naming the Administrative Agent as an additional insured on all liability insurance policies of each Grantor (as defined in the Pledge and Security Agreement) and naming the Administrative Agent on all property and casualty insurance policies of each Grantor.

3. Deliver to the Administrative Agent on or before the date which is thirty (30) days after the Closing Date (which period may be extended by the Administrative Agent from time to time in its reasonable discretion), evidence of, and filing of same with the U.S. Patent and Trademark Office of, the release of the security interests held against (i) patent number 7523121 in favor of Square 1 Bank, recorded 7/1/2009 at reel/frame 4014/0347and (ii) if determined to be necessary by the Administrative Agent, patent numbers 6016501, 6029178, 6035307 and 6092086 in favor of Credit Suisse AG, Cayman Islands Branch, recorded September 11, 2013 at reel frame 031204/0225.

SCHEDULE 9.4

Existing Indebtedness

2.	Loan of €56.55M from Informatica Cayman Ltd. to Informatica GmbH

3.	Loan of €5.5M from Informatica Ireland Ltd. to Informatica Corporation

4.	Loan of $1,250,000,000 from Ithacalux 2 S.à r.l. to Ithacalux 3 S.à r.l. (to be novated to Ithaca Ireland Informatica 2 Limited, as lender thereunder)

5.	Loan of $1,250,000,000 from Ithacalux 3 S.à r.l. to the Borrower

6.	Loan of $1,250,000,000 from Ithaca Ireland Informatica 2 Limited to Ithacalux 2 S.à r.l, to be made after the Closing Date.

SCHEDULE 9.6

Existing Affiliate Transactions

None.

SCHEDULE 9.12

Existing Restrictive Agreements

None.

EXHIBIT A

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee:	][2]

[1][3].	Credit Agreement:	Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among, Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders or holders of the Loans and issuers of Letters of Credit, and Bank of America, N.A., as Administrative Agent.

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]

If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit A

[2. Assigned Interest:3

Assignor	Assignee	Tranche Assigned[4]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]
[Name of Assignor]	[Name of Assignee]

[3]

Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[4]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

Exhibit A

[4. Assigned Interest:]5

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders		Amount of Commitment/Loans under Relevant Tranche Assigned
[__] Term Loans[6]	$	______________	$	______________
Revolving Loan Commitment/ Revolving Loans	$	______________	$	______________

Effective Date ___________, ____, ____.

Assignor[s] Information		Assignee[s] Information
Payment Instructions:		Payment Instructions:

	Reference:_______		Reference:_________
Notice Instructions:		Notice Instructions:

	Reference:______		Reference:_________

[5]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.
[6]	Insert rows for additional Tranches of Term Loans as needed.

Exhibit A

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][7]

By:	By:
Name:	Name:
Title:	Title:

[7]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit A

[Consented to and][8] Accepted:
BANK OF AMERICA, N.A., as Administrative Agent

By:	(Authorized Signatory)

INFORMATICA CORPORATION

By:	Name: Title:][9]

[[NAME OF EACH ISSUING LENDER], as Letter of Credit Issuer

By:	Name: Title:

NAME OF SWINGLINE LENDER, as Swingline Lender

By:	(Authorized Signatory)] [10]

[8]

Insert if assignment is being made to an Eligible Assignee, except with respect to an assignment of any Term Loans or Term Loan Commitments to a Lender, an Affiliate of a Lender or an Approved Fund pursuant to Section 13.4(a)(i)(B) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

[9]

Insert if no Significant Default has occurred and is continuing unless, in the case of an assignment of Term Loans or any Term Loan Commitment, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund pursuant to Section 13.4(a)(i)(A) of the Credit Agreement. Consent of Holdings shall not be unreasonably withheld or delayed.

[10]	Insert for any assignment of any Revolving Loan or Revolving Loan Commitment pursuant to Section 13.4(a)(i)(C) of the Credit Agreement.

Exhibit A

ANNEX I

TO

EXHIBIT A

[NAME OF BORROWER]

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest [and is not a Defaulting Lender],1 (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is an Eligible Assignee [and an Affiliated Lender],2 (iii) confirms that it is not a Disqualified Institution, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision, (vi) it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, (vii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (viii) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[1]	Delete if the Assignor is a Defaulting Lender.
[2]	Assignments to Affiliated Lenders shall comply with the provisions relating thereto in the Credit Agreement.

Annex I

to Exhibit A

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

*         *         *

EXHIBIT B

FORM OF FINANCIAL STATEMENTS CERTIFICATE1

Reference is made to the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Pursuant to Section 8.2(b) [and Section 8.2(c)]2 of the Credit Agreement, the undersigned, solely in his/her capacity as an Authorized Officer, certifies as follows:

1.

[Attached hereto as Exhibit A are the audited consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year reported on without a “going concern” statement or like qualification or exception, or qualification relating to the scope of the audit (in each case other than with respect to or resulting from (i) the upcoming maturity of any Loans under this Agreement or the Senior Notes or (ii) any potential inability to satisfy any financial covenant, including the Financial Covenant on a future date or for a future period), by Ernst & Young LLP or other independent certified public accountants of internationally recognized standing, together with a reconciliation of Consolidated EBITDA consistent with the reconciliation of Consolidated EBITDA provided to prospective Lenders prior to the Closing Date.][3]

2.

[Attached hereto as Exhibit A are the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as fairly stating in all material respects the financial position of Holdings and its Restricted Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes), together with a reconciliation of Consolidated EBITDA consistent with the reconciliation of Consolidated EBITDA provided to prospective Lenders prior to the Closing Date.][4]

[1]

This certificate shall accompany each set of financial statements delivered pursuant to Section 8.1(a) of the Credit Agreement and each set of financial statements delivered pursuant to Section 8.1(b) of the Credit Agreement.

[2]	To be included if accompanying annual financial statements only.
[3]	To be included if accompanying annual financial statements only.
[4]	To be included if accompanying quarterly financial statements only.

The “Applicable Test Period” means the Test Period ending on the last day of the fiscal period to which such financial statements relate.

3.

[As of the last day of the Applicable Test Period, Holdings is in compliance with Section 9.1 of the Credit Agreement. Attached hereto as Exhibit B is the Compliance Certificate for such Test Period demonstrating compliance by Holdings with Section 9.1 of the Credit Agreement.][5]

4.

To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing. [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Exhibit C attached hereto.]

5.	Exhibit D hereto describes any change in the jurisdiction of organization of any Loan Party since the delivery of the immediately preceding previous Financial Statements Certificate.

6.

[Exhibit E sets forth a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and certifies that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary.”][6]

7.	[Exhibit F sets forth a list of names of all Unrestricted Subsidiaries and certifies that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary.][7]

8.	[Exhibit G sets forth the amount, if any, of Excess Cash Flow for such fiscal year together with the calculation thereof in reasonable detail.][8]

WITNESS WHEREOF, Holdings has caused this Financial Statements Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by an Authorized Officer on the date first above written.

[5]	To be included to the extent Holdings is required to comply with Section 9.1 of the Credit Agreement (under the terms of Section 9.1 of the Credit Agreement) for such Test Period.
[6]	To be included if accompanying annual financial statements only.
[7]	To be included if accompanying annual financial statements only.
[8]	To be included if accompanying annual financial statements only (commencing with the financial statements in respect of the fiscal year ending December 31, 2016).

INFORMATICA CORPORATION

By:
Name:
Title:

EXHIBIT A

Annual (audited) or Quarterly (unaudited)

Financial Statements

EXHIBIT B

Compliance Certificate

COMPLIANCE CERTIFICATE

Total Net First Lien Leverage Ratio

**Note:

Without the written consent of the Required Revolving Lenders, as of the last day of any fiscal quarter of Holdings (but only if the last day of such fiscal quarter constitutes a Compliance Date), Section 9.1 requires the below calculation. This covenant shall be calculated on a consolidated basis for Holdings and its Restricted Subsidiaries and shall be subject to the currency translation provisions as provided in Section 1.5(c) of the Credit Agreement.**

As of the Test Period ended [March 31][June 30][September 30][December 31], _______.

(A)  The aggregate principal amount (or, if higher, the par value or stated face amount (other than with respect to zero coupon Indebtedness, which shall be the accreted value)) of all Indebtedness for borrowed money of Holdings and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP as adjusted pursuant to Section 1.5(c) of the Credit Agreement, but excluding, for the avoidance of doubt, (i) any liabilities referred to in clauses (a)(ii) and (a)(iv) of the definition of “Indebtedness” solely in respect of undrawn letters of credit and obligations in respect of Swap Agreements that have not been terminated and any Guarantee Obligations in respect of any such liabilities and (ii) Capital Lease Obligations in connection with any Permitted Sale Leaseback Transaction, that is secured by a Lien on assets constituting Collateral on a pari passu basis with the Obligations.

$

(B)  Aggregate amount of Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on the last day of such fiscal quarter and cash and Cash Equivalents Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness secured by a pari passu Lien on the Collateral along with the Facilities, so long as the Lien of such other indebtedness on such cash or Cash Equivalents does not benefit from a control agreement or other steps to perfect on such cash or Cash Equivalents that the Administrative Agent has not taken on behalf of the Lenders), in each case with such Unrestricted cash and Restricted cash and Cash Equivalents to be determined in accordance with GAAP minus 50% of the Net Cash Proceeds received in respect of Designated Sale Leaseback Transactions, except to the extent any such Net Cash Proceeds are applied to make a Restricted Payment pursuant to Section 9.2(b)(xv) of the Credit Agreement,:

$

(C) Consolidated EBITDA:

a)  Consolidated Net Income for such Test Period: the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such Test Period, on a consolidated basis, and otherwise determined in accordance with GAAP, minus, without duplication, the sum of:

$

(i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses, restructuring and business optimization charges and carve-out related items;	$

(ii) the cumulative effect of a change in accounting principles during such Test Period;	$

(iii)   any after-tax effect of income (loss) attributable to disposed, abandoned, transferred, closed or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations on fixed assets;

$

(iv) any after tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower;

$

(v)   the Net Income (but not loss) for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting;

provided that Consolidated Net Income of Holdings and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such Test Period by such Person and shall be decreased by the amount of any losses that have been funded with cash from Holdings or a Restricted Subsidiary during such period;

$

(vi) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction and/or any consummated acquisition and any increase in amortization or depreciation or other non-cash charges resulting therefrom and any write-off of any amounts thereof, net of taxes;

$

(vii) any impairment charge or asset write off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP;	$

(viii) any non-cash items, including mark-to-market items and timing discrepancies between the time when an item is incurred and when it is recorded under GAAP, due to fluctuations in currency values;	$

(ix) any fees, charges, costs and expenses incurred in connection with the Acquisition;	$

(x) any Net Income (but not loss) resulting from any Permitted Sale Leaseback Transaction;	$

(xi) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or Swap Agreements or other derivative agreements (including deferred financing costs written off and premiums paid and any net gain (or loss) from any write-off or forgiveness of Indebtedness);

$

(xii)  unrealized gains and losses relating to hedging transactions, foreign exchange transactions and other investments, fluctuations in currency values in accordance with GAAP and mark-to-market of Indebtedness resulting from the application of GAAP;

$

(xiii)  any expenses or charges or any amortization thereof related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions) or disposition, recapitalization or the incurrence or refinancing of Indebtedness permitted to be incurred by this Credit Agreement including a refinancing thereof (in each case, whether or not successful) for such period, including (i) such fees, expenses or charges related to the offering of the Senior Notes and the Facilities and (ii) any amendment or other modification to the terms of any such transactions;

$

(xiv) (i) any non-cash compensation expense realized from employee benefit plans, or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts;

$

(xv)   any (x) expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Credit Agreement, or (y) expenses charged or losses with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (i) not denied by the applicable indemnifying party, obligor or insurer in writing within 365 days after such determination and (ii) in fact indemnified or reimbursed within 365 days after such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period);

$

(xvi) any amounts paid that are used to fund payments pursuant to Section 9.2(b)(xi) of the Credit Agreement that, if paid by Holdings would have reduced Consolidated Net Income; and	$

(xvii) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP;

$

Provided that:

      The Net Income of Holdings and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary that is a Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties shall be included

$

b)   plus, (without duplication) in each case only to the extent the same was deducted (and not added back) in determining such Consolidated Net Income (other than with respect to clause (xi) below) the sum, without duplication, of the following amounts:

$

(i)  (x) provision for taxes based on income or profits or capital gains, including state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such Test Period, (y) tax effect with respect to the items excluded from the calculation of Consolidated Net Income pursuant to clauses (i), (iii), (iv) and (xi) of the definition thereof and (z) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 9.2(b)(xi)(A) of the Credit Agreement, which shall be included as though such amounts had been paid as income taxes directly by such Person;

$

(ii) Fixed Charges of such Person for such Test Period;	$

(iii) Consolidated Depreciation and Amortization Expense of such Person for such Test Period;	$

(iv) any expenses or charges or any amortization related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions), disposition, recapitalization or the incurrence, prepayment, amendment, modification, restructuring, or refinancing of Indebtedness permitted by this Agreement (whether or not successful) for such Test Period, including (A) such fees, expenses or charges related to the offering of the Senior Notes and the Facilities and (ii) any amendment or other modification to the terms of any such transactions;

$

(v)   the amount of any restructuring charge, business optimization expenses, or reserve or carve-out related items incurred during such Test Period, including any one time costs (including costs and expenses in connection with the Transaction), costs related to the closure, consolidation and integration of facilities, IT infrastructure and legal entities, severance costs, relocation expenses and retention bonuses;

$

(vi) any other non-cash, losses, charges, and expenses reducing Consolidated Net Income for such Test Period, provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent;

$

(vii)  any costs or expense incurred by Holdings or a Restricted Subsidiary of Holdings during such Test Period pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or Net Cash Proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock);

$
(viii) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights during such Test Period;	$

(ix) the amount of management, monitoring, consulting and advisory fees and related expenses incurred during such Test Period to the Investors and the amount of any directors’ fees or reimbursements, including pursuant to the Management Agreement, to the extent permitted under Section 9.2(b)(xiii) of the Credit Agreement;

$

(x)   earn-out expenses incurred during such Test Period resulting from Permitted Acquisitions or Permitted Investments in which Holdings and/or any Restricted Subsidiary is required to treat such earn-out expenses as compensation costs;

$

(xi) the amount of expected cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies projected by Holdings in good faith to be realized as a result of actions taken or expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such Test Period) related to the Transactions, acquisitions, divestitures, restructurings, and cost saving initiatives which are factually supportable, net of the amount of actual benefits realized during such Test Period from such actions;

provided that (x) such cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies are expected to be realized within eighteen (18) months of the last day of such Test Period (in the good faith determination of Holdings), (y) no cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies may be added pursuant to this clause (xi) to the extent duplicative of any expense or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such Test Period and (z) the aggregate add-backs pursuant to this clause (xi) (plus any adjustments made in respect of anticipated synergies and cost savings pursuant to clause (ii)(y) of the definition of “Pro Forma Basis” under the Credit Agreement) shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated on a Pro Forma Basis but prior to giving effect to any add back under this clause (xi));

$

(xii) actual expenses incurred in such Test Period in connection with obtaining and maintaining credit ratings;	$

(xiii) adjustments and add-backs specifically identified in the Sponsor Model;	$

(xiv) expenses relating to changes in GAAP;	$

(xv) the net amount, if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries increased during such period;	$

(xvi) costs and expenses in connection with any stock options, restricted stock units and performance-based restricted stock units; including, but not limited to, the RSU Payments;	$

c) minus, (without duplication)

(i)  non-cash gains increasing Consolidated Net Income of Holdings and its Restricted Subsidiaries for such Test Period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

$

(ii) the net amount, if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries decreased during such period; and

d) plus or minus, as applicable (without duplication)

(i) any net gain or loss resulting in such Test Period from obligations under Swap Agreements;	$

(ii)  any net gain or loss resulting in such Test Period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Agreements for currency exchange risk);

$

(iii) any net after-tax income (loss) from the early extinguishment of Indebtedness or obligations under Swap Agreements or other derivative;	$

(iv) extraordinary non-recurring or unusual losses, charges, or expenses.	$

Consolidated EBITDA for such Test Period:	$

Total Net First Lien Leverage Ratio = ((A) – (B)) ÷ (C) =	[___]:1.0

Covenant Requirement for such Test Period:	No more than [___]:1.00

Compliance:	[Yes][No]

EXHIBIT C

DISCLOSURE OF DEFAULT

AND/OR EVENT OF DEFAULT

EXHIBIT D

DISCLOSURE OF CERTAIN CHANGES

IN THE JURISDICTION OF ORGANIZATION

OF ANY LOAN PARTY

EXHIBIT E

IMMATERIAL SUBSIDIARIES

EXHIBIT F

UNRESTRICTED SUBSIDIARIES

EXHIBIT G

EXCESS CASH FLOW

For the Excess Cash Flow Period ended [March 31][June 30][September 30][December 31], [_____]

For such Excess Cash Flow Period, the excess, if any, of:

(1) the sum, without duplication of:

(A) Consolidated Net Income for such Excess Cash Flow Period	$

(B)  the amount of all non-cash losses and charges (including depreciation and amortization, write-offs, asset impairment charges and reserves for future expenses) deducted in arriving at such Consolidated Net Income

$

(C) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period	$

(D)  the aggregate net amount of non-cash loss on the Disposition of property by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business) to the extent deducted in determining such Consolidated Net Income

$

(E)  the amount of tax expense in excess of the amount of taxes paid in cash during such Excess Cash Flow Period, to the extent such tax expense was deducted in determining such Consolidated Net Income for such Excess Cash Flow Period

$

over (2) the sum, without duplication, of:

(A) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income	$

(B)  to the extent not funded with proceeds of Indebtedness (other than Revolving Loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount actually paid by Holdings and its Restricted Subsidiaries in cash on account of Consolidated Capital Expenditures during such Excess Cash Flow Period;

$

(C)  to the extent not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount actually paid by Holdings and its Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Permitted Acquisitions (to the extent not funded with the proceeds of Indebtedness (other than revolving loans));

$

(D)  to the extent not funded with proceeds of Indebtedness (other than Revolving Loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, all mandatory prepayments of the Term Loans pursuant to Section 5.2(c) of the Credit Agreement actually made during such Excess Cash Flow Period in cash but only to the extent that the Asset Sale or Recovery Event giving rise to the obligation to make a mandatory prepayment pursuant to Section 5.2(c) of the Credit Agreement resulted in a corresponding increase in Consolidated Net Income (and any deductions pursuant to this clause (D) shall not exceed such increase in Consolidated Net Income)

$

(E)  to the extent not funded with proceeds of Indebtedness (other than Revolving Loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt (including the Term Loans) actually made in cash on their due date during such Excess Cash Flow Period (including payments in respect of Capital Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income)

$

(F)  the aggregate net amount of non-cash gains on the Disposition of property by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income; plus,

$

(G)  to the extent not funded with proceeds of Indebtedness (other than Revolving Loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all Investments made in cash during such Excess Cash Flow Period pursuant to clauses (n), (o), (p)(i) and (t) of the definition of “Permitted Investments” in the Credit Agreement; plus,

$

(H)  to the extent not funded with proceeds of Indebtedness (other than Revolving Loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, any cash payments made in such Excess Cash Flow Period in satisfaction of non-current liabilities (other than non-current liabilities constituting Indebtedness) that were not accrued in such Excess Cash Flow Period; plus

$

(I)   to the extent not funded with proceeds of Indebtedness (other than Revolving Loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the amount of taxes actually paid (and required to be paid) in cash during such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Excess Cash Flow Period; plus

$

(J)   to the extent not funded with the proceeds of Indebtedness (other than Revolving Loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, Restricted Payments actually made in cash during such Excess Cash Flow Period under Section 9.2(b) of the Credit Agreement (other than Restricted Payments made pursuant to clause (xiv) of Section 9.2(b) of the Credit Agreement, clause (xv) of Section 9.2(b) of the Credit Agreement and clause (xvii) of Section 9.2(b) of the Credit Agreement and, to the extent any such Restricted Payment is declared pursuant to clause (xiv) of Section 9.2(b) of the Credit Agreement, clause (i) of Section 9.2(b) of the Credit Agreement; plus,

$

(K)  to the extent not funded with the proceeds of Indebtedness (other than Revolving Loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all prepayments or repurchases of Indebtedness (other than the Term Loans and Revolving Loans actually made in cash during such Excess Cash Flow Period), except in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder

$

(L)  to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, at the option of the Borrower, the aggregate consideration paid by Holdings and its Restricted Subsidiaries in cash pursuant to binding contracts entered into prior to or during such Excess Cash Flow Period relating to Consolidated Capital Expenditures, Permitted Acquisitions and other Permitted Investments and actually paid within 100 days after the end of such Excess Cash Flow Period; provided that if any amount is deducted in a prior Excess Cash Flow Period pursuant to this clause (xii), such amount may not be deducted pursuant to this clause (xii) in the Excess Cash Flow Period in which such amount was actually paid

$

(M)  to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, capitalized content and software costs paid in cash during such Excess Cash Flow Period

$

(3) Excess Cash Flow = an amount greater than zero equal to the excess of item 1 over item 2 =	$

(4) ECF Percentage	[50][25][0]%[1]

(5) ECF Percentage multiplied by Excess Cash Flow =	$

(6)   to the extent not funded with the proceeds of long-term Indebtedness or a Specified Equity Contribution, the aggregate amount of all Purchases by any Permitted Eligible Assignee pursuant to a Dutch Auction (determined by the actual cash purchase price paid by such Permitted Eligible Assignee for such Purchase and not the par value of the Loans purchased by such Permitted Eligible Assignee) and the aggregate amount of all optional prepayments of Term Loans or optional prepayments of Revolving Loans (other than in respect of any Revolving Loans to the extent there is not an equivalent permanent reduction in commitments thereunder), in each case, actually made in cash during the Specified Period for such Excess Cash Flow Period

$

(7) Amount of mandatory repayment pursuant to Section 5.2(b) of the Credit Agreement = an amount greater than zero equal to the excess of item 5 over item 6 minus $10,000,000 =	$

[1]	ECF Percentage to be determined based on the Total Net First Lien Leverage Ratio for such Excess Cash Flow Period in accordance with the definition of “ECF Percentage” in the Credit Agreement.

EXHIBIT C-1

INTERCREDITOR AGREEMENT TERM SHEETS/

INTERCOMPANY DEBT SUBORDINATION TERMS

I.	Intercreditor Agreement Term Sheets

Intercreditor Agreement (Second Lien)

Term Sheet

The following summary is intended to apply to one or more Intercreditor Agreements (each, an “Intercreditor Agreement”) entered into in connection with an issuance of second lien secured Indebtedness permitted under Section 9.4 of the Credit Agreement (as defined below) in the form of notes (each, “Second Lien Notes”). Capitalized terms used but not defined herein shall have the meanings set forth in the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware Corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). The following is not intended to be a definitive list of all of the provisions that will be contained in each Intercreditor Agreement. Each Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are otherwise reasonably satisfactory to the Administrative Agent and Holdings.

Parties	The Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives of the holders of Second Lien Notes (each, a “Second Lien Representative”).

Lien Priorities	So long as the Obligations are outstanding, the liens securing or purporting to secure any Second Lien Notes will be junior in priority and subordinated in all respects to the liens securing or purporting to secured the Obligations (provided, the Second Lien Notes will be subordinate only in respect of the Collateral and the proceeds of realization of collateral and will not be subordinated in right of payment). This subordination shall apply notwithstanding, among other things, any defect or deficiency in the creation, attachment or perfection of, or the avoidance of, any lien securing the Obligations.

Prohibition on Contesting Liens	The Administrative Agent and the Second Lien Representatives will not contest or support any other person in contesting, the priority, validity or enforceability of each other’s liens.

Exhibit C-1

EXHIBIT C-1

No New Liens	If the Administrative Agent or a Second Lien Representative acquires any lien on any assets of the Borrower or any guarantor which assets are not also subject to the lien of the Administrative Agent and each Second Lien Representative, as applicable, then the Administrative Agent or such Second Lien Representative, as applicable, will hold such lien for the benefit of the Administrative Agent and the Second Lien Representatives (respecting the relative priorities set forth under “Lien Priorities” above) until the Administrative Agent and/or such Second Lien Representative acquires a lien in such assets.

Enforcement

No Second Lien Representative or holder of Second Lien Notes may (i) contest, protest or object to any foreclosure or other enforcement action brought by the Administrative Agent or the Secured Parties with respect to the Collateral or (ii) object to the forbearance by the Administrative Agent or the Secured Parties from bringing or pursuing any foreclosure or other enforcement action with respect to the Collateral.

The Administrative Agent and the Secured Parties shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release or disposition with respect to the Collateral without any consultation with or the consent of any Second Lien Representative or any holder of Second Lien Notes, except that a Second Lien Representative or holder of Second Lien Notes may take the following actions:

(a)   taking such actions as it deems necessary to create, continue or protect the perfection of liens on the Collateral;

(b)   filing claims, proofs of claim or statements of interest in any insolvency proceeding;

(c)   filing responsive proceedings in opposition to any motion objecting to claims or Liens of a Second Lien Representative or holder of Second Lien Notes;

(d)   voting on any plan of reorganization to the extent it is consistent with the Intercreditor Agreement; and

(e)   engaging consultants and performing audits, examinations, and appraisals relating to the enforcement of liens on the Collateral.

Exhibit C-1

EXHIBIT C-1

Additionally, a Second Lien Representative or holder of Second Lien Notes may (a) subject to customary exceptions, exercise the rights of unsecured creditors, including, without limitation, filing pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors (provided, that any judgment lien obtained upon exercise of such rights shall be subordinated to the lien securing the Obligations on the same basis as the other liens securing the Obligations), but only to the extent that the exercise of such rights would not violate or be prohibited by the provisions of the Intercreditor Agreement and (b) retain any amounts obtained in respect of Second Lien Notes, except to the extent such amounts constitute Collateral for the Obligations or the proceeds of such Collateral.

No Second Lien Representative or any holder of Second Lien Notes will, take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral.

Release of Collateral	The collateral securing the Second Lien Notes shall be released automatically (a) upon any sale of Collateral in which the liens securing the Obligations are released, in the event that such sale is effected as a result of (i) exercise of remedies by the Administrative Agent or (ii) pursuant to Section 363 of the Bankruptcy Code and (b) upon any release, sale or disposition of such collateral permitted pursuant to the terms of the Credit Agreement that results in the release of the liens on such collateral securing the Obligations.

DIP Financing	In the event of an insolvency or liquidation proceeding of Holdings, the Borrower or any Guarantor whether voluntary or involuntary, (i) if the Administrative Agent shall desire to consent to the use of cash collateral or to consent to Holdings, the Borrower or any Guarantor to obtain debtor-in-possession financing (a “DIP Financing”), then the Second Lien Representative agrees that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith, unless the amount of such DIP Financing exceeds the Cap acceptable to the Administrative Agent. The

Exhibit C-1

EXHIBIT C-1

Second Lien Representative will subordinate its liens in the Collateral to the liens securing such DIP Financing (and all obligations relating thereto), all adequate protection Liens granted to the First Lien Representative and any “carve out” agreed to by the First Lien Representative to the extent the liens securing the Obligations are subordinated or pari passu with such DIP Financing.

Bankruptcy Proceedings

In connection with any bankruptcy proceeding, no Second Lien Representative or holder of Second Lien Notes may:

(a)   seek relief from an automatic stay in respect of the Collateral without the prior written consent of the First Lien Representative;

(b)   contest any request by the Secured Parties for adequate protection or any objection by the Secured Parties to any motion claiming a lack of such adequate protection;

(c)   contest any lawful right of the Administrative Agent or the Secured Parties to credit bid at any foreclosure sale of the Collateral or otherwise under Section 363(k) of the Bankruptcy Code; or

(d)   (i) oppose any claim by the Secured Parties for allowance consisting of post-petition interest, fees or expenses or (ii) seek adequate protection in the form of payments of post-petition interest, fees or expenses unless the Secured Parties are deemed fully secured and also have been granted adequate protection in such form.

In the event that any Secured Party is required to pay or return any amount in connection with a bankruptcy proceeding, such Secured Party shall be entitled to a reinstatement of the Obligations in respect of such amounts.

Amendments of Documents	Except as otherwise provided in the Credit Agreement or the Second Lien Notes, documents entered into in connection with the Credit Agreement or the Second Lien Notes may be amended, supplemented or otherwise modified, and the Credit Agreement and the Second Lien Notes may be refinanced, in each case without the

Exhibit C-1

EXHIBIT C-1

consent of the Administrative Agent, the Secured Parties, any Second Lien Representative or any holder of the Second Lien Notes; provided, that (i) a Senior Representative of the holders of any refinancing debt shall bind itself in writing to the terms of the Intercreditor, (ii) no such amendment or refinancing may shorten the maturity of the Second Lien Notes and (iii) no such amendment or refinancing may violate the terms of the Credit Agreement.

Notwithstanding the foregoing, no security document entered into in connection with the Credit Agreement or the Second Lien Notes may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would contravene any of the terms of the Intercreditor Agreement.

In the event that any Security Document with respect to the Collateral is amended, waived or otherwise modified for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any of the Security Documents or changing in any manner the rights of any parties thereunder, then such amendment, waiver or modification shall apply automatically to any comparable provision of any comparable security document with respect to the Second Lien Notes.

Amendments, Waivers under the Intercreditor Agreement	The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent and each Second Lien Representative party thereto.

Governing Law	The State of New York

Exhibit C-1

EXHIBIT C-2

Intercreditor Agreement (First Lien Pari Passu Debt)

Term Sheet

The Following summary is intended to apply to one or more Intercreditor Agreements (each, an “Intercreditor Agreement”) entered into in connection with an issuance or incurrence of senior secured notes or loans permitted under Section 9.4 of the Credit Agreement (each, “First Lien Pari Passu Debt”). Capitalized terms used but not defined herein shall have the meanings set forth in the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).    The following is not intended to be a definitive list of all of the provisions that will be contained in each Intercreditor Agreement. Each Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are customary or typical or are otherwise reasonably satisfactory to the Administrative Agent and Holdings.

Parties	The Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives of the lenders or holders (as applicable) of First Lien Pari Passu Debt (each, a “First Lien Representative”).

Lien Priorities	So long as the Obligations are outstanding, the liens securing First Lien Pari Passu Debt will be pari passu in all respects to the liens securing the Obligations subject to customary impairment exceptions.

Collateral	The Collateral and the collateral securing the First Lien Pari Passu Debt will be identical.

Prohibition on Contesting Liens	The Administrative Agent and the First Lien Representatives will not contest or support any other person in contesting, the priority, validity or enforceability of each other’s liens.

Exhibit C-2

EXHIBIT C-2

No New Liens	If the Administrative Agent or a First Lien Representative acquires any lien on any assets of the Borrower or any guarantor which assets are not also subject to the lien of the Administrative Agent and each First Lien Representative, as applicable, then the Administrative Agent or such First Lien Representative, as applicable, will hold such lien for the pari passu benefit of the Administrative Agent and the First Lien Representatives until the Administrative Agent and/or each First Lien Representative acquires a lien in such assets.

Enforcement	The Administrative Agent shall act in respect of the liens securing the Obligations and the First Lien Pari Passu Debt based on the instructions of the Required Lenders under the Credit Agreement until such time as the Obligations cease to represent at least 10% of the aggregate amount of the Obligations and the Pari Passu Debt, at which time the Administrative Agent and each First Lien Representative shall act jointly in respect of the liens securing the Obligations and the First Lien Pari Passu Debt based on the instructions of the majority of the outstanding principal amount under the Credit Agreement and the First Lien Pari Passu Debt. Once the Obligations have been discharged in full, the First Lien Representatives shall act based on the instructions of a majority of the First Lien Pari Passu Debt.

Release of Collateral	The Collateral shall be released automatically from securing the First Lien Pari Passu Debt upon any sale of Collateral in which the liens securing the Obligations are released, in the event that such sale is effected as a result of (a) exercise of remedies by the Administrative Agent, (b) pursuant to Section 363 of the Bankruptcy Code or (c) a transaction that complies with the terms of each of the Credit Agreement and the First Lien Pari Passu Debt.

Amendment of Documents

Documents entered into in connection with the Credit Agreement or the First Lien Pari Passu Debt may be amended, supplemented or otherwise modified, and the Credit Agreement and the First Lien Pari Passu Debt may be refinanced, in each case without the consent of the Administrative Agent, the Secured Parties, any First Lien Representative or any holders of any First Lien Pari Passu Debt; provided, that a Senior Representative of the holders of any refinancing debt shall bind itself in writing to the terms of the Intercreditor Agreement.

Notwithstanding the foregoing, no security document entered into in connection with the Credit Agreement or the First Lien Pari Passu Debt may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would contravene any of the terms of the Intercreditor Agreement.

Exhibit C-2

EXHIBIT C-2

Amendments, Waivers under the Intercreditor Agreement	The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent and each First Lien Representative party thereto.

Governing Law	The State of New York

Exhibit C-2

EXHIBIT C-3

II.	Intercompany Debt Subordination Terms

Intercompany Debt

Subordination Terms

•

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations (as defined in the Credit Agreement) until all Commitments have been terminated and the principal of an interest on each Loan, all fees and all other expenses or other amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized; provided, that each Payor that is a Loan Party may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Loan Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets. Except as expressly permitted by the Loan Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all Commitments have been terminated and the principal of an interest on each Loan, all fees and all other expenses or other amounts payable under any Loan Document (including all interest, fees and other amounts that would accrue, but for the commencement of a bankruptcy or an insolvency proceeding, whether or not allowed in such proceeding) shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized.

•

After the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Loan Documents, other than in connection with any foreclosure or exercise of remedies by the Secured Parties) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to any of the Obligations, due or to become due, until all Commitments have been terminated and the principal of an interest on each Loan, all fees and all other expenses or other amounts payable under any Loan Document (including all interest, fees and other amounts that would accrue, but for the commencement of a bankruptcy or an insolvency proceeding, whether or not allowed in such proceeding) shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized.

Exhibit C-3

EXHIBIT C-3

•

After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own names or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Promissory Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Collateral Agent. After the occurrence of and during the continuation of an Event of Default, the Collateral Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Obligations in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee from a Payor that is a Loan Party upon or with respect to Payor Indebtedness owing to such Payee prior to such time as all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or other amounts payable under any Loan Document (including all interest, fees and other amounts that would accrue, but for the commencement of a bankruptcy or an insolvency proceeding, whether or not allowed in such proceeding) shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, such Payee shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to any of the Obligations in accordance with the Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee that is a Loan Party agrees until all Commitments have been terminated and the principal of an interest on each Loan, all fees and all other expenses or other amounts payable under any Loan Document (including all interest, fees and other amounts that would accrue, but for the commencement of a bankruptcy or an insolvency proceeding, whether or not allowed in such proceeding) shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, such Payee will not (i) upon the occurrence and during the continuance of an Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (ii) otherwise amend, modify, supplement or waive any provision of this Subordination Section, in each case, without the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.

•

The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof and such provisions may not be amended without the Collateral Agent’s consent.

Exhibit C-3

EXHIBIT D

FORM OF GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Joinder”) is executed as of [DATE] by [NAME OF ADDITIONAL GUARANTOR], a _________ [corporation][limited liability company][partnership] (the “Joining Party”), and delivered to Bank of America, N.A., as Administrative Agent and as Collateral Agent for the benefit of the Secured Parties and their respective successors and assigns under the Credit Agreement (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) have entered into a Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participations in, Letters of Credit for the account of, the Borrower, all as contemplated therein;

WHEREAS, the Holdings and/or one or more of its Restricted Subsidiaries may at any time and from time to time enter into one or more (i) Specified Swap Agreements with one or more Qualified Counterparties and/or (ii) Cash Management Obligations with a bank or other financial institution that is reasonably acceptable to the Administrative Agent;

WHEREAS, the Joining Party is a direct or indirect Subsidiary of Holdings and desires, or is required pursuant to the provisions of the Credit Agreement, to become a Subsidiary Guarantor under the Credit Agreement; and

WHEREAS, the Joining Party will obtain benefits from the incurrence of Loans by, and the issuance of, and participations in, Letters of Credit for the account of, the Borrower, in each case pursuant to the Credit Agreement and the entering into by the Borrower and/or one or more of the Borrower’s Restricted Subsidiaries of Specified Swap Agreements and the entering into by the Borrower and/or one or more of the Borrower’s Restricted Subsidiaries of Cash Management Obligations and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding recital and (ii) induce (x) the Lenders to continue to make Loans to the Borrower and the Issuing Lenders to continue to issue Letters of Credit for the account of the Borrower pursuant to the Credit Agreement, (y) the Qualified Counterparties to continue to enter into Specified Swap Agreements with Holdings and/or one or more Restricted Subsidiaries thereof and (z) the bank or other financial institution reasonably acceptable to the Administrative Agent to continue to enter into Cash Management Obligations;

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

Exhibit D

1. By this Joinder, the Joining Party becomes a Subsidiary Guarantor for all purposes under the Credit Agreement.

2. The Joining Party agrees that, upon its execution hereof, it will become a Subsidiary Guarantor under the Credit Agreement with respect to all Guaranteed Obligations, and will be bound by all terms, conditions and duties applicable to a Subsidiary Guarantor under the Credit Agreement and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party unconditionally, absolutely and irrevocably guarantees on a joint and several basis the due and punctual payment and performance of all Guaranteed Obligations (on the same basis as the other Subsidiary Guarantors under the Credit Agreement).

3. Without limiting the foregoing, the Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by each Subsidiary Guarantor pursuant to Section 10 of the Credit Agreement and agrees to be bound by all covenants, agreements and obligations of a Subsidiary Guarantor pursuant to the Credit Agreement and all other Loan Documents to which it is or becomes a party.

4. This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns; provided that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document, except as otherwise permitted by the Loan Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Holdings and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

5. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

6. The effective date of this Joinder is [DATE].

7. [Add country-specific limitation language reasonably acceptable to the Administrative Agent and Holdings.]

[Remainder of this page intentionally left blank]

Exhibit D

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Address for notices:

Accepted as of the date first above written:

BANK OF AMERICA, N.A., as Administrative Agent

By:
(Authorized Signatory)

EXHIBIT E

[Please See Attached]

Exhibit E

EXHIBIT F

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

[Address]

Ladies and Gentlemen:

The undersigned, [Borrower] (as defined below) refers to the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.3(a)][2.3(b)(i)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.3(a)][2.3(b)(i)] of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is __________ __, ____.1

(ii) The aggregate principal amount of the Proposed Borrowing is [__________].

(iii) The Loans to be made pursuant to the Proposed Borrowing shall consist of [Dollar Term Loans] [Euro Term Loans] [Revolving Loans] [Swingline Loans].

(iv) [The Proposed Borrowing shall be denominated in [Dollars] [Euros] [Pounds Sterling] [Alternate Currency]2.]3

[1]

Shall be the Business Day of such borrowing in the case of Base Rate Loans, at least four (4) Business Days in the case of Fixed Rate Loans denominated in Euros or Pounds Sterling and at least three (3) Business Days in the case of Fixed Rate Loans denominated in in Dollars after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before (x) 11:00 A.M. (New York City time) with respect to both Fixed Rate Loans and Base Rate Loans, and (y) 2:00 P.M. (New York City time) with respect to Swingline Loans on such day.

[2]	Additional Alternate Currencies to be specified to the extent requested by the Borrower and reasonably acceptable to the Administrative Agent pursuant to the terms of the Credit Agreement.
[3]	To be included for a Proposed Borrowing consisting of Revolving Loans or Euro Term Loans.

Exhibit F

(v) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans]4 [Fixed Rate Loans].5

[(vi) The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months] [six months] [twelve months]6.]7

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) each of the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects on and as of the date of the Proposed Borrowing as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects); and

(B) no Default or Event of Default has occurred and is continuing (immediately prior to giving effect to such Proposed Borrowing) or would result after giving effect to such Proposed Borrowing.

Very truly yours,

[NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

[4]	In the case of Dollar Denominated Loans only.
[5]	Alternate Currency to be specified.
[6]	Twelve month period requires approval by each Lender under the relevant Tranche.
[7]	To be included for a Proposed Borrowing of Fixed Rate Loans.

Exhibit F

EXHIBIT G-1

FORM OF DOLLAR TERM NOTE

$_________	New York, New York _________ __, ____

FOR VALUE RECEIVED, Informatica Corporation, a Delaware Corporation (the “Borrower”) hereby promises to pay to [_______] or its registered assigns (the “Lender”), in Dollars in immediately available funds, at the Payment Office on the Dollar Term Loan Maturity Date the unpaid principal amount of all Dollar Term Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Dollar Term Loan made by the Lender in Dollars at said office from the date hereof until paid at the rates and at the times provided in Section 2.9 and Section 2.10 of the Credit Agreement.

This Dollar Term Note is one of the Dollar Term Notes referred to in the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg, the Borrower, Ithaca Merger Sub LLC, a Delaware limited liability company, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents. This Dollar Term Note is secured by the Security Documents and is entitled to the benefits of the Guarantee. As provided in the Credit Agreement, this Dollar Term Note is subject to voluntary prepayment and mandatory repayment prior to the Dollar Term Loan Maturity Date, in whole or in part, and Dollar Term Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT [TITLE] OF [COMPANY], AT [ADDRESS] OR BY PHONE AT [TEL NUMBER], WHO WILL PROVIDE YOU WITH THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Dollar Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Dollar Term Note.

Exhibit G-1

THIS DOLLAR TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit G-1

INFORMATICA CORPORATION

By:
Name:
Title:

Exhibit G-1

EXHIBIT G-2

FORM OF EURO TERM NOTE

$_________	New York, New York
,

FOR VALUE RECEIVED, Informatica Corporation, a Delaware Corporation (the “Borrower”) hereby promises to pay to [_______] or its registered assigns (the “Lender”), in Euros in immediately available funds, at the Payment Office on the Euro Term Loan Maturity Date the unpaid principal amount of all Euro Term Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Euro Term Loan made by the Lender in Euros at said office from the date hereof until paid at the rates and at the times provided in Section 2.9 and Section 2.10 of the Credit Agreement.

This Euro Term Note is one of the Euro Term Notes referred to in the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Holdings, Ithaca Merger Sub LLC, a Delaware limited liability company, the Borrower, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents. This Euro Term Note is secured by the Security Documents and is entitled to the benefits of the Guarantee. As provided in the Credit Agreement, this Euro Term Note is subject to voluntary prepayment and mandatory repayment prior to the Euro Term Loan Maturity Date, in whole or in part.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT [TITLE] OF [COMPANY], AT [ADDRESS] OR BY PHONE AT [TEL NUMBER], WHO WILL PROVIDE YOU WITH THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Euro Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Euro Term Note.

Exhibit G-2

THIS EURO TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit G-2

INFORMATICA CORPORATION

By:
Name:
Title:

Exhibit G-2

EXHIBIT H

FORM OF REVOLVING NOTE

$_________	New York, New York
,

FOR VALUE RECEIVED, Informatica Corporation, a Delaware corporation (the “Borrower”) hereby promises to pay to [_____________] or its registered assigns (the “Lender”), in Dollars (or, in respect of Revolving Loans denominated in an Alternate Currency, in such Alternate Currency) in immediately available funds, at the Payment Office on the Revolving Loan Maturity Date the unpaid principal amount of all Revolving Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in Dollars (or, in respect of Revolving Loans denominated in an Alternate Currency, in such Alternate Currency) at said office from the date hereof until paid at the rates and at the times provided in Section 2.9 and Section 2.10 of the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg , Ithaca Merger Sub LLC, a Delaware limited liability company, the Borrower, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Guarantee. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit H

EXHIBIT H

INFORMATICA CORPORATION

By:
Name:
Title:

Exhibit H

EXHIBIT I

FORM OF SWINGLINE NOTE

$_________	New York, New York
,

FOR VALUE RECEIVED, Informatica Corporation, a Delaware Corporation (the “Borrower”) hereby promises to pay to [___] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office on the Swingline Expiry Date the unpaid principal amount of all Swingline Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.9 and Section 2.10 of the Credit Agreement.

This Note is the Swingline Note referred to in the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg , Ithaca Merger Sub LLC, a Delaware limited liability company, the Borrower, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Guarantee. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit I

EXHIBIT I

INFORMATICA CORPORATION

By:
Name:
Title:

Exhibit I

EXHIBIT J

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Bank of America, N.A., as Administrative Agent

(the “Administrative Agent”) for the Lenders party

to the Credit Agreement referred to below

[___]

Attention: [___]

Tel: [___]

Ladies and Gentlemen:

The undersigned, [Borrower] (as defined below) refers to the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware Corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”), and you, as Administrative Agent, and hereby give you notice, irrevocably, pursuant to Section 2.7 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [Dollar Term Loans] [Euro Term Loans] [Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.7 of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of [Dollar Term Loans] [Euro Term Loans] [Revolving Loans] originally made on _________ __, 20__ (the “Outstanding Borrowing”) in the principal amount of [$][€][£] __________ and currently maintained as a Borrowing of [Base Rate Loans]1 [Fixed Rate Loans with an Interest Period ending on _________ __, ____].

(ii) The Business Day of the Proposed [Conversion] [Continuation] is _________ __, ____.2

[(iii) The Outstanding Borrowing shall be [continued as a Borrowing of Fixed Rate Loans with an Interest Period of ______] [converted into a Borrowing of [Base Rate Loans]3 [Fixed Rate Loans with an Interest Period of ______].]4

[1]	Only Dollar Denominated Loans may be converted or continued as Base Rate Loans.
[2]

With respect to Base Rate Loans into LIBOR Loans, shall be a Business Day at least three (3) Business Days after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York City time) on such day. With respect to LIBOR Loans into Base Rate Loans, shall be on the same Business Day; provided that such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time).

[3]	Only Dollar Denominated Loans may be converted or continued as Base Rate Loans.
[4]

In the event that either (x) only a portion of the outstanding Borrowing is to be so converted or continued or (y) the outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower, as applicable, should make appropriate modifications to this clause to reflect same.

Exhibit J

EXHIBIT J

[The undersigned hereby certifies that no Default or Event of Default is in existence on the date of the Proposed Conversion.]5

[The undersigned hereby certifies that no Event of Default has occurred and will be continuing on the date of the Proposed Conversion.]6

Very truly yours,

INFORMATICA CORPORATION

By:
Name:
Title:

[5]	In the case of a Proposed Conversion, insert this sentence only in the event that the conversion is from a Base Rate Loan to a Fixed Rate Loan.
[6]	In the case of a Proposed Continuation, insert this sentence only in the case of a continuation of a Fixed Rate Loan.

Exhibit J

EXHIBIT K

FORM OF LETTER OF CREDIT REQUEST

Dated

Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), under the Credit and Guaranty Agreement, dated as of August 6, 2015 (the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware Corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”), and the Administrative Agent.

[Address]

Attention: [___]

Tel: [___]

[____1, as Issuing Lender

under the Credit Agreement

                                             ]

Attention: [_______________]

Ladies and Gentlemen:

Pursuant to Section 3.3 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [trade] [standby] Letter of Credit for the account of the undersigned on     2     (the “Date of Issuance”) in the aggregate Stated Amount of     3    .

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be     4    , and such Letter of Credit will be in support of     5     and will have a stated expiration date of     6    .

[1]	Insert name and address of Issuing Lender.
[2]

Date of Issuance which shall be (x) a Business Day and (y) at least three (5) Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case).

[3]	Aggregate initial Stated Amount of the Letter of Credit, which should not be less than $100,000 (or such lesser amount as is acceptable to the respective Issuing Lender).
[4]	Insert name and address of beneficiary.
[5]

Insert a description of L/C supportable obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the applicable Borrower or any of its Subsidiaries (in the case of trade Letters of Credit).

[6]

Insert the last date upon which drafts may be presented which may not be later than the earlier of (x) the date which occurs twelve (12) months after the date of the issuance thereof or such later date as may be acceptable to the Issuing Lender and (y) three (3) Business Days prior to the Revolving Loan Maturity Date.

Exhibit K

We hereby certify that on and as of the date hereof and the Date of Issuance:

(A)

each of the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects on and as of the Date of Issuance as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects); and

(B)

no Default or Event of Default will have occurred and be continuing on the Date of Issuance (immediately prior to giving effect to the issuance of the Letter of Credit requested hereby) or would result after giving effect to the issuance of the Letter of Credit requested hereby.

[Remainder of page intentionally left blank]

Exhibit K

INFORMATICA CORPORATION

By:
Name:
Title:

Exhibit K

Exhibit L-1

EXHIBIT L-1

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of August 6, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-United States person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-1

EXHIBIT L-1

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date: ________ __, 20[     ]

Exhibit L-1

Exhibit L-2

EXHIBIT L-2

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of August 6, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company. Informatica Corporation, a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) and Section 13.4(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document or such participation are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-United States person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-2

EXHIBIT L-2

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[     ]

Exhibit L-2

Exhibit L-3

EXHIBIT L-3

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of August 6, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) and Section 13.4(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document or such participation are effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-3

EXHIBIT L-3

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[     ]

Exhibit L-3

EXHIBIT L-4

EXHIBIT L-4

FORM OF NON-BANK COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of August 6, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) and such other Obligations, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower in writing and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-4

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date: ________ __, 20[     ]

Exhibit L-4

EXHIBIT M

FORM OF SOLVENCY CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of August 6, 2015 (the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware Corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and collectively the “Lenders”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies as follows:

1. I am the Chief Financial Officer of the Borrower.

2. I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify on behalf of Holdings and its subsidiaries, on a consolidated basis, that, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement:

(i) The sum of the “fair value” of the assets of Holdings and its subsidiaries, taken as a whole, exceeds the sum of all debts of Holdings and its subsidiaries, taken as a whole, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(ii) The “present fair saleable value” of the assets of Holdings and its subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its subsidiaries, taken as a whole, on their debts as they become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(iii) The capital of Holdings and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings or its Subsidiaries, taken as a whole, are or are about to become engaged in.

(iv) Holdings and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

For the purposes of clauses (i) through (iv) above, (a) (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable

Exhibit M

EXHIBIT M

remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (b) the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

The foregoing certifications are made and delivered as of [•], 2015.

This certificate is being signed by the undersigned in his capacity as the Chief Financial Officer of the Borrower and not in his individual capacity.

[Signature page to follow]

Exhibit M

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

INFORMATICA CORPORATION

By:
Name:
Title: Chief Financial Officer

Exhibit M

EXHIBIT N

Security and Guarantee Principles

Reference is made to that certain Credit and Guaranty Agreement, dated as of August 6, 2015 (the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Ithaca Merger Sub LLC, a Delaware limited liability company, Informatica Corporation, a Delaware Corporation, the Subsidiary Guarantors from time to time party thereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and collectively the “Lenders”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Security and Guarantee	The Guarantees and security interests to be provided in connection with the Credit Agreement will be given in accordance with the security and guarantee principles set out in this Exhibit N (the “Security and Guarantee Principles”). This Exhibit N addresses the manner in which the Security and Guarantee Principles will impact the Guarantees and security interests proposed to be taken; provided, that for the avoidance of doubt, (i) under no circumstances shall a security interest be granted in any property or assets that constitute an Excluded Asset, (ii) any obligation to grant a security interest hereunder shall be subject to the definition of Excluded Asset and (ii) shall be qualified entirely by, and subject to, the definition of “Excluded Assets.”

The Security and Guarantee Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining Guarantees and security interests from all Guarantors in every non-U.S. jurisdiction in which Guarantors are incorporated and/or it has been agreed that Guarantees and security interests will be granted. In particular with respect to such Guarantors:

(a) any assets subject to third party arrangements existing on the Closing Date (or with respect to a Restricted Subsidiary acquired in the future, as of the date of the acquisition) which are permitted by the Facility and which prevent those assets from becoming subject to a security interest (but only to the extent that such prohibition was not created in contemplation hereof and is consistent with the business practices of Holdings and its Restricted Subsidiaries) will be excluded from the Collateral in any relevant security document; provided, that the relevant Borrower or Guarantor shall use commercially reasonable efforts to obtain consent from such third party to grant a security interest in such assets if the relevant asset is material; provided, further, that no action shall be required to obtain third party consents if Holdings determines in good faith and in consultation with the Administrative Agent that such action (x) would reasonably be expected to be materially adverse to the conduct of the business of Holdings and its Subsidiaries, or (y) would reasonably be expected to materially and adversely affect the use of or ownership by Holdings or any of its Subsidiaries in any asset;

EXHIBIT N

(b) Foreign Subsidiaries will not be required to give Guarantees or enter into security documents if it is not within the legal capacity of the relevant Foreign Subsidiaries or if the same would conflict with the fiduciary duties of its directors or contravene any legal prohibition or would result in (or in a material risk of) personal or criminal liability on the part of any officer; provided, that the relevant Foreign Subsidiaries shall use commercially reasonable efforts to overcome any such obstacle; provided, further, that the relevant Foreign Subsidiaries shall take any such relevant actions (e.g., resolutions, consents), as reasonably determined in good faith by such Subsidiary, pursuant to its organizational documents to permit the giving of such Guarantee and/or the entering into of such security documents;

(c) perfection of security interests, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Loan Documents, or, if earlier or to the extent no such time periods are specified in the Loan Documents, within the time periods specified by applicable law in order to ensure due perfection;

(d) certain supervisory board, works council or another external body’s consent may be required to enable a Guarantor to provide a Guarantee or security interest in the Collateral. Such Guarantee and/or security interest shall not be required unless such consent has been received; provided, that the relevant Guarantor shall use commercially reasonable efforts to obtain any such consent or approval;

(e) any assets where the cost of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined in good faith by Holdings in consultation with the Administrative Agent) will be excluded from the Collateral;

(f) the maximum Guaranteed or secured amount of such Foreign Subsidiary may be limited to minimize stamp duty, notarization, registration or other similar fees, taxes and duties where the benefit of increasing the Guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties as determined in good faith by Holdings in consultation with the Administrative Agent;

EXHIBIT N

(g) where there is material incremental cost involved in creating a security interest over all assets owned by a Foreign Subsidiary in a particular category (e.g. real estate) the principle stated at paragraph (e) above shall apply and, where such security interest is to be given in light of the Security and Guarantee Principles, only the material assets in that category (e.g. real estate of substantial economic or strategic value) shall be subject to such security interest;

(h) it is acknowledged that in certain non-U.S. jurisdictions it may be either impossible or impractical to create a security interest over certain categories of assets, in which event a security interest will not be taken over such assets provided such decision is made in accordance with the principle stated in paragraph (e);

(i) any assets subject to contracts, leases, licenses or other arrangements with a third party binding on such assets at the time of their acquisition and not entered into in contemplation of such acquisition which may prevent those assets from becoming subject to a security interest (or assets which, if subject to a security interest, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Borrower and its subsidiaries in respect of those assets or require the Borrower and its subsidiaries to take any action materially adverse to its interests thereof) will be excluded from any relevant security document provided, that the Borrower or relevant Guarantor shall give notice with respect to any such material assets to the Agent and use commercially reasonable efforts to obtain consent to granting a security interest in any such assets (where otherwise prohibited) shall be used by the relevant Guarantor if the agent determines the relevant asset to be material and the Borrower and its subsidiaries are satisfied that such endeavors will not involve placing commercial relationships with third parties in jeopardy;

(j) the giving of a Guarantee, the granting of a security interest or the perfection of the security interest granted will not be required by a Foreign Subsidiary if it would have a material adverse effect (as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent) on the ability of the relevant person to conduct its operations and business in the ordinary course;

(k) to the extent possible, all security interests shall be given in favor of the Administrative Agent (in its capacity as Collateral Agent); “Parallel debt” provisions will be used where necessary and such provisions will be contained in the Credit Agreement and not the individual security documents unless required under local laws;

EXHIBIT N

(l) to the extent possible, there should be no action required to be taken in relation to the Guarantees or security interests when any Lender transfers any of its participation in any of the Term Loans to an Eligible Assignee or a new Lender;

(m) information, such as lists of assets, will be provided upon the reasonable request of the Administrative Agent, if and only to the extent such lists are required by local law to be provided to create, perfect or register the relevant security interests and, unless required to be provided more frequently by local law or to protect or maintain the security interests, will be provided no more frequently than once every twelve (12) months, unless an Event of Default shall have occurred and be continuing;

(n) unless granted under (i) a global security document governed by the law of the jurisdiction of a Guarantor or under New York law or (ii) a pledge agreement governed by the law of the jurisdiction of a Restricted Subsidiary (other than Immaterial Subsidiaries), all security interests shall be governed by the law of the jurisdiction of incorporation of that Guarantor;

(o) no security interest will be required over investments/shares in joint ventures, captive insurance companies, not-for-profit subsidiaries, special purpose entities or, Subsidiaries that are not Wholly-Owned Subsidiaries or (if so restricted or limited under the relevant joint venture agreement, the shareholders’ agreement or applicable law) the assets of joint ventures or Subsidiaries that are not Wholly-Owned Subsidiaries, and no joint venture or Subsidiaries that are not Wholly-Owned Subsidiaries will be required to provide a Guarantee;

(p) co-insured, loss payee or other endorsements shall be made on the material insurance policies required to be maintained under the Credit Agreement in accordance with general market practice in the relevant jurisdiction as reasonably determined by Holdings in consultation with the Administrative Agent;

(q) subject to these principles, a grantor shall grant security over all of its Intellectual Property, but it shall be free, prior to an Event of Default, to deal with such Intellectual Property in the ordinary course of its business (including allowing its Intellectual Property to lapse if no longer material to its business);

EXHIBIT N

(r) no security shall be granted over any intellectual property that (i) cannot be secured under the terms of the relevant licensing agreement, (ii) would materially adversely affect or interfere with the grantor’s ownership of or ability to use such intellectual property or (iii) (without limiting the meaning of subclause (ii)) would require the conveyance of any intellectual property to a trust, or similar arrangement involving conveyance of title, ownership or control of such intellectual property under local law, rule, regulation or practice, prior to occurrence of an Event of Default;and

(s) if required under local law, security over non-U.S. Intellectual Property will be registered under the law of the security document or at a relevant supra national registry (such as the EU) only to the extent such Intellectual Property is material.

Terms of Security Documents

The following principles will be reflected in the terms of any security interest:

(a) the security interest will be a first ranking fixed and floating (where available) security interest over such present and future assets of the grantors, subject to liens permitted under the Loan Documents;

(b) the security interest will not be enforceable until an Event of Default has occurred and is continuing;

(c) notification of security interests in receivables to debtors and of security interests over goods held by third parties will only be given if an Event of Default has occurred;

(d) notification of security interests over insurance policies will only be served on any insurer of Holdings and its Subsidiaries’ assets if an Event of Default has occurred or in accordance with general market practice in the relevant jurisdiction , if sooner;

(e) the security documents should only operate to create security interests rather than to impose new commercial obligations. Accordingly, they will not contain any representations, covenants or undertakings which are already included in the Credit Agreement, nor will they contain any additional representations, covenants or undertakings (such as in respect of title, insurance, information or the payment of costs) except (i) to the extent not provided elsewhere in the Loan Documents, to confirm due authorization, validity and enforceability, (ii) to the extent otherwise required by local law, (iii) to the extent reasonably required for the creation, registration or perfection of security interests (or the confirmation thereof);

(f) in respect of share pledges, until an Event of Default has occurred, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner that does not adversely affect the validity or enforceability of the security interest or cause an Event of Default to occur, and the Subsidiaries should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Loan Documents;

(g) the Administrative Agent will only be able to exercise any power of attorney granted to it under the security documents after an Event of Default has occurred or after failure by a Guarantor to comply with a further assurance or perfection obligation;

(h) any rights of set off will not be exercisable until an Event of Default has occurred;

(i) subject to clause (e) above, the security documents should not operate so as to prevent transactions which are not prohibited under the Credit Agreement or to require additional consents or authorizations by the Administrative Agent or Lenders;

(j) except as required under applicable law, in the security documents there will be no repetition or extension of clauses set out in the Credit Agreement such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security interests; and

(k) notification of security interests over bank account receivables will be served on the account banks; provided, that acknowledgement of the account banks shall not be required, unless this is market practice in the relevant jurisdiction, or otherwise required or advisable to have a fully perfected security over bank account receivables.

EXHIBIT O

Form of Administrative Questionnaire

[Please See Attached]